As filed with the Securities and Exchange Commission on September 29, 2006
Registration No. 333-136978

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	1389	39-0126090
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Co-Registrants
(See next page)

5075 Westheimer, Suite 890 Houston, Texas 77056 (713) 369-0550 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Victor M. Perez
Chief Financial Officer
5075 Westheimer, Suite 890
Houston, Texas 77056
(713) 369-0550
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200
Attn:     Henry Havre
                           Christopher S. Wade

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this registration statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Unit(1)	Price(1)	Registration Fee(1)

9.0% Senior Notes due 2014	$255,000,000	100%	$255,000,000	$27,285(2)

Guarantees of 9.0% Senior Notes due 2014(3)	—	—	—	—

Total	$255,000,000	100%	$255,000,000	$27,285(2)

(1)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.

(2)	Such amount was previously paid. Of such amount, $4,471 was previously paid in connection with unsold securities registered under Registration No. 333-133874 initially filed on May 8, 2006 by the registrant hereunder (which such amount was offset against the total filing fee paid for this registration statement pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended).

(3)	No separate consideration will be received for the Guarantees, and, therefore, no additional registration fee is required.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

	State or Other	Primary Standard	I.R.S.
	Jurisdiction of	Industrial	Employer
Exact Name of Co-Registrant as	Incorporation or	Classification	Identification
Specified in its Charter	Organization	Code Number	Number

AirComp L.L.C.	Delaware	1389	01-0784140
Allis-Chalmers GP, LLC	Delaware	1389	20-4002547
Allis-Chalmers LP, LLC	Delaware	1389	20-4002534
Allis-Chalmers Management, LP	Texas	1389	20-4002561
Allis-Chalmers Production Services, Inc.	Texas	1389	75-2956148
Allis-Chalmers Rental Tools, Inc.	Texas	1389	74-2005637
Allis-Chalmers Tubular Services, Inc.	Texas	1389	74-2212869
Mountain Compressed Air, Inc.	Texas	1389	84-1574665
OilQuip Rentals, Inc.	Delaware	1389	76-0632145
Rogers Oil Tool Services, Inc.	Louisiana	1389	72-0849723
Strata Directional Technology, Inc.	Texas	1389	76-0490913
Target Energy, Inc.	Delaware	1389	52-2259046

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2006
PROSPECTUS
$255,000,000
Allis-Chalmers Energy Inc.
Offer to Exchange
All Outstanding 9.0% Senior Notes due 2014
for
9.0% Senior Notes due 2014
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON                             , 2006, UNLESS EXTENDED
The Notes
      We are offering to exchange all of our outstanding 9.0% Senior Notes due 2014, which we refer to as the old notes, for our new 9.0% Senior Notes due 2014, which we refer to as the new notes. We refer to the old notes and new notes collectively as the notes.
Terms of The Exchange Offer:

•	The terms of the new notes will be substantially identical to the old notes, except that the new notes will not be subject to transfer restrictions or registration rights relating to the old notes. The new notes will represent the same debt as the old notes, and will be issued under the same indenture.

•	The old notes are, and the new notes will be, guaranteed on a senior unsecured basis by all of our current and future domestic restricted subsidiaries, other than certain immaterial subsidiaries. The old notes are not, and the new notes will not be, guaranteed by our current or future foreign subsidiaries.

•	Interest on the new notes will accrue from July 15, 2006 at the rate of 9.0% per annum, payable on January 15 and July 15 of each year, beginning on January 15, 2007.

•	We will exchange an equal principal amount of all old notes for new notes that you validly tender and do not validly withdraw before the exchange offer expires. We do not currently intend to extend the exchange offer.

•	You may withdraw tenders of the old notes at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for new notes will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

•	There is no existing market for the new notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.
      See the section entitled “Description of Notes” that begins on page 108 for more information about the notes.
       This investment involves risks. See the section entitled “Risk Factors” that begins on page 15 for a discussion of the risks that you should consider in connection with your investment in the notes.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”
The date of this prospectus is                     , 2006.

ABOUT THIS PROSPECTUS
      The information in this prospectus is not complete and may be changed. You should rely only on the information contained in this prospectus or any other documents to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC. You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the headings “Where You Can Find More Information.”

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
       This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in “Risk Factors” beginning on page 15. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.
NON-GAAP FINANCIAL MEASURES
       The SEC has adopted rules to regulate the use of “non-GAAP financial measures” such as EBITDA, that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. EBITDA is a non-GAAP financial measure that complies with Securities Act regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA in this prospectus accordingly.
      EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA:

•	does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

•	does not reflect the effect of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.
In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA differently from the way that we do, limiting its usefulness as a comparative measure. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

INDUSTRY AND MARKET DATA
       We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information.
DEFINITIONS

“air drilling”	A technique in which oil, natural gas, or geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure. The result is increased rate of penetration, reduced formation damage, and reduced drilling costs.

“blow-out preventors”	A large safety device placed on the surface of an oil or natural gas well to control high pressure well bores.

“booster”	A machine that increases the pressure and/or volume of air when used in conjunction with a compressor or a group of compressors.

“capillary tubing”	A small diameter tubing installed in producing wells and through which chemicals are injected to enhance production and reduce corrosion and other problems.

“casing”	A pipe placed in a drilled well to secure the well bore and formation.

“choke manifolds”	An arrangement of pipes, valves and special valves on the rig floor that controls pressure during drilling by diverting pressure away from the blow-out preventors and the annulus of the well.

“coiled tubing”	A small diameter tubing used to service producing and problematic wells and to work in high pressure applications during drilling, production and workover operations.

“directional drilling”	The technique of drilling a well while varying the angle of direction of a well and changing the direction of a well to hit a specific target.

“double studded adapter”	A device that joins two dissimilar connections on certain equipment, including valves, piping, and blow out preventors.

“drill pipe”	A pipe that attaches to the drill bit to drill a well.

“heavy weight spiral drill pipe”	A heavy drill pipe used for special applications primarily in directional drilling. The ‘spiral’ design increases flexibility and penetration of the pipe.

“horizontal drilling”	The technique of drilling wells at a 90-degree angle.

“laydown machines”	A truck mounted machine used to move drill pipe, casing and tubing onto a pipe rack (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

“mist pump”	A drilling pump that uses mist as the circulation medium for injecting small amounts of foaming agent, corrosion agent and other chemical solutions into the well.

“spacer spools”	High pressure connections which are stacked to elevate the blow-out preventors to the drilling rig floor.

“straight hole drilling”	The technique of drilling that allows very little or no vertical deviation.

“test plugs”	A device used to test the connections of well heads and blow-out preventors.

“torque turn service” or “torque turn equipment”	A monitoring device to insure proper makeup of the casing.

“tubing”	A pipe placed inside the casing to allow the well to produce.

“tubing work strings”	The tubing used on workover rigs through which high pressure liquids, gases or mixtures are pumped into a well to perform production operations.

“wear bushings”	A device placed inside a wellhead to protect the wellhead from wear.
WHERE YOU CAN FIND MORE INFORMATION
       We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
      We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.alchenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. However, information on our website and our other SEC filings mentioned above are not incorporated into this prospectus and are not a part of this prospectus.

PROSPECTUS SUMMARY
       This summary is not complete. It highlights selected information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the information under the heading “Risk Factors,” our financial statements and the notes to those financial statements. Unless the context requires otherwise, references in this prospectus to “Allis-Chalmers,” “we,” “us,” “our” or “ours” refer to Allis-Chalmers Energy Inc., together with its subsidiaries, but not including DLS. In this prospectus, we present pro forma as adjusted financial information giving effect to the DLS transactions and the Specialty transactions. When we refer to the DLS transactions, we mean our acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, and the related financing of that acquisition and repayment of obligations outstanding under a subordinated note payable to M-I LLC with the proceeds of our offering $95.0 million principal amount of old notes and our concurrent offering of 3,450,000 shares of our common stock, all of which closed on August 14, 2006. When we refer to the Specialty transactions, we mean our acquisition of Specialty Rental Tools, Inc., or Specialty, and the related financing of that acquisition and repayment of obligations outstanding under our credit facility with the proceeds of our offering of $160.0 million principal amount of old notes, all of which closed in January 2006.
Our Company
       We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. DLS, which we acquired on August 14, 2006, is a leading provider of drilling, completion, repair and related services for oil and gas wells in Argentina.
      Giving pro forma as adjusted effect to the recent Specialty transactions, our recent acquisitions of Rogers Oil Tool Services, Inc., Delta Rental Service, Inc., Capcoil Tubing Services, Inc., W.T. Enterprises, Inc., the minority interest of M-I LLC in AirComp LLC and the DLS transactions, we would have generated revenues of $281.3 million, net income of $7.1 million and EBITDA of $68.6 million for the fiscal year ended December 31, 2005. Giving pro forma as adjusted effect to the recent Rogers and DLS transactions, we would have generated revenues of $191.6 million, net income of $18.1 million and EBITDA of $51.6 million for the six months ended June 30, 2006.
Acquisition of DLS
      On August 14, 2006, we acquired all of the outstanding capital stock of DLS, a leading provider of drilling, completion, repair and related services for oil and gas wells in Argentina. For the year ended December 31, 2005, DLS had aggregate revenues of $129.8 million and income from operations of $12.6 million. For the six months ended June 30, 2006, DLS had aggregate revenues of $82.0 million and income from operations of $11.3 million. Pursuant to the stock purchase agreement governing the DLS acquisition, upon closing of the acquisition we entered into an investors rights agreement, providing, among other things, that the sellers of DLS have the right to designate two nominees for election to our board of directors.
      With approximately 1,566 employees, DLS operates a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia. We believe that the ability to offer drilling rigs is very important in the international marketplace, and we expect this acquisition to further diversify our business mix by balancing our predominately natural gas based operations in the United States with primarily oil based drilling operations in Argentina. The integration of DLS’ operations into Allis-Chalmers will significantly expand our geographic footprint and increase our menu of service offerings, and we anticipate that it will also increase our opportunities to cross-sell existing Allis-Chalmers products and services.
Business Segments
      Prior to our acquisition of DLS, our five business segments were:
      Directional Drilling Services. We employ approximately 75 full-time directional drillers utilizing state-of-the-art equipment for well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services, including, logging-while-drilling and measurement-while-drilling services. For the year ended December 31, 2005, our directional drilling services segment had revenues of $43.9 million and income from operations of $7.4 million. For the six months ended June 30, 2006, our directional drilling services segment had revenues of $33.4 million and income from operations of $7.0 million.
      Rental Tools. We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. For the year ended December 31, 2005, our rental tools segment had revenues of $5.1 million and income from operations of $1.3 million. After giving pro forma effect to the Specialty acquisition and our acquisition of Delta Rental Service, Inc., for the year ended December 31, 2005, our rental tools segment would have had revenues of $38.6 million and income from operations of $11.9 million. For the six months ended June 30, 2006, our rental tools segment had revenues of $23.1 million and income from operations of $12.3 million.
      Casing and Tubing Services. We provide specialized equipment and trained operators for a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations. For the year ended December 31, 2005, our casing and tubing services segment had revenues of $20.9 million and income from operations of $5.0 million. After giving pro forma effect to the Rogers acquisition, for the year ended December 31, 2005, our casing and tubing services segment would have had revenues of $29.3 million and income from operations of $5.8 million. For the six months ended June 30, 2006, our casing and tubing services segment had revenues of $24.0 million and income from operations of $6.2 million. After giving pro forma effect to the Rogers acquisition, for the six months ended June 30, 2006, our casing and tubing services segment would have had revenues of $26.1 million and income from operations of $6.2 million.
      Compressed Air Drilling Services. We provide compressed air equipment, drilling bits, hammers, drilling chemicals and other specialized drilling products for underbalanced drilling applications. With a combined fleet of over 130 compressors and boosters, we believe we are one of the largest providers of compressed air or underbalanced drilling services in the United States. For the year ended December 31, 2005, our compressed air drilling services segment had revenues of $25.7 million and income from operations of $5.6 million. After giving pro forma effect to our acquisition of W. T. Enterprises, Inc., for the year ended December 31, 2005, our compressed air drilling services segment would have had revenues of $27.8 million and income from operations of $5.7 million. For the six months ended June 30, 2006, our compressed air drilling services segment had revenues of $20.0 million and income from operations of $5.4 million.
      Production Services. We provide specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion, and workover services with coiled tubing units. For the year ended

December 31, 2005, our production services segment had revenues of $9.8 million and a loss from operations of $99,000. After giving pro forma effect to our acquisition of Capcoil Tubing Services, Inc., for the year ended December 31, 2005, our production services segment would have had revenues of $12.0 million and breakeven income for operations. For the six months ended June 30, 2006, our production services segment had revenues of $6.9 million and income from operations of $618,000.
      In addition to the businesses mentioned above, we recently entered into the contract drilling and repair services business in Argentina and Bolivia when we completed our acquisition of DLS on August 14, 2006.
Competitive Strengths
      Our competitive strengths are:
      Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry. We are a leading provider of products and services in directional drilling and air drilling, which we believe to be two of the fastest growing segments of the oilfield services industry.
      Strong relationships with diversified customer base. We have strong relationships with many of the major and independent oil and natural gas producers and service companies in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico and Mexico. Our largest customers include Burlington Resources, ConocoPhilips, BP, ChevronTexaco, Kerr-McGee, Dominion Resources, Remington Oil and Gas, Petrohawk Energy, Newfield Exploration, El Paso Corporation, Materiales y Equipo Petroleo S.A. de C.V. and Anadarko Petroleum.
      Successful execution of growth strategy. Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 16 acquisitions. We strive to improve the operating performance of our acquired businesses by increasing their asset utilization and operating efficiency.
      Experienced and dedicated management team. Our executive management team has extensive experience in the energy sector, and consequently has developed strong and longstanding relationships with many of the major and independent exploration and production companies.
Business Strategy
      Expand geographically to provide greater access and service to key customer segments. We have recently opened new locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. We plan to continue to establish new locations in the United States and internationally.
      Prudently pursue strategic acquisitions. To complement our organic growth, we seek to opportunistically complete, at attractive valuations, strategic acquisitions that will be accretive to earnings and complement our products and services, expand our geographic footprint and market presence, and further diversify our customer base.
      Expand products and services provided in existing operating locations. Since the beginning of 2003, we have made approximately $42.0 million in capital expenditures to grow our business organically by expanding our product and service offerings.
      Increase utilization of assets. We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers.

      Target services in which we have a competitive advantage. We believe consolidation in the oilfield services industry has created an opportunity for us to compete effectively in markets that are underserved by the large oilfield services and equipment companies.
Recent Developments

Credit Agreement Amendment
      On August 8, 2006, we entered into an amendment to our amended and restated credit agreement dated as of January 18, 2006. The amendment, among other things, amended the credit agreement to (a) allow us to (i) issue and sell $95.0 million aggregate principal amount of our 9.0% senior notes due 2014 and (ii) issue and sell 3,450,000 shares of our common stock, (b) allow us to use the net proceeds from the senior notes offering and the common stock offering to purchase all the outstanding capital stock of DLS, (c) exclude certain existing indebtedness and investments of DLS and investments and indebtedness related to the DLS acquisition from the covenants contained in the credit agreement and (d) increase the amount of permitted lease obligations and capital expenditures.

Public Common Stock Offering
      On August 8, 2006, we priced a public offering of 3.0 million shares of our common stock at $14.50 per share. We granted the underwriters a 30-day option to purchase up to an additional 450,000 shares to cover over-allotments, if any. On August 14, 2006, we closed the common stock offering and the underwriters elected to exercise the over-allotment option in full. We ultimately raised approximately $47.0 million from such registered stock offering and applied all such amount toward the cash component of the purchase price of DLS.

Private Senior Notes Offering
      We also priced a private offering of $95.0 million aggregate principal amount of 9.0% senior notes on August 8, 2006. The notes were sold to investors at a price of 100% of the principal amount thereof, plus accrued interest from July 15, 2006. Fixed interest on the notes will be payable on January 15 and July 15 of each year, beginning on January 15, 2007 and the notes mature on January 15, 2014. The sale of the notes closed on August 14, 2006. We raised net proceeds of approximately $92.7 million through the issuance of such 9.0% senior notes, and we applied a portion of such amount to the payment of the remainder of the cash component of the purchase price for DLS.

Completion of DLS Acquisition
      On August 14, 2006, we completed the acquisition of all of the outstanding capital stock of DLS. The purchase price of DLS consisted of $93.7 million in cash, 2.5 million shares of our common stock and approximately $8.6 million of assumed debt. DLS currently operates a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia.

New Board and Committee Members
      As part of the DLS acquisition, Carlos Alberto Bulgheroni and Alejandro Pedro Bulgheroni have joined our board of directors, filling vacancies created by the resignations of Jens H. Mortensen, Jr. and Thomas O. Whitener, Jr.
      On August 21, 2006, Thomas E. Kelly resigned from our board of directors. On September 12, 2006, the board appointed Ali H. M. Afdhal to serve as a member of the board, to fill the vacancy on the board resulting from the recent resignation of Mr. Kelly, and to serve as Chairman of the

Compensation Committee of the board. In addition, on September 12, 2006, the board appointed Jeffrey R. Freedman to the board’s Compensation Committee as well as its Nominating Committee.

Amended Board Compensation Policy
      On September 12, 2006, our board of directors authorized, approved and amended our board compensation policy, providing for an increase in the fee paid by us to each of our non-management directors to $8,750 per quarter, such increase to be effective as of the fourth quarter of 2006. Each non-management director serving on a committee of the board will also receive $1,250 quarterly for service on such committee, and each non-management director serving as chairman or co-chairman of a committee of the board will receive an additional $1,250 per quarter for acting as chairman or co-chairman of such committee. In addition, our “audit committee financial expert” will receive $7,500 on a quarterly basis. Directors will also be compensated for out-of-pocket travel expenses.

2006 Incentive Plan
      On September 12, 2006, our board of directors authorized and approved the Allis-Chalmers Energy Inc. 2006 Incentive Plan, which we refer to as the 2006 Plan, and directed that the 2006 Plan be submitted to our stockholders for approval. The 2006 Plan and the related forms of Award Agreements (as defined in the 2006 Plan) are included as exhibits to this prospectus.

Stock Awards under 2006 Incentive Plan
      On September 12, 2006, the Compensation Committee approved and the board ratified (subject to subsequent stockholder approval) the grant under the 2006 Plan of 3,000 shares of restricted stock to each of the following members of our board of directors: (i) Alejandro P. Bulgheroni, (ii) Carlos A. Bulgheroni, (iii) John E. McConnaughy, Jr., (iv) Victor F. Germack, (v) Robert E. Nederlander, (vi) Jeffrey R. Freedman and (vii) Ali H. M. Afdhal, such restricted stock having a Restricted Period (as defined in the 2006 Plan) to lapse on September 12, 2007.

      Our principal executive offices are located at 5075 Westheimer, Suite 890, Houston, Texas 77056, and our telephone number at that address is (800) 997-9534. Our website address is www.alchenergy.com. However, information contained on our website is not incorporated by reference into this prospectus, and you should not consider the information contained on our website to be part of this prospectus.

Summary of the Terms of the Exchange Offer

Initial Offering of Notes	On January 18, 2006, we completed a private offering of $160,000,000 principal amount of our 9.0% senior notes 2014. On August 14, 2006, we completed a private offering of an additional $95,000,000 principal amount of notes of the same series. In this prospectus, we refer to the notes that we issued in the January 2006 and August 2006 offerings as our old notes. We entered into a registration rights agreement with the initial purchasers in each private offering in which we agreed, among other things, to use our commercially reasonable efforts to complete this exchange offer. The following summary highlights selected information from this prospectus concerning the exchange offer and may not contain all of the information that is important to you. We encourage you to read the entire prospectus carefully.

Registration Rights Agreements	Pursuant to the registration rights agreements among us, the Guarantor parties thereto and the initial purchasers entered into in connection with the private placements of the old notes, we have agreed to offer to exchange the old notes for up to $255,000,000 principal amount of 9.0% Senior Notes due 2014 that are being offered hereby. We refer to the notes issued for the old notes in this exchange offer as the new notes. We have filed the registration statement of which this prospectus forms a part to meet our obligations under the registration rights agreements. If we fail to satisfy these obligations, we will be required to pay liquidated damages to holders of the old notes under specified circumstances.

The Exchange Offer	We are offering to exchange all old notes for the same aggregate principal amount of new notes, the offers and sales of which have been registered under the Securities Act. The old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will exchange all old notes for new notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The new notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of the same indenture that governs the old notes. Because we have registered the offers and sales of the new notes, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their outstanding notes accepted in the exchange offer will have no registration rights.

If You Fail to Exchange Your Old Notes	If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the old notes and the indenture governing those notes. In general, you may not offer or sell your old notes without registration under the federal securities laws or an exemption from the registration require-

ments of the federal securities laws and applicable state securities laws.

Procedures for Tendering Your Old Notes	If you wish to tender your old notes for new notes, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the old notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the old notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

• the new notes you receive will be acquired in the ordinary course of your business;

• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the new notes;

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering old notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your old notes pursuant to this exchange offer. See “The Exchange Offer — Procedures for Tendering Old Notes.” Please do not send your letter of transmittal or certificates representing your old notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Resale of the New Notes	Except as provided below, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the new notes are being acquired in the ordinary course of business,

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer,

• you are not our affiliate, and

• you are not a broker-dealer tendering old notes acquired directly from us for your account.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we decide to extend the expiration date. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Exchange Agent	We have appointed Wells Fargo Bank, N.A. as exchange agent for the exchange offer. You can reach the exchange agent at the address set forth on the back cover of this prospectus. For more information with respect to the exchange offer, you may call the exchange agent at 800-344-5128; the fax number for the exchange agent is 612-667-4927.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Consequences	The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes.” The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Summary of the Terms of the New Notes
       Set forth below is a brief summary of some of the principal terms of the new notes. You should also read the information under the caption “Description of Notes” later in this prospectus for a more detailed description and understanding of the terms of the new notes. In describing the terms of the notes, references to “Allis-Chalmers,” “we,” “us” and “our” mean Allis-Chalmers Energy Inc., and not any of its subsidiaries.

Issuer	Allis-Chalmers Energy Inc.

New Notes	$255.0 million aggregate principal amount of 9.0% senior notes due 2014.

Maturity Date	January 15, 2014.

Interest Rate	9.0% per year.

Interest Payment Dates	Each January 15 and July 15, beginning on January 15, 2007. Interest will accrue from July 15, 2006.

Guarantees	The new notes will be fully and unconditionally guaranteed, jointly and severally, by all of our current and future domestic restricted subsidiaries, subject to certain materiality exceptions. Our current and future foreign subsidiaries (such as DLS and its subsidiaries) will not guarantee the new notes.

Ranking	The new notes will be senior unsecured obligations of Allis-Chalmers, ranking equally with all of our existing and future senior unsecured indebtedness and senior to any existing and future subordinated indebtedness. The new notes will be effectively subordinated to any existing or future secured indebtedness, including under our credit agreement, to the extent of the assets securing such indebtedness.

The guarantees will be senior unsecured obligations of the subsidiary guarantors. The guarantees will rank equally with all existing and future senior unsecured indebtedness of the subsidiary guarantors and senior to any existing and future subordinated indebtedness of the subsidiary guarantors. The guarantees will be effectively subordinated to any existing or future secured indebtedness of the subsidiary guarantors to the extent of the assets securing such indebtedness.

As of June 30, 2006, after giving effect to the DLS transactions, as if each such transaction had occurred on that date, Allis-Chalmers, not including any of its subsidiaries, would have had approximately $257.6 million of total indebtedness ($130,000 of which would have been secured indebtedness) and approximately $11.7 million of additional secured borrowing capacity available under our credit agreement. In addition, as of June 30, 2006, after giving effect to the transactions described above, our subsidiary guarantors would have had approximately $267.3 million of total indebtedness (approximately $3.1 million of which would have been secured indebtedness).

Optional Redemption	We may, at our option, redeem all or part of the notes, at any time prior to January 15, 2010 at a make-whole price, and on or after January 15, 2010 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of Notes — Optional Redemption.”

Optional Redemption After Equity Offerings	At any time, which may be more than once, before January 15, 2009, we may redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings at a redemption price of 109.0% of the par value of the notes redeemed, plus accrued and unpaid interest, as long as:

• we redeem the notes within 180 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of notes issued in the January 2006 notes offering remains outstanding after the redemption.

Change of Control Offer	If we experience certain kinds of changes of control, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest.

However, we might not be able to pay you the required price for the notes you present to us at the time of a change of control, because:

• we might not have enough funds at that time; or

• the terms of our bank credit agreement may prevent us from applying funds to repurchase the notes.

Covenants	The old notes were issued under an indenture among Allis-Chalmers, the subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. The indenture will also govern the new notes. The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

• sell assets, including capital stock of our restricted subsidiaries;

• restrict dividends or other payments by restricted subsidiaries;

• create liens;

• enter into transactions with affiliates; and

• merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus under the caption “Description of Notes — Covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange of the outstanding old notes for the new notes. See “Use of Proceeds.”

Transfer Restrictions; Absence of a Public Market for the Notes	The new notes generally will be freely transferable, but will also be new securities for which there is no established public trading market. We cannot assure you that:

• an active public market for the new notes will develop;

• any market that may develop for the new notes will be liquid; or

• holders will be able to sell the new notes at all or at favorable prices.

Future trading prices of the new notes will depend on many factors, including among other things, prevailing interest rates, our operating results, our credit rating and the market for similar securities. We do not intend to apply for a listing of the old notes or the new notes on any securities exchange or for inclusion of the old notes or the new notes in any automated dealer quotation system.

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” beginning on page 15 of this prospectus for a description of risks you should consider before exchanging outstanding old notes for new notes.

Summary Historical and Pro Forma Consolidated Financial Information
       The following summary historical consolidated financial information for each of the years in the three-year period ended December 31, 2005 has been derived from our audited consolidated financial statements. The following summary historical consolidated financial information for the six months ended June 30, 2006 and 2005 has been derived from our unaudited consolidated financial statements and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The summary pro forma as adjusted consolidated statement of operations and other information for the year ended December 31, 2005 gives effect on a pro forma as adjusted basis to our acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., the minority interest of M-I LLC in AirComp LLC, W.T. Enterprises, Inc., and Rogers Oil Tool Services, Inc., or Rogers, and the consummation of the Specialty transactions and the DLS transactions, as if such acquisitions and transactions were consummated on January 1, 2005. However, the pro forma statement of operations information presented below for the year ended December 31, 2005 does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005. The summary pro forma as adjusted consolidated statement of operations and other information for the six months ended June 30, 2006 gives effect on a pro forma as adjusted basis to our acquisition of Rogers and the DLS transactions, as if such acquisition and such transactions were consummated on January 1, 2005. The summary pro forma as adjusted consolidated balance sheet information gives effect on a pro forma basis to the consummation of the DLS transactions and our acquisition of Rogers, as if such transactions were consummated on June 30, 2006. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, including the pro forma financial statements. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements included elsewhere herein. Results for interim periods may not be indicative of results for full fiscal years.

	Historical					Pro Forma As Adjusted

				Six Months
				Ended			Six Months
	Year Ended December 31,			June 30,		Year Ended	Ended
						December 31,	June 30,
	2003	2004	2005	2005	2006	2005	2006

				(Unaudited)		(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)
Statement of Operations Information:
Revenues	$32,724	$47,726	$105,344	$42,922	$107,498	$281,317	$191,602
Cost of revenues	24,029	35,300	74,763	30,482	66,239	211,185	135,493

Gross Profit	8,695	12,426	30,581	12,440	41,259	70,132	56,109
Income from operations	2,625	4,227	13,218	5,161	24,504	36,457	36,138
Interest expense, net	(2,464)	(2,776)	(4,397)	(1,166)	(7,425)	(26,030)	(13,343)
Income from continuing operations	2,927	888	7,175	3,336	14,018	11,277	15,734
Discontinued operations	—	—	—	—	—	(4,138)	2,375
Net income	2,927	888	7,175	3,336	14,018	7,139	18,109
Preferred stock dividend	(656)	(124)	—	—	—	—	—

Net income (loss) attributed to common stockholders	$2,271	$764	$7,175	$3,336	$14,018	$7,139	$18,109

	Historical										Pro Forma As Adjusted

							Six Months						Six Months
	Year Ended December 31,						Ended June 30,				Year Ended		Ended
											December 31,		June 30,
	2003		2004		2005		2005		2006		2005		2006

							(Unaudited)				(Unaudited)		(Unaudited)
	(In thousands, except ratios)
Other Financial Information (unaudited):
EBITDA(1)(2)	$8,697		$7,756		$19,577		$7,657		$32,955		$68,594		$51,598
Capital expenditures	5,354		4,603		17,767		5,463		14,246
Ratio of earnings to fixed charges(3)	2.2	x	1.5	x	2.6	x	3.9	x	3.1	x	1.6	x	2.7	x

	As of June 30, 2006

		Pro Forma
	Actual	As Adjusted

	(Unaudited)
	(In thousands)
Balance Sheet Information:
Cash and cash equivalents	$6,208	$44,164
Total assets	280,686	524,192
Long-term debt (including current portion)	170,016	269,630
Stockholders’ equity	83,281	168,205

(1)	“EBITDA” is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization.

(2)	“EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure:

•	is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies.

The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA:

	Historical					Pro Forma As Adjusted

				Six Months
	Year Ended			Ended			Six Months
	December 31,			June 30,		Year Ended	Ended
						December 31,	June 30,
	2003	2004	2005	2005	2006	2005	2006

				(Unaudited)		(Unaudited)	(Unaudited)
	(In thousands)
Net income	$2,927	$888	$7,175	$3,336	$14,018	$7,139	$18,109
Interest expense, net	2,464	2,776	4,397	1,166	7,425	26,030	13,343
Income taxes	370	514	1,344	329	3,081	6,888	6,290
Depreciation and amortization	2,936	3,578	6,661	2,826	8,431	28,537	13,856

EBITDA	$8,697	$7,756	$19,577	$7,657	$32,955	$68,594	$51,598

(3)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, extraordinary items, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses and discount or premium relating to any indebtedness and dividends on preferred stock and the interest component of leases represents the portion of rental expense which we estimate as an interest component.

RISK FACTORS
       An investment in the notes is subject to numerous risks, including those listed below. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus. These risks could materially affect our ability to meet our obligations under the notes. You could lose all or part of your investment in and fail to achieve the expected return on the notes.
Risks Associated With Our Company

We may fail to acquire additional businesses, which will restrict our growth and may have a material adverse effect on our ability to meet our obligations under the notes.
      Our business strategy is to acquire companies operating in the oilfield services industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Successful acquisition of new companies will depend on various factors, including but not limited to:

•	our ability to obtain financing;

•	the competitive environment for acquisitions; and

•	the integration and synergy issues described in the next risk factor.
      There can be no assurance that we will be able to acquire and successfully operate any particular business or that we will be able to expand into areas that we have targeted. Our financial condition, results of operations and ability to meet our obligations under the notes may be materially adversely affected if we fail to acquire additional businesses.

Difficulties in integrating acquired businesses may result in reduced revenues and income.
      We may not be able to successfully integrate the businesses of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management and our information systems, and this strain could disrupt our businesses. Furthermore, if our combined businesses continue to grow rapidly, we may be required to replace our current information and accounting systems with systems designed for companies that are larger than ours. We may be adversely impacted by unknown liabilities of acquired businesses. We may encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated benefits of acquisitions.
      In particular, our recent acquisition of DLS and our recent acquisition of Specialty have been our two largest acquisitions to date and may pose greater integration risks than our previous acquisitions. We will be conducting parts of the integration of these two companies simultaneously, and as a result we could strain our current resources. Furthermore, by financing part or all of these acquisitions with proceeds from the offering of the notes, we will depend on these entities’ continued performance as a source of cash flow to service our debt obligations.
      We have made numerous acquisitions during the past five years. As a result of these transactions, our past performance is not indicative of future performance, and investors should not base their expectations as to our future performance on our historical results.

We anticipate that our recent acquisition of DLS will substantially change the nature of our operations and business.
      We anticipate that our recent acquisition of DLS will substantially change the nature and geographic location of our operations and business as a result of the character and location of DLS’ businesses, which have substantially different operating characteristics and are in different geographic locations from our existing businesses. Prior to our acquisition of DLS, we have operated as an oilfield services company domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. DLS’ business is located primarily in Argentina, and we have no significant operations in South America other than through DLS. Accordingly, this acquisition will subject us to risks inherent in operating in a foreign country where we do not have significant prior experience. DLS’ business consists of employing drilling and workover rigs for drilling, completion and repair services for oil and gas wells, and we do not own any drilling rigs or workover rigs other than through DLS, and have not historically provided such services. Consequently, we may not be able to realize the economic benefits of this acquisition as efficiently as in our prior acquisitions, if at all.

Failure to maintain effective disclosure controls and procedures and/or internal controls over financial reporting could have a material adverse effect on our operations.
      As disclosed in the notes to our consolidated financial statements included elsewhere in this prospectus and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement,” we understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of Statement of Financial Accounting Standards, or SFAS, No. 128, “Earnings Per Share.” Management has concluded that the need to restate our financial statements resulted, in part, from the lack of sufficient experienced accounting personnel, which in turn resulted in a lack of effective control over the financial reporting process.
      In addition, as part of our growth strategy, we have recently completed several acquisitions of privately-held businesses, including closely-held entities, and in the future, we may make additional strategic acquisitions of privately-held businesses. Prior to becoming part of our consolidated company, these acquired businesses have not been required to implement or maintain the disclosure controls and procedures or internal controls over financial reporting that federal law requires of publicly-held companies such as ours. Similarly, it is likely that our future acquired businesses will not have been required to maintain such disclosure controls and procedures or internal controls prior to their acquisition. We are in the process of creating and implementing appropriate disclosure controls and procedures and internal controls over financial reporting at each of our recently acquired businesses. However, we have not yet completed this process and cannot assure you as to when the process will be complete. Likewise, upon the completion of any future acquisition, we will be required to integrate the acquired business into our consolidated company’s system of disclosure controls and procedures and internal controls over financial reporting, but we cannot assure you as to how long the integration process may take for any business that we may acquire. Furthermore, during the integration process, we may not be able to fully implement our consolidated disclosure controls and internal controls over financial reporting. With respect to our recent acquisition of DLS, this risk is exacerbated by DLS’ relative size, when compared to the rest of our consolidated company.

      Also, during the fourth quarter of 2005, we failed to timely file a Current Report on Form 8-K relating to the issuance of shares of our common stock in connection with recent stock option and warrant exercises. The current report, which was due to be filed in November 2005, was filed in February 2006.
      As a result of the issues described above, our management has concluded that, as of the end of the periods covered by the restatements and as of December 31, 2005, our disclosure controls and procedures were not effective to enable us to record, process, summarize and report information required to be included in our SEC filings within the required time periods, and to ensure that such information is accumulated and reported to our management, including our chief executive officer and chief financial accounting officer, to allow timely decisions regarding required disclosure.
      As more fully described below under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement,” we have implemented a number of actions that we believe address the existing deficiencies in our financial reporting process and will improve our disclosure controls and procedures and our internal controls over financial reporting. However, we cannot yet assert that the remediation is or will be effective as we have not yet had sufficient time to test the newly implemented actions. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We have also retained the services of an independent consultant to assist us with the documenting and testing process. During the course of our testing we may identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting, which we may not be able to remediate in time to meet the deadline imposed by SEC rules under the Sarbanes-Oxley Act for compliance with the requirements of Section 404.
      Likewise, during the course of our integration of any acquired business (including DLS), we may identify needed improvements to our or such acquired business’ internal controls and may be required to design enhanced processes and controls in order to make such improvements. This could result in significant delays and costs to us and could require us to divert substantial resources, including management time, from other activities.
      If we fail to achieve and maintain the adequacy of our disclosure controls and procedures and/or our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective disclosure controls and procedures and/or effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If:

•	we are not successful in improving our financial reporting process, our disclosure controls and procedures and/or our internal controls over financial reporting;

•	we identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting; or

•	we are not successful in integrating acquired businesses (such as DLS) into our consolidated company’s system of disclosure controls and procedures and internal controls over financial reporting, then our independent registered public accounting firm may be unable to attest that our management’s assessment of our internal controls over financial reporting is fairly stated, or they may be unable to express an opinion on our management’s evaluation of, or on the effectiveness of, our internal controls.
      If it is determined that our disclosure controls and procedures and/or our internal controls over financial reporting are not effective and/or we fail to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act on a timely basis, we may not be able to provide reliable financial and other reports or prevent fraud, which, in turn, could harm our business and operating results, cause investors to lose confidence in the accuracy and completeness of our financial reports, have a material adverse effect on the trading price of our common stock and/or adversely affect our ability to timely file our periodic reports with the SEC. Any failure to timely file our periodic reports with the SEC may give rise to a default under the indenture governing the notes and, ultimately, an acceleration of amounts due under the notes. In addition, a default under the indenture generally will also give rise to a default under our credit agreement and could cause the acceleration of amounts due under the credit agreement. If an acceleration of the notes or our other debt were to occur, we cannot assure you that we would have sufficient funds to repay such obligations.

The loss of key executives would adversely affect our ability to effectively finance and manage our business, acquire new businesses, and obtain and retain customers.
      We are dependent upon the efforts and skills of our executives to finance and manage our business, identify and consummate additional acquisitions and obtain and retain customers. These executives include:

•	Chairman of the Board and Chief Executive Officer Munawar H. Hidayatallah; and

•	President and Chief Operating Officer David Wilde.
      In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. The loss of the services of one or more of our key executives could increase our exposure to the other risks described in this “Risk Factors” section. We do not maintain key man insurance on any of our personnel.

Historically, we have been dependent on a few customers operating in a single industry; the loss of one or more customers could adversely affect our financial condition and results of operations.
      Our customers are engaged in the oil and natural gas drilling business in the United States, Mexico and elsewhere. Historically, we have been dependent upon a few customers for a significant portion of our revenue. In 2005, no single customer generated over 10% of our revenues. In 2004, Matyep represented 10.8% of our revenues, and Burlington Resources represented 10.1% of our revenues. In 2003, Matyep represented 10.2% of our revenues, Burlington represented 11.1% of our revenue and El Paso Corporation represented 14.1% of our revenues. Additionally, DLS currently relies on two customers for a majority of its revenue. In 2005, Pan American Energy LLC Sucursal Argentina, or Pan American Energy, represented 55% of DLS’ revenues and Repsol-YPF represented 15% of DLS’ revenues. This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. Our financial condition and results of operations will be materially adversely affected if one or more of our significant customers fails to pay us or ceases to contract with us for our services on terms that are favorable to us or at all.

Our international operations may expose us to political and other uncertainties, including risks of:

•	terrorist acts, war and civil disturbances;

•	changes in laws or policies regarding the award of contracts; and

•	the inability to collect or repatriate currency, income, capital or assets.

      Part of our strategy is to prudently and opportunistically acquire businesses and assets that complement our existing products and services, and to expand our geographic footprint. If we make acquisitions in other countries, we may increase our exposure to the risks discussed above.

Environmental liabilities could result in substantial losses.
      Since our reorganization under the U.S. federal bankruptcy laws in 1988, a number of parties, including the Environmental Protection Agency, have asserted that we are responsible for the cleanup of hazardous waste sites with respect to our pre-bankruptcy activities. We believe that such claims are barred by applicable bankruptcy law, and we have not experienced any material expense in relation to any such claims. However, if we do not prevail with respect to these claims in the future, or if additional environmental claims are asserted against us relating to our current or future activities in the oil and natural gas industry, we could become subject to material environmental liabilities that could have a material adverse effect on our financial condition and results of operation.

Products liability claims relating to discontinued operations could result in substantial losses.
      Since our reorganization under the U.S. federal bankruptcy laws in 1988, we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to address products liability claims. We believe that claims against us are barred by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses that could have a material adverse effect on our financial condition and results of operation. We have not manufactured products containing asbestos since our reorganization in 1988.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.
      Our products and services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. Our insurance has deductibles or self-insured retentions and contains certain coverage exclusions. However, we could become subject to material uninsured liabilities that could have a material adverse effect on our financial condition and results of operation.
Risks Associated With Our Industry

Cyclical declines in oil and natural gas prices may result in reduced use of our services, affecting our business, financial condition and results of operation and our ability to meet our capital expenditure obligations and financial commitments.
      The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and natural gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and natural gas prices depend on many factors beyond our control, including the following:

•	economic conditions in the United States and elsewhere;

•	changes in global supply and demand for oil and natural gas;

•	the level of production of the Organization of Petroleum Exporting Countries, commonly called OPEC;

•	the level of production of non-OPEC countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil and natural gas producing activities;

•	the level of global oil and natural gas inventories; and

•	advances in exploration, development and production technologies.
      Depending on the market prices of oil and natural gas, companies exploring for oil and natural gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short-term, and oil and natural gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.

Our industry is highly competitive, with intense price competition.
      The markets in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and natural gas companies have reduced the number of available customers. Many other oilfield services companies are larger than we are and have resources that are significantly greater than our resources. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

We may experience increased labor costs or the unavailability of skilled workers and the failure to retain key personnel could hurt our operations.
      Companies in our industry, including us, are dependent upon the available labor pool of skilled employees. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

Severe weather could have a material adverse impact on our business.
      Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to facilities and equipment resulting in suspension of operations;

•	inability to deliver materials to job sites in accordance with contract schedules; and

•	loss of productivity.
      In addition, oil and natural gas operations of our customers located offshore and onshore in the Gulf of Mexico and in Mexico may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Further, our customers’ operations in the Mid-Continent and Rocky Mountain regions of the United States are also adversely affected by seasonal weather conditions. This limits our access to these job sites and our ability to service wells in these areas. These constraints decrease drilling activity and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Our business may be affected by terrorist activity and by security measures taken in response to terrorism.
      We may experience loss of business or delays or defaults in payments from payers that have been affected by actual or potential terrorist activities. Some oil and natural gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions, that could adversely affect our ability to market our services to new and existing customers and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

We are subject to government regulations.
      We are subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Although we are not aware of any proposed material changes in any federal, state and local statutes, rules or regulations, any changes could materially affect our financial condition and results of operations.
Risks Associated with the Notes and Our Indebtedness

We are a holding company, and as a result we are dependent on dividends from our subsidiaries to meet our obligations, including with respect to the notes.
      We are a holding company and do not conduct any business operations of our own. Our principal assets are the equity interests we own in our operating subsidiaries, either directly or indirectly. As a result, we are dependent upon cash dividends, distributions or other transfers we receive from our subsidiaries in order to make dividend payments to our stockholders, to repay any debt we may incur, and to meet our other obligations. The ability of our subsidiaries to pay dividends and make payments to us will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries, as well as by the terms of our credit agreement and the indenture governing the notes. For example, the corporate laws of some jurisdictions prohibit the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from our subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of the assets of any subsidiary, will be junior to the claims of that subsidiary’s creditors, including trade creditors.

We have a substantial amount of debt, which could adversely affect our financial health and prevent us from making principal and interest payments on the notes.
      After giving pro forma as adjusted effect to the DLS transactions, as if each such transaction had occurred on June 30, 2006, we would have had approximately $269.6 million of consolidated total indebtedness outstanding and approximately $11.7 million of additional secured borrowing capacity available under our credit agreement as of June 30, 2006.
      Our substantial debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions, including declines in oil and natural gas prices and declines in drilling activities;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, mergers and other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us more vulnerable to increases in interest rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	have a material adverse effect on us if we fail to comply with the covenants in the indenture relating to the notes or in the instruments governing our other debt.
      In addition, we may incur substantial additional debt in the future. The indenture governing the notes permits us to incur additional debt, and our credit agreement permits additional borrowings. If new debt is added to our current debt levels, these related risks could increase.
      We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations. Also, we may not be able to generate a sufficient amount of cash flow to meet our debt service obligations.
      Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business, and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you that the terms of any such transaction would be satisfactory to us or if or how soon any such transaction could be completed.

If we fail to obtain additional financing, we may be unable to refinance our existing debt, expand our current operations or acquire new businesses, which could result in a failure to grow or result in defaults in our obligations under our credit agreement or the notes.
      In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our credit agreement or the notes.

The indenture governing the notes and our credit agreement impose restrictions on us that may limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under the notes.
      The indenture governing the notes and our credit agreement contain various restrictive covenants that limit management’s discretion in operating our business. In particular, these covenants limit our ability to, among other things:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.
      The credit agreement also requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to maintain or meet such financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet such ratios and tests or that the lenders under the credit agreement will waive any failure to meet such ratios or tests.
      These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and otherwise to conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply with them. A breach of these covenants could result in a default under the indenture governing the notes and/or the credit agreement. If there were an event of default under the indenture governing the notes and/or the credit agreement, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under our credit agreement when it becomes due, the lenders under the credit agreement could proceed against the assets which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.

The notes and the related guarantees are unsecured and effectively subordinated to our and the subsidiary guarantors’ secured indebtedness.
      The notes and the related guarantees are not secured. Our obligations under the credit agreement are secured by substantially all of our assets. If we become insolvent or are liquidated, or if payment under the credit agreement or any of our other future secured debt obligations is accelerated, the lenders under our credit agreement would be entitled to exercise the remedies available to a secured lender under applicable law and the terms of our credit agreement and will have a claim on the assets secured thereby before the holders of the notes. The notes are therefore effectively subordinated to our existing and future secured indebtedness and the guarantees are effectively subordinated to the existing and future secured indebtedness of the subsidiary guarantors, in each case to the extent of the value of the assets securing that indebtedness. As a result, the holders of the notes may recover ratably less than the lenders of our or the subsidiary guarantors’ secured debt in the event of a bankruptcy or liquidation.
      As of June 30, 2006, after giving effect to the DLS transactions, as if each such transaction had occurred on that date, we (not including our subsidiaries) would have had $130,000 of secured indebtedness outstanding and approximately $11.7 million of additional secured borrowing capacity available under our credit agreement, and the subsidiary guarantors would have had an aggregate of approximately $267.3 million of total indebtedness outstanding, approximately $3.1 million of which would have been secured indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.
      Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from any such guarantor would be effectively subordinated to all indebtedness and other liabilities of that guarantor.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Your right to receive payments on the notes will be effectively subordinated to the rights of creditors of our subsidiaries that do not guarantee the notes (such as DLS and its subsidiaries) or whose guarantees are invalidated.
      All of our current domestic subsidiaries will guarantee the notes. However, creditors of foreign subsidiaries (such as DLS and its subsidiaries) or other subsidiaries that do not guarantee the notes will have claims, with respect to the assets of those subsidiaries, that rank effectively senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to Allis-Chalmers in respect of its direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the notes. Also, as described above, there are federal and state laws that could invalidate the guarantees of our subsidiaries that guarantee the notes. If that were to occur, the claims of creditors of those subsidiaries would also rank effectively senior to the notes, to the extent of the assets of those subsidiaries.

We may not be able to finance a change of control offer required by the indenture governing the notes.
      If we were to experience a change of control, the indenture governing the notes will require us to offer to purchase all the notes then outstanding at 101% of their principal amount, plus unpaid accrued interest to the date of repurchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the notes. In addition, our credit agreement restricts our ability to repurchase the notes, even when we are required to do so by the indenture in connection with a change of control. A change in control could therefore result in a default under the credit agreement and could cause the acceleration of our debt. The inability to repay such debt, if accelerated, and to purchase all of the tendered notes following a change of control, would constitute an event of default under the indenture.

A financial failure by any subsidiary may hinder payment on the notes, as well as the enforcement of remedies under any subsidiary guarantees.
      An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If any of the subsidiary guarantors subsequently becomes a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or any subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the notes.

If an active trading market does not develop for these notes you may not be able to resell them.
      Although the issuance of the new notes will be registered under the Securities Act, the new notes will constitute a new issue of securities with no established trading market. We cannot assure you that an active trading market will develop. If no active trading market develops, you may not be able to resell your new notes at their fair market value or at all. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply to list the new notes on any securities exchange or arrange for quotation on any automated dealer quotation system.
Risks Associated With DLS’ Business and Industry

A material or extended decline in expenditures by oil and gas companies due to a decline or volatility in oil and gas prices, a decrease in demand for oil and gas or other factors may reduce demand for DLS’ services and substantially reduce DLS’ revenues, profitability, cash flows and/or liquidity.
      The profitability of DLS’ operations depends upon conditions in the oil and gas industry and, specifically, the level of exploration and production expenditures of oil and gas company customers. The oil and gas industry is cyclical and subject to governmental price controls. The demand for contract drilling and related services is directly influenced by many factors beyond DLS’ control, including:

•	oil and gas prices and expectations about future prices;

•	the demand for oil and gas, both in Latin America and globally;

•	the cost of producing and delivering oil and gas;

•	advances in exploration, development and production technology;

•	government regulations, including governmental imposed commodity price controls, export controls and renationalization of a country’s oil and gas industry;

•	local and international political and economic conditions;

•	the ability of OPEC to set and maintain production levels and prices;

•	the level of production by non-OPEC countries; and

•	the policies of various governments regarding exploration and development of their oil and gas reserves.
      Depending on the factors outlined above, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Such a reduction in demand may erode daily rates and utilization of DLS’ rigs. Any significant decrease in daily rates or utilization of DLS’ rigs could materially reduce DLS’ revenues, profitability, cash flows and/or liquidity.

A majority of DLS’ revenues are derived from two customers. The termination of the contracts with these two customers could have a significant negative effect on the revenues, results of operations and financial condition of DLS.
      A majority of DLS’ revenues are currently received pursuant to a strategic agreement with Pan American Energy. Pan American Energy is a joint venture that is owned 60% by British Petroleum and 40% by Bridas Corporation, an affiliate of the current stockholders of DLS. This agreement terminates on June 30, 2008. However, Pan American Energy may terminate the agreement (i) without cause at any time with 60 days’ notice, or (ii) in the event of a breach of the agreement by DLS if such breach is not cured within 20 days of notice of the breach. DLS is currently in negotiations to extend this agreement to December 2010.
      In addition, DLS derives over 10% of its revenues from Repsol-YPF pursuant to a drilling equipment contract and a drilling fluids contract, both of which are scheduled to expire in September 2006. We cannot assure you that these contracts will be renewed or replaced, and consequently there is a risk that DLS could fail to continue receiving the significant revenues generated under these contracts.
      Because a majority of DLS’ revenues are currently generated under these agreements, DLS’ revenues and earnings will be materially adversely affected if these agreements are terminated unless DLS is able to enter into satisfactory substitute arrangements. We cannot assure you that in the event of such a termination DLS would be able to enter into substitute arrangements on terms similar to those contained in the current agreements with Pan American Energy and Repsol-YPF.

DLS’ operations and financial condition could be affected by union activity and general labor unrest. Additionally, DLS’ labor expenses could increase as a result of governmental regulation of payments to employees.
      In Argentina, labor organizations have substantial support and have considerable political influence. The demands of labor organizations have increased in recent years as a result of the general labor unrest and dissatisfaction resulting from the disparity between the cost of living and salaries in Argentina as a result of the devaluation of the Argentine peso. There can be no assurance that DLS will not face labor disruptions in the future or that any such disruptions will not have a material adverse effect on DLS’ financial condition or results of operations.
      The Argentine government has in the past and may in the future promulgate laws, regulations and decrees requiring companies in the private sector to maintain minimum wage levels and provide specified benefits to employees, including significant mandatory severance payments. In the aftermath of the Argentine economic crisis of 2001 and 2002, both the government and private sector companies have experienced significant pressure from employees and labor organizations relating to wage levels and employee benefits. In early 2005 the Argentine government promised not to order salary increases by decree. However, there has been no abatement of pressure to mandate salary increases, and it is possible the government will adopt measures that will increase salaries or require DLS to provide additional benefits, which would increase DLS’ costs and potentially reduce DLS’ profitability, cash flow and/or liquidity.

Rig upgrade, refurbishment and construction projects are subject to risks, including delays and cost overruns, which could have an adverse effect on DLS’ results of operations and cash flows.
      DLS often has to make upgrade and refurbishment expenditures for its rig fleet to comply with DLS’ quality management and preventive maintenance system or contractual requirements or when repairs are required in response to an inspection by a governmental authority. DLS may also make significant expenditures when it moves rigs from one location to another. Additionally, DLS may make substantial expenditures for the construction of new rigs. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	shortages of material or skilled labor;

•	unforeseen engineering problems;

•	unanticipated change orders;

•	work stoppages;

•	adverse weather conditions;

•	long lead times for manufactured rig components;

•	unanticipated cost increases; and

•	inability to obtain the required permits or approvals.
      Significant cost overruns or delays could adversely affect DLS’ financial condition and results of operations. Additionally, capital expenditures for rig upgrade, refurbishment or construction projects could exceed DLS’ planned capital expenditures, impairing DLS’ ability to service its debt obligations.

An oversupply of comparable rigs in the geographic markets in which DLS competes could depress the utilization rates and dayrates for DLS’ rigs and materially reduce DLS’ revenues and profitability.
      Utilization rates, which are the number of days a rig actually works divided by the number of days the rig is available for work, and dayrates, which are the contract prices customers pay for rigs per day, are also affected by the total supply of comparable rigs available for service in the geographic markets in which DLS competes. Improvements in demand in a geographic market may cause DLS’ competitors to respond by moving competing rigs into the market, thus intensifying price competition. Significant new rig construction could also intensify price competition. In the past, there have been prolonged periods of rig oversupply with correspondingly depressed utilization rates and dayrates largely due to earlier, speculative construction of new rigs. Improvements in dayrates and expectations of longer-term, sustained improvements in utilization rates and dayrates for drilling rigs may lead to construction of new rigs. These increases in the supply of rigs could depress the utilization rates and dayrates for DLS’ rigs and materially reduce DLS’ revenues and profitability.

Worldwide political and economic developments may hurt DLS’ operations materially.
      Currently, DLS derives substantially all of its revenues from operations in Argentina and a small portion from operations in Bolivia. DLS’ operations are subject to the following risks, among others:

•	expropriation of assets;

•	nationalization of components of the energy industry in the geographic areas where DLS operates;

•	foreign currency fluctuations and devaluation;

•	new economic and tax policies;

•	restrictions on currency, income, capital or asset repatriation;

•	political instability, war and civil disturbances;

•	uncertainty or instability resulting from armed hostilities or other crises in the Middle East or the geographic areas in which DLS operates; and

•	acts of terrorism.
      Continued hostilities in the Middle East and the occurrence or threat of future terrorist attacks against the United States or other developed countries could cause a downturn in the economies of the United States and those other countries. A lower level of economic activity could result in a decline in energy consumption, which could cause DLS’ revenues and margins to decline and limit its future growth prospects. More specifically, these risks could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for DLS’ drilling services. In addition, these risks could increase instability in the financial and insurance markets and make it more difficult for DLS to access capital and to obtain insurance coverages that DLS considers adequate or are otherwise required by DLS’ contracts.
      DLS attempts to limit the risks of currency fluctuation and restrictions on currency repatriation where possible by obtaining contracts providing for payment of a percentage of the contract in U.S. dollars or freely convertible foreign currency. To the extent possible, DLS seeks to limit its exposure to local currencies by matching the acceptance of local currencies to DLS’ expense requirements in those currencies. Although DLS has done this in the past, DLS may not be able to take these actions in the future, thereby exposing DLS to foreign currency fluctuations that could cause its results of operations, financial condition and cash flows to deteriorate materially.
      Over the past several years, Argentina and Bolivia have experienced political and economic instability that resulted in significant changes in their general economic policies and regulations.
      DLS derives a small portion of its revenues from operating one drilling rig in Bolivia. Recently, Bolivian President Evo Morales announced the nationalization of Bolivia’s natural gas industry and ordered the Bolivian military to occupy Bolivia’s natural gas fields. This measure will likely adversely affect the Bolivian operations of foreign oil and gas companies operating in Bolivia, including DLS’ customers and potential future customers, and accordingly, DLS’ prospects for future business in Bolivia may be harmed. In addition, in light of these recent political developments in Bolivia, DLS’ assets in Bolivia may be subject to an increased risk of expropriation or government imposed restrictions on movement to a new location.
      In light of the early stage and uncertainty of political developments affecting the energy industry in Bolivia, we are unable to predict the effect that recent events may have on DLS’ operations, financial results or business plans. There is a risk that the changes resulting from the recent events in Bolivia will adversely affect DLS’ financial position or results of operations, and DLS’ operations may be further adversely affected by continuing economic and political instability in Bolivia. Furthermore, if nationalistic measures similar to those developing in Bolivia were to be adopted in other countries where DLS may in the future seek drilling contracts, DLS’ prospects in such countries may be adversely affected.
      DLS’ operations are also subject to other risks, including foreign monetary and tax policies, expropriation, nationalization and nullification or modification of contracts. Additionally, DLS’ ability to compete may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, DLS may face governmentally imposed restrictions from time to time on its ability to transfer funds.

Devaluation of the Argentine peso will adversely affect DLS’ results of operations.
      The Argentine peso has been subject to significant devaluation in the past and may be subject to significant fluctuations in the future. Given the economic and political uncertainties in Argentina, it is impossible to predict whether, and to what extent, the value of the Argentine peso may depreciate or appreciate against the U.S. dollar. We cannot predict how these uncertainties will affect DLS’ financial results, but there is a risk that DLS’ financial performance could be adversely affected. Moreover, we cannot predict whether the Argentine government will further modify its monetary policy and, if so, what effect any of these changes could have on the value of the Argentine peso. Such changes could have an adverse effect on DLS’ financial condition and results of operations.

Argentina continues to face considerable political and economic uncertainty.
      Although general economic conditions have shown improvement and political protests and social disturbances have diminished considerably since the economic crisis of 2001 and 2002, the rapid and radical nature of the changes in the Argentine social, political, economic and legal environment over the past several years and the absence of a clear political consensus in favor of any particular set of economic policies have given rise to significant uncertainties about the country’s economic and political future. It is currently unclear whether the economic and political instability experienced over the past several years will continue and it is possible that, despite recent economic growth, Argentina may return to a deeper recession, higher inflation and unemployment and greater social unrest. If instability persists, there could be a material adverse effect on DLS’ results of operations and financial condition.
      In the event of further social or political crisis, companies in Argentina may also face the risk of further civil and social unrest, strikes, expropriation, nationalization, forced renegotiation or modification of existing contracts and changes in taxation policies, including royalty and tax increases and retroactive tax claims.
      In addition, investments in Argentine companies may be further affected by changes in laws and policies of the United States affecting foreign trade, taxation and investment.

An increase in inflation could have a material adverse effect on DLS’ results of operations.
      The devaluation of the Argentine peso created pressures on the domestic price system that generated high rates of inflation in 2002 before substantially stabilizing in 2003 and remaining stable in 2004. In 2005, however, inflation rates began to increase. In addition, in response to the economic crisis in 2002, the federal government granted the Central Bank greater control over monetary policy than was available to it under the previous monetary regime, known as the “Convertibility” regime, including the ability to print currency, to make advances to the federal government to cover its anticipated budget deficit and to provide financial assistance to financial institutions with liquidity problems. We cannot assure you that inflation rates will remain stable in the future. Significant inflation could have a material adverse effect on DLS’ results of operations and financial condition.

DLS’ customers may seek to cancel or renegotiate some of DLS’ drilling contracts during periods of depressed market conditions or if DLS experiences operational difficulties.
      Substantially all of DLS’ contracts with major customers are dayrate contracts, where DLS charges a fixed charge per day regardless of the number of days needed to drill the well. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, DLS’ customers may have the right to terminate existing contracts if DLS experiences operational problems. The likelihood that a customer may seek to terminate a contract for operational difficulties is increased during periods of market weakness. The cancellation of a number of DLS’ drilling contracts could materially reduce DLS’ revenues and profitability.

DLS is subject to numerous governmental laws and regulations, including those that may impose significant liability on DLS for environmental and natural resource damages.
      Many aspects of DLS’ operations are subject to laws and regulations that may relate directly or indirectly to the contract drilling and well servicing industries, including those requiring DLS to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. The countries where DLS operates have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit DLS’ operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering DLS liable for environmental and natural resource damages without regard to negligence or fault on DLS’ part. These laws and regulations may expose DLS to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could materially limit future contract drilling opportunities or materially increase DLS’ costs or both.

DLS is subject to hazards customary for drilling operations, which could adversely affect its financial performance if DLS is not adequately indemnified or insured.
      Substantially all of DLS’ operations are subject to hazards that are customary for oil and gas drilling operations, including blowouts, reservoir damage, loss of well control, cratering, oil and gas well fires and explosions, natural disasters, pollution and mechanical failure. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and DLS generally obtains indemnification from its customers by contract for some of these risks. However, there may be limitations on the enforceability of indemnification provisions that allow a contractor to be indemnified for damages resulting from the contractor’s fault. To the extent that DLS is unable to transfer such risks to customers by contract or indemnification agreements, DLS generally seeks protection through insurance. However, DLS has a significant amount of self-insured retention or deductible for certain losses relating to workers’ compensation, employers’ liability, general liability and property damage. There is no assurance that such insurance or indemnification agreements will adequately protect DLS against liability from all of the consequences of the hazards and risks described above. The occurrence of an event not fully insured or for which DLS is not indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, there can be no assurance that insurance will continue to be available to cover any or all of these risks, or, even if available, that insurance premiums or other costs will not rise significantly in the future, so as to make the cost of such insurance prohibitive.
Risks Associated with Our Acquisition of DLS

In connection with our acquisition of DLS, the DLS sellers have the right to designate two nominees for election to our board of directors, and their interests may be different from yours.
      The DLS sellers collectively hold 2.5 million shares of our common stock, representing approximately 10.4% of our issued and outstanding shares. Under the investors rights agreement that we entered into in connection with the acquisition, the DLS sellers have the right to designate two nominees for election to our board of directors. As a result, the DLS sellers have a greater ability to determine the composition of our board of directors and to control our future operations and strategy as compared to the voting power and control that could be exercised by a stockholder owning the same number of shares and not benefiting from board designation rights.
      Conflicts of interest between the DLS sellers and the holders of the notes may arise with respect to sales of shares of capital stock owned by the DLS sellers or other matters. In addition, the interests of the DLS sellers regarding any proposed merger or sale may differ from the interests of the holders of the notes.
      The board designation rights described above could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the notes and/or our ability to meet our obligations under the notes.
Risks Associated With Our Recent Common Stock Offering

We may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act in connection with electronic communications sent to potential investors in our common stock.
      On or about July 20, 2006, one of the proposed underwriters of our recent common stock offering (which closed on August 14, 2006) sent e-mails and/or instant messages to approximately 20 potential investors in our common stock. Although we did not authorize these communications, and we believe they were not made or intended to be made on our behalf, these communications may have constituted violations of Section 5 of the Securities Act. Accordingly, if the recipients of these emails were to purchase shares in our recent common stock offering, they might have the right, under certain circumstances, to require us to repurchase those shares. Consequently, we could have a contingent liability arising out of these possible violations of the Securities Act. The magnitude of this liability is presently impossible to quantify, and would depend upon the number of shares purchased by the recipients of such communications and the trading price of our common stock. However, the proposed underwriter who sent these electronic communications did not act as an underwriter in the common stock offering, and we and the underwriters that did participate in the common stock offering took measures designed to ensure that the recipients of the communications did not have the opportunity to purchase shares in that offering. Furthermore, if any investors in our common stock do assert any such liability, we intend to contest the matter vigorously, and in light of the remedial measures and our belief that the communications were not made or intended to be made on our behalf, we do not believe that any such liability would be material to our financial condition.

USE OF PROCEEDS
       The exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any proceeds from the issuance of the new notes and have agreed to pay all expenses of the exchange offer. In exchange for issuing the new notes, we will receive a like principal amount of old notes. The old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, issuing the new notes will not result in any increase or decrease in our outstanding debt.

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED
FINANCIAL INFORMATION
Introduction
      Our unaudited pro forma as adjusted balance sheet as of June 30, 2006 reflects the following transactions as if they occurred on June 30, 2006:

•	Our recent acquisition of DLS, which closed on August 14, 2006, for the consideration described below under “DLS’ Business,” including the assumption of $8.6 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers, as adjusted for our recent offering of $95.0 million of 9.0% Senior Notes due 2014 and the sale of an additional 3.5 million shares of our common stock to fund a portion of the cash component of the purchase price for this acquisition. The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed as if the acquisition occurred on June 30, 2006 (in thousands):

Current assets	$52,651
Property and equipment	150,851
Other long-term assets	2

Total assets acquired	203,504

Current liabilities	31,968
Long-term debt	8,614
Other long term liabilities	27,000

Total liabilities assumed	67,582

Net assets acquired	$135,922

We incurred approximately $4.6 million of acquisition costs in connection with this acquisition. DLS historical property and equipment values are expected to be increased by approximately $42.3 million based on third-party valuations. We do not expect any material differences from the preliminary allocation of the purchase price and actual purchase price allocation.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the six months ended June 30, 2006 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Rogers, which closed on April 3, 2006. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$4,520
Property and equipment	9,886
Intangible assets	1,131

Total assets acquired	15,517

Current liabilities	1,717
Other long term liabilities	100

Total liabilities assumed	1,817

Net assets acquired	$13,700

We paid the purchase price with $11.3 million in cash (of which we borrowed $5.0 million under our line of credit), a $750,000 seller financed note and 125,285 newly issued shares of our common stock, which had a value of $1.7 million. We incurred approximately $341,000 of acquisition costs in connection with the Rogers acquisition. Rogers’ historical property and equipment book values were increased by approximately $8.4 million based on third-party valuations. Intangible assets include $981,000 assigned to patents and $150,000 assigned to a non-compete agreement, based on third-party valuations and an employment contract. The intangibles have a weighted-average useful life of 11 years.

•	Our recent acquisition of DLS, which closed on August 14, 2006, for the consideration described below under “DLS’ Business,” including the assumption of $8.6 million of DLS’ indebtedness and the issuance of 2.5 million shares of our common stock to the sellers;

•	The sale of $95.0 million aggregate principal amount of 9.0% senior notes; and

•	Our issuance of an additional 3.5 million shares of our common stock in order to fund a portion of the cash component of the purchase price for the pending DLS acquisition. The pro forma treats the shares as having been issued at a price of $14.50 per share.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the year ended December 31, 2005 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Delta Rental Service, Inc., or Delta, which closed on April 1, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$1,327
Property and equipment	5,529
Intangible assets	150

Total assets acquired	7,006

Current liabilities	633
Long-term debt	523

Total liabilities assumed	1,156

Net assets acquired	$5,850

We paid the purchase price with approximately $4.5 million in cash, newly issued shares of our common stock valued at approximately $1.0 million and two promissory notes totaling $350,000 in principal amount. We incurred approximately $28,000 of acquisition costs in connection with the Delta acquisition. Delta’s historical property and equipment book values were increased by approximately $4.2 million based on third-party valuations. The fair value of the $150,000 non-compete intangible asset was based on a non-compete agreement and the related employment contract and has a useful life of 3 years.

•	Our acquisition of Capcoil Tubing Services, Inc., or Capcoil, which closed on May 2, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$1,706
Property and equipment	2,908
Other long-term assets	11
Intangible assets	1,389
Goodwill	184

Total assets acquired	6,198

Current liabilities	847
Long-term debt	1,851

Total liabilities assumed	2,698

Net assets acquired	$3,500

We paid the purchase price with approximately $2.7 million in cash and newly issued shares of our common stock valued at approximately $750,000. We incurred approximately $26,000 of acquisition costs in connection with the Capcoil acquisition. Capcoil’s historical property and equipment book values were increased by approximately $1.0 million based on third-party valuations. Intangible assets include $1.0 million assigned to non-compete agreements included in employment contracts and $364,000 assigned to customer lists based on third-party valuations. The intangibles have a weighted-average useful life of 5 years.

•	Our acquisition of the assets of W.T. Enterprises, Inc., or W.T., which closed on July 11, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired at the date of acquisition (in thousands):

Property and equipment	$4,500
Intangible assets	1,481
Goodwill	82

Total assets acquired	$6,063

We paid the purchase price with borrowings under our line of credit. We incurred approximately $63,000 of acquisition costs in connection with the W.T. acquisition. W.T.’s historical property and equipment book values were increased by approximately $3.0 million based on third-party valuations. Intangible assets include $600,000 assigned to non-compete agreements and $881,000 assigned to customer lists based on third-party valuations. The intangibles have a weighted-average useful life of 8 years.

•	Our acquisition of the minority interest in AirComp LLC, or AirComp, from M-I LLC, or M-I, and a subordinated note in the principal amount of $4.8 million, which closed on July 11, 2005. We paid the purchase price with $7.1 million in cash from borrowings under our line of credit and the issuance of a new $4.0 million 5% subordinated note.

•	Our acquisition of Specialty, which closed on January 18, 2006. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Accounts receivable	$7,167
Other current assets	425
Property and equipment	90,540

Total assets acquired	98,132

Current liabilities	2,058
Long-term debt	74

Total liabilities assumed	2,132

Net assets acquired	$96,000

We paid the purchase price with net proceeds from our issuance of 9% senior notes in January 2006. We incurred approximately $453,000 of acquisition costs in connection with the Specialty acquisition. Specialty’s historical property and equipment book values were increased by approximately $71.5 million based on third-party valuations.

•	Our issuance of $160.0 million aggregate principal amount of 9% senior notes in January 2006;

•	Our acquisition of Rogers, which closed on April 3, 2006, for $11.3 million in cash (of which we borrowed $5.0 million under our debt facility), the issuance of a $750,000 three year promissory note and the issuance of 125,285 shares of our common stock;

•	Our acquisition of DLS for the consideration described below under “DLS’ Business,” including the assumption of $8.6 million of DLS’ indebtedness and the issuance of 2.5 million shares of our common stock to the sellers;

•	Our sale of an additional $95.0 million aggregate principal amount of notes in this offering; and

•	Our issuance of an additional 3.5 million shares of our common stock in order to fund a portion of the cash component of the purchase price for the DLS acquisition. The pro forma treats the shares as having been issued at a price of $14.50 per share.
      However, the pro forma as adjusted statement of operations information presented below does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005.
      Adjustments for the above-listed transactions on an individual basis are presented in the notes to the unaudited pro forma as adjusted financial statements.
      Certain information normally included in the financial statements prepared in accordance with GAAP has been condensed or omitted in accordance with the rules and regulations of the SEC. The unaudited pro forma as adjusted financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes thereto appearing elsewhere herein. The unaudited pro forma as adjusted consolidated condensed financial statements do not purport to be indicative of the results of operations or financial position that we actually would have achieved if the transactions had been consummated on the dates indicated, nor do they project our results of operations or financial position for any future period or date.

Unaudited Pro Forma As Adjusted Consolidated Balance Sheet

	As of June 30, 2006
	(Unaudited)

					Financing/
	Allis-Chalmers	DLS	Pro Forma		Offering		Pro Forma
	Historical	Historical	Adjustments(1)		Adjustments(2)		As Adjusted

	(In thousands)
ASSETS
Cash and cash equivalents	$6,208	$492	$(97,772	)AA	$135,236	AB	$44,164
Trade receivables, net	49,114	29,244	—		—		78,358
Inventories	9,897	16,608	—		—		26,505
Prepaids and other	2,655	6,307	—		—		8,962

Total current assets	67,874	52,651	(97,772)		135,236		157,989
Property and equipment, net	185,750	108,593	42,258	AC	—		336,601
Goodwill	12,417	—	—		—		12,417
Other intangibles, net	7,131	—	—		—		7,131
Debt issuance costs, net	6,187	—	—		2,538	AD	8,725
Other assets	1,327	2	—		—		1,329

Total assets	$280,686	$161,246	$(55,514)		$137,774		$524,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$4,059	$8,861	$(6,361	)AE	$—		$6,559
Trade accounts payable	9,616	17,270	—		—		26,886
Accrued employee benefits	2,270	12,593	—		—		14,863
Accrued interest	6,654	—	—		—		6,654
Accrued expenses	7,781	2,105	—		—		9,886

Total current liabilities	30,380	40,829	(6,361)		—		64,848
Accrued postretirement benefit obligations	319	—	—		—		319
Long-term debt, net of current maturities	165,957	17,453	(11,339	)AE	91,000	AF	263,071
Other long-term liabilities	749	749	26,251	AG	—		27,749

Total liabilities	197,405	59,031	8,551		91,000		355,987

STOCKHOLDERS’ EQUITY
Common stock	185	42,963	(42,938	)AH	35	AI	245
Capital in excess of par value	67,261	31,606	6,519	AH	46,739	AI	152,125
Retained earnings	15,835	27,646	(27,646	)AH	—		15,835

Total stockholders’ equity	83,281	102,215	(64,065)		46,774		168,205

Total liabilities and stockholders’ equity	$280,686	$161,246	$(55,514)		$137,774		$524,192

(1)	Reflects adjustments for the acquisition of Rogers and the acquisition of DLS.

(2)	Reflects adjustments for the August 2006 offering of $95.0 million principal amount of notes and the August 2006 offering and sale of 3,450,000 shares of our common stock to fund a portion of the cash component of the purchase price for the acquisition of DLS.

Unaudited Pro Forma Consolidated Statement of Operations

	For the Six Months Ended June 30, 2006
	(Unaudited)

	Allis-Chalmers	DLS	Rogers	Pro Forma		Pro Forma	Offering		Pro Forma
	Historical	Historical	Historical	Adjustments(1)		Combined	Adjustments(2)		As Adjusted

	(In thousands, except per share amounts)
Revenues	$107,498	$82,019	$2,085	$—		$191,602	$—		$191,602
Cost of revenues	66,239	68,490	1,105	(341	)A	135,493	—		135,493

Gross profit	41,259	13,529	980	341		56,109	—		56,109
General and administrative expense	16,755	2,205	820	33	B	19,813	158	C	19,971

Income (loss) from operations	24,504	11,324	160	308		36,296	(158)		36,138
Other income
Interest income	—	—	2	—		2	—		2
Interest expense	(7,425)	(2,748)	—	804	D	(9,369)	(3,976	)E	(13,345)
Other	20	(784)	(7)	—		(771)	—		(771)

Income (loss) before taxes	17,099	7,792	155	1,112		26,158	(4,134)		22,024
Taxes	(3,081)	(3,512)	—	303	F	(6,290)	—	F	(6,290)

Income (loss) from continuing operations	14,018	4,280	155	1,415		19,868	(4,134)		15,734
Discontinued operations	—	2,375	—	—		2,375	—		2,375

Net income/(loss)	$14,018	$6,655	$155	$1,415		$22,243	$(4,134)		$18,109

Pro forma net income per common share
Basic
Continuing operations	$0.80					$0.98			$0.67
Discontinued operations	—					0.12			0.10

	$0.80					$1.10			$0.77

Diluted
Continuing operations	$0.74					$0.92			$0.63
Discontinued operations	—					0.11			0.09

	$0.74					$1.03			$0.72

Weighted average shares outstanding
Basic	17,578			2,563	G	20,141	3,450	H	23,591

Diluted	19,000			2,563	G	21,563	3,450	H	25,013

(1)	Reflects adjustments for the acquisition of Rogers and the acquisition of DLS, including the assumption of $8.6 of DLS’ indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for the DLS acquisition.

(2)	Reflects adjustments for our $95.0 million notes offering in August 2006 and the August 2006 offering and sale of an additional 3,450,000 shares of our common stock to fund a portion of the cash component of the purchase price for the acquisition of DLS.

Unaudited Pro Forma As Adjusted Consolidated Statement of Operations

	Year Ended December 31, 2005

				Other
	Allis-Chalmers	Specialty	DLS	Acquisitions(1)	Pro Forma		Pro Forma	Offering		Pro Forma
	Historical	Historical	Historical	Historical	Adjustments(2)		Combined	Adjustments(3)		As Adjusted

	(In thousands, except per share amounts)
Revenues	$105,344	$32,709	$129,849	$13,415	$—		$281,317	$—		$281,317
Cost of revenues	74,763	8,550	113,351	7,420	7,101	I	211,185	—		211, 185

Gross profit	30,581	24,159	16,498	5,995	(7,101)		70,132	—		70,132
General and administrative expense	17,363	7,232	3,933	4,275	(145	)J	32,658	1,017	K	33,675

Income (loss) from operations	13,218	16,927	12,565	1,720	(6,956)		37,474	(1,017)		36,457
Other income
Interest income	—	136	—	56	—		192			192
Interest expense	(4,397)	(185)	(5,394)	(54)	(6,879	)L	(16,909)	(9,313	)M	(26,222)
Other	186	72	7,127	353	—		7,738	—		7,738

Income (loss) before taxes	9,007	16,950	14,298	2,075	(13,835)		28,495	(10,330)		18,165
Minority interest	(488)	—	—	—	488	N	—	—		—
Taxes	(1,344)	—	(3,547)	(340)	(1,657	)F	(6,888)	—	F	(6,888)

Income (loss) from continuing operations	7,175	16,950	10,751	1,735	(15,004)		21,607	(10,330)		11,277
Discontinued operations	—	—	(4,138)	—	—		(4,138)	—		(4,138)

Net income (loss)	$7,175	$16,950	$6,613	$1,735	$(15,004)		$17,469	$(10,330)		$7,139

Pro forma net income (loss) per common share
Basic
Continuing operations	$0.48						$1.23			$0.54
Discontinued operations	—						(0.24)			(0.20)

	$0.48						$0.99			$0.34

Diluted
Continuing operations	$0.44						$1.14			$0.50
Discontinued operations	—						(0.22)			(0.18)

	$0.44						$0.92			$0.32

Weighted average shares outstanding
Basic	14,832				2,742	O	17,574	3,450	H	21,024

Diluted	16,238				2,742	O	18,980	3,450	H	22,430

(1)	Acquisitions of Capcoil, Delta, the minority interest of M-I in AirComp, W.T. and Rogers.

(2)	Reflects adjustments for the acquisitions described in footnote (1) and the acquisition of Specialty and the acquisition of DLS, including the assumption of $8.6 million of DLS’ indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for the DLS acquisition.

(3)	Reflects adjustments for our $160.0 million notes offering in January 2006, our $95.0 million notes offering in August 2006 and the August 2006 offering and sale of an additional 3,450,000 shares of our common stock to fund a portion of the cash component of the purchase price for the acquisition of DLS.

Notes to Unaudited Pro Forma As Adjusted Consolidated
Condensed Financial Statements
       The following pro forma adjustments have been made to the historical financial statements:

AA) Reflects the cash payment of $93.2 million to purchase DLS and fees to acquire DLS, which includes approximately $4.6 million in transaction costs.

AB) Reflects the net proceeds from the August 2006 debt and equity offerings and sale of 3.5 million shares of our common stock and the repayment of existing debt.

AC) Reflects the step-up in the basis of the fixed assets as a result of the acquisition of DLS to the lower of fair market value or actual cost.

AD) Fees and expenses related to the sale of $95.0 million of notes in the August 2006 offering.

AE) Reflects the repayment of debt of DLS prior to the acquisition.

AF) Reflects the proceeds from the sale of $95.0 million of notes after repaying $4.0 million of existing debt.

Maturities of pro forma debt obligations at June 30, 2006 are as follows (in thousands):

Period Ending:
June 30, 2007	$6,559
June 30, 2008	3,427
June 30, 2009	1,418
June 30, 2010	2,156
June 30, 2011	1,070
Thereafter	255,000

Total	$269,630

AG) Reflects deferred taxes on the DLS acquisition.

AH) Reflects the elimination of DLS’s stockholders’ equity and the issuance of 2.5 million shares in the DLS acquisition.

AI) Reflects the additional stock issued in connection with the offering, issuance and sale of 3.5 million shares of our common stock to fund a portion of the cash component of the purchase price for the DLS acquisition, net of expenses.

A) Reflects the impact on depreciation expense as a result of the step-up in basis of fixed assets and a longer estimated life on DLS assets.

B) Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisition of Rogers.

C) Reflects the amortization on the financing fees related to the sale of an additional $95.0 million of notes in August 2006.

D) Reflects the net increase in interest expense after taking into account debt of acquired companies that was repaid and additional borrowings needed to complete the acquisitions. Approximately $8.6 million of existing debt for DLS will remain outstanding after the acquisition. The interest rate assumed on the $8.6 million of DLS debt was 6.21%, which was the actual average interest rate on this debt as of June 30, 2006. Each 0.125% change in this interest rate would affect interest expense by $10,770 per annum. The interest expense category for DLS’ historical financials also includes other bank fees and other financial expenses of approximately $1.6 million. In conjunction with the Rogers acquisition, we issued a $750,000 note to the seller bearing interest at a fixed rate of 5%, and we borrowed $5.0 million under our line of credit. We assumed an 8% interest rate for this $5.0 million borrowing, which is our current borrowing rate under our committed line of credit. Each 0.125% change in this interest rate would affect interest expense by $6,250 per annum.

E) Reflects the additional interest expense related to the sale of $95.0 million of notes bearing interest at 9.0%. We repaid our $4.0 million, 5% subordinated note with a portion of the net proceeds of the offering of such notes. The proforma also reflects our repayment in June 2006 of the $5.0 million borrowed under our revolving line of credit to fund a portion of the Rogers acquisition.

F) A statutory tax rate of 35% was applied to the adjustments, but since Allis-Chalmers has a net operating loss carryforward no tax expense was recorded. In addition, the Allis-Chalmers net operating loss position offsets the historical tax liabilities for operations in the United States of acquired companies. Income taxes for DLS were computed at the Argentinian statutory rate of 35% as we have no net operating losses in Argentina to offset the tax liability. The net operating loss carryforward, after the historical results for Allis-Chalmers for the year ended December 31, 2005, is approximately $15.4 million.

G) Reflects the issuance of shares of our common stock as part of the acquisition price for Rogers and DLS. We issued 125,285 shares in the Rogers acquisition, and the consideration for our recent DLS acquisition included 2.5 million shares of our common stock.

H) Reflects the issuance of shares of our common stock as a result of the offering, issuance and sale of an additional 3.5 million shares of our common stock to fund a portion of the cash component of the purchase price for the DLS acquisition. The pro forma statement of operations treats the shares as having been issued at a price of $14.50 per share.

I) Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets and a longer estimated life on DLS assets.

J) Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisitions of Capcoil, W.T. and Rogers. Also reflects the decreased rent expense of $386,000 that will result from the acquisition of Specialty. We entered into a new lease for the Specialty yard with the seller. Entering into this lease was required by the purchase agreement and was a condition to the closing of the Specialty acquisition.

K) Reflects the amortization on the financing fees related to our $160.0 million notes offering in January 2006 and the sale of $95.0 million of notes in August 2006.

L) Reflects the net increase in interest expense after taking into account debt of acquired companies that was repaid and additional borrowings needed to complete the acquisitions. We applied $96.0 million of the net proceeds from our $160.0 million notes offering in January 2006 to fund the acquisition of Specialty. The notes bear interest at a fixed rate of 9%. Approximately $8.6 million of DLS’ pre-acquisition debt remained outstanding immediately following the acquisition. The interest rate assumed on the $8.6 million of DLS debt was 6.21% which was the actual average interest rate on this debt as of June 30, 2006. Each 0.125% change in this interest rate would affect interest expense by $10,770 per annum. The interest expense category for DLS’ historical financials also includes other bank fees and other financial expenses of approximately $2.7 million. In conjunction with the Rogers acquisition, we issued a $750,000 note to the seller bearing interest at 5% fixed and we borrowed $5.0 million under our line of credit. We assumed an 8% interest rate for this $5.0 million borrowing which is our current borrowing rate under our committed line of credit. Each 0.125% change in this interest rate would affect interest expense by $6,250 per annum. To acquire M-I’s 45% interest in AirComp we issued a new note for $4.0 million to replace a note for $4.8 million, both notes bore interest at 5.0%.

M) Reflects the increased interest expense related to additional borrowings as a result of the January 2006 notes offering, and the sale of $95.0 million of notes in August 2006. We repaid our $4.0 million 5% subordinated note with a portion of the net proceeds of the offering of senior notes in August 2006. The proforma also reflects the repayment of the $5.0 million borrowed under our revolving line of credit to fund a portion of the Rogers acquisition. Interest on the proceeds of the January 2006 notes in excess of the Specialty acquisition and net of debt repayments and the interest on the August 2006 notes are computed at the contractual rate of 9%.

N) Reflects the elimination of the 45% minority interest position of M-I in AirComp.

O) Reflects the issuance of shares of our common stock as part of the acquisition price for Delta, Capcoil, Rogers and DLS. The Delta acquisition included consideration of $1.0 million in stock, the Capcoil acquisition included consideration of $765,000 in stock and the Rogers acquisition included consideration of $1,650,000 in stock. The stock component of the consideration for the recent DLS acquisition is comprised of 2.5 million shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
       The following selected historical consolidated financial information for each of the years in the five-year period ended December 31, 2005 has been derived from our audited consolidated financial statements, and the financial information for the six months ended June 30, 2005 and 2006 was derived from our unaudited interim financial statements included elsewhere in this prospectus. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements included elsewhere herein. Results for interim periods may not be indicative of results for full fiscal years.

											Six Months Ended
	Year Ended December 31,										June 30,

	2001(1)		2002		2003		2004		2005		2005		2006

											(Unaudited)
	(In thousands, except per share amounts and ratios)
Statement of Operations Data:
Revenues	$4,796		$17,990		$32,724		$47,726		$105,344		$42,922		$107,498
Cost of revenues	3,331		14,640		24,029		35,300		74,763		30,482		66,239

Gross profit	1,465		3,350		8,695		12,426		30,581		12,440		41,259
General and administrative expense	2,898		3,792		6,169		8,011		17,715		6,459		15,482
Personnel restructuring costs	—		495		—		—		—		—		—
Abandoned acquisition/private placement costs	—		233		—		—		—		—		—
Post-retirement medical costs	—		(98)		(99)		188		(352)		—		—

Total operating expenses	2,898		4,422		6,070		8,199		17,363		6,459		15,482

Income (loss) from operations	(1,433)		(1,072)		2,625		4,227		13,218		5,161		24,504
Other income (expense):
Interest expense, net	(828)		(2,207)		(2,464)		(2,776)		(4,397)		(1,166)		(7,425)
Factoring costs on note receivable	—		(191)		—		—		—		—		—
Settlement on lawsuit	—		—		1,034		—		—		—		—
Gain on sale of interest in AirComp	—		—		2,433		—		—		—		—
Other	(12)		(40)		12		272		186		158		20

Total other income (expense)	(840)		(2,438)		1,015		(2,504)		(4,211)		(1,008)		(7,405)

Net income (loss) before income taxes and minority interest	(2,273)		(3,510)		3,640		1,723		9,007		4,153		17,099
Minority interests in income of subsidiaries	—		(189)		(343)		(321)		(488)		(488)		—
Income tax	—		(270)		(370)		(514)		(1,344)		(329)		(3,081)

Net income (loss) from continuing operations	(2,273)		(3,969)		2,927		888		7,175		3,336		14,018
(Loss) from discontinued operations	(291)		—		—		—		—		—		—
(Loss) from sales of discontinued operations	(2,013)		—		—		—		—		—		—

Net (loss) from discontinued operations	(2,304)		—		—		—		—		—		—
Net income (loss)	(4,577)		(3,969)		2,927		888		7,175		3,336		14,018
Preferred stock dividend	—		(321)		(656)		(124)		—		—		—

Net income (loss) attributed to common stockholders	$(4,577)		$(4,290)		$2,271		$764		$7,175		$3,336		$14,018

Other Financial Data (unaudited):
Ratio of earnings to fixed charges(2)	(1.6	)x	(0.4	)x	2.2	x	1.5	x	2.6	x	3.9	x	3.1	x

	As of December 31,
						As of
	2001	2002	2003	2004	2005	June 30, 2006

						(Unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$152	$146	$1,299	$7,344	$1,920	$6,208
Total assets	12,465	34,778	53,662	80,192	137,355	280,686
Long-term debt (including current portion)	7,856	21,221	32,233	30,473	60,569	170,016
Stockholders’ equity	1,250	1,009	4,541	35,109	60,875	83,281

(1)	We entered the oilfield services business in 2001. We sold our last non-oilfield services business in December 2001, which is reflected in our financial statements for 2001 as a discontinued operation.

(2)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, extraordinary items, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses and discount or premium relating to any indebtedness and dividends on preferred stock and the interest component of leases represents the portion of rental expense which we estimate as an interest component. For the years ended December 31, 2001 and December 31, 2002, earnings were inadequate to cover fixed charges due to a deficiency of approximately $2.3 million and $3.7 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
       The following discussion and analysis should be read in conjunction with our selected historical financial information and our accompanying financial statements and the notes to those financial statements included elsewhere in this document. The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including, but not limited to, those discussed above under “Risk Factors.”
Overview of Our Business
      We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. We currently operate in five sectors of the oil and natural gas service industry: directional drilling services; rental tools; casing and tubing services; compressed air drilling services; and production services.
      We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The price we charge for our services depends upon several factors, including the level of oil and natural gas drilling activity and the competitive environment in the particular geographic regions in which we operate. Contracts are awarded based on price, quality of service and equipment, and general reputation and experience of our personnel. The demand for drilling services has historically been volatile and is affected by the capital expenditures of oil and natural gas exploration and development companies, which can fluctuate based upon the prices of oil and natural gas, or the expectation for the prices of oil and natural gas.
      The number of working drilling rigs, typically referred to as the “rig count,” is an important indicator of activity levels in the oil and natural gas industry. The rig count in the United States increased from 862 as of December 31, 2002 to 1,762 on August 18, 2006, according to the Baker Hughes rig count. Furthermore, directional and horizontal rig counts increased from 283 as of December 31, 2002 to 698 on August 18, 2006, which accounted for 32.8% and 40.0% of the total U.S. rig count, respectively. Currently, we believe that the number of available drilling rigs is insufficient to meet the demand for drilling rigs. Consequently, unless a significant number of additional drilling rigs are brought online, the rig count may not increase substantially despite the strong demand.
      Our cost of revenues represents all direct and indirect costs associated with the operation and maintenance of our equipment. The principal elements of these costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel and depreciation. Operating expenses do not fluctuate in direct proportion to changes in revenues because, among other factors, we have a fixed base of inventory of equipment and facilities to support our operations, and in periods of low drilling activity we may also seek to preserve labor continuity to market our services and maintain our equipment.
Cyclical Nature of Oilfield Services Industry
      The oilfield services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.
      Demand for our services has been strong throughout 2003, 2004 and 2005 due to high oil and natural gas prices and increased demand and declining production costs for natural gas as compared to other energy sources. Management believes the current market fundamentals are indicative of a favorable long-term trend of activity in our markets. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.
Restatement
      We understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” or SFAS, No. 128. The effect of the restatement is to reduce weighted average diluted shares outstanding for each period and to reduce weighted average basic shares outstanding for the quarter ended September 30, 2004. Therefore, diluted earnings per share were increased for the relevant periods and basic earnings per share were increased for the quarter ended September 30, 2004. (See Note 2 to our consolidated financial statements for the three years ended December 31, 2005).
      In connection with the formation of AirComp in 2003, we, along with M-I, contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. We originally accounted for the formation of AirComp as a joint venture, but in February 2005 determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, “Business Combinations” and SEC Staff Accounting Bulletin No. 51 “Accounting for Sales of Stock by a Subsidiary.” Consequently, we have restated our financial statements for the year ended December 31, 2003 and for the first three quarters of 2004 (See Note 2 to our consolidated financial statements for the three years ended December 31, 2005).
      Management has concluded that the need to restate our financial statements resulted, in part, from the lack of sufficient experienced accounting personnel, which in turn resulted in a lack of effective control over the financial reporting process.
      We have implemented a number of actions that we believe address the deficiencies in our financial reporting process, including the following:

•	The addition of experienced accounting personnel with appropriate experience and qualifications to perform quality review procedures and to satisfy our financial reporting obligations. During August 2004, we hired a new chief financial officer and in October 2004 we hired a full-time in-house general counsel. In March 2005, we hired a certified public accountant as our financial reporting manager and in July 2005 we hired as chief accounting officer, a certified public accountant who has significant prior experience as a chief accounting officer of a publicly traded company. In 2006, we have added three additional certified public accountants in connection with the growth of our business and to implement and monitor compliance with internal control processes.

•	In the fourth quarter of 2004, we engaged an independent internal controls consulting firm which is in the process of documenting, analyzing, identifying and correcting deficiencies and testing our internal controls and procedures, including our controls over internal financial reporting.

•	We are in the final stages of completing the implementation of a new accounting software to facilitate timely and accurate reporting.
      Although we have implemented a number of actions as described above, we have not yet had sufficient time to test the newly implemented actions.
Results of Operations
      In February 2002, we acquired 81% of the capital stock of Allis-Chalmers Tubular Services Inc., or Tubular. In February 2002, we also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc., or Strata. The results from our casing and tubing services and directional drilling services are included in our operating results from February 1, 2002.
      In July 2003, through our subsidiary Mountain Compressed Air, Inc., or Mountain Air, we entered into a limited liability company agreement with M-I, a company owned by Smith International and Schlumberger N.V., to form AirComp. We owned 55% and M-I owned 45% of AirComp until we purchased M-I’s interest in July 2005. We have consolidated AirComp into our financial statements beginning with the quarter ending September 30, 2003.
      In September 2004, we acquired the remaining 19% of Tubular and we acquired Safco-Oil Field Products, Inc., or Safco. In November 2004, AirComp acquired substantially all of the assets of Diamond Air and, in December 2004, we acquired Downhole Injection Services, LLC, or Downhole. We consolidated the results of these acquisitions from the day they were acquired.
      In April 2005, we acquired Delta Rental Service, Inc., or Delta, and, in May 2005, we acquired Capcoil. We report the operations of Downhole and Capcoil as our production services segment and the operations of Safco and Delta as our rental tools segment. In July 2005, we acquired the 45% interest of M-I in our compressed air drilling subsidiary, AirComp, making us the 100% owner of AirComp. In addition, in July 2005, we acquired the compressed air drilling assets of W.T. Enterprises, Inc., or W.T. On August 1, 2005, we acquired 100% of the outstanding capital stock of Target Energy Inc., or Target. The results of Target are included in our directional and horizontal drilling segment as their measurement-while-drilling equipment is utilized in that segment. On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc., or Patterson. We consolidated the results of these acquisitions from the day they were acquired.
      In January 2006, we acquired 100% of the outstanding stock of Specialty. In April 2006, we acquired 100% of the outstanding stock of Rogers. We consolidated the results of each of these acquisitions from the effective date thereof.
      The foregoing acquisitions affect the comparability from period to period of our historical results, and our historical results may not be indicative of our future results.

Comparison of Three Months Ended June 30, 2006 and 2005
      Our revenues for the three months ended June 30, 2006 were $60.5 million, an increase of 156.4% compared to $23.6 million for the three months ended June 30, 2005. Revenues increased in all of our business segments due to acquisitions completed in the second and third quarters of 2005 and the first and second quarters of 2006, the investment in additional equipment, improved pricing for our services, the addition of operations and sales personnel and the opening of new operations offices. Revenues increased most significantly at our rental tools segment due to the acquisition of Specialty, effective January 1, 2006. Our casing and tubing services segment also so a substantial increase in revenue, primarily due to the acquisitions of the casing and tubing assets of Patterson Services, Inc on September 1, 2005, and the acquisition of Rogers as of April 1, 2006, along with improved market conditions and increased market penetration for our services in South Texas, East Texas, Louisiana and the U.S. Gulf of Mexico. Revenue increased at our compressed air drilling segment due to the acquisition of the air drilling assets of W.T. on July 11, 2005, the purchase of additional equipment and improved pricing for our services in West Texas. Our directional drilling services segment revenues increased in the 2006 period compared to the 2005 period due to improved pricing for directional drilling services, the acquisition of Target, which provides measurement-while-drilling tools, or MWD, the addition of operations and sales personnel, the opening of new operations offices and the purchase of additional down-hole motors and MWDs which increased our capacity and market presence. Also contributing to increased revenues was the acquisition of Capcoil as of May 1, 2005 in our production services segment.
      Our gross profit for the quarter ended June 30, 2006 increased 262.6% to $24.7 million, or 40.8% of revenues, compared to $6.8 million, or 28.8%, of revenues for the three months ended June 30, 2005. The increase in gross profit as a percentage of revenues is due to the acquisition of Specialty as of January 1, 2006, in the high margin rental tool business. The increase in gross profit is also due to increased revenues at our compressed air drilling services segment, including the acquisition of the air drilling assets of WT, increased revenues and improved pricing in the directional drilling services segment. Improved market conditions for our domestic casing and tubing segment, the acquisition of additional casing and tubing assets in September 2005 and the acquisition of Rogers in April 2006 also contributed to the increase in gross profit. The increase in gross profit was partially offset by an increase in depreciation expense of 250.5% to $3.8 million for the second quarter of 2006 compared to $1.1 million for the second quarter of 2005. The increase is due to additional depreciable assets resulting from the acquisitions and capital expenditures. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.
      General and administrative expense was $8.1 million in the second quarter of 2006 period compared to $3.5 million for the second quarter of 2005. General and administrative expense increased due to the additional expenses associated with the acquisitions, and the hiring of additional sales and administrative personnel. General and administrative expense also increased because of increased accounting and consulting fees and other expenses in connection with initiatives to strengthen our internal control processes, costs related to Sarbanes Oxley compliance efforts and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 13.5% in the 2006 quarter and 14.7% in the 2005 quarter.
      We adopted SFAS No. 123R, Share-Based Payment, effective January 1, 2006. This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values. We adopted SFAS No. 123R using the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, we record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining vesting periods of those awards with no change in historical reported earnings. Therefore, we recorded an expense of $0.8 million related to stock options for the three months ended June 30, 2006, of which $764,000 was recorded in general and administrative expense with the balance being recorded as a direct cost. Prior to January 1,

2006, we accounted for our stock-based compensation using Accounting Principle Board Opinion No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. Accordingly, no compensation cost was recognized under APB No. 25.
      Amortization expense was $666,000 in the second quarter of 2006 compared to $426,000 in the second quarter of 2005. The increase in amortization expense is due to the amortization of intangible assets in connection with our acquisitions and the amortization of deferred financing costs.
      Income from operations for the three months ended June 30, 2006 totaled $15.9 million, a 444.6% increase over income from operations of $2.9 million for the three months ended June 30, 2005, reflecting the increase in our revenues and gross profit, offset in part by increased general and administrative expenses and amortization.
      Our net interest expense was $3.8 million in the second quarter of 2006, compared to $645,000 for the second quarter of 2005. Interest expense increased in the 2006 quarter due to the increased borrowings at a higher average interest rate. In January of 2006 we issued $160.0 million of senior notes bearing interest at 9.0% to fund the acquisition of Specialty, pay off other outstanding debt and for working capital.
      Minority interest in income of subsidiaries for the second quarter of 2006 was $0 compared to $344,000 for the second quarter of 2005 due to the acquisition of the minority interest in AirComp as of July 11, 2005.
      We had net income of $9.6 million for the second quarter of 2006, an increase of 442.3%, compared to net income of $1.8 million for the second quarter of 2005.
      The following table compares revenues and income from operations for each of our business segments. Income (loss) from operations consists of revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations

		Three Months			Three Months
		Ended			Ended
		June 30,			June 30,
	2006	2005	Change	2006	2005	Change

	(in thousands)
Directional drilling services	$18,315	$10,934	$7,381	$4,367	$1,495	$2,872
Rental tools	12,707	1,566	11,141	7,308	405	6,903
Casing and tubing services	14,569	3,933	10,636	4,314	1,354	2,960
Compressed air drilling services	10,949	4,866	6,083	3,204	1,002	2,202
Production services	3,930	2,289	1,641	341	36	305
General corporate	—	—	—	(3,663)	(1,378)	(2,285)

Total	$60,470	$23,588	$36,882	$15,871	$2,914	$12,957

      Directional Drilling Services Segment Revenues for the quarter ended June 30, 2006 for our directional drilling services segment were $18.3 million, an increase of 67.5% from the $10.9 million in revenues for the quarter ended June 30, 2005. Income from operations increased 192.1% to $4.4 million for the second quarter of 2006 from $1.5 million for the comparable 2005 period. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas, improved pricing for directional and horizontal drilling services, the acquisition of Target as of August 1, 2005, the purchase of an additional six MWDs, the establishment of new operations in West Texas and Oklahoma, and the addition of operations and sales personnel which increased our capacity and market presence. Our increased operating expenses as a result of the addition of operations and personnel were more than offset by the growth in revenues and improved pricing for our services.
      Rental Tools Segment Revenues for the quarter ended June 30, 2006 for the rental tools segment were $12.7 million, from $1.6 million in revenues for the quarter ended June 30, 2005. Income from operations increased to $7.3 million in the 2006 period compared to $405,000 in the 2005 period. Our rental tools revenues and operating income for the second quarter of 2006 increased compared to the prior year due primarily due to the acquisition of Specialty. Specialty was acquired as of January 1, 2006, the effective date of the acquisition. Safco, Delta and Specialty were merged in February 2006 to form Allis-Chalmers Rental Tools, Inc
      Casing and Tubing Services Segment Revenues for the quarter ended June 30, 2006 for the casing and tubing services segment were $14.6 million, an increase of 270.4% from the $3.9 million in revenues for the quarter ended June 30, 2005. Revenues from domestic operations increased to $13.0 million in the 2006 period from $2.3 million in the 2005 period as a result of the acquisition of Rogers and the casing and tubing assets of Patterson Services on September 1, 2005, which resulted in increased market penetration for our services in South Texas, East Texas, Louisiana and the U.S. Gulf of Mexico. Revenues from Mexico operations were $1.6 million for the second quarter of 2006 and in the second quarter of 2005. Income from operations increased 218.6% to $4.3 million in the second quarter of 2006 from $1.4 million in the second quarter of 2005. The increase in this segment’s operating income is due to our increased revenues from domestic operations. The operating income as a percentage of revenue decreased to 29.6% for the three months ended June 30, 2006 compared to 34.4% for the same period of 2005. The decrease in operating income as a percentage of revenues is due to the increase in domestic revenues as compared to Mexico revenues, which have higher operating income margins.
      Compressed Air Drilling Services Segment Our compressed air drilling revenues were $10.9 million for the three months ended June 30, 2006, an increase of 125.0% compared to $4.9 million in revenues for the three months ended June 30, 2005. Income from operations increased to $3.2 million in the 2006 period compared to income from operations of $1.0 million in the 2005 period. Our compressed air drilling revenues and operating income for the second quarter of 2006 increased compared to the prior year due primarily due to the acquisition of the air drilling assets of WT as of July 11, 2005, improved pricing for our services and our investment in additional equipment.
      Production Services Segment Operations for this segment consist of Downhole, which was acquired December 1, 2004, and Capcoil which was acquired May 1, 2005. Downhole and Capcoil were merged in February 2006, to form Allis-Chalmers Production Services, Inc. Revenues were $3.9 million for the three months ended June 30, 2006, an increase of 71.7% compared to $2.3 million in revenues for the three months ended June 30, 2005. Income from operations increased to $341,000 in the 2006 period compared to $36,000 in the 2005 period. Our production services revenues and operating income for the second quarter of 2006 increased compared to the prior year due to the acquisition of Capcoil and improved pricing for our services and improved utilization of out equipment.
      General Corporate General corporate expenses increased $2.3 million to $3.7 million for the three months ended June 30, 2006 compared to $1.4 million for the three months ended June 30, 2005. The increase was due to stock option expense of $0.8 million recorded in 2006 with the adoption of SFAS 123R, the increase in accounting and administrative staff to support the growing organization, increased franchise taxes based on our increased authorized shares and cost related to our Sarbanes-Oxley compliance effort.

Comparison of Six Months Ended June 30, 2006 and 2005
      Our revenues for the six months ended June 30, 2006 were $107.5 million, an increase of 150.4% compared to $42.9 million for the six months ended June 30, 2005. Revenues increased in all of our business segments due to acquisitions completed in the second and third quarters of 2005 and the first and second quarters of 2006, the investment in additional equipment, improved pricing for our services, the addition of operations and sales personnel and the opening of new operations offices. Revenues increased most significantly at our rental tools segment due to the acquisition of Specialty, effective January 1, 2006 and Delta, on April 1, 2005. Our casing and tubing services segment recorded substantial revenue growth due to the acquisitions of the casing and tubing assets of Patterson Services, Inc on September 1, 2005, and the acquisition of Rogers effective April 1, 2006, along with improved market conditions and increased market penetration for our services in South Texas, East Texas, Louisiana and the U.S. Gulf of Mexico. Our directional drilling services segment revenues increased in the 2006 period compared to the 2005 period due to improved pricing for directional drilling services, the acquisition of Target, which provides MWD tools, the addition of operations and sales personnel, the opening of new operations offices and the purchase of additional down-hole motors and MWDs which increased our capacity and market presence. Revenues also increased at our compressed air drilling segment due to the acquisition of the air drilling assets of WT, on July 11, 2005, the purchase of additional equipment and improved pricing for our services in West Texas. Also contributing to increased revenues was the acquisition of Capcoil, as of May 1, 2005 in our production services segment.
      Our gross profit for the six months ended June 30, 2006 increased 231.7% to $41.3 million, or 38.4% of revenues, compared to $12.4 million, or 29.0%, of revenues for the six months ended June 30, 2005. The increase in gross profit as a percentage of revenues is due to the acquisition of Specialty as of January 1, 2006 and the acquisition of Delta as of April 1, 2005, in the high margin rental tool business. The increase in gross profit is also due to increased revenues at our compressed air drilling services segment, including the acquisition of the air drilling assets of WT, increased revenues and improved pricing in the directional drilling services segment. Improved market conditions for our domestic casing and tubing segment, the acquisition of additional casing and tubing assets in September 2005 and the acquisition of Rogers effective April 1, 2006 also contributed to the gross profit increase. The increase in gross profit was partially offset by an increase in depreciation expense of 256.8% to $7.2 million for the first six months of 2006 compared to $2.0 million for the first six months of 2005. The increase is due to additional depreciable assets resulting from the acquisitions and capital expenditures. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.
      General and administrative expense was $15.5 million in the first six months of 2006 period compared to $6.5 million for the first six months of 2005. General and administrative expense increased due to the additional expenses associated with the acquisitions, and the hiring of additional sales and administrative personnel. General and administrative expense also increased because of increased accounting and consulting fees and other expenses in connection with initiatives to strengthen our internal control processes, costs related to Sarbanes Oxley compliance efforts and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 14.4% for the six months ended June 30, 2006 and 15.0% in the same period of 2005.
      We adopted SFAS No. 123R, Share-Based Payment, effective January 1, 2006. This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values. With the adoption of SFAS no. 123R, we recorded $1.8 million of expense related to stock options during the six months ended June 30, 2006, of which $1.6 million was recorded as a general and administrative expense with the balance recorded as direct costs. We adopted SFAS No. 123R using the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, we record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining vesting periods of those awards with no change in historical reported earnings. Prior to January 1, 2006, we accounted for our stock-based compensation using Accounting Principle Board Opinion No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. Accordingly, no compensation cost was recognized under APB No. 25.
      Amortization expense was $1.3 million in the first six months of 2006 compared to $820,000 in the first six months of 2005. The increase in amortization expense is due to the amortization of intangible assets in connection with our acquisitions and the amortization of deferred financing costs.
      Income from operations for the six months ended June 30, 2006 totaled $24.5 million, a 374.8% increase over income from operations of $5.2 million for the six months ended June 30, 2005, reflecting the increase in our revenues and gross profit, offset in part by increased general and administrative expenses, and amortization.
      Our net interest expense was $7.4 million in the first six months of 2006, compared to $1.2 million for the first six months of 2005. Interest expense increased in the 2006 period due to the increased borrowings at a higher average interest rate. In January of 2006 we issued $160.0 million of senior notes bearing interest at 9.0% to fund the acquisition of Specialty, pay off other outstanding debt and for working capital.
      Minority interest in income of subsidiaries for the six months ended June 30, 2006 was $0 compared to $488,000 for the six months ended June 30, 2005 due to the acquisition of the minority interest in AirComp, as of July 11, 2005.
      We had net income of $14.0 million for the first six months of 2006, an increase of 320.2%, compared to net income of $3.3 million for the first six months of 2005.
      The following table compares revenues and income from operations for each of our business segments. Income (loss) from operations consists of revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations

		Six Months			Six Months
		Ended			Ended
		June 30,			June 30,
	2006	2005	Change	2006	2005	Change

	(in thousands)
Directional drilling services	$33,369	$20,835	$12,534	$6,972	$3,373	$3,599
Rental tools	23,128	1,940	21,188	12,306	326	11,980
Casing and tubing services	24,028	7,493	16,535	6,165	2,679	3,486
Compressed air drilling services	20,048	9,047	11,001	5,441	1,529	3,912
Production services	6,925	3,607	3,318	618	(2)	620
General corporate	—	—	—	(6,998)	(2,744)	(4,254)

Total	$107,498	$42,922	$64,576	$24,504	$5,161	$19,343

      Directional Drilling Services Segment Revenues for the six months ended June 30, 2006 for our directional drilling services segment were $33.4 million, an increase of 60.2% from the $20.8 million in revenues for the six months ended June 30, 2005. Income from operations increased 106.7% to $7.0 million for the first six months of 2006 from $3.4 million for the comparable 2005 period. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas, improved pricing for directional and horizontal drilling services, the acquisition of Target as of August 1, 2005, the purchase of an additional six MWDs, the establishment of new operations in West Texas and Oklahoma, and the addition of operations and sales personnel which increased our capacity and market presence. Our increased operating expenses as a result of the addition of operations and personnel were more than offset by the growth in revenues and improved pricing for our services.
      Rental Tools Segment Revenues for the six months ended June 30, 2006 for the rental tools segment were $23.1 million, from $1.9 million in revenues for the six months ended June 30, 2005. Income from operations increased to $12.3 million in the 2006 period compared to $326,000 in the 2005 period. Our rental tools revenues and operating income for the first six months of 2006 increased compared to the prior year due primarily due to the acquisitions of Specialty and Delta. Delta was acquired as of April 1, 2005, and Specialty was acquired as of January 1, 2006, the effective date of their respective acquisitions. Safco, Delta and Specialty were merged in February 2006 to form Allis-Chalmers Rental Tools, Inc.
      Casing and Tubing Services Segment Revenues for the six months ended June 30, 2006 for the casing and tubing services segment were $24.0 million, an increase of 220.7% from the $7.5 million in revenues for the six months ended June 30, 2005. Revenues from domestic operations increased to $20.8 million in the 2006 period from $4.2 million in the 2005 period as a result of the acquisitions of the casing and tubing assets of Patterson Services on September 1, 2005 and Rogers effective April 1, 2006, which resulted in increased market penetration for our services in South Texas, East Texas, Louisiana and the U.S. Gulf of Mexico. Revenues from Mexico operations decreased to $3.2 million in the first six months of 2006 from $3.3 million in the 2005 period. Income from operations increased 130.1% to $6.2 million in the first six months of 2006 from $2.7 million in the first six months of 2005. The increase in this segment’s operating income is due to our increased revenues from domestic operations. The operating income as a percentage of revenue decreased to 25.7% for the six months ended June 30, 2006 compared to 35.8% for the same period of 2005. The decrease in operating income as a percentage of revenues is due to the increase in domestic revenues as compared to Mexico revenues, which have higher operating income margins.
      Compressed Air Drilling Services Segment Our compressed air drilling revenues were $20.0 million for the six months ended June 30, 2006, an increase of 121.6% compared to $9.0 million in revenues for the six months ended June 30, 2005. Income from operations increased to $5.4 million in the 2006 period compared to income from operations of $1.5 million in the 2005 period. Our compressed air drilling revenues and operating income for the first six months of 2006 increased compared to the prior year due primarily due to the acquisition of the air drilling assets of WT as of July 11, 2005, improved pricing for our services and our investment in additional equipment.
      Production Services Segment Operations for this segment consist of Downhole which was acquired December 1, 2004, and Capcoil which was acquired May 1, 2005. Downhole and Capcoil were merged in February 2006, to form Allis-Chalmers Production Services, Inc. Revenues were $6.9 million for the six months ended June 30, 2006, an increase of 92.0% compared to $3.6 million in revenues for the six months ended June 30, 2005. Income from operations increased to $618,000 in the 2006 period compared to loss from operations of $2,000 in the 2005 period. Our production services revenues and operating income for the first six months of 2006 increased compared to the prior year due to the acquisition of Capcoil and improved pricing for our services and improved utilization of our equipment.
      General Corporate General corporate expenses increased $4.3 million to $7.0 million for the six months ended June 30, 2006 compared to $2.7 million for the six months ended June 30, 2005. The increase was due to stock option expense of $1.8 million recorded in 2006 with the adoption of SFAS 123R, the increase in accounting and administrative staff to support the growing organization, increased franchise taxes based on our increased authorized shares and cost related to our Sarbanes-Oxley compliance effort.

Comparison of Years Ended December 31, 2005 and December 31, 2004
      Our revenues for the year ended December 31, 2005 were $105.3 million, an increase of 120.8% compared to $47.7 million for the year ended December 31, 2004. The increase in revenues was principally due to acquisitions completed in the fourth quarter of 2004 and the second and third quarters of 2005, the addition of operations and sales personnel, the opening of new operations offices, and the purchase of additional equipment. Acquisitions completed during this period enabled us to establish our rental tool and production services segments which resulted in an increased offering of products and services and an expansion of our customer base. Directional drilling services segment revenues increased in the 2005 period compared to the 2004 period due to the addition of operations and sales personnel, the opening of new operations offices and the purchase of additional downhole motors which increased our capacity and market presence. Revenues increased at our compressed air drilling segment due to acquisition of the air drilling assets of W.T. on July 11, 2005, the acquisitions of substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, which we refer to collectively as Diamond Air, on November 1, 2004 and improved pricing for our services in West Texas.
      Revenues increased at our casing and tubing services segment due to the acquisition of the casing and tubing assets of Patterson on September 1, 2005, increased revenues from Mexico, improved market conditions, improved market penetration for our services in South Texas and the addition of operating personnel and equipment which broadened our capabilities. Also contributing to increased revenues were the acquisitions of Safco as of September 1, 2004, Downhole as of December 1, 2004, Delta as of April 1, 2005 and Capcoil as of May 1, 2005. Downhole and Capcoil comprise our production services segment and were merged in February 2006 to form Production Services. Safco and Delta comprise our rental tool segment and were merged in February 2006 with Specialty to form Rental Tools.
      Our gross margin for the year ended December 31, 2005 increased 146.1% to $30.6 million, or 29.0% of revenues, compared to $12.4 million, or 26.0% of revenues, for the year ended December 31, 2004. The increase is due to increased revenues and improved pricing in the directional drilling services segment, increased revenues at our compressed air drilling services segment, including revenues resulting from the acquisition of Diamond Air and the compressed air drilling assets of W.T., increased revenues from Mexico, improved market conditions for our domestic casing and tubing segment and the growth of our rental tools segment through the acquisition of Delta on April 1, 2005. Depreciation expense increased 80.4% to $4.9 million in 2005 compared to $2.7 million in 2004. The increase is due to additional depreciable assets resulting from capital expenditures and acquisitions in 2004 and 2005. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.
      General and administrative expense was $15.9 million for the year ended December 31, 2005 compared to $7.1 million for the year ended December 31, 2004. General and administrative expense increased due to the additional expenses associated with the acquisitions completed in the second half of

2004 and in 2005, and the hiring of additional sales and administrative personnel. General and administrative expense also increased because of increased legal and accounting fees and other expenses related to our financing and acquisition activities, increased consulting fees in connection with our internal controls and corporate governance process, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 15.1% for 2005 and 14.9% for 2004.
      Amortization expense was $1.8 million for the year ended December 31, 2005 compared to $0.9 million for the year ended December 31, 2004. The increase in amortization expense is due to the amortization of intangible assets in connection with our acquisitions and the amortization of deferred financing costs.
      Income from operations for the year ended December 31, 2005 totaled $13.2 million, a 212.7% increase over the $4.2 million in income from operations for the year ended December 31, 2004, reflecting the increase in our revenues and gross profit, offset in part by increased general and administrative expenses.
      Our interest expense was $4.4 million for the year ended December 31, 2005, compared to $2.8 million for the year ended December 31, 2004. Interest expense increased during 2005 due to the increased borrowings associated with the acquisitions completed in the second and third quarters of 2005, equipment purchases and higher average interest rates, offset in part by the prepayment, in December 2004, of our 12% $2.4 million subordinated note. Additionally, in 2005, we incurred debt retirement expense of $1.1 million related to the refinancing of our debt. This amount includes prepayment penalties and the write-off of deferred financing fees from a previous financing.
      Minority interest in income of subsidiaries for the year ended December 31, 2005 was $488,000 compared to $321,000 for the corresponding period in 2004 due to the increase in profitability at AirComp due in part to the acquisition of Diamond Air as of November 1, 2004. The minority interest at AirComp was acquired on July 11, 2005 and the minority interest in Tubular, which was 19%-owned by former director Jens Mortensen, was acquired on September 30, 2004.
      We had net income attributed to common stockholders of $7.2 million for the year ended December 31, 2005, an increase of 839.1%, compared to the net income attributed to common stockholders of $0.8 million for the year ended December 31, 2004. The net income attributed to common stockholders in the 2004 period is after $124,000 in preferred stock dividends were distributed.
      The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2005 and December 31, 2004. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations

	2005	2004	Change	2005	2004	Change

	(In thousands)
Directional drilling services	$43,901	$24,787	$19,114	$7,389	$3,061	$4,328
Compressed air drilling services	25,662	11,561	14,101	5,612	1,169	4,443
Casing and tubing services	20,932	10,391	10,541	4,994	3,217	1,777
Rental tools	5,059	611	4,448	1,300	(71)	1,371
Production services	9,790	376	9,414	(99)	4	(103)
General corporate	—	—	—	(5,978)	(3,153)	(2,825)

Total	$105,344	$47,726	$57,618	$13,218	$4,227	$8,991

      Directional Drilling Services Segment. Revenues for the year ended December 31, 2005 for our directional drilling services segment were $43.9 million, an increase of 77.1% from the $24.8 million in revenues for the year ended December 31, 2004. Income from operations increased 141.4% to $7.4 million for 2005 from $3.1 million for 2004. The improved results for this segment are due to the increase in drilling activity in Texas and the Gulf Coast area, the establishment of new operations in West Texas and Oklahoma, the addition of operations and sales personnel, the purchase of additional downhole motors which increased our capacity and market presence and the acquisition of Target, a provider of measurement-while-drilling equipment, effective August 2005. Our operating income increased due to higher revenue explained above and cost savings achieved as a result of the purchases of most of the downhole motors used in directional drilling, which we had previously rented.
      Compressed Air Drilling Services Segment. Our compressed air drilling revenues were $25.7 million for the year ended December 31, 2005, an increase of 122.0% compared to $11.6 million in revenues for the year ended December 31, 2004. Income from operations increased 380.1% to $5.6 million in 2005 compared to income from operations of $1.2 million in 2004. Our compressed air drilling revenues and operating income for the 2005 period increased compared to the 2004 period due in part to the acquisition of the air drilling assets of W.T., the acquisition of Diamond Air as of November 1, 2004 and improved pricing in West Texas.
      Casing and Tubing Services Segment. Revenues for the year ended December 31, 2005 for the casing and tubing services segment were $20.9 million, an increase of 101.4% from the $10.4 million in revenues for the year ended December 31, 2004. Revenues from domestic operations increased to $14.5 million in 2005 from $5.2 million in 2004 as a result of the acquisition of the casing and tubing assets of Patterson on September 1, 2005, improved market conditions for our services in South Texas and the addition of personnel which added to our capabilities and our offering of services. Revenues from Mexican operations increased to $6.4 million in 2005 from $5.2 million in 2004 as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations increased 55.2% to $5.0 million in 2005 from $3.2 million in 2004. The increase in this segment’s operating income is due to increased revenues both domestically and in our Mexico operations.
      Rental Tools Segment. Our rental tools revenues were $5.1 million for the year ended December 31, 2005, an increase of 728.0% compared to $0.6 million in revenues for the year ended December 31, 2004. Income from operations increased to $1.3 million in 2005 compared to a loss from operations of $71,000 in 2004. Operations for this segment include Safco, acquired in September 2004, and Delta, acquired in April 2005.
      Production Services Segment. Our production services revenues were $9.8 million for the year ended December 31, 2005, compared to $376,000 in revenues for the year ended December 31, 2004. Loss from operations was $99,000 in 2005 compared to an operating income of $4,000 in 2004. Operations for this segment consist of Downhole, acquired December 1, 2004, and Capcoil, acquired May 1, 2005. We plan to grow this segment and improve profitability by increasing our market presence and our critical mass and adding additional capillary and coil tubing units. Our results for the year ended December 31, 2005 for this segment were negatively affected by costs incurred to expand our international presence for production services and by downtime experienced by one of our larger coil tubing units.

Comparison of Years Ended December 31, 2004 and December 31, 2003
      Our revenues for the year ended December 31, 2004 were $47.7 million, an increase of 45.8% compared to $32.7 million for the year ended December 31, 2003. Revenues increased due to increased demand for our services due to the general increase in oil and gas drilling activity. Revenues increased most significantly at our directional drilling services segment due to the addition of operations and sales personnel, which increased our capacity and market presence. Additionally, our compressed air drilling services revenues in 2004 increased compared to the year 2003 due to the inclusion, for a full year in 2004, of the business contributed by M-I in connection with the formation of AirComp in July 2003 and the acquisition of Diamond Air on November 1, 2004. We have consolidated AirComp into our financial statements beginning with the quarter ended September 30, 2003. Also contributing to the increase in revenues was an increase in Mexico revenues at our casing and tubing services segment, which was offset in part by a decrease in domestic revenues for this segment due to increased competition for casing and tubing services in South Texas. Finally, in the second half of 2004, we acquired Safco, our rental tools subsidiary, as of September 1, and as of December 1, 2004, we acquired Downhole, our production services subsidiary.
      Our gross margin for the year ended December 31, 2004 increased 42.9% to $12.4 million, or 26.0% of revenues, compared to $8.7 million, or 26.6% of revenues for the year ended December 31, 2003, due to the increase in revenues in the directional drilling services segment, the compressed air drilling services segment and from Mexico, which more than offset lower revenues and higher costs in our domestic casing and tubing segment. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.
      General and administrative expense was $7.1 million in the 2004 period compared to $5.3 million for 2003. General and administrative expense increased in 2004 due to additional expenses associated with the inclusion of AirComp for a full year, the acquisitions completed in the second half of 2004, and the hiring of additional sales and administrative personnel at each of our subsidiaries. General and administrative expense also increased because of increased professional fees and other expenses related to our financing and acquisition activities, including the listing of our common stock on the American Stock Exchange, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 14.9% in 2004 and 16.2% in 2003.
      Depreciation and amortization was $3.6 million for the year ended December 31, 2004 compared to $2.9 million for the year ended December 31, 2003. The increase was due to the inclusion of AirComp for a full year and the increase in our assets resulting from our capital expenditures and the acquisitions completed in 2004.
      Income from operations for the year ended December 31, 2004 totaled $4.2 million, a 61.0% increase over the $2.6 million in income from operations for the prior year, reflecting the increase in our revenues and gross profit, offset in part by an increase in general and administrative expense. Income from operations in the year ended December 31, 2004 includes $188,000 in additional accrued expense for post-retirement medical benefits pursuant to our plan of reorganization. The increase in this accrued expense was based on the present value of the expected retiree benefit obligations as determined by a third-party actuary. Income from operations for the year 2003 includes income of $99,000, which resulted from a reduction in projected post-retirement benefits based on the third-party actuary at the end of 2003.
      Our interest expense increased to $2.8 million in 2004, compared to $2.5 million for the prior year, in spite of the decrease in our total debt. Interest expense in 2004 includes $359,000 in warrant put amortization, including the retirement of warrants in connection with the prepayment, in December 2004, of our $2.4 million 12.0% subordinated note. Interest expense in 2003 includes $216,000 in connection with the acceleration, in 2003, of the amortization of a put obligation related to subordinated debt at Mountain Air. The subordinated debt including accrued interest was paid off in connection with the formation of AirComp in 2003.
      Minority interest in income of subsidiaries for the year 2004 was $321,000 compared to $343,000 for the year 2003. The increase in net income at AirComp was offset in part by the elimination of minority interest in Tubular, which was 19%-owned by former director Jens Mortensen until September 30, 2004.
      We had net income attributed to common stockholders of $764,000 for the year ended December 31, 2004 compared to net income attributed to common stockholders of $2.3 million for the year ended December 31, 2003. In 2003, we recognized a non-operating gain on sale of an interest in a subsidiary in the amount of $2.4 million in connection with the formation of AirComp, and recognized a one-time gain of $1.0 million in the third quarter of 2003 as a result of settling a lawsuit against the former owners of Mountain Air.
      The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2004 and December 31, 2003. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

				Income (Loss)
	Revenues			from Operations

	2004	2003	Change	2004	2003	Change

	(In thousands)
Directional drilling services	$24,787	$16,008	$8,779	$3,061	$1,103	$1,958
Compressed air drilling services	11,561	6,679	4,882	1,169	17	1,152
Casing and tubing services	10,391	10,037	354	3,217	3,628	(411)
Other services	987	—	987	(67)	—	(67)
General corporate	—	—	—	(3,153)	(2,123)	(1,030)

Total	$47,726	$32,724	$15,002	$4,227	$2,625	$1,602

      Directional Drilling Services Segment. Revenues for the year ended December 31, 2004 for our directional drilling services segment were $24.8 million, an increase of 54.8% from the $16.0 million in revenues for the year ended December 31, 2003. Income from operations increased by 177.5% to $3.1 million for the year ended December 31, 2004 from $1.1 million for 2003. The improved results for this segment are due to the increase in drilling activity in Texas and the Gulf Coast area and the addition of operations and sales personnel which increased our capacity and market presence. Increased operating expenses as a result of the addition of personnel were more than offset by the growth in revenues and cost savings as a result of purchases, in late 2003 and in 2004, of most of the down-hole motors used in directional drilling. Previously we had leased these motors.
      Compressed Air Drilling Services Segment. Our compressed air drilling revenues were $11.6 million for the year ended December 31, 2004, an increase of 73.1% compared to $6.7 million in revenues for the year ended December 31, 2003. Income from operations increased to $1.2 million in 2004 compared to income from operations of $17,000 in 2003. Our compressed air drilling revenues and operating income for the year 2004 increased compared to the prior year due to the inclusion, for a full year in 2004, of the business contributed by M-I, in connection with the formation of AirComp in July 2003, and the acquisition of Diamond Air as of November 1, 2004.
      Casing and Tubing Services Segment. Revenues for the year ended December 31, 2004 for the casing and tubing services segment were $10.4 million, an increase of 3.5% from the $10.0 million in revenues for the year ended December 31, 2003. Revenues from domestic operations decreased from $6.3 million in 2003 to $5.1 million in the year 2004 as a result of increased competition in South Texas, resulting in fewer contracts awarded to us and lower pricing for our services. Revenues from Mexican operations, however, increased from $3.7 million in 2003 to $5.3 million in the 2004 period as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations decreased by 11.3% to $3.2 million in 2004 from $3.6 million in 2003. The decrease in this segment’s revenues and operating income is due to the decrease in revenues from domestic operations and increases in wages and benefits domestically, which was partially offset by increased revenues from Mexico.
      Other Services Segment. Revenues for this segment consist of Safco’s rental tool business, beginning September 1, 2004, and Downhole’s production services beginning December 1, 2004, the effective date of their respective acquisitions. Revenues for this segment were $987,000 with a loss from operations of $67,000. It is our plan to grow in these businesses thereby improving profitability as we increase our market presence and our critical mass.
Liquidity and Capital Resources
      Our on-going capital requirements arise primarily from our need to service our debt, to complete acquisitions and acquire and maintain equipment, and to fund our working capital requirements. Our primary sources of liquidity are borrowings under our revolving lines of credit, proceeds from the issuance of debt and equity securities and cash flows from operations. We had cash and cash equivalents of $6.2 million at June 30, 2006 compared to $1.9 million at December 31, 2005, $7.3 million at December 31, 2004 and $1.3 million at December 31, 2003.

Operating Activities
      In the six months ended June 30, 2006, our operating activities provided $17.0 million in cash compared to $2.9 million for the same period in 2005. Net income for the six months ended June 30, 2006 increased to $14.0 million, compared to $3.3 million in the 2005 period. The $14.0 million in net income for the 2006 period includes a charge of $1.8 million related to the expensing of stock options as required under SFAS No. 123R. Revenues and income from operations increased in the first six months of 2006 due to acquisitions completed in the first and second quarters of 2006 and the second and third quarters of 2005, the investment in additional equipment, the opening of new operations offices and the addition of operations and sales personnel. Non-cash expenses totaled $11.0 million during the first six months of 2006 consisting of $8.4 million of depreciation and amortization, $1.8 million from the expensing of stock options, $355,000 of imputed interest related to the effective date of the Specialty acquisition, $279,000 related to increases to the allowance for doubtful accounts receivables and $119,000 on the loss from asset retirements. Non-cash expenses during the first six months of 2005 totaled $3.3 million, consisting of depreciation and amortization expense of $2.8 million and minority interest of $488,000.
      During the six months ended June 30, 2006, changes in operating assets and liabilities used $8.0 million in cash, principally due to an increase of $13.6 million in accounts receivable, an increase of $1.5 million in inventory, a decrease of $1.5 million in accounts payable, offset in part by an increase of $6.4 million in accrued interest and an increase of $1.8 million in accrued expenses. Accounts receivable increased due to the increase in our revenues in the first six months of 2006. Other inventory increased primarily due to increased activity levels. The increase in accrued interest relates to our 9.0% senior notes issued in 2006 which is only payable in January and July. The increase in accrued expenses can be attributed to additional income tax liability due to profitability and additional expenses related to higher activity levels.

      During the six months ended June 30, 2005, changes in operating assets and liabilities used $3.8 million in cash, principally due to an increase of $3.0 million in accounts receivable, an increase of $1.1 million in inventory, and a decrease of $296,000 in accrued expenses, offset in part by an increase in accounts payable of $610,000. Accounts receivable increased due to the increase in our revenues in the first six months of 2005. The increase in inventory primarily relates to the acquisition of Capcoil. Accounts payable increased due to the increased level of activity.

Investing Activities
      During the six months ended June 30, 2006, we used $119.0 million in investing activities, consisting of $95.8 million for the acquisition of Specialty, net of cash received, $10.7 million for the acquisition of Rogers, net of cash received and $14.2 million for capital expenditures, offset by $1.8 million of proceeds from equipment sales. Included in the $14.2 million for capital expenditures was $5.5 million for equipment used in our casing and tubing segment, $3.0 million for the expansion of our MWD equipment used in the directional drilling segment and $3.0 million for additional equipment in our compressed air drilling services segment. A majority of our equipment sales relate to items “lost in hole” by our customers. During the first six months of 2005, we used $12.6 million in investing activities, consisting principally of the purchase of equipment of $5.5 million, the acquisition of Delta, net of cash received, for $4.5 million and the acquisition of Capcoil, net of cash received, for $2.6 million. Equipment purchases consisted primarily of $1.9 million for casing equipment, approximately $1.2 million for the purchase of downhole motors and approximately $1.9 million for new compressed air drilling equipment.

Financing Activities
      During the six months ended June 30, 2006, financing activities provided $106.3 million in cash. We received $161.4 million in proceeds from long-term debt, repaid $45.3 million in borrowings under long-term debt facilities, repaid $3.0 million in related party debt, repaid $6.4 million net under our line of credit and paid $5.3 million in debt issuance costs. We also received $5.0 million in proceeds from the exercise of options and warrants. During the six months ended June 30, 2005, financing activities provided a net of $5.0 million in cash. We received $5.2 million, net, in borrowings under long-term debt facilities and paid $199,000 in debt issuance costs.
      On January 18, 2006, we closed on a private offering of $160.0 million aggregate principal amount of our senior notes. The notes are due January 15, 2014 and bear interest at 9.0%. The proceeds from the sale of the notes were used to fund the Specialty acquisition, to repay existing debt and for general corporate purposes.
      Prior to January 18, 2006, we were party to a July 2005 credit agreement that provided for the following senior secured credit facilities:

•	A $13.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivable plus 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based on inventory). This line of credit was to be used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit. Outstanding borrowings under this line of credit were $6.4 million at a margin above prime and LIBOR rates plus margin averaging approximately 8.1% as of December 31, 2005.

•	Two term loans totaling $42.0 million. Outstanding borrowings under these term loans were $42.0 million as of December 31, 2005. These loans were at LIBOR rates plus a margin which averages approximately 7.8% at December 31, 2005.

      Borrowings under the July 2005 credit facilities were to mature in July 2007. Amounts outstanding under the term loans as of July 2006 were to be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year, we were to be required to prepay the remaining balance of the term loans by 75% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on borrowings was based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate, and there was a 0.5% fee on the undrawn portion of the revolving line of credit. The margin over LIBOR was to increase by 1.0% in the second year.
      All amounts outstanding under our July 2005 credit agreement were paid off with the proceeds of our senior notes offering on January 18, 2006. On January 18, 2006, we also executed an amended and restated credit agreement which provides for a $25.0 million revolving line of credit with a maturity of January 2010. Our January 2006 amended and restated credit agreement contains customary events of default and financial covenants and limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Our obligations under the January 2006 amended and restated credit agreement are secured by substantially all of our assets.
      At June 30, 2006, we had $170.0 million in outstanding indebtedness, of which $166.0 million was long term debt and $4.0 million was the current portion of long term debt.
      On July 11, 2005, we acquired from M-I its 45% equity interest in AirComp and the subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued a new $4.0 million subordinated note bearing interest at 5% per annum. The subordinated note issued to M-I requires quarterly interest payments and the principal amount is due October 9, 2007. Contingent upon a future equity offering, the subordinated note is convertible into up to 700,000 shares of our common stock at a conversion price equal to the market value of the common stock at the time of conversion. This note was repaid from the proceeds of our 9.0% senior notes offering, which we completed in August 2006.
      As of December 31, 2005, Allis-Chalmers Tubular Services Inc., or Tubular, had a subordinated note outstanding and payable to Jens Mortensen, the seller of Tubular and one of our former directors, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest was payable quarterly and the final maturity of the note was January 31, 2006. The subordinated note was subordinated to the rights of our bank lenders. The balance of this subordinated note was repaid in full in January 2006 with proceeds from our senior notes offering.
      As part of the acquisition of Mountain Compressed Air Inc., or Mountain Air, in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the holders of the note $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. At June 30, 2006 and December 31, 2005 the outstanding amounts due were $150,000 and $500,000, respectively.
      In connection with the purchase of Delta, we issued to the sellers a note in the amount of $350,000. The note bore interest at 2% and the principal and accrued interest was repaid on its maturity of April 1, 2006. In connection with the acquisition of Rogers, we issued to the seller a note in the amount of $750,000. The note bears interest at 5% and is due April 3, 2009.

      In connection with the purchase of Tubular, we agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. In connection with the purchase of Safco, we also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We are required to make annual payments of $50,000 through September 30, 2007. In connection with the purchase of Capcoil, we agreed to pay a total of $500,000 to two management employees in exchange for non-compete agreements. We are required to make annual payments of $110,000 through May 2008. Total amounts due under these non-compete agreements at June 30, 2006 and December 31, 2005 were $443,000 and $698,000, respectively.
      In 2000 we compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At June 30, 2006 and December 31, 2005, the principal and accrued interest on these notes totaled approximately $32,000 and $96,000, respectively.
      We also had a real estate loan which was payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The loan had a floating interest rate based on prime plus 2.0%. The outstanding principal balance was $548,000 at December 31, 2005. The balance of this loan was repaid in full in January 2006 with proceeds from our senior notes offering.
      We have various equipment financing loans with interest rates ranging from 5% to 8.2% and terms ranging from 2 to 5 years. As of June 30, 2006 and December 31, 2005, the outstanding balances for equipment financing loans were $2.4 million and $1.9 million, respectively. In April 2006, we obtained an insurance premium financing in the amount of $1.9 million with a fixed interest rate of 5.6%. Under terms of the agreement, amounts outstanding are paid over a 10 month repayment schedule. The outstanding balance of this note was approximately $1.6 million as of June 30, 2006. We also have various capital leases with terms that expire in 2008. As of June 30, 2006 and December 31, 2005, amounts outstanding under capital leases were $671,000 and $917,000, respectively. In January 2006, we prepaid $350,000 of the outstanding equipment loans with proceeds from our senior notes offering.
      The following table summarizes our obligations and commitments to make future payments under our notes payable, operating leases, employment contracts and consulting agreements for the periods specified as of December 31, 2005.

	Payments by Period

		Less Than
	Total	1 Year	2-3 Years	4-5 Years	After 5 Years

	(In thousands)
Contractual Obligations
Notes payable(a)	$59,652	$5,158	$53,887	$607	$—
Capital leases(b)	917	474	443	—	—
Interest payments on notes payable	7,076	4,186	2,839	51	—
Operating lease	2,878	926	1,462	490	—
Employment contracts	4,016	2,512	1,504	—	—

Total contractual cash obligations	$74,539	$13,256	$60,135	$1,148	$—

(a)	In January of 2006 we issued $160.0 million of senior notes due 2014 and repaid $48.5 million of debt due in 2-3 years and $3.1 million due in less than one year.

(b)	These amounts represent our minimum capital lease payments, net of interest payments totaling $69,000.

      We have no off-balance sheet arrangements, other than normal operating leases and employee contracts shown above, that have or are likely to have a current or future material effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. We do not guarantee obligations of any unconsolidated entities.
     Capital Requirements
      We have identified capital expenditure projects that we expect will require up to approximately $8.0 million for the remainder of 2006, exclusive of any acquisitions. We believe that our current cash generated from operations, cash available under our credit facilities and cash on hand will provide sufficient funds for our identified projects.
      We intend to implement a growth strategy of increasing the scope of services through both internal growth and acquisitions. We are regularly involved in discussions with a number of potential acquisition candidates. The acquisition of assets could require additional financing, which we currently anticipate would be borrowed under our bank facility. Any such borrowing would require the consent of our lenders under our bank credit facilities. We also expect to make capital expenditures to acquire and to maintain our existing equipment. Our performance and cash flow from operations will be determined by the demand for our services which in turn are affected by our customers’ expenditures for oil and gas exploration and development, and industry perceptions and expectations of future oil and natural gas prices in the areas where we operate. We will need to refinance our existing debt facilities as they become due and provide funds for capital expenditures and acquisitions. To effect our expansion plans, we will require additional equity or debt financing. There can be no assurance that we will be successful in raising the additional debt or equity capital or that we can do so on terms that will be acceptable to us.
Recent Developments
     Credit Agreement Amendment
      On August 8, 2006, we entered into an amendment to our amended and restated credit agreement dated as of January 18, 2006. The amendment, among other things, amended the credit agreement to (a) allow us to (i) issue and sell $95.0 million aggregate principal amount of our 9.0% senior notes due 2014 and (ii) issue and sell 3,450,000 shares of our common stock, (b) allow us to use the net proceeds from the senior notes offering and the common stock offering to purchase all the outstanding capital stock of DLS Drilling Logistics and Services Corporation, or DLS, (c) exclude certain existing indebtedness and investments of DLS and investments and indebtedness related to the DLS acquisition from the covenants contained in the credit agreement and (d) increase the amount of permitted lease obligations and capital expenditures.
     Public Common Stock Offering
      On August 8, 2006, we priced a public offering of 3.0 million shares of our common stock at $14.50 per share. We granted the underwriters a 30-day option to purchase up to an additional 450,000 shares to cover over-allotments, if any. On August 14, 2006, we closed the common stock offering and the underwriters elected to exercise the over-allotment option in full. We ultimately raised approximately $47.0 million from such registered stock offering and applied all such amount toward the cash component of the purchase price of DLS.

     Private Senior Notes Offering
      We also priced a private offering of $95.0 million aggregate principal amount of 9.0% senior notes on August 8, 2006. The notes were sold to investors at a price of 100% of the principal amount thereof, plus accrued interest from July 15, 2006. Fixed interest on the notes will be payable on January 15 and July 15 of each year, beginning on January 15, 2007 and the notes mature on January 15, 2014. The sale of the notes closed on August 14, 2006. We raised net proceeds of approximately $92.7 million through the issuance of such 9.0% senior notes, and we applied a portion of such amount to the payment of the remainder of the cash component of the purchase price for DLS.

Completion of DLS Acquisition
      On August 14, 2006, we completed the acquisition of all of the outstanding capital stock of DLS. The purchase price of DLS consisted of $93.7 million in cash, 2.5 million shares of our common stock and approximately $8.6 million of assumed debt. DLS currently operates a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia.

New Board and Committee Members
      As part of the DLS acquisition, Carlos Alberto Bulgheroni and Alejandro Pedro Bulgheroni have joined our board of directors, filling vacancies created by the resignations of Jens H. Mortensen, Jr. and Thomas O. Whitener, Jr.
      On August 21, 2006, Thomas E. Kelly resigned from our board of directors. On September 12, 2006, the board appointed Ali H. M. Afdhal to serve as a member of the board, to fill the vacancy on the board resulting from the recent resignation of Mr. Kelly, and to serve as Chairman of the Compensation Committee of the board. In addition, on September 12, 2006, the board appointed Jeffrey R. Freedman to the board’s Compensation Committee as well as its Nominating Committee.

Amended Board Compensation Policy
      On September 12, 2006, our board of directors authorized, approved and amended our board compensation policy, providing for an increase in the fee paid by us to each of our non-management directors to $8,750 per quarter, such increase to be effective as of the fourth quarter of 2006. Each non-management director serving on a committee of the board will also receive $1,250 quarterly for service on such committee, and each non-management director serving as chairman or co-chairman of a committee of the board will receive an additional $1,250 per quarter for acting as chairman or co-chairman of such committee. In addition, our “audit committee financial expert” will receive $7,500 on a quarterly basis. Directors will also be compensated for out-of-pocket travel expenses.

2006 Incentive Plan
      On September 12, 2006, our board of directors authorized and approved the Allis-Chalmers Energy Inc. 2006 Incentive Plan, which we refer to as the 2006 Plan, and directed that the 2006 Plan be submitted to our stockholders for approval. The 2006 Plan and the related forms of Award Agreements (as defined in the 2006 Plan) are included as exhibits to this prospectus.

Stock Awards under 2006 Incentive Plan
      On September 12, 2006, the Compensation Committee approved and the board ratified (subject to subsequent stockholder approval) the grant under the 2006 Plan of 3,000 shares of restricted stock to each of the following members of our board of directors: (i) Alejandro P. Bulgheroni, (ii) Carlos A.

Bulgheroni, (iii) John E. McConnaughy, Jr., (iv) Victor F. Germack, (v) Robert E. Nederlander, (vi) Jeffrey R. Freedman and (vii) Ali H. M. Afdhal, such restricted stock having a Restricted Period (as defined in the 2006 Plan) to lapse on September 12, 2007.
Critical Accounting Policies
      We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus. Our preparation of this prospectus requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.
      Allowance for doubtful accounts. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customer payment history and current credit worthiness to determine that collectibility is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Those uncertainties require us to make frequent judgments and estimates regarding our customers’ ability to pay amounts due us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customers will not be able to make the required payments at either contractual due dates or in the future.
      Revenue recognition. We provide rental equipment and drilling services to our customers at per day and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements,” provides guidance on the SEC staff’s views on application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.
      Impairment of long-lived assets. Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, comprise a significant amount of our total assets. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, the carrying values of these assets are reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires us to make long-term forecasts of our future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.
      Goodwill and other intangibles. As of December 31, 2005, we have recorded approximately $12.4 million of goodwill and $6.8 million of other identifiable intangible assets. We perform purchase price allocations to intangible assets when we make a business combination. Business combinations and purchase price allocations have been consummated for acquisitions in all of our reportable segments.

The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. Subsequently, we perform our initial impairment tests and annual impairment tests in accordance with Financial Accounting Standards Board No. 141, “Business Combinations,” and Financial Accounting Standards Board No. 142, “Goodwill and Other Intangible Assets.” These initial valuations used two approaches to determine the carrying amount of the individual reporting units. The first approach is the Discounted Cash Flow Method, which focuses on our expected cash flow. In applying this approach, the cash flow available for distribution is projected for a finite period of years. Cash flow available for distribution is defined as the amount of cash that could be distributed as a dividend without impairing our future profitability or operations. The cash flow available for distribution and the terminal value (our value at the end of the estimation period) are then discounted to present value to derive an indication of value of the business enterprise. This valuation method is dependent upon the assumptions made regarding future cash flow and cash requirements. The second approach is the Guideline Company Method which focuses on comparing us to selected reasonably similar publicly traded companies. Under this method, valuation multiples are: (i) derived from operating data of selected similar companies; (ii) evaluated and adjusted based on our strengths and weaknesses relative to the selected guideline companies; and (iii) applied to our operating data to arrive at an indication of value. This valuation method is dependent upon the assumption that our value can be evaluated by analysis of our earnings and our strengths and weaknesses relative to the selected similar companies. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.
Recently Issued Accounting Standards
      In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the provisions of FIN 48 and have not yet determined the impact, if any, on our financial statements.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statement. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. We adopted the provisions of SFAS No. 154 as of January 1, 2006 and the adoption did not have a material impact on our results of operations.
      In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation, and focuses on accounting for share-based payments for services by employer to employee. The statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. We adopted SFAS No. 123R as of January 1, 2006 and used the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, stock option awards that are granted, modified or settled after January 1, 2006 will be measured and accounted for in accordance with SFAS No. 123R. Compensation cost for awards granted prior to, but not vested, as of January 1, 2006 would be based on the grant date attributes originally used to value those awards for pro forma purposes under SFAS No. 123. See Note 3 of our unaudited consolidated condensed financial statements for the six months ended June 30, 2006, for a more detailed description of our adoption of SFAS No. 123R.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. We adopted the provisions of SFAS No. 151, on a prospective basis, as of January 1, 2006 and the adoption did not have a material impact on our results of operations.
Quantitative and Qualitative Disclosure About Market Risk
      We are exposed to market risk primarily from changes in interest rates and foreign currency exchange risks.
      Interest Rate Risk. Fluctuations in the general level of interest rates on our current and future fixed and variable rate debt obligations expose us to market risk. We are vulnerable to significant fluctuations in interest rates affecting our adjustable rate debt, and any future refinancing of our fixed rate debt and our future debt.
      At December 31, 2005, we were exposed to interest rate fluctuations on approximately $49.0 million of notes payable and bank credit facility borrowings carrying variable interest rates. During the three months ended March 31, 2006, we repaid all variable interest rate debt.
      We have also been subject to interest rate market risk for short-term invested cash and cash equivalents. The principal of such invested funds would not be subject to fluctuating value because of their highly liquid short-term nature. As of June 30, 2006, we had $4.2 million invested in short-term maturing investments.
      Foreign Currency Exchange Rate Risk. We conduct business in Mexico through our Mexican partner, Matyep. This business exposes us to foreign exchange risk. To control this risk, we provide for payment in U.S. dollars. However, we have historically provided our partner a discount upon payment equal to 50% of any loss suffered by our partner as a result of devaluation of the Mexican peso between the date of invoicing and the date of payment. To date, such payments have not been material in amount.

OUR BUSINESS
Our Company
      We provide services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. DLS, which we acquired on August 14, 2006, is a leading provider of drilling, completion, repair and related services for oil and gas wells in Argentina. We operate in five sectors of the oil and natural gas service industry: directional drilling services; compressed air drilling services; casing and tubing services; rental tools; and production services. Providing high-quality, technologically advanced services and equipment is central to our operating strategy. As a result of our commitment to customer service, we have developed strong relationships with many of the leading oil and natural gas companies, including both independents and majors.
      Our growth strategy is focused on identifying and pursuing opportunities in markets we believe are growing faster than the overall oilfield services industry in which we believe we can capitalize on our competitive strengths. Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through internal growth and strategic acquisitions. Our organic growth has primarily been achieved through expanding our geographic scope, acquiring complementary equipment, hiring personnel to service new regions and cross-selling our products and services from existing operating locations. Since 2001, we have completed 16 acquisitions, including six in 2005 and three in 2006. In January 2006, we acquired 100% of the outstanding stock of Specialty for $96.0 million. Our acquisition of Specialty not only balances our revenue mix generated between rental tools and service operations and between onshore and offshore operations, but also enhances the scope, capacity and customer base in our rental tools business. In April 2006, we acquired 100% of the outstanding stock of Rogers for approximately $13.7 million. Our acquisition of Rogers not only enhanced our casing and tubing operations with its tubing, tongs and casings services, but also increased our rental tools operations with its inventory of rental equipment, including drill pipe tongs, accessories, hydraulic power units and hydraulic tong positioners. On August 14, 2006, we acquired 100% of the outstanding stock of DLS for approximately $93.7 million in cash, 2.5 million newly issued shares of our common stock and approximately $8.6 million of assumed debt. Our acquisition of DLS has given us a significant entry into the international drilling, workover and production business, and we expect this entry to facilitate further international growth and increase our opportunities to cross-sell existing Allis-Chalmers products and services in the international markets. Giving pro forma as adjusted effect to the Specialty transactions, our recent acquisition of Rogers and the DLS transactions, we would have generated revenues of $281.3 million, net income of $7.1 million and EBITDA of $68.6 million for the fiscal year ended December 31, 2005. Giving pro forma as adjusted effect to the Rogers and DLS acquisitions, we would have generated revenues of $191.6 million, net income of $18.1 million and EBITDA of $51.6 million for the six months ended June 30, 2006.
Our History

•	We were incorporated in 1913 under Delaware law.

•	We reorganized in bankruptcy in 1988 and sold all of our major businesses. From 1988 to May 2001 we had only one operating company in the equipment repair business.

•	In May 2001, under new management we consummated a merger in which we acquired OilQuip Rentals, Inc., or OilQuip, and its wholly-owned subsidiary, Mountain Compressed Air, Inc., or Mountain Air.

•	In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business.

•	In February 2002, we acquired approximately 81% of the capital stock of Allis-Chalmers Tubular Services Inc., or Tubular, formerly known as Jens’ Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc., or Strata.

•	In July 2003, we entered into a limited liability company operating agreement with M-I LLC, or M-I, a joint venture between Smith International and Schlumberger N.V., to form a Delaware limited liability company named AirComp LLC, or AirComp. Pursuant to this agreement, we owned 55% and M-I owned 45% of AirComp.

•	In September 2004, we acquired the remaining 19% of the capital stock of Tubular.

•	In September 2004, we acquired all of the outstanding stock of Safco-Oil Field Products, Inc., or Safco.

•	In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, which we refer to collectively as Diamond Air.

•	In December 2004, we acquired Downhole Injection Services, LLC, or Downhole.

•	In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.

•	In April 2005, we acquired Delta Rental Service, Inc., or Delta, and, in May 2005, we acquired Capcoil Tubing Services, Inc. or Capcoil.

•	In July 2005, we acquired M-I’s interest in AirComp, and acquired the compressed air drilling assets of W.T. Enterprises, Inc., or W.T.

•	Effective August 2005, we acquired all of the outstanding stock of Target Energy Inc., or Target.

•	In September 2005, we acquired the casing and tubing assets of IHS/Spindletop, a division of Patterson Services, Inc., or Patterson a subsidiary of RPC, Inc.

•	In January 2006, we acquired all of the outstanding stock of Specialty.

•	In April 2006, we acquired all of the outstanding capital stock of Rogers.

•	On August 14, 2006, we acquired all of the outstanding capital stock of DLS.
      As a result of these transactions, our prior results may not be indicative of current or future operations of those sectors.
Overview of Oilfield Services Industry
      We provide products and services primarily to domestic onshore and offshore oil and natural gas exploration and production companies. The main factor influencing demand for our products and services is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. According to the Energy Information Agency of the U.S. Department of Energy, or EIA, from 1990 to 2005, demand for oil and natural gas in the United States grew at an average annual rate of 1.5%, while supply decreased at an average annual rate of just over 2%. Current industry forecasts suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. The EIA forecasts that U.S. oil and natural gas consumption will increase at an average annual rate of

1.4% and 1.3% through 2025, respectively. Conversely, the EIA estimates that U.S. oil production will remain flat, and natural gas production will increase at an average annual rate of 0.6%.
      We anticipate that oil and natural gas exploration and production companies will continue to increase capital spending for their exploration and drilling programs. In recent years, much of this expansion has focused on natural gas drilling activities. According to Baker Hughes’ rig count data, the average total rig count in the United States increased 92% from 918 in 2000 to 1,762 on August 18, 2006, while the average natural gas rig count increased 98% from 720 in 2000 to 1,427 on August 18, 2006. While the number of rigs drilling for natural gas has increased by approximately 200% since the beginning of 1996, natural gas production has only increased by approximately 1.5% over the same period of time. This is largely a function of increasing decline rates for natural gas wells in the United States. We believe that a continued increase in drilling activity will be required for the natural gas industry to help meet the expected increased demand for natural gas in the United States.
      We believe oil and natural gas producers are becoming increasingly focused on their core competencies in identifying reserves and reducing burdensome capital and maintenance costs. In addition, we believe our customers are currently consolidating their supplier bases to streamline their purchasing operations and benefit from economies of scale.
Competitive Strengths
      We believe the following competitive strengths will enable us to capitalize on future opportunities:
      Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry and in which we can capitalize on our competitive strengths. Pursuant to this strategy, we have become a leading provider of products and services in what we believe to be two of the fastest growing segments of the oilfield services industry: directional drilling and air drilling. We employ approximately 75 full-time directional drillers, and we believe our ability to attract and retain experienced drillers has made us a leader in the segment. We also believe we are one of the largest air drillers based on amount of air drilling equipment. In addition, we have significant operations in what we believe will be among the higher growth oil and natural gas producing regions within the United States and internationally, including the Barnett Shale in North Texas, onshore and offshore Louisiana, the Piceance Basin in Southern Colorado and all five oil and natural gas producing regions in Mexico.
      Strong relationships with diversified customer base. Our diverse customer base is characterized by strong relationships with many of the major and independent oil and natural gas producers and service companies throughout Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico and Mexico. Our largest customers include Burlington Resources, ConocoPhilips, BP, ChevronTexaco, Kerr-McGee, Dominion Resources, Remington Oil and Gas, Petrohawk Energy, Newfield Exploration, El Paso Corporation, Matyep and Anadarko Petroleum. Since 2002, we have broadened our customer base as a result of our acquisitions, technical expertise and reputation for quality customer service and by providing customers with technologically advanced equipment and highly skilled operating personnel.
      Successful execution of growth strategy. Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 16 acquisitions. Our approach is to improve the operating performance of the businesses we acquire by increasing their asset utilization and operating efficiency. These acquisitions have expanded our geographic presence and customer base and, in turn, have enabled us to cross-sell various products and services through our existing operating locations.

      Experienced and dedicated management team. The members of our executive management team have extensive experience in the energy sector, and consequently have developed strong and longstanding relationships with many of the major and independent exploration and production companies. We believe that our management team has demonstrated its ability to grow our businesses organically, make strategic acquisitions and successfully integrate these acquired businesses into our operations.
Business Strategy
      The key elements of our growth strategy include:
      Expand geographically to provide greater access and service to key customer segments. We have recently opened new locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. We intend to continue to establish new locations in active oil and natural gas producing regions in the United States and internationally in order to increase the utilization of our equipment and personnel. Our acquisition of DLS will also allow us to provide a platform for further international growth and increase our opportunities to cross-sell existing Allis-Chalmers products and services in the international markets.
      Prudently pursue strategic acquisitions. To complement our organic growth, we seek to opportunistically complete, at attractive valuations, strategic acquisitions that will complement our products and services, expand our geographic footprint and market presence, further diversify our customer base and be accretive to earnings.
      Expand products and services provided in existing operating locations. Since the beginning of 2003, we have invested approximately $42.0 million in capital expenditures to grow our business organically by expanding our product and service offerings in existing operating locations. This strategy is consistent with our belief that oil and natural gas producers more heavily favor integrated suppliers that can provide a broad product and service offering in many geographic locations.
      Increase utilization of assets. We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers. We expect to accomplish this through leveraging longstanding relationships with our customers and cross-selling our suite of services and equipment, while taking advantage of continued improvements in industry fundamentals. We also expect to continue to implement this strategy in our recently expanded rental tools segment, thus improving the utilization and profitability of this newly acquired business with minimal additional investment.
      Target services in which we have a competitive advantage. Consolidation in the oilfield services industry has created an opportunity for us to compete effectively in markets that are underserved by the large oilfield services and equipment companies. In addition, we believe we can provide a more comprehensive range of products and services than many of our smaller competitors.
Business Segments
      Prior to our acquisition of DLS, our five business segments were:
      Directional Drilling Services. Through Strata and Target, we utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers. We also provide logging-while-drilling and measurement-while-drilling services. We have a team of approximately 75 full-time directional drillers and maintain a selection of approximately 150 drilling motors. According to Baker Hughes, as of February 2006, 40% of all wells in the United States are drilled directionally and/or horizontally. We expect that figure to grow over the next several years as companies seek to exploit maturing fields and sensitive formations. Management believes directional drilling offers several advantages over conventional drilling including:

•	improvement of total cumulative recoverable reserves;

•	improved reservoir production performance beyond conventional vertical wells; and

•	reduction of the number of field development wells.
      Since 2002, we have increased our team of directional drillers from ten to approximately 75. Our straight hole drilling motors offer opportunity to capture additional market share. We have also recently expanded our directional drilling services segment with the acquisition of all of the outstanding capital stock of Target.
      Rental Tools. We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. Most wells drilled for oil and natural gas require some form of rental tools in the completion phase of a well. Our rental tools segment was established with the acquisition of Safco in September 2004 and of Delta in April 2005.
      We have an inventory of specialized equipment consisting of heavy weight spiral drill pipe, double studded adaptors, test plugs, wear bushings, adaptor spools, baskets and spacer spools and other assorted handling tools in various sizes to meet our customers’ demands. We charge customers for rental equipment on a daily basis. The customer is liable for the cost of inspection and repairs or lost equipment. We currently provide rental tool equipment in Texas, Oklahoma, Louisiana, Mississippi, Colorado and offshore in the Gulf of Mexico.
      We significantly expanded our rental tools segment in January 2006 with the acquisition of Specialty. Specialty has been in the rental tools business for over 25 years, providing oil and natural gas operators and oilfield services companies with rental equipment. Specialty rents drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. The acquisition of Specialty gives us a broader scope of rental tools to offer our existing customer base, which we believe will allow us to better compete in deep water drilling operations in the area of premium rental drill pipe and handling equipment. We also expect that the acquisition of Specialty will add new customer relationships and enhance our relationships with key existing customers. In February of 2006, we merged Specialty and Delta into Safco and named the new entity, Allis-Chalmers Rental Tools, Inc. or Rental Tools.
      Casing and Tubing Services. Through Tubular, we provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. All wells drilled for oil and natural gas require casing to be installed for drilling, and if the well is producing, tubing will be required in the completion phase. We currently provide casing and tubing services primarily in Texas, Louisiana and both onshore and offshore in the Gulf of Mexico and Mexico. We expanded our casing and tubing services in September 2005 by acquiring the casing and tubing assets of IHS/ Spindletop, a division of Patterson, a subsidiary of RPC, Inc. We paid $15.7 million for RPC, Inc.’s casing and tubing assets, which consisted of casing and tubing installation equipment, including hammers, elevators, trucks, pickups, power units, laydown machines, casing tools and torque turn equipment.

      The acquisition of RPC, Inc.’s casing and tubing assets increased our capability in casing and tubing services and expanded our geographic capability. We opened new field offices in Corpus Christi, Texas, Kilgore, Texas, Lafayette, Louisiana and Houma, Louisiana. The acquisition allowed us to enter the East Texas and Louisiana market for casing and tubing services as well as offshore in the Gulf of Mexico. Additionally, the acquisition greatly expanded our premium tubing services.
      We provide equipment used in casing and tubing services in Mexico to Materiales y Equipo Petroleo, S.A. de C.V., or Matyep. Matyep provides equipment and services for offshore and onshore drilling operations to Petroleos Mexicanos, known as Pemex, in Villahermosa, Reynosa, Veracruz and Ciudad del Carmen, Mexico. Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. The term of the lease agreement pursuant to which we provide the equipment and Matyep provides the above listed items continues for as long as Matyep is successful in maintaining its casing and tubing business with Pemex. Services to offshore drilling operations in Mexico are traditionally seasonal, with less activity during the first quarter of each calendar year due to weather conditions.
      For the years ended December 31, 2005, 2004 and 2003, our Mexico operations accounted for approximately $6.4 million, $5.1 million and $3.7 million, respectively, of our revenues. We provide extended payment terms to Matyep and maintain a high accounts receivable balance due to these terms. The accounts receivable balance was approximately $2.2 million at December 31, 2005 and approximately $968,000 at December 31, 2004. Tubular has been providing services to Pemex in association with Matyep since 1997.
      Compressed Air Drilling Services. Through AirComp, we provide compressed air, drilling chemicals and other specialized drilling products for underbalanced drilling applications, which we refer to as compressed air drilling services. With a combined fleet of over 130 compressors and boosters, we believe we are one of the world’s largest providers of compressed air, or underbalanced, drilling services. We also provide premium air hammers and bits to oil and natural gas companies for use in underbalanced drilling. Our broad and diversified product line enables us to compete in the underbalanced drilling market with an equipment package engineered and customized to specifically meet customer requirements.
      Underbalanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. There is a trend in the industry to drill, complete and workover wells with underbalanced drilling operations and we expect the market to continue to grow.
      In July 2005, we purchased the compressed air drilling assets of W.T., operating in West Texas and acquired the remaining 45% equity interest in AirComp from M-I. The acquired assets include air compressors, boosters, mist pumps, rolling stock and other equipment. These assets were integrated into AirComp’s assets and complement and add to AirComp’s product and service offerings. We currently provide compressed air drilling services in Texas, Oklahoma, New Mexico, Colorado, Utah and Wyoming. We are also in the process of expanding our services to Arkansas.
      Production Services. We supply specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion. In addition, we perform workover services with coiled tubing units. Chemicals are injected through the tubing to targeted zones up to depths of approximately 20,000 feet. The result is improved production from treatment of downhole corrosion, scale, paraffin and salt build-up in producing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well. Our production services segment was established with the acquisition of Downhole, in

December 2004, and the acquisition of Capcoil, in May 2005. In February of 2006, we merged Downhole into Capcoil and named the new entity Allis-Chalmers Production Services, Inc., or Production Services.
      We have an inventory of specialized equipment consisting of capillary and coil tubing units in various sizes ranging from 1/4” to 1 1/4” along with nitrogen pumping and transportation equipment. We have placed orders for two additional capillary units and two additional coil tubing units for delivery in 2006. The new coil tubing units range in size from 1 1/4” to 1 3/4.” We also maintain a full range of stainless and carbon steel coiled tubing and related supplies used in the installation of the tubing. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the service personnel and associated equipment on a turn key hourly basis. We do not provide the chemicals injected into the well.
      In addition to the businesses mentioned above, we recently entered into the contract drilling and repair services business in Argentina and Bolivia when we completed our acquisition of DLS on August 14, 2006. See “— DLS’ Business.”
Cyclical Nature of Oilfield Services Industry
      The oilfield services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.
      Demand for our services has been strong throughout 2003, 2004 and 2005. Management believes demand will remain strong throughout 2006 due to high oil and natural gas prices and the capital expenditure plans of the exploration and production companies. Because of these market fundamentals for natural gas, management believes the long-term trend of activity in our markets is favorable. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.
Customers
      In 2005, none of our customers accounted for more than 10% of our revenues. Our customers are the major independent oil and natural gas companies operating in the United States and Mexico. In 2004, Matyep in Mexico represented 10.8% and Burlington Resources Inc. represented 10.1% of our consolidated revenues. In 2003, Matyep represented 10.2%, Burlington Resources Inc. represented 11.1% and El Paso Corporation represented 14.1%, of our revenues. The loss without replacement of our larger existing customers could have a material adverse effect on our results of operations.
Suppliers
      The equipment utilized in our business is generally available new from manufacturers or at auction. Currently, due to the high level of activity in the oilfield services industry, there is a high demand for new and used equipment. Consequently, there is a limited amount of many types of equipment available at auction and significant backlogs on new equipment. We own sufficient equipment for our projected operations over the next twelve months, and we believe the shortage of equipment will result in increased demand for our services. However, the cost of acquiring new equipment to expand our business could increase as a result of the high demand for equipment in the industry.
Competition
      We experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.
      We believe that there are five major directional drilling companies, Schlumberger, Halliburton, Baker Hughes, W-H Energy Services (Pathfinder) and Weatherford, that market both worldwide and in the United States as well as numerous small regional players.
      Our largest competitor for compressed air drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller regional companies.
      Two large companies, Frank’s Casing Crew and Rental Tools and Weatherford, have a substantial portion of the casing and tubing market in South Texas. The market remains highly competitive and fragmented with numerous casing and tubing crew companies working in the United States. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services.
      There are two other significant competitors in the chemical injection services portion of the production services market, Weatherford and Dyna Coil. We believe we own approximately 30% of the capillary tubing units in the southwestern United States that are used for chemical injection services.
      The rental tool business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors include Weatherford, Oil and Gas Rental Tools, Quail Rental Tools and Knight Rental Tools.
Backlog
      We do not view backlog of orders as a significant measure for our business because our jobs are short-term in nature, typically one to 30 days, without significant on-going commitments.
Employees
      Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. We believe we have good relations with our employees, none of whom are represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on more technologically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At August 1, 2006, we had approximately 780 employees.

Insurance
      We carry a variety of insurance coverages for our operations, and we are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.
Federal Regulations and Environmental Matters
      Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and natural gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.
      In addition to claims based on our current operations, we are from time to time named in environmental claims relating to our activities prior to our reorganization in 1988. See “— Legal Proceedings.”
Intellectual Property Rights
      Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and natural gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.
Description of Properties
      The following table describes the location and general character of the principal physical properties used in each of our company’s businesses as of August 1, 2006. All of the properties are leased by us except for our property in Edinburg, Texas.

Business Segment	Location

Directional Drilling Services	Houston, Texas
Corpus Christi, Texas
Oklahoma City, Oklahoma
Lafayette, Louisiana

Business Segment	Location

Compressed Air Drilling Services	Houston, Texas
San Angelo, Texas
Fort Stockton, Texas
Farmington, New Mexico
Grand Junction, Colorado
Wilburton, Oklahoma
Sonora, Texas
Grandbury, Texas
Denver, Colorado
Carlsbad, New Mexico

Casing and Tubing Services	Edinburg, Texas
Pearsall, Texas
Corpus Christi, Texas
Kilgore, Texas
Broussard, Louisiana
Houma, Louisiana
Buffalo, Texas

Rental Tools	Houston, Texas
Broussard, Louisiana
Lafayette, Louisiana

Production Services	Midland, Texas
Corpus Christi, Texas
Kilgore, Texas
Carthage, Texas
Cordell, Oklahoma

General Corporate	Houston, Texas
      The yard in Buffalo, Texas is co-owned by David Wilde, who is one of our executive officers.
Legal Proceedings
      On June 29, 1987, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.
      At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.
      We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.
      As part of our plan of reorganization, we settled U.S. Environmental Protection Agency claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.
      Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in a few cases asserted that we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of our plan of reorganization. In each instance, we have taken the position that the cleanup costs and all other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position, and based on such rulings, we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.
      The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the plan of reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.
      We were advised in late 2005 that the A-C Reorganization Trust is in the process of terminating and distributing its assets, and as a result, we will assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.
      We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust continues to defend all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.
      We are involved in various other legal proceedings in the ordinary course of businesses. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.

DLS’ Business
General
      DLS is a leading provider of drilling, completion, repair and related services for oil and gas wells in Argentina, with, through its predecessors, over 40 years experience in the contract drilling and oilfield services industry. DLS previously operated under different names and was established under its existing name in the British Virgin Islands in 1993. Headquartered in Buenos Aires, DLS operates out of the San Jorge, Cuyan, Neuquén, Austral and Noroeste basins of Argentina and the Subandina basin in Bolivia.
      With approximately 1,566 employees, DLS currently services several of the major and independent oil and natural gas producing companies, including Pan American Energy, Repsol-YPF, Apache Corporation (formerly Pioneer Natural Resources), Occidental Petroleum Corporation (formerly Vintage Petroleum) and Total Austral SA. Major competitors of DLS include Pride International, Inc., Servicios WellTech, S.A., Ensign Energy Services Inc. (formerly ODE), Nabors Industries Ltd. and Helmerich & Payne, Inc.
      DLS specializes in contract drilling, oil well completion and repair services. DLS also offers a wide variety of other oilfield services such as drilling fluids and completion fluids, engineering, field maintenance and logistics to complement its customers’ field organization. For the year ended December 31, 2005, DLS generated revenues of $71.6 million in its drilling rigs segment, $39.4 million in its completion and repair segment (which includes workover and pulling functions) and $18.8 million in its drilling fluids/other services segment. For the six months ended June 30, 2006, DLS generated revenues of $48.3 million in its drilling segment, $24.0 million in its completion and repair segment (which includes workover and pulling functions) and $9.7 million in its drilling fluids /other services segment.
      DLS operates a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia. Argentine rig operations are generally conducted in remote regions of the country and require substantial infrastructure and support. DLS believes that its established infrastructure and scale of operations provide it with a competitive advantage in this market. In Bolivia, DLS operates one drilling rig. As of August 1, 2006, all of DLS’ rig fleet was actively marketed, except for one drilling rig that is presently inactive and requires approximately $6.0 million in capital expenditures for upgrades.
Equipment and Services

Contract Drilling Rigs
      A land drilling rig basically consists of a drawworks or hoist, a derrick, a power plant, rotating equipment, pumps to circulate the drilling fluid and the drill string. Power requirements for drilling jobs may vary considerably, but most land drilling rigs employ several engines to generate between 500 and 3,000 horsepower, depending on well depth and rig design. There are numerous factors that differentiate land drilling rigs, including their power generation systems and their drilling depth capabilities.
      The size and type of rig utilized depends, among other factors, upon well depth and site conditions. An active maintenance and replacement program during the life of a drilling rig permits upgrading of components on an individual basis. Over the life of a typical rig, due to the normal wear and tear of operating up to 24 hours a day, several of the major components, such as engines, air compressors, boosters and drill pipe, are replaced or rebuilt on a periodic basis as required. Other components, such as the substructure, mast and drawworks, can be utilized for extended periods of time with proper maintenance.

      As of August 1, 2006, DLS owned 21 drilling rigs, all of which were actively marketed, except for one drilling rig that is currently inactive and requires approximately $6.0 million in capital expenditures for upgrades.

Workover Rigs
      The workover rigs are quite similar to the drilling rigs, however, they are smaller than the drilling rig for the same depth of well. These rigs are used to complete the drilled wells or to repair them whenever necessary.
      The well completion process, to prepare a newly drilled oil or natural gas well for production, involves selectively perforating the well casing to access producing zones, eventually stimulating and testing these zones and installing the downhole equipment. The well completion process typically requires a few days to several weeks, depending on the nature and type of the completion. The demand for well completion services is directly related to drilling activity levels, which are highly sensitive to expectations relating to, and changes in, oil and natural gas prices.
      Workover services are performed to enhance the production of existing wells or to repair the wells.
      The workover rigs, identical to the rigs used for completion, are used to seal off depleted zones in existing wellbores, open new producing zones to enhance production or activate producing zones using fracturing or acidifying processes. Workover rigs are also used to convert former producing wells into water injection wells through which water or carbon dioxide is pumped into the formation to enhance the production of an oil field. Other workover services include major subsurface repairs such as casing repairs or replacement of deteriorated downhole equipment.
      DLS’ workover rig fleet consisted of 18 rigs as of August 1, 2006.

Pulling Rigs
      A pulling rig is a type of well-servicing rig used to pull downhole equipment, such as tubing, rods or the pumps from a well, and replace them when necessary. A pulling rig is also used to set downhole tools and perform lighter jobs.
      As of August 1, 2006, DLS operated a fleet of 12 pulling rigs.

Other Oilfield Services
      This segment consists of drilling fluids and completion fluids supply and field maintenance.
      Drilling fluid services. The required drilling fluid characteristics depend on the type of formation drilled, the encountered formation pressures and on the type of well. The service provided by DLS is to determine the best mud for the projected well and the consequent supply and engineering of the drilling fluid.
      Completion fluid services. Completion fluids are used when completing an oil or gas well. This fluid is placed in the well to control the wellbore pressures driving the completion and prior to initiation of production, such as setting packers, downhole valves and shooting perforations into the producing zone. DLS engineers and supplies completion fluids for oil and gas wells.
      Field maintenance. DLS renders services for the operation and maintenance of oilfields surface equipment and facilities. These services may include constructing, repairing and maintaining roads, laying-down production lines, maintaining surface equipment and facilities, transporting solid and liquid cargos and personnel, monitoring oil and gas delivery and overall field management.

Types of Contracts
      DLS’ drilling contracts are obtained either through competitive bidding or through direct negotiations with its customers. The majority of these contracts provide for compensation on a “dayrate” basis. Under dayrate contracts, DLS provides a drilling rig with the required personnel to perform the drilling of the well. DLS is typically paid based on a negotiated rate per day, comprised of both U.S. dollars and Argentine pesos, while the rig is utilized. The Argentine pesos portion is subject to inflation adjustment. Additionally, most of these contracts are terminable by either party on short notice. As a result, the contracts tend to be subject to renegotiation.
      The rates for DLS’ services depend on market and competitive conditions, the nature of the operations to be performed, the duration of the work, the equipment and services to be provided, the geographic area involved and other variables. Lower rates may be paid when the rig is in transit, or when drilling operations are interrupted or restricted by conditions beyond control. In addition, dayrate contracts typically provide for a separate amount to cover the cost of mobilization and demobilization of the drilling rig. Dayrate drilling contracts specify the type of equipment to be used, the general characteristic of the hole and the depth of the well. Under a dayrate drilling contract, the customer bears a large portion of out-of-pocket costs of drilling and DLS does not bear any part of the usual capital risks associated with oil and natural gas exploration.
      Pan American Energy contract. DLS and Pan American Energy, a company that is 40% owned by an affiliate of the current owners of DLS and 60% owned by British Petroleum, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin. The completion and repair of all wells in the area is also part of the agreement. The strategic agreement expires on June 30, 2008 and DLS is currently in negotiations to extend this agreement to December 2010. Pan American Energy represented approximately 55% of DLS’ revenue in 2005. Pan American Energy may terminate the agreement without cause on 60 days’ notice or in the case of a spin-off or merger of DLS that is not consented to by Pan American Energy. There is no provision allowing early termination by DLS and there are no change of control provisions. In accordance with the strategic agreement, DLS shall ensure the availability of at least three drilling rigs, eight workover rigs and five pulling rigs in order to meet Pan American Energy’s drilling plans but, in turn, Pan American Energy will provide DLS a sufficient number of drilling locations to keep all such rigs and associated equipment working during the term of the strategic agreement, provided that there are no material changes in the price of oil or adverse results of the production forecasts. The drilling rigs rates under the agreement are subject to an efficiency factor for drilling depths up to 2,700 meters. The agreement incorporates a standard drilling time in hours for a typical drilling prospect up to 2,700 meters. Drilling beyond 2,700 meters or drilling prospects with non-standard procedures are at agreed upon hourly rates plus reimbursable materials and expenses.
      DLS’ completion, workover or pulling contracts are obtained in the same way and provide for compensation on a dayrate basis comprised of both U.S. dollars and Argentine pesos and are subject to inflation adjustment.
      The most important drilling fluid service contract of DLS is with Repsol-YPF, in the Neuquén basin. The term of the contract expires in September 2006, and this contract covers drilling and fluid services required in the area where Repsol-YPF is drilling.

Other Business Data

Raw Materials
      DLS purchases a wide variety of raw materials as well as components made by other manufacturers and suppliers for use in its operations. Many of the products used by DLS are manufactured by other parties. DLS is not dependent on any single source of supply for any of its raw materials; however, DLS has a long-term agreement with Tanus, who is a supplier of chemical specialties used in drilling and completion fluid service.

Customers
      DLS’ principal customers consist of major and independent oil and natural gas producing companies. Key customers include Pan American Energy, Repsol-YPF, Apache Corporation (formerly Pioneer Natural Resources), Occidental Petroleum Corporation (formerly Vintage Petroleum) and Total Austral SA.

Government and Environmental Regulations
      DLS’ drilling operations are subject to many hazards, including blowouts and well fires, which could cause personal injury, suspend drilling operations, seriously damage or destroy the equipment involved and cause substantial damage to producing formations or to the surrounding areas.
      Many aspects of DLS’ operations are subject to government regulation, as in the areas of equipping and operating vessels, drilling practices and disposal of waste. In addition, various countries have regulations relating to environmental protection and pollution control. Recent events in the oil industry have also increased the sensitivity of the oil and gas industry to environmental matters.
      DLS believes that its safety and environmental protection standards are better than industry averages and that it complies in all material respects with legislation and regulations affecting the drilling of oil and gas wells and the discharge of wastes. Regulatory compliance has not materially affected the capital expenditures, earnings or competitive position of DLS to date, although such measures do increase drilling costs. Further regulations may reasonably be anticipated, but any effects thereof on DLS’ drilling operations cannot be accurately predicted.

Legal Proceedings
      Although DLS is subject to various ongoing items of litigation, almost all of which relate to labor contracts, and DLS does not believe any of the items of litigation to which it is currently subject will result in any material uninsured losses to it. It is possible, however, an unexpected judgment could be rendered against DLS in the cases in which it is involved that could be uninsured and beyond the amounts it currently has reserved.

Insurance
      DLS currently carries a variety of insurance for its operations involving third-party liability insurance. DLS is partially self-insured for certain claims in amounts it believes to be customary and reasonable. DLS believes that it is adequately insured for physical damage to its rigs, worker’s compensation, automobile liability and for various other types of exposures customarily encountered in its operations. Certain of DLS’ liability insurance policies specifically exclude coverage for fines, penalties and punitive or exemplary damages.
      DLS anticipates that its present insurance coverage will be maintained, but no assurance can be given that insurance coverage will continue to be available at rates considered reasonable, that self-

insured amounts or deductibles will not increase or that certain types of coverage will be available at any cost.

Employees
      As of August 1, 2006, DLS employed approximately 1,566 employees, including approximately 1,499 employees in Argentina and approximately 67 employees in Bolivia. Almost all of its operations are subject to collective bargaining agreements. DLS believes that its relationship with its employees is very good. Approximately 50% of its personnel have been with DLS for more than five years and approximately 30% of its personnel have been with DLS for more than ten years. In addition, DLS maintains a satisfactory relationship with the unions.

OUR MANAGEMENT
Board of Directors and Executive Officers
      Our executive officers and directors are:

Name	Age	Position

Munawar H. Hidayatallah..	62	Chairman and Chief Executive Officer
David Wilde	51	President and Chief Operating Officer
Victor M. Perez	53	Chief Financial Officer
Theodore F. Pound III	52	General Counsel and Secretary
Bruce Sauers	42	Vice President and Corporate Controller
David K. Bryan	49	President and Chief Operating Officer of Strata Directional Technology, Inc.
Steven Collins	54	President of Allis-Chalmers Production Services, Inc.
James Davey	52	President of Allis-Chalmers Rental Tools Inc.
Gary Edwards	54	President of Allis-Chalmers Tubular Services Inc.
Terrence P. Keane	54	President and Chief Executive Officer of AirComp L.L.C
Ali H. M. Afdhal	62	Director(2)
Alejandro P. Bulgheroni	62	Director
Carlos A. Bulgheroni	61	Director
John E. McConnaughy, Jr.	77	Director(1)
Victor F. Germack	66	Director(1)
Robert E. Nederlander	73	Director(1)(3)
Jeffrey R. Freedman	59	Director(2)(3)
Leonard Toboroff	73	Vice Chairman

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating Committee.

      Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.
      David Wilde became our President and Chief Operating Officer in February 2005. Mr. Wilde was President and Chief Executive Officer of Strata from October 2003 through February 2005 and served as Strata’s President and Chief Operating Officer from July 2003 until October 2003. From February 2002 until July 2003, Mr. Wilde was our Executive Vice President of Sales and Marketing. From May 1999 until February 2002, Mr. Wilde served as Sales and Operations Manager at Strata. Mr. Wilde has more than 30 years’ experience in the directional drilling and rental tool sectors of the oilfield services industry.

      Victor M. Perez became our Chief Financial Officer in August 2004. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995, when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years of experience in international energy banking. Mr. Perez is a director of Safeguard Security Holdings.
      Theodore F. Pound III became our General Counsel in October 2004 and was elected Secretary in January 2005. For ten years prior to joining us, he practiced law with the law firm of Wilson, Cribbs & Goren, P.C., Houston, Texas. Mr. Pound has practiced law for more than 25 years. Mr. Pound represented us as our lead counsel in each of our acquisitions beginning in 2001.
      Bruce Sauers has served as our Vice President and Corporate Controller since July 2005. From January 2005 until July 2005, Mr. Sauers was Controller of Blast Energy Inc., an oilfield services company. From June 2004 until January 2005, Mr. Sauers worked as a financial and accounting consultant. From July 2003 until June 2004, Mr. Sauers served as controller for HMT, Inc., an above ground storage tank company. From February 2003 until July 2003, Mr. Sauers served as assistant controller at Todco, an offshore drilling contractor. From August 2002 until January 2003, Mr. Sauers acted as a consultant on SEC accounting and financial matters. From December 2001 through June 2002, Mr. Sauers was corporate controller at OSCA, Inc., an oilfield services company, which merged with BJ Service Company. From December 1996 until December 2001, Mr. Sauers was a corporate controller at UTI Energy Corp., a land drilling contractor, which merged and became Patterson-UTI Energy, Inc. Mr. Sauers is a certified public accountant and has served as an accountant for approximately 20 years.
      David K. Bryan has served as President and Chief Operating Officer of Strata since February 2005. Mr. Bryan served as Vice President of Strata from June 2002 until February 2005. From February 2002 to June 2002, he served as General Manager, and from May 1999 through February 2002, he served as Operations Manager of Strata. Mr. Bryan has been involved in the directional drilling sector since 1979.
      Steven Collins has served as President of Production Services since December 2005. Mr. Collins was our corporate Vice President of Sales and Marketing from June 2005 to December 2005. From 2002 to 2005, Mr. Collins served as Sales Manager of Well Testing and Corporate Strategic Accounts Manager for TETRA Technologies. From 1997 to 2002, Mr. Collins was in sales for Production Well Testers. Mr. Collins has over 25 years’ experience in various sales and management positions in the oilfield services industry.
      James Davey has served as President of Rental Tools since April 2005. Mr. Davey was President of Safco Oilfield Products from September 2004 through 2005 and served as our Executive Vice President of Business Development and Acquisitions in October 2003 until 2004. Prior to joining us, Mr. Davey had been employed with CooperCameron for 28 years in various positions.
      Gary Edwards has served as President of Tubular since December 2005 after serving as Executive Vice President of Tubular since September 2005. From April 1997 to September 2005, Mr. Edwards served as Operations Manager for IHS/ Spindletop Tubular Services, a division of Patterson. Mr. Edwards has been in the casing and tubing industry for the past 29 years.
      Terrence P. Keane has served as President and Chief Executive Officer of our AirComp subsidiary since its formation on July 1, 2003, and served as a consultant to M-I in the area of compressed air drilling from July 2002 until June 2003. From March 1999 until June 2002, Mr. Keane served as Vice President and General Manager — Exploration, Production and Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development of the exploration, production and processing business unit. For more than ten years prior to joining the Gas Technology Institute, Mr. Keane had various positions with Smith International, Inc., Houston, Texas, most recently in the position of Vice President Worldwide Operations and Sales for Smith Tool.
      Ali H. M. Afdhal was appointed to our board of directors on September 12, 2006. Since 2001, Mr. Afdhal has operated and managed his family’s international and agricultural interests. Mr. Afdhal is a graduate of The Institute of Chartered Accountants in England and Wales.
      Alejandro P. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman of the Management Committee of Pan American Energy LLC, an oil and gas company, since November 1997. He also served as the Chairman of Bridas SAPIC from 1988 until 1997. He has served as Vice-Chairman and Executive Vice-President of Bridas Corporation since 1993. He also serves as Chairman of Associated Petroleum Investors Ltd., an international oil and gas holding company, and as Chairman and President of Bridas International Holdings Ltd. Mr. Bulgheroni is a member of the Petroleum and Gas Argentine Institute and of the Society of Petroleum Engineers (USA), Vice-President of the Argentine Chamber of Hydrocarbons Producers (CEPH), Vice-President of the Argentine-Uruguayan Chamber of Commerce, Counselor of the Buenos Aires Stock Exchange and Counselor of the Argentine Business Council for Sustainable Development (CEADS). Mr. Bulgheroni is a graduate of the University of Buenos Aires with a degree in Industrial Engineering.
      Carlos A. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman and President of Bridas Corporation, an international oil and gas holding company, since 1993. He has been a member of the Management Committee of Pan American Energy LLC since November 1997. He is also a member of the International Council of the Center for Strategic and International Studies (CSIS-Washington), of the International Committee of The Kennedy Center for the Performing Arts and of the Executive Board of the International Chamber of Commerce (ICC-Paris). Mr. Bulgheroni is a graduate of the University of Buenos Aires Law School.
      John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of Wave Systems Corp., Consumer Portfolio Services, Inc., Overhill Farms, Inc., Levcor International, Inc. and Arrow Resources Development Inc. He also serves as Chairman of the Board of Trustees of the Strang Cancer Prevention Center and as Chairman Emeritus for the Harlem School of the Arts.
      Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of U.S. public companies.
      Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander has been a Director of Cendant Corp. since December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. since 2002. Mr. Nederlander was a director of HFS, Inc. from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985. In addition, from January 1988 to January 2002, Mr. Nederlander was Chairman of the Board and Chief Executive Officer of Mego Financial Corp., beginning in January 1988 and resigned all positions in January 2002. The new management changed Mego’s name to Leisure Industries Corporation of America and later filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy code in July 2003.
      Jeffrey R. Freedman was appointed to our board of directors in January 2005. Mr. Freedman served as our Executive Vice President — Corporate Development from January 2002 to November 2002. Since January 2003, Mr. Freedman has been involved in real estate development in South Florida. From 1994 through March 2002, Mr. Freedman was Managing Director — Oil Services and Equipment for Prudential Securities with responsibilities for institutional equity research of oilfield services and contract drilling companies in the U.S. public markets. Mr. Freedman has been involved and held various positions with major institutional brokerage firms in equity research relating to the oil service sector over the last 20 years.
      Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and he is also a director of Engex Corp. and NOVT Corporation. Mr. Toboroff is currently a managing (executive) director of Corinthian Capital, a private equity firm. Mr. Toboroff has been a practicing attorney continuously since 1961.
Board of Directors; Committees
      Our board currently has nine members who serve for a term of one year or until their successors are elected and take office. Our board of directors currently has three standing committees: the Audit Committee, the Nominating Committee and the Compensation Committee.

Audit Committee
      Our Audit Committee consists of three directors, Mr. McConnaughy and Mr. Germack, who serve as Co-Chairmen, and Mr. Nederlander. All of our Audit Committee members are “independent” under the applicable American Stock Exchange and SEC rules regarding audit committee membership. Our board of directors has determined that Mr. Germack qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee. We pay Mr. Germack an additional $30,000 per year for serving as our audit committee financial expert.
      The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing and evaluating (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors. Our board of directors adopted a written Audit Committee charter in March 2002, which was amended in May 2004. The charter is reviewed annually and revised as appropriate. A copy of the Audit Committee charter is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus and is not a part of this prospectus.
      The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with, and has unrestricted access to, the independent auditors and all of our personnel.
      The Audit Committee has selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2005 and initially selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2006. On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP announced that they were joining UHY LLP, a New York limited liability partnership. UHY LLP is the independent registered public accounting firm with which UHY Mann Frankfort Stein & Lipp CPAs, LLP has an affiliation. UHY LLP is a legal entity that is separate from UHY Mann Frankfort Stein & Lipp CPAs, LLP. On June 15, 2006, UHY Mann Frankfort Stein & Lipp CPAs, LLP notified us that it has ceased to provide audit services to us, and accordingly, resigned as our independent auditors on that date. On June 15, 2006, the Audit Committee engaged UHY LLP as our independent auditors for our fiscal year ending December 31, 2006.

Compensation Committee
      The Compensation Committee currently consists of Mr. Afdhal, as Chairman, and Mr. Freedman. The Compensation Committee formulates and oversees the execution of our compensation strategies, including by making recommendations to our board of directors with respect to compensation arrangements for senior management, directors and other key employees. The Compensation Committee also administers our 2003 Incentive Stock Plan and will administer our 2006 Incentive Plan (assuming the 2006 Incentive Plan is adopted by our stockholders). Our board of directors has adopted a charter for the Compensation Committee, a copy of which is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

Nominating Committee
      The Nominating Committee of our board of directors was established in January 2005 to select nominees for the board of directors. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Freedman, both of whom are independent as defined for such purpose by the American Stock Exchange. We have no formal procedure pursuant to which stockholders may recommend nominees to our board of directors or Nominating Committee, and the board of directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons. Our board of directors has adopted a charter for the Nominating Committee, a copy of which is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

Executive Compensation
      The following table sets forth the compensation paid or awarded by us in 2005, 2004 and 2003 to (i) our Chief Executive Officer and (ii) our four other most highly compensated executive officers as of December 31, 2005. In this prospectus, we refer to the individuals described in the immediately preceding sentence as our named executive officers.
Summary Compensation Table

							Long Term
							Compensation
	Annual Compensation						Awards

		Salary		Bonus		Other Annual	Securities Underlying
Name and Principal Position	Year	($)		($)		Compensation(1)	Options/SARs (#)

Munawar H. Hidayatallah,	2005	395,833		200,000		3,000	725,000
Chairman & Chief Executive Officer	2004	337,500		580,000	(2)(3)	3,375	—
	2003	300,000	(4)	81,775	(3)	3,000	400,000
David Wilde,	2005	299,004		100,000		2,340	290,000
President and Chief Operating	2004	209,964		275,000	(6)	1,672	110,000
Officer(5)	2003	137,500		75,445	(7)	1,876	100,000
Victor M. Perez,	2005	240,000		60,000		600	45,000
Chief Financial Officer(8)	2004	105,000		5,500		2,500	55,000
Terrence P. Keane,	2005	164,000		82,000	(10)	1,640	50,000
Divisional President and Chief	2004	146,308		51,650	(11)	—	—
Executive Officer of AirComp(9)	2003	68,440		—		—	—
David Bryan,	2005	176,917		150,000	(13)	1,849	40,000
President and Chief Operating Officer	2004	156,050		100,000	(14)	1,800	—
of Strata(12)	2003	140,000		14,000	(15)	4,050	30,000

(1)	Represents contributions to 401(k) plans. We match contributions made by all employees up to a maximum 1% of each employee’s salary.

(2)	Of this amount $175,000 was paid in 2005.

(3)	The bonus awarded to Mr. Hidayatallah for fiscal year 2003 was determined pursuant to his 2001 employment agreement, based on acquisitions completed for fiscal year 2003, and the bonus for fiscal year 2004 was based on Mr. Hidayatallah’s attaining certain strategic objectives set forth in his 2004 employment agreement (see “— Employment Agreements with Management” below).

(4)	Of this amount, $60,000 was deferred and paid during 2004.

(5)	Mr. Wilde was President and Chief Executive Officer of Strata, one of our subsidiaries, until February 2005, when he was named as our President and Chief Operating Officer.

(6)	Of this amount, $62,500 was paid in 2005.

(7)	Of this amount, $30,000 was paid in 2004.

(8)	Mr. Perez became our Chief Financial Officer in August 2004.

(9)	Mr. Keane serves as the President and Chief Executive Officer of AirComp, one of our subsidiaries and, as such, is considered an executive officer.

(10)	Of this amount, $82,000 was paid in 2006.

(11)	Of this amount, $16,150 was paid in 2005.

(12)	Mr. Bryan serves as the President and Chief Operating Officer of Strata and, as such, is considered an executive officer.

(13)	Of this amount, $20,794 was paid in 2006.

(14)	Of this amount, $31,250 was paid in 2005.

(15)	Of this amount, $14,000 was paid in 2004.

Option Grants In Last Fiscal Year
      The following table provides information concerning stock options granted to our named executive officers during 2005. All the grants were options to purchase shares of common stock and were made under our 2003 Incentive Stock Plan. No stock appreciation rights were granted during 2005.

	Individual Grants				Potential Realized
					Value at Assumed Annual
	Number of	% of Total			Rates of Stock Price
	Securities	Options/SARs	Exercise		Appreciation for Option
	Underlying	Granted to	Price		Terms(3)
	Options/SARs	Employees	per Share	Expiration
Name	Granted(1)	in 2005	($/Sh)(2)	Date	5% ($)	10% ($)

Munawar H. Hidayatallah	125,000	7.47%	$10.85	12/16/2015	$852,938	$2,161,513
	600,000	35.86%	$3.86	2/02/2015	$1,456,520	$3,691,108
David Wilde	90,000	5.38%	$10.85	12/16/2015	$614,116	$1,556,290
	200,000	11.95%	$3.86	2/02/2015	$485,507	$1,230,369
Victor M. Perez	45,000	2.69%	$10.85	12/16/2015	$307,058	$778,145
Terrence P. Keane	25,000	1.49%	$4.87	5/25/2015	$76,568	$194,038
	25,000	1.49%	$10.85	12/16/2015	$170,588	$432,303
David Bryan	20,000	1.20%	$3.86	2/02/2015	$48,551	$123,037
	20,000	1.20%	$4.87	5/25/2015	$61,254	$155,231

(1)	All options were granted under our 2003 Incentive Stock Plan. All options granted by us to date vest and become exercisable in three equal installments, one of which vested upon the grant of the options and one of which will vest upon each of the first and second anniversaries of the date of grant of option, provided that all options will become fully exercisable upon the occurrence of a change of control (as defined in the 2003 Incentive Stock Plan).

(2)	The exercise price for these options is equal to the fair market value of the common stock on the date of grant. The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date.

(3)	The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC and do not represent our estimate or projection of the future trading prices of our common stock. The calculations assume annual compounding and continued retention of the options or the underlying common stock by the optionee for the full option term of ten years. Unless the market price of the common stock actually appreciates over the option term, no value will be realized by the optionee from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, our future performance, overall business and market conditions, and the optionee’s continued employment with us throughout the entire vesting period and option term, which factors are not reflected in this table.

Option Exercises and Year-End Option Values
      The following table sets forth, with respect to our named executive officers, the number of options exercised during 2005, the value of unexercised options held at December 31, 2005, and the value of all options held by such persons on December 31, 2005, based upon the closing price of our common stock on such date.
Aggregated Option/ SAR Exercises In Last Fiscal Year
and FY-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs		Options/SARs
			at Fiscal Year-End (#)		at Fiscal Year-End ($)(1)
	Shares	Value Realized
	Acquired (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Munawar H. Hidayatallah	—	—	841,667	283,333	7,399,501	1,856,995
David Wilde	—	—	336,666	163,334	2,727,395	950,605
Victor M. Perez	—	—	51,667	48,333	303,703	188,297
Terrence P. Keane	—	—	16,666	33,334	76,830	153,620
David Bryan	—	—	50,000	20,000	457,066	158,734

(1)	Based on a value of $12.47 per share, the closing price per share on the American Stock Exchange on December 31, 2005, less the exercise price.

Employment Agreements With Management
      We have entered into written employment agreements with our executive officers as described below. Each employment agreement (other than the agreement of Mr. Keane, which is described below) provides that if the executive officer’s employment is terminated by us for any reason other than “cause,” as defined in the employment agreement, or death or disability, or if the executive officer is “Constructively Terminated,” as defined in the agreement (which definition includes a change in control of us if the executive officer does not continue employment with us or our successor), then he is entitled to receive his then current salary for the entire term of his contract, reduced by any amounts he earns for services during the severance period.
      Munawar H. Hidayatallah serves as our Chairman and Chief Executive Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Hidayatallah receives an annual base salary of $400,000 subject to annual increase in the discretion of the board of directors. In addition, Mr. Hidayatallah is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives specified in the agreement, and if he meets some but not all of such objectives may be granted a bonus as determined by the Compensation Committee of the board of directors. Mr. Hidayatallah received a signing bonus of $230,000 but will be required to return a pro rata portion of such bonus if his employment is terminated for any reason prior to April 1, 2007. Pursuant to the agreement, we also maintain a term life insurance policy in the amount of $2,500,000 the proceeds of which would be used to repurchase shares of our common stock from Mr. Hidayatallah’s estate in the event of his death. The number of shares purchased would be determined based upon the fair market value of our common stock, as determined by a third party experienced in valuations of this type, appointed by us.
      David Wilde serves as President and Chief Operating Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Wilde receives an annual base salary of $300,000 subject to annual review and potentially an increase by our board of directors, and Mr. Wilde is entitled to receive a bonus in an amount equal to up to 100% of his base salary, 50% of which is based on meeting quarterly and annual operating income targets. The bonus calculation is subject to adjustment in subsequent years.

      Victor M. Perez serves as our Chief Financial Officer pursuant to the terms of a three-year employment agreement dated as of July 26, 2004. Under the terms of the employment agreement, Mr. Perez receives an annual base salary of $240,000 subject to annual review and potentially an increase by our board of directors. In addition, Mr. Perez is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement.
      Terrence P. Keane, President and Chief Executive Officer of our subsidiary AirComp L.L.C., a Delaware limited liability company, is employed pursuant to an employment agreement dated July 1, 2003, which has a term of four years. Under the terms of this agreement, Mr. Keane is entitled to base salary of $164,000 and to a bonus of up to 90% of his base salary based upon AirComp meeting earnings targets established by AirComp’s Management Committee. If Mr. Keane’s employment is terminated by AirComp without cause or by Mr. Keane for good reason (as such terms are defined in the agreement), Mr. Keane will be entitled to receive his accrued bonus, if any, and to continue to receive salary and medical benefits for a period of six months. In addition, if a change in control (as defined in the agreement) occurs with respect to AirComp, and Mr. Keane does not accept employment with AirComp’s successor, then Mr. Keane will be entitled to receive his accrued bonus, if any, to continue to receive salary for a period of 24 months, and to continue to receive medical benefits for a period of 12 months.
      David Bryan was appointed as the President and Chief Operating Officer of Strata in February 2005 pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Bryan receives an annual base salary of $175,000 subject to annual review and potentially an increase by our board of directors. In addition, Mr. Bryan is entitled to receive a bonus based on Strata’s earnings before taxes, interest and depreciation provided that Strata met designated minimum earnings targets and provided further that such bonus shall not exceed 100% of Mr. Bryan’s base salary. The bonus calculation is subject to adjustment in subsequent years.
Board Compensation
      Our current policy is to pay each of our non-management directors (currently all directors other than Messrs. Hidayatallah and Toboroff) a base fee of $8,750 per quarter (beginning in the fourth quarter of 2006). Each non-management director serving on a committee of the board of directors will also receive $1,250 quarterly for service on such committee, and each non-management director serving as chairman or co-chairman of a committee of the board of directors will receive an additional $1,250 per quarter for acting as chairman or co-chairman of such committee. In addition, our “audit committee financial expert” will receive $7,500 on a quarterly basis. In 2005 and the first three quarters of 2006, our director compensation policy was identical to our current policy, except that the quarterly base fee paid to each non-management director was $5,000 rather than $8,750. In 2004 we did not pay directors any compensation for their services as directors. Directors are also compensated for out-of-pocket travel expenses.
      In April 2004, we entered into an oral consulting agreement with Mr. Toboroff pursuant to which we pay him $10,000 per month during the 2005 fiscal year to advise us regarding financing and acquisition opportunities. Effective as of the first quarter of 2006, we pay Mr. Toboroff $12,000 per month pursuant to the agreement.
Compensation Committee Interlocks And Insider Participation
      No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our board or our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
       On August 14, 2006, in connection with the consummation of the DLS acquisition (and the related transactions contemplated by the stock purchase agreement governing the DLS acquisition), we entered into an investors rights agreement with the DLS sellers pursuant to which we:

•	granted the DLS sellers the right to designate two nominees for election to our board of directors,

•	agreed to support the nominations of the persons designated by the DLS sellers, and

•	agreed to use our best efforts to cause the board (and our nominating committee) to recommend the inclusion of such persons in the slate of nominees recommended to stockholders for election as directors at each annual meeting of our stockholders.
      Effective upon the closing of the DLS acquisition, Thomas O. Whitener, Jr. and Jens H. Mortensen, Jr. resigned as directors of our company, and the DLS sellers (pursuant their rights as set forth in the investors rights agreement) designated Alejandro P. Bulgheroni and Carlos A. Bulgheroni as nominees to fill the board vacancies created by the resignations of Mr. Whitener and Mr. Mortensen. In accordance with the provisions of the investors rights agreement, the board appointed Alejandro P. Bulgheroni and Carlos A. Bulgheroni to the board upon receipt of the nominations.
      Alejandro P. Bulgheroni and Carlos A. Bulgheroni indirectly beneficially own substantially all of the outstanding capital stock of the DLS sellers and, as a result, have a material interest in the transactions contemplated by the stock purchase agreement and the investors rights agreement, including our acquisition of DLS. Alejandro P. Bulgheroni indirectly beneficially owns approximately 1.5 million shares and Carlos A. Bulgheroni indirectly beneficially owns approximately 1.0 million shares, in each case, out of the 2.5 million shares of our common stock that was issued to the DLS sellers as the stock component of the purchase price for the DLS acquisition.
      As more fully discussed in this prospectus under the heading “Risk Factors,” a majority of DLS’ revenues are currently received pursuant to a strategic agreement with Pan American Energy, a joint venture that is owned 60% by British Petroleum and 40% by Bridas Corporation, an affiliate of the DLS sellers. Alejandro P. Bulgheroni and Carlos A. Bulgheroni indirectly beneficially own substantially all of the outstanding capital stock of Bridas Corporation and, as a result, have a material interest in the transactions contemplated by the strategic agreement between DLS and Pan American Energy.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
       The following table sets forth the beneficial ownership of our outstanding common stock as of August 15, 2006 for:

•	our chief executive officer and each of our four other most highly compensated executive officers as of December 31, 2005;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each other person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock.
      Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

	Number of	Percentage of
	Shares	Common Stock
	Beneficially	Beneficially
Name and Address	Owned	Owned(1)

Named executive officers:
Munawar H. Hidayatallah(2)	1,686,666	6.9
David Wilde(3)	286,633	1.2
Victor M. Perez(4)	70,000	*
Terence P. Keane(5)	25,000	*
David Bryan(6)	68,666	*
Directors:
Ali H. M. Afdhal(7)	—	—
Alejandro P. Bulgheroni(8)	1,500,000	6.1
Carlos A. Bulgheroni(9)	1,000,000	4.1
John E. McConnaughy, Jr.(10)	100,000	*
Victor F. Germack(11)	—	—
Robert E. Nederlander(12)	715,594	2.9
Jeffrey R. Freedman(13)	119,000	*
Leonard Toboroff(14)	695,594	2.8
All directors and executive officers as a group (18 persons)	6,402,152	25.6
Other 5% holders:
Palo Alto Investors(15)	2,208,767	9.0
Jens H. Mortensen, Jr.(16)	1,600,591	6.5

*	Less than one percent.

(1)	Based upon an aggregate of 24,464,260 shares outstanding as of August 15, 2006.

(2)	Mr. Hidayatallah is the trustee of the Hidayatallah Family Trust, which is the record owner of 1,686,666 shares of our common stock, and Mr. Hidayatallah holds options to purchase 283,333 shares of common stock, none of which options are exercisable within 60 days. Mr. Hidayatallah’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(3)	Mr. Wilde holds options to purchase 408,300 shares of common stock, of which 281,633 are exercisable within 60 days. Mr. Wilde’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(4)	Mr. Perez holds options to purchase 100,000 shares of common stock, of which 70,000 are exercisable within 60 days. Mr. Perez’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(5)	Mr. Keane holds options to purchase 50,000 shares of common stock, of which 25,000 are exercisable within 60 days. Mr. Keane’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(6)	Mr. Bryan holds options to purchase 70,000 shares of common stock, of which 56,666 are exercisable within 60 days. Mr. Bryan’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(7)	Mr. Afdhal’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(8)	Includes (i) 1,000,000 shares held of record by Bridas International Holdings Limited, a British Virgin Islands international business company, and (ii) 500,000 shares held of record by Associated Petroleum Investors Ltd., a British Virgin Islands international business company. Each such entity is indirectly beneficially owned by Mr. Bulgheroni. Mr. Bulgheroni’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(9)	Includes 1,000,000 shares held of record by Bridas Central Company Ltd., a British Virgin Islands international business company, which is indirectly beneficially owned by Mr. Bulgheroni. Mr. Bulgheroni’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(10)	Mr. McConnaughy’s address is 2 Parklands Drive, Darien, CT 06820.

(11)	Mr. Germack’s address is 845 3rd Avenue, Suite 1410, New York, NY 10022.

(12)	Includes 715,594 shares of common stock owned directly by Mr. Nederlander or by RER Corp. or QEN Corp., corporations controlled by Mr. Nederlander. Mr. Nederlander’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(13)	Mr. Freedman’s address is 123 Via Verde Way, Palm Beach, FL 33418.

(14)	Mr. Toboroff’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(15)	Owned collectively by Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, LLC acts as the general partner of Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC, and William L. Edwards is the President of Palo Alto Investors, Inc. Palo Alto Investors, LLC, Palo Alto Investors, Inc. and William L. Edwards each have investment and voting authority with respect to the shares owned by this stockholder. The business address for each of these persons is 470 University Avenue, Palo Alto, CA 94301.

(16)	Mr. Mortensen’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

DESCRIPTION OF OTHER INDEBTEDNESS
New Senior Secured Credit Facility

General
      On January 18, 2006, we amended and restated our previous credit agreement (which we signed in July 2005), resulting in a new four-year, $25.0 million senior secured revolving credit facility with a syndicate of lenders led by Royal Bank of Canada, as administrative agent and collateral agent. Our borrowing capacity under this new facility is available to finance working capital requirements and other general corporate purposes, including permitted acquisitions (as defined in the credit agreement) and the issuance of standby letters of credit. The terms of this facility are as described below.
      Borrowings under the credit agreement will mature on January 18, 2010. The credit agreement requires us to repay the facility prior to maturity by an amount equal to (i) 100% of the net cash proceeds of certain asset sales (other than inventory and obsolete equipment in the ordinary course of business) by us or our subsidiaries (including sales of stock of our subsidiaries) and 100% of insurance proceeds, to the extent such proceeds exceed a cumulative basket equal to 5% of our consolidated assets (as determined in accordance with the credit agreement), subject to a 180-day reinvestment period, (ii) 100% of the net cash proceeds from the issuance of any unsecured debt after January 18, 2006 (subject to permitted exceptions, including the issuance of the notes and (iii) 100% of the net cash proceeds from the issuance of our equity securities after such date (subject to permitted exceptions). Amounts under the facility may be repaid and reborrowed prior to the final maturity date. As of June 30, 2006, after giving effect to the DLS transactions, as if each such transaction had occurred on that date, we would have had approximately $11.7 million of unused availability under our credit facility.
      All borrowings under our new facility are subject to the satisfaction of usual and customary conditions, including the accuracy of representations and warranties and the absence of defaults.

Guarantees and Security
      All of our existing and future direct and indirect subsidiaries are required to guarantee our obligations under the credit agreement. Borrowings under the credit facility and any related guarantees are secured by a first priority lien on (i) all of our and our subsidiaries’ fixed assets and (ii) all of our and our subsidiaries’ accounts receivable, inventory, equipment, general intangibles, deposit accounts and other material assets and properties, including the stock and other outstanding equity interests of our subsidiaries.

Interest and Fees
      The interest under the credit agreement is payable at rates per annum based on the London Interbank Offered Rate, or LIBOR, or an alternate base rate, or ABR. Under the credit agreement, ABR loans may be prepaid at any time without penalty. LIBOR loans may be prepaid without penalty, subject to our reimbursement of certain breakage and redeployment costs.

Covenants and Events of Default
      The credit agreement contains covenants customary for agreements of this type, including, but not limited to, limitations on our ability to: (i) incur additional indebtedness and guarantees, (ii) create liens and other encumbrances on our assets, (iii) consolidate, merge or sell assets, (iv) pay dividends and other distributions or repurchase stock, (v) make certain investments, loans and advances, (vi) make capital expenditures, (vii) enter into operating leases and sale/leaseback transactions, (viii) enter into transactions with our affiliates, (ix) change the character of our business, (x) engage in hedging activities unless certain requirements are satisfied and (xi) prepay other debt. Also, we are required to comply with certain financial tests and maintain certain financial ratios. These financial tests and ratios include requirements to maintain: (i) a maximum ratio of total funded debt to EBITDA, (ii) a maximum ratio of senior secured debt to EBITDA, (iii) a minimum ratio of EBITDA to interest expense, (iv) a minimum tangible net worth, (v) a minimum current ratio and (vi) a minimum fixed asset coverage ratio.
      The credit agreement also includes customary representations, warranties and events of default, including events of default relating to non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, the termination of or default under any material agreement, the result of which could reasonably be expected to have a material adverse effect, material and uncured judgments, bankruptcy and insolvency events, cross-defaults and a default in the event of a change of control. An event of default under the credit agreement will permit the lenders to accelerate the maturity of the indebtedness under the facility, and may result in one or more cross-defaults under other indebtedness, including the notes. Similarly, a default generally under the indenture governing the notes will constitute an event of default under the credit agreement.

Letters of Credit
      Of the aggregate $25.0 million of capacity under the credit agreement, $5.0 million is available for the issuance of standby letters of credit.

Recent Amendments
      On August 8, 2006, we entered into an amendment to the credit agreement. The amendment, among other things, amended the credit agreement to (a) allow us to (i) issue and sell $95.0 million aggregate principal amount of our old notes and (ii) issue and sell 3,450,000 shares of our common stock, (b) allow us to use the net proceeds from the notes offering and the common stock offering to purchase all the outstanding capital stock of DLS, (c) exclude certain existing indebtedness and investments of DLS and investments and indebtedness related to the DLS acquisition from the covenants contained in the credit agreement and (d) increase the amount of permitted lease obligations and capital expenditures.

THE EXCHANGE OFFER
Exchange Terms
      Old notes in an aggregate principal amount of $255,000,000 are currently issued and outstanding. The maximum aggregate principal amount of new notes that will be issued in exchange for old notes is $255,000,000. The terms of the new notes and the old notes are substantially the same in all material respects, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and payments of liquidated damages.
      The new notes will bear interest at a rate of 9.0% per year, payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2007. Holders of new notes will receive interest from July 15, 2006, the date of the last payment of interest on the old notes. Holders of new notes will not receive any interest on old notes tendered and accepted for exchange. In order to exchange your old notes for transferable new notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering old notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes.
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered in the exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date of the exchange offer.
      If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “— Transfer Taxes.”
      We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing old notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.
Expiration Date; Extensions; Termination; Amendments
      The exchange offer expires at 5:00 p.m., New York City time, on                 , 2006, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

      We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of old notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all old notes tendered in the exchange offer, subject to your right to withdraw your tendered old notes as described under “— Withdrawal of Tenders.”
      Any waiver or amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.
      We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.
      In the event we terminate the exchange offer, all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.
      In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of old notes who have validly tendered their old notes.
Resale of New Notes
      Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring new notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the new notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.
      If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

•	you cannot rely on those interpretations by the SEC staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

      Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.
Acceptance of Old Notes for Exchange
      We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
      We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of old notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer and not accept for exchange any old notes not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.
      In all cases, new notes will be issued only after timely receipt by the exchange agent of certificates representing old notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes, or defectively tendered old notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The exchange agent will deliver the new notes to holders of old notes accepted for exchange after the exchange agent receives the new notes.
      If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments,” “— Withdrawal of Tenders” and “— Conditions of the Exchange Offer,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
      If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer,” such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.
      Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in “— Transfer Taxes” or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.
Procedures for Tendering Old Notes
      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust Company
      The exchange agent and Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC’s automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.
      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form
      For a holder to validly tender old notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described below.
      A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

      Letters of transmittal and old notes should be sent only to the exchange agent, and not to us or to DTC.
      The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering old notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of old notes will be accepted.

Signature Guarantee
      Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the old notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those old notes and the new notes are to be issued directly to such registered holder(s), or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed, or

•	the old notes are tendered for the account of an eligible institution.
      An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer
      The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the old notes may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at one of its addresses set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery
      If you wish to tender your old notes and:

(1) certificates representing your old notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following conditions are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, overnight courier, registered or certified mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

Other Matters
      New notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your old notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.
      We will determine, in our sole discretion, all questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance and withdrawal of all tenders of old notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of old notes will not be considered valid. We reserve the absolute right to reject any or all tenders of old notes not properly tendered or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes.
      Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.
      Any defect or irregularity in connection with tenders of old notes must be cured within the time we determine, unless waived by us. We will not consider the tender of old notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “— Exchange Agent,” or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn, and

•	identify the old notes to be withdrawn, including the principal amount of the old notes.
      If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date.
Conditions of the Exchange Offer
      Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered old notes. We may also terminate, waive any conditions to or amend the exchange offer. In addition, we may postpone the acceptance for exchange of tendered old notes, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer.
Transfer Taxes
      We will pay all transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offer. If, however:

•	new notes or old notes for principal amounts not exchanged, are to be delivered to or registered or issued in the name of, any person other than the registered holder of the old notes tendered;

•	tendered certificates for old notes are registered in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of old notes to us or our order pursuant to the exchange offer, the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder prior to the issuance of the new notes or delivery or registering of the old notes.
Consequences of Failing to Exchange
      If you do not exchange your old notes for new notes in the exchange offer, you will remain subject to the restrictions on transfer of the old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memoranda distributed in connection with the private offerings of the old notes.
      In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the old notes under the Securities Act.
Accounting Treatment
      The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the new notes.
Exchange Agent
      Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

      The exchange agent for the exchange offer is:
Wells Fargo Bank, N.A.
By Registered or Certified Mail:
Wells Fargo Bank, N.A.
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480-1517
Attn: Corporate Trust Operations
By Regular Mail/ Hand/ Overnight Delivery:
Wells Fargo Bank, N.A.
Sixth and Marquette
MAC N9303-121
Minneapolis, MN 55479
Attn: Corporate Trust Operations
For Assistance Call:
800-344-5128
Fax Number (for eligible institutions only):
612-667-4927

DESCRIPTION OF NOTES
       Allis-Chalmers will issue the new notes under an indenture among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      On January 18, 2006, we issued $160.0 million in aggregate principal amount of old notes under the indenture. On August 14, 2006, we issued an additional $95.0 million principal amount of old notes under the indenture, which are treated together with the old notes issued in January 2006 as a single class of debt securities under the indenture.
      The following description is a summary of select provisions of the indenture. It does not restate such agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the notes. Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, TX 77056, Attention: General Counsel.
      You can find the definitions of certain terms used in this description below under the caption “— Definitions.” Some defined terms used in this description but not defined below under the caption “— Definitions” have the meanings assigned to them in the indenture. In this description, the words “we,” “us” and “our” and the term “Allis-Chalmers” refer only to Allis-Chalmers Energy Inc. and not to any of its subsidiaries. This description assumes that all outstanding old notes will be exchanged for new notes in the exchange offer. Therefore, except where the context requires otherwise, all references to the notes in this description are to the new notes.
      The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.
Brief Description of the Notes
      The notes:

•	are our general unsecured obligations;

•	are effectively subordinated to all our existing and any future secured Indebtedness, including our Indebtedness under the Credit Agreement, to the extent of the assets securing such Indebtedness, and to all existing and any future liabilities of our subsidiaries that are not Guarantors, to the extent of the assets of such subsidiaries;

•	are pari passu in right of payment with all our existing and any future unsecured, unsubordinated Indebtedness;

•	are senior in right of payment to all our existing and any future subordinated Indebtedness; and

•	are guaranteed by the Guarantors on a senior unsecured basis.
Assuming the August 2006 offering of the old notes had been completed as of June 30, 2006 and that the net proceeds had been applied as intended, we would have had $257.6 million of indebtedness outstanding, $130,000 of which would have been secured indebtedness.
      As of the date of the indenture, all of our subsidiaries were “Restricted Subsidiaries,” and all of them had guaranteed the notes. However, under the circumstances described below under the caption “— Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture and will not guarantee the notes. Furthermore, our current and future Foreign Subsidiaries (such as DLS and its subsidiaries) will not guarantee the notes.
Principal, Maturity and Interest
      We will issue $255.0 million in aggregate principal amount of notes in the exchange offer. The indenture provides for our issuance of notes with an unlimited principal amount, and we may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “— Covenants — Incurrence of Indebtedness.” The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless otherwise provided or the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include the notes and any further additional notes actually issued.
      We will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on January 15, 2014.
      Interest on the notes will accrue at the rate of 9.0% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2007. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at the applicable interest rate on the notes. We will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1. Any Liquidated Damages due will be paid on the same dates as interest on the notes.
      Interest on the notes will accrue from July 15, 2006. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment.
Methods of Receiving Payments on the Notes
      If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders, and we or any of our Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
      The registered Holder of a note will be treated as the owner of it for all purposes.
Subsidiary Guarantees
      The notes will be guaranteed, jointly and severally, by all of our current Domestic Subsidiaries and, except under certain circumstances described under the caption “— Covenants — Subsidiary Guarantees,” by all of our Domestic Subsidiaries that we create or acquire in the future. Our current and future Foreign Subsidiaries (such as DLS and its subsidiaries) will not guarantee the notes.
      Each Subsidiary Guarantee:

•	is a general unsecured obligation of the Guarantor;

•	is effectively subordinated to all existing and any future secured Indebtedness of the Guarantor, including the guarantee of the Guarantor under the Credit Agreement;

•	is pari passu in right of payment with all existing and any future unsecured, unsubordinated Indebtedness of the Guarantor; and

•	is senior in right of payment to all existing and any future subordinated Indebtedness of the Guarantor.
      The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” Assuming the August 2006 offering of the old notes had been completed as of June 30, 2006 and that the net proceeds had been applied as intended, the Guarantors would have had $267.3 million of indebtedness outstanding, $3.1 million of which would have been secured indebtedness.
      Subsidiary Guarantees may be released in certain circumstances. See “— Covenants — Subsidiary Guarantees.”
Optional Redemption
      At any time prior to January 15, 2010, we may redeem the notes, in whole or in part, at the Make-Whole Price, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. “Make-Whole Price” with respect to a note means the greater of:

(1) the sum of the outstanding principal amount and Make-Whole Amount of such note; and

(2) the redemption price of such note on January 15, 2010, determined pursuant to the indenture (104.500% of the principal amount).
      “Make-Whole Amount” with respect to a note means an amount equal to the excess, if any, of:

(1) the present value of the remaining interest, premium, if any, and principal payments due on such note as if such note were redeemed on January 15, 2010 computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

(2) the outstanding principal amount of such note.
      “Treasury Rate” is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal

Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market date) most nearly equal to the then remaining maturity of the notes assuming redemption of the notes on January 15, 2010; provided, however, that if the Make-Whole Average Life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. “Make-Whole Average Life” means the number of years (calculated to the nearest one-twelfth) between the date of redemption and January 15, 2010.
      On or after January 15, 2010, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15, of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2010	104.500%
2011	102.250%
2012 and thereafter	100.000%
      At any time prior to January 15, 2009, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes) at a redemption price of 109.000% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	notes in an aggregate principal amount equal to at least 65% of the aggregate principal amount of notes issued under the indenture on the Issue Date remain outstanding immediately after the occurrence of such redemption (excluding notes held by us or our Affiliates); and

(2)	the redemption must occur within 180 days of the date of the closing of such Equity Offering.
      Unless we default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
Selection and Notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2)	if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee will deem fair and appropriate.

      No notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional and our obligation to redeem notes may be subject to any one or more conditions that we, in our sole discretion, include in such a notice.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
Open Market Purchases; No Mandatory Redemption or Sinking Fund
      We may at any time and from time to time purchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each Holder of notes will have the right to require Allis-Chalmers to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, Allis-Chalmers will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, Allis-Chalmers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Allis-Chalmers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, or compliance with the Change of Control provisions of the indenture would constitute a violation of any such laws or regulations, Allis-Chalmers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
      On or before the Change of Control Payment Date, Allis-Chalmers will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

(3)	deliver or cause to be delivered to the trustee, the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Allis-Chalmers.
      The paying agent will promptly mail or wire transfer to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
      Allis-Chalmers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      If Holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Allis-Chalmers, or any third party making a Change of Control Offer in lieu of Allis-Chalmers as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, Allis-Chalmers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, and Liquidated Damages, if any thereon, to the date of redemption.
      The Credit Agreement prohibits us from purchasing any notes and provides that certain change of control events with respect to us constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which we become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other agreements.
      The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      We will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and our Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Allis-Chalmers (or the Restricted Subsidiary, as the case may be) receives consideration in respect of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	either (x) at least 75% of the consideration therefor received by Allis-Chalmers or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof or (y) the Fair Market Value of the aggregate of all consideration other than cash, Cash Equivalents or Replacement Assets for all Asset Sales since the Issue Date would not exceed 10% of Consolidated Tangible Assets of Allis-Chalmers after giving effect to such Asset Sales. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Allis-Chalmers’ or such Restricted Subsidiary’s most recent consolidated balance sheet (or as would be shown on Allis-Chalmers’ consolidated balance sheet as of the date of such Asset Sale) of Allis-Chalmers or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or Equity Interests pursuant to (1) a written novation agreement that releases Allis-Chalmers or such Restricted Subsidiary from further liability therefor or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless Allis-Chalmers or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability;

(b)	any securities, notes or other obligations received by Allis-Chalmers or any such Restricted Subsidiary from such transferee that are converted by Allis-Chalmers or such Restricted Subsidiary into cash within 270 days after such Asset Sale, to the extent of the cash received in that conversion; and

(c)	accounts receivables of a business retained by Allis-Chalmers or any of its Restricted Subsidiaries following the sale of such business; provided that (i) such accounts receivables are not more than 60 days past due and (ii) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable.
      Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (1) and (2) of the first paragraph of this covenant.
      Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Allis-Chalmers or its Restricted Subsidiaries may apply an amount equal to such Net Proceeds at its option:

(1)	to repay Indebtedness for borrowed money (other than Subordinated Indebtedness); or

(2)	to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets; provided that (a) such capital expenditure or purchase is consummated within the later of (x) 360 days after the receipt of the Net Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (b) if such capital expenditure or purchase is not consummated within the period set forth in subclause (a), the amount not so applied will be deemed to be Excess Proceeds (as defined below)).
      Pending the final application of any such Net Proceeds, Allis-Chalmers may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.
      An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” If on any date, the aggregate amount of Excess Proceeds exceeds $10.0 million, then within ten business days after such date, Allis-Chalmers will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, Allis-Chalmers and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of Allis-Chalmers and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described under the caption “— Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.
      Allis-Chalmers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, Allis-Chalmers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
      The Credit Agreement prohibits Allis-Chalmers from purchasing any notes and also provides that certain asset sale events with respect to Allis-Chalmers constitute a default under the Credit Agreement.

Any future credit agreements or other similar agreements to which Allis-Chalmers becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Allis-Chalmers is prohibited from purchasing notes, Allis-Chalmers could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Allis-Chalmers does not obtain such a consent or repay such borrowings, Allis-Chalmers will remain prohibited from purchasing notes. In such case, Allis-Chalmers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other agreements. Also, Allis-Chalmers’ ability to pay cash to the Holders of notes upon a repurchase may be limited by Allis-Chalmers’ then existing financial resources. See “Risk Factors — Risks Associated with the Notes and Our Indebtedness — We may not be able to finance a change of control offer required by the indenture governing the notes.”
Covenants

Restricted Payments
      (A) Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay (without duplication) any dividend or make any other payment or distribution on account of Allis-Chalmers’ or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of Allis-Chalmers’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of Allis-Chalmers or (y) to Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers);

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of Allis-Chalmers or any Restricted Subsidiary thereof held by Persons other than Allis-Chalmers or any of its Restricted Subsidiaries;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than intercompany Indebtedness between Allis-Chalmers and any of its Restricted Subsidiaries), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(4)	make any Restricted Investment
(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(2)	Allis-Chalmers would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Allis-Chalmers and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (10) and (12) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Allis-Chalmers for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Allis-Chalmers’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of Allis-Chalmers), (y) Capital Stock of a Person (other than Allis-Chalmers or an Affiliate of Allis-Chalmers) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in the case of clauses (i) and (ii), received by Allis-Chalmers since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Allis-Chalmers (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Allis-Chalmers that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Allis-Chalmers), (B) the amount by which Indebtedness of Allis-Chalmers or any Restricted Subsidiary is reduced on Allis-Chalmers’ consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests (other than Disqualified Stock) of Allis-Chalmers, and (C) the aggregate net cash proceeds, if any, received by Allis-Chalmers or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) or (B) above, plus

(c)	with respect to Restricted Investments made by Allis-Chalmers and its Restricted Subsidiaries after the Issue Date, an amount equal to the sum of (A) the net reduction in such Restricted Investments in any Person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to Allis-Chalmers or any Restricted Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment or (iv) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) plus (B) all amounts representing the return of capital (excluding dividends and distributions) to Allis-Chalmers or any Restricted Subsidiary in respect of such Restricted Investment plus (C) with respect to any Unrestricted Subsidiary that the Board of Directors of Allis-Chalmers redesignates as a Restricted Subsidiary, the Fair Market Value of the Investment in such Subsidiary held by Allis-Chalmers or any of its Restricted Subsidiaries at the time of such redesignation.
      (B) The preceding provisions will not prohibit, so long as, in the case of clauses (7) and (8) below, no Default has occurred and is continuing or would be caused thereby:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(2)	the payment of any dividend or similar distribution by a Restricted Subsidiary of Allis-Chalmers to the holders of its Equity Interests on a pro rata basis;

(3)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Allis-Chalmers) of, Equity Interests of Allis-Chalmers (other than Disqualified Stock) or from the substantially concurrent contribution (other than by a Subsidiary of Allis-Chalmers) of capital to Allis-Chalmers in respect of its Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph (A);

(4)	the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; provided that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness will be excluded from clause (3)(b) of the preceding paragraph (A);

(5)	Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of Allis-Chalmers) of, Equity Interests (other than Disqualified Stock) of Allis-Chalmers; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3)(b) of the preceding paragraph (A);

(6)	the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights;

(7)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers held by any current or former officer, director or employee (or any of their respective heirs or estates or permitted transferees) of Parent, Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $2.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $6.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by Allis-Chalmers from the sale of Equity Interests of Allis-Chalmers to members of management or directors of Allis-Chalmers and its Restricted Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause 3(b) of the preceding paragraph (A)), plus (B) the cash proceeds of key man life insurance policies received by Allis-Chalmers and its Restricted Subsidiaries after the Issue Date, less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this clause (7);

(8)	dividends on Preferred Stock or Disqualified Stock issued in compliance with the covenant “— Incurrence of Indebtedness” to the extent such dividends are included in the definition of Fixed Charges;

(9)	the payment of cash in lieu of fractional Equity Interests;

(10)	Permitted Payments to Parent;

(11)	payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions described under the caption “— Covenants — Merger, Consolidation or Sales of Assets;” and

(12)	other Restricted Payments in an aggregate amount at any one time outstanding not to exceed $15.0 million.
      In determining whether any Restricted Payment is permitted by the foregoing covenant, Allis-Chalmers may allocate or reallocate all or any portion of such Restricted Payment among the clauses of the preceding paragraph (B) or among such clauses and the provisions of paragraph (A) of this covenant, provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.
      The amount of all Restricted Payments will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Allis-Chalmers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities (other than cash or Cash Equivalents) that are required to be valued by this covenant will be determined by the Board of Directors of Allis-Chalmers whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if such Fair Market Value exceeds $15.0 million.

Incurrence of Indebtedness
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt); provided, however, that Allis-Chalmers or any Guarantor may Incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for Allis-Chalmers’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the Incurrence by Allis-Chalmers or any Guarantor of additional Indebtedness under Credit Facilities (including, without limitation, the Incurrence by Allis-Chalmers and the Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed a maximum amount equal to the greater of (a) $25.0 million or (b) 10.0% of the Consolidated Tangible Assets of Allis-Chalmers; provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the Incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;

(2)	the Incurrence of Existing Indebtedness;

(3)	the Incurrence by Allis-Chalmers and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the Issue Date and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)	the Incurrence by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction, installation, improvement, deployment, refurbishment, modification or lease of property, plant or equipment or furniture, fixtures and equipment, in each case used in the business of Allis-Chalmers or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (a) $10.0 million at any time outstanding or (b) 5.0% of Consolidated Tangible Assets of Allis-Chalmers;

(5)	the Incurrence by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9) or (13) of this paragraph;

(6)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by Allis-Chalmers or any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Allis-Chalmers or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Allis-Chalmers or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by Allis-Chalmers or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the Guarantee by Allis-Chalmers or any of the Guarantors of Indebtedness of Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers that was permitted to be Incurred by another provision of this covenant;

(8)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(10)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within one year following such drawing or Incurrence;

(11)	the Incurrence by Allis-Chalmers of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(12)	the Incurrence by Foreign Subsidiaries of Indebtedness in an aggregate amount outstanding at any one time not to exceed 15% of such Foreign Subsidiaries’ Consolidated Tangible Assets; or

(13)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance, defease, discharge or replace any Indebtedness Incurred pursuant to this clause (13), not to exceed $10.0 million.
      For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, Allis-Chalmers will be permitted to divide and classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness originally divided or classified as Incurred pursuant to clauses (1) through (13) above may later be re-divided or reclassified by Allis-Chalmers such that it will be deemed as having been Incurred pursuant to another of such clauses provided that such re-divided or reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such re-division or reclassification. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
      Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
      Allis-Chalmers will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of Allis-Chalmers unless it is subordinate in right of payment to the notes to the same extent. Allis-Chalmers will not permit any Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Subsidiary Guarantee to the same extent. For purposes of the foregoing, solely for the avoidance of doubt and without any other implication, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of Allis-Chalmers or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness, upon any asset now owned or hereafter acquired, except Permitted Liens, unless the notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to any Lien securing the notes to at least the same extent such Subordinated Indebtedness is subordinate to the notes).

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Allis-Chalmers or any of its Restricted Subsidiaries or pay any liabilities owed to Allis-Chalmers or any of its Restricted Subsidiaries;

(2)	make loans or advances to Allis-Chalmers or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Allis-Chalmers or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to any Credit Facility, Existing Indebtedness, Capital Stock or any other agreements or instruments in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacement or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of Allis-Chalmers, no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness, Capital Stock or such other agreements or instruments, as the case may be, as in effect on the Issue Date;

(2)	set forth in the indenture, the notes and the Subsidiary Guarantees or contained in any other instrument relating to any other Indebtedness so long as the Board of Directors determines that such encumbrances or restrictions are no more restrictive in the aggregate than those contained in the indenture;

(3)	existing under, by reason of or with respect to applicable law, rule, regulation or order;

(4)	with respect to any Person or the property or assets of a Person acquired by Allis-Chalmers or any of its Restricted Subsidiaries existing at the time of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacement or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of Allis-Chalmers, no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	Indebtedness Incurred or Capital Stock issued by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Capital Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect Allis-Chalmers’ ability to pay all principal, interest and premium and Liquidated Damages, if any, on the notes, as determined in good faith by the Chief Executive Officer and the Chief Financial Officer of Allis-Chalmers, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by the Chief Financial Officer of Allis-Chalmers, whose determination shall be conclusive);

(6)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Allis-Chalmers or any Restricted Subsidiary thereof not otherwise prohibited by the indenture;

(C)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations;

(D)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Allis-Chalmers’ Board of Directors or in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(E)	any instrument governing secured Indebtedness; and

(F)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Allis-Chalmers or any Restricted Subsidiary thereof in any manner material to Allis-Chalmers or any Restricted Subsidiary thereof;

(7)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	encumbrances or restrictions contained in agreements entered into in connection with Hedging Obligations permitted from time to time under the indenture; and

(11)	existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
      Allis-Chalmers will not: (1) consolidate or merge with or into another Person (regardless of whether Allis-Chalmers is the surviving corporation) or (2) directly or indirectly sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Allis-Chalmers and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Allis-Chalmers is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Allis-Chalmers) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of Allis-Chalmers under the notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)	either (A) immediately after giving effect to such transaction on a pro forma basis, Allis-Chalmers or the Person formed by or surviving any such consolidation or merger (if other than Allis-Chalmers), or to which such sale, assignment, transfer, conveyance or other disposition will have been made will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness;” or (B) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, the Fixed Charge Coverage Ratio of Allis-Chalmers is equal to or greater than its Fixed Charge Coverage Ratio immediately before such transaction; and

(4)	Allis-Chalmers delivers to the trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.
      Upon any merger or consolidation, or any sale, transfer, assignment, conveyance or other disposition of all or substantially all of the properties or assets of Allis-Chalmers and its Restricted Subsidiaries in accordance with this covenant, the successor Person formed by the consolidation or into which Allis-Chalmers is merged or to which the sale, transfer, assignment, conveyance or other disposition is made, will succeed to and be substituted for Allis-Chalmers, and may exercise every right and power of Allis-Chalmers under the indenture with the same effect as if the successor had been named as Allis-Chalmers therein. When the successor assumes all of Allis-Chalmers’ obligations under the indenture, Allis-Chalmers will be discharged from those obligations; provided, however, that Allis-Chalmers shall not be relieved from the obligation to pay the principal of and interest on the notes except in the case of a sale of all of Allis-Chalmers’ assets in a transaction that is subject to, and that complies with the provisions of this covenant.
      In addition, Allis-Chalmers and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of Allis-Chalmers and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Allis-Chalmers with an Affiliate solely for the purpose of reincorporating Allis-Chalmers in another jurisdiction; or

(2)	any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Allis-Chalmers and its Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of Allis-Chalmers (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to Allis-Chalmers or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Allis-Chalmers or such Restricted Subsidiary with a Person that is not an Affiliate of Allis-Chalmers; and

(2)	Allis-Chalmers delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of Allis-Chalmers; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Allis-Chalmers or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an Independent Financial Advisor.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among Allis-Chalmers and/or its Restricted Subsidiaries;

(2)	payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of Allis-Chalmers and its Subsidiaries;

(3)	any Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments”;

(4)	any issuance of Equity Interests (other than Disqualified Stock) of Allis-Chalmers, or receipt of any capital contribution from any Affiliate of Allis-Chalmers;

(5)	transactions with a Person that is an Affiliate of Allis-Chalmers solely because Allis-Chalmers owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(6)	transactions pursuant to agreements or arrangements in effect on the Issue Date and described in the offering memorandum dated January 12, 2006 relating to the initial offering of the old notes, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to Allis-Chalmers and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(7)	loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding; and

(8)	any employment, consulting, service or termination agreement, employee benefit plan or arrangement, reasonable and customary indemnification arrangements or any similar agreement, plan or arrangement, entered into by Allis-Chalmers or any of its Restricted Subsidiaries with officers, directors, consultants or employees of Allis-Chalmers or any of its Subsidiaries and the payment of compensation to officers, directors, consultants and employees of Allis-Chalmers or any of its Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), and any payments, indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements; so long as such agreement or payment has been approved by a majority of the disinterested members of the Board of Directors of Allis-Chalmers.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of Allis-Chalmers may designate any Restricted Subsidiary of Allis-Chalmers to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by Allis-Chalmers or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by Allis-Chalmers or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness”;

(2)	the aggregate Fair Market Value of all outstanding Investments owned by Allis-Chalmers and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by Allis-Chalmers or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3)	such Subsidiary does not hold any Liens on any property of Allis-Chalmers or any Restricted Subsidiary thereof;

(4)	the Subsidiary being so designated:

(a)	is a Person with respect to which neither Allis-Chalmers nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(b)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Allis-Chalmers or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(c)	has at least one director on its Board of Directors that is not a director or officer of Allis-Chalmers or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of Allis-Chalmers or any of its Restricted Subsidiaries; and

(5)	no Default or Event of Default would be in existence following such designation.
      Any designation of a Restricted Subsidiary of Allis-Chalmers as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in subclauses (a) or (b) of clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of Allis-Chalmers as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the indenture, Allis-Chalmers will be in default under the indenture.
      The Board of Directors of Allis-Chalmers may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of Allis-Chalmers of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness”; and

(2)	no Default or Event of Default would be in existence following such designation.

Subsidiary Guarantees
      If Allis-Chalmers or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the trustee within 15 business days of the date on which it was acquired or created; provided, however, that a Domestic Subsidiary that owns net assets that have an aggregate fair market value (as determined in good faith by the Board of Directors of Allis-Chalmers) of less than 5% of the Consolidated Tangible Assets as of the end of the previous quarter, need not become a Guarantor.
      However, if, as of the end of any fiscal quarter, the Domestic Subsidiaries that are not Guarantors collectively own net assets that have an aggregate fair market value (as determined in good faith by our Board of Directors) equal to or greater than 5% of the Consolidated Tangible Assets, then we will designate one or more of such non-Guarantor Domestic Subsidiaries to become Guarantors such that after giving effect to such designation or designations, as the case may be, the total net assets owned by all such remaining non-Guarantor Domestic Subsidiaries will have an aggregate fair market value (as determined in good faith by our Board of Directors) of less than 5% of the Consolidated Tangible Assets. Any such Restricted Subsidiary so designated must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the trustee within 15 business days of the date on which it was designated.

      Our current and future Foreign Subsidiaries (such as DLS and its subsidiaries) will not be required to guarantee the notes.
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (regardless of whether such Guarantor is the surviving Person), another Person, other than Allis-Chalmers or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and
           (2) either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Allis-Chalmers, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(3)	if Allis-Chalmers properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

Payments for Consent
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Allis-Chalmers will furnish to the trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Allis-Chalmers were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.
      Regardless of whether required by the SEC, Allis-Chalmers will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. Allis-Chalmers agrees that we will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Allis-Chalmers’ filings for any reason, Allis-Chalmers will post the reports referred to in the preceding paragraph on its Web site within the time periods that would apply if we were required to file those reports with the SEC.
      If Allis-Chalmers has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Allis-Chalmers and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Allis-Chalmers.
      In addition, Allis-Chalmers and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by Allis-Chalmers to comply with its obligations described under the caption “— Covenants — Merger, Consolidation or Sale of Assets” or to consummate a purchase of notes when required pursuant to the covenants described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Repurchase at the Option of Holders — Asset Sales;”

(4)	failure by Allis-Chalmers or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under the captions “— Covenants — Restricted Payments” or “— Covenants — Incurrence of Indebtedness” or to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or

“— Repurchase at the Option of Holders — Asset Sales” to the extent not described in clause (3) above;

(5)	failure by Allis-Chalmers or any of its Restricted Subsidiaries for 60 days after written notice by the trustee or Holders representing 25% or more of the aggregate principal amount of notes outstanding to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Allis-Chalmers or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Allis-Chalmers or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(7)	failure by Allis-Chalmers or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; and

(9)	certain events of bankruptcy or insolvency with respect to Allis-Chalmers, any Guarantor or any Significant Subsidiary of Allis-Chalmers (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).
      The indenture contains a provision providing that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Allis-Chalmers, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable laws. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to Allis-Chalmers specifying the Event of Default.
      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

      The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes. The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the Holder gives the trustee written notice of a continuing Event of Default;

(2)	the Holder or Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such Holder or Holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.
      However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right will not be impaired or affected without the consent of the Holder.
      The Holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may, on behalf of the Holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages on, or the principal of, the notes.
      Allis-Chalmers is required to deliver to the trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Allis-Chalmers is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator, stockholder, member, manager or partner of Allis-Chalmers or any Guarantor, as such, will have any liability for any obligations of Allis-Chalmers or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance
      Allis-Chalmers may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2)	Allis-Chalmers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Allis-Chalmers’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.
      In addition, Allis-Chalmers may, at its option and at any time, elect to have the obligations of Allis-Chalmers released with respect to the provisions of the indenture described above under “— Repurchase at the Option of Holders” and under “— Covenants (other than the covenant described under “— Covenants — Merger, Consolidation or Sale of Assets,” except to the extent described below) and the limitation imposed by clause (3) under “— Covenants — Merger, Consolidation or Sale of Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) through (7) under the caption “— Events of Default and Remedies” and the Event of Default described under clause (9) under the caption “— Events of Default and Remedies” (but only with respect to Subsidiaries of Allis-Chalmers), in each case, will no longer constitute an Event of Default.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Allis-Chalmers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Allis-Chalmers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Allis-Chalmers will have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) Allis-Chalmers has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Allis-Chalmers will have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default will have occurred and be continuing (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Allis-Chalmers or any of its Subsidiaries is a party or by which Allis-Chalmers or any of its Subsidiaries is bound;

(6)	in the case of legal defeasance, Allis-Chalmers must have delivered to the trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of Allis-Chalmers or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of Allis-Chalmers under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7)	Allis-Chalmers must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by Allis-Chalmers with the intent of preferring the Holders over the other creditors of Allis-Chalmers with the intent of defeating, hindering, delaying or defrauding creditors of Allis-Chalmers or others;

(8)	Allis-Chalmers must deliver to the trustee an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9)	Allis-Chalmers must deliver to the trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2) and (3) of this paragraph have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment with respect to the redemption of the notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “— Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest, or premium or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than U.S. dollars;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the notes or the Subsidiary Guarantees;

(9)	amend or modify any of the provisions of the indenture or the related definitions affecting the ranking of the notes or any Subsidiary Guarantee in any manner adverse to the Holders of the notes or any Subsidiary Guarantee; or

(10)	make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any Holder of notes, Allis-Chalmers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Allis-Chalmers’ or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Allis-Chalmers’ or such Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not materially adversely affect the legal rights under the indenture of any such Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to add any Subsidiary Guarantee or to effect the release of a Guarantor from its Subsidiary Guarantee and the termination of such Subsidiary Guarantee, all in accordance with the provisions of the indenture governing such release and termination or to otherwise comply with the provisions described under “— Covenants — Guarantees”;

(7)	to secure the notes or any Subsidiary Guarantees or any other obligation under the indenture;

(8)	to evidence and provide for the acceptance of appointment by a successor trustee;

(9)	to conform the text of the indenture or the notes to any provision of this Description of notes to the extent that such provision in this Description of notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes; or

(10)	to provide for the issuance of additional notes in accordance with the indenture.
      The consent of the Holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a)	all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Allis-Chalmers) have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Allis-Chalmers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3)	such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Allis-Chalmers or any Guarantor is a party or by which Allis-Chalmers or any Guarantor is bound;

(4)	Allis-Chalmers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(5)	Allis-Chalmers has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
      In addition, Allis-Chalmers must deliver to the trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.
Governing Law
      The indenture, the notes and the Subsidiary Guarantees are governed by the laws of the State of New York.
Concerning the Trustee
      If the trustee becomes a creditor of Allis-Chalmers or any Guarantor, the indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The indenture provides that in case an Event of Default will occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
      Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (“Global Notes”).
      The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may also be held through Euroclear Bank, S.A./ N.V. as the operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”
      Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Allis-Chalmers takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised Allis-Chalmers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised Allis-Chalmers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank, S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.
      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Allis-Chalmers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither

Allis-Chalmers, the trustee nor any agent of Allis-Chalmers or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised Allis-Chalmers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Allis-Chalmers. Neither Allis-Chalmers nor the trustee will be liable for any delay by DTC or any of its Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Allis-Chalmers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised Allis-Chalmers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Allis-Chalmers nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated notes”) if:

(1)	DTC (a) notifies Allis-Chalmers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case Allis-Chalmers fails to appoint a successor depositary;

(2)	Allis-Chalmers, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated notes (DTC has advised Allis-Chalmers that, in such event, under its current practices, DTC would notify its participants of Allis-Chalmers’ request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3)	there will have occurred and be continuing a Default or Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same Day Settlement and Payment
      Allis-Chalmers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Allis-Chalmers will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Allis-Chalmers expects that secondary trading in any Certificated notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Allis-Chalmers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.
      “Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets, other than a transaction governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Covenants — Merger, Consolidation or Sale of Assets”; and

(2)	the issuance of Equity Interests by any of Allis-Chalmers’ Restricted Subsidiaries or the sale by Allis-Chalmers or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).
Notwithstanding the preceding, the following items, which may constitute all or a portion of any transaction, will be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or other Equity Interests having a Fair Market Value of less than $3.0 million or for Net Proceeds of less than such amount;

(2)	any issuance or transfer of assets or Equity Interests between or among two or more of the Persons that are among Allis-Chalmers and its Restricted Subsidiaries;

(3)	the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(4)	the sale or other disposition of cash or Cash Equivalents;

(5)	dispositions (including without limitation surrenders and waivers) of accounts receivable or other contract rights in connection with the compromise, settlement or collection thereof;

(6)	the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any

Restricted Payment that is permitted by the covenant described above under the caption “— Covenants — Restricted Payments” or any Permitted Investment;

(7)	the trade or exchange by Allis-Chalmers or any Restricted Subsidiary of any asset for any other asset or assets, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the Fair Market Value of the asset or assets received by Allis-Chalmers or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of Allis-Chalmers or of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by Allis-Chalmers or any Restricted Subsidiary pursuant to such trade or exchange;

(8)	any sale, lease, conveyance or other disposition of any assets or any sale or issuance of Equity Interests in each case, made pursuant to a Permitted Joint Venture Investment or a Joint Marketing Arrangement;

(9)	any sale or disposition of any property or equipment that has become damaged, worn out or obsolete or pursuant to a program for the maintenance or upgrading of such property or equipment; and

(10)	the creation of a Lien not prohibited by the indenture and any disposition of assets resulting from the enforcement or foreclosure of any such Lien.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” will have a corresponding meaning.
      “Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.
      “Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of Allis-Chalmers to have been duly adopted by the Board of Directors of Allis-Chalmers and to be in full force and effect on the date of such certification.
      “business day” means any day other than a Legal Holiday.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.
      “Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of such securities), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof and a Thomson Bank Watch Rating of “B” or higher;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from either (i) Moody’s Investors Service, Inc. or (ii) Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than one year from the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Allis-Chalmers and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of Allis-Chalmers;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Parent or a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of Allis-Chalmers; or

(4)	the first day on which a majority of the members of the Board of Directors of Allis-Chalmers are not Continuing Directors.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus

(3)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(6)	all expenses related to restricted stock and redeemable stock interests granted to officers, directors and employees, to the extent such expenses were deducted in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;
in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Allis-Chalmers will be added to Consolidated Net Income to compute Consolidated Cash Flow of Allis-Chalmers (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of Allis-Chalmers and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed directly or indirectly to Allis-Chalmers by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders (without regard to any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which Allis-Chalmers or any of its Restricted Subsidiaries are conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary).
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders (without regard to any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which Allis-Chalmers or any of its Restricted Subsidiaries are conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary);

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)	to the extent deducted in the calculation of Net Income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net income.
      “Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Allis-Chalmers who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 18, 2006 by and among Allis-Chalmers, Royal Bank of Canada, as Administrative Agent, and the other lenders named therein providing for up to $25.0 million of revolving credit borrowings, including any standby letters of credit, related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities, in each case with banks or other institutional lenders, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), one or more letters of credit, or one or more indentures or similar agreements, including any related bond, note, debentures, Guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Allis-Chalmers to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Allis-Chalmers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Allis-Chalmers and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
      “Domestic Subsidiary” means each Restricted Subsidiary of Allis-Chalmers organized or existing under the laws of the United States, any state thereof or the District of Columbia.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any issuance or sale of Equity Interests (other than Disqualified Stock), or a contribution to the equity capital, of Allis-Chalmers to any Person (other than a Restricted Subsidiary of Allis-Chalmers).
      “Existing Indebtedness” means the aggregate amount of Indebtedness of Allis-Chalmers and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement or under the notes and the related Subsidiary Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid.
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Allis-Chalmers (unless otherwise provided in the indenture).
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries or Preferred Stock of such Person’s Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of Allis-Chalmers or to Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers,
in each case, on a consolidated basis and in accordance with GAAP.
      “Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than the incurrence or repayment of revolving credit borrowings, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in good faith on a reasonable basis by a responsible financial or accounting Officer of Allis-Chalmers; provided, that such Officer may in his discretion include any pro forma changes to Consolidated Cash Flow, including any pro forma reductions of expenses and costs, that have occurred or are reasonably expected by such Officer to occur (regardless of whether such expense or cost savings or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4)	Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

      “Foreign Subsidiary” means any Restricted Subsidiary of Allis-Chalmers other than a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
      “Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged.
      “Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.
      “Guarantors” means:

(1)	the Initial Guarantors; and

(2)	any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;
and their respective successors and assigns until released from their obligations under their Subsidiary Guarantees and the indenture in accordance with the terms of the indenture.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices;

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates;

(4)	other agreements or arrangements designed to protect such Person or any Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates; and

(5)	letters of credit and reimbursement obligations with respect to letters of credit, in each case supporting obligations of the types described in the preceding clauses of this definition.
      “Holder” means a Person in whose name a note is registered.
      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Allis-Chalmers will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Allis-Chalmers and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of Allis-Chalmers or its Restricted Subsidiary as accrued.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable;

(6)	representing Hedging Obligations; or

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock, as applicable, as if such Disqualified Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the indenture.
      Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(1)	accrued expenses and trade accounts payable arising in the ordinary course of business;

(2)	any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness;

(3)	any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five business days of its incurrence; and

(4)	any obligation arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of any assets, including Capital Stock.
      The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
      “Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to Allis-Chalmers and its Affiliates; provided that providing accounting, appraisal or investment banking services to Allis-Chalmers or any of its Affiliates or having an employee, officer or other representative serving as a member of the Board of Directors of Allis-Chalmers or any of its Affiliates will not disqualify any firm from being an Independent Financial Advisor.
      “Initial Guarantors” means all of the Domestic Subsidiaries of Allis-Chalmers.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding accounts receivables created or acquired in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
      If Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Allis-Chalmers such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Allis-Chalmers, Allis-Chalmers will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers of a Person that holds an Investment in a third Person will be deemed to be an Investment by Allis-Chalmers or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.
      “Issue Date” means January 18, 2006 (the first date of original issuance of the old notes under the indenture).
      “Joint Marketing Arrangement” means any joint venture, partnership, lease, joint marketing agreement, operating agreement, or other arrangement (which may or may not include joint ownership of any Person) pursuant to which Allis-Chalmers or any of its Restricted Subsidiaries arrange for the marketing, lease or sale of products and services and share in the profits therefrom.
      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or Houston, Texas or at a place of payment are authorized or required by law, regulation or executive order to remain closed.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Liquidated Damages” means all Liquidated Damages then owing pursuant to the Registration Rights Agreement.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Allis-Chalmers or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of Allis-Chalmers, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by Allis-Chalmers or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by Allis-Chalmers or any Restricted Subsidiary thereof, and (6) appropriate amounts to be provided by Allis-Chalmers or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.
      “Officers’ Certificate” means a certificate signed on behalf of Allis-Chalmers by at least two Officers of Allis-Chalmers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Allis-Chalmers, that meets the requirements of the indenture.
      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the trustee (who may be counsel to or an employee of Allis-Chalmers) that meets the requirements of the indenture.
      “Parent” means any entity that becomes the holder of 100% of the outstanding Equity Interests of Allis-Chalmers in a transaction in which the Beneficial Owners of Allis-Chalmers immediately prior to such transaction are Beneficial Owners in the same proportion of Allis-Chalmers immediately after such transaction.
      “Permitted Business” means any business conducted or proposed to be conducted (as described in the offering memorandum dated January 12, 2006 relating to the initial offering of the old notes) by Allis-Chalmers and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

      “Permitted Holder” means:

(1)	any Officer or member of the Board of Directors of Allis-Chalmers or any Beneficial Owner of at least 5% of Allis-Chalmers’ Equity Interests as of the Issue Date;

(2)	any controlling stockholder, 80% (or more) owned Subsidiary or immediate family member (in the case of an individual) of any Person referred to in clause (1); or

(3)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an 80% or more controlling interest of which consist of any one or more Persons referred to in clause (1) or (2).
      “Permitted Investments” means:

(1)	any Investment in Allis-Chalmers or in a Restricted Subsidiary of Allis-Chalmers;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Allis-Chalmers; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	stock, obligations or securities received in satisfaction of judgments;

(7)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Allis-Chalmers or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Allis-Chalmers or any of its Subsidiaries;

(9)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Allis-Chalmers or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(10)	loans to officers and employees of Allis-Chalmers or any of its Subsidiaries made in the ordinary course of business;

(11)	commission, payroll, travel, entertainment and similar advances to officers and employees of Allis-Chalmers or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(12)	Permitted Joint Venture Investments made by Allis-Chalmers or any of its Restricted Subsidiaries and Investments made pursuant to any Joint Marketing Arrangement, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12), that does not exceed $10.0 million;

(13)	Investments existing on the Issue Date;

(14)	repurchases of, or other Investments in, the notes;

(15)	advances, deposits and prepayments for purchases of any assets, including any Equity Interests; and

(16)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) since the Issue Date, not to exceed the greater of (a) $15.0 million or (b) 5.0% of Consolidated Tangible Assets.
In determining whether any Investment is a Permitted Investment, Allis-Chalmers may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of the covenant described under the caption “— Covenants — Restricted Payments.”
      “Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such specified Person in any other Person engaged in a Permitted Business (a) over which the specified Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person, or veto power over significant management decisions affecting such other Person and (b) of which at least 30% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.
      “Permitted Liens” means:

(1)	Liens on the assets of Allis-Chalmers and any Restricted Subsidiary securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described under the caption “— Covenants — Incurrence of Indebtedness”;

(2)	Liens in favor of Allis-Chalmers or any Restricted Subsidiary;

(3)	Liens on property of a Person (i) existing at the time of acquisition thereof or (ii) existing at the time such Person is merged with or into or consolidated with Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person acquired or merged into or consolidated with Allis-Chalmers or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers, provided that such Liens were in existence prior to, and not in contemplation of, such acquisition and do not extend to any property other than the property so acquired by Allis-Chalmers or the Restricted Subsidiary;

(5)	Liens securing the notes and the Subsidiary Guarantees;

(6)	Liens existing on the Issue Date (other than any Liens securing Indebtedness Incurred under clause (1) of the covenant described under the caption “— Covenants — Incurrence of Indebtedness”);

(7)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the indenture;

(9)	Liens securing obligations that do not exceed $10.0 million at any one time outstanding;

(10)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “— Covenants — Incurrence of Indebtedness”; provided that any such Lien (i) covers only the assets acquired, constructed, refurbished, installed, improved, deployed, refurbished, modified or leased with such Indebtedness and (ii) is created within 180 days of such acquisition, construction, refurbishment, installation, improvement, deployment, refurbishment, modification or lease;

(11)	Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, expansion or improvement of the equipment or other property subject to such Liens; provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any property other than such item of property or any improvements on such item of property and (c) the incurrence of such Indebtedness is otherwise not prohibited by the indenture;

(12)	Liens securing Indebtedness of any Foreign Subsidiary which Indebtedness is permitted by the indenture;

(13)	Liens securing Hedging Obligations of Allis-Chalmers or any of its Restricted Subsidiaries;

(14)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(15)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(16)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by Allis-Chalmers or any of its Restricted Subsidiaries;

(17)	judgment and attachment Liens not giving rise to an Event of Default, notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made and any Liens that are required to protect or enforce any rights in any administrative, arbitration, litigation or other court proceeding in the ordinary course of business;

(18)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(19)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Allis-Chalmers or any Subsidiary thereof on deposit with or in possession of such bank;

(20)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(21)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(22)	Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(23)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(24)	Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(25)	Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby;

(26)	Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Allis-Chalmers or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets; and

(27)	Liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee.
      “Permitted Payments to Parent” means, for so long as Allis-Chalmers is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Allis-Chalmers and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (a) the amount of the relevant tax (including any penalties and interest) that Allis-Chalmers would owe if Allis-Chalmers were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Allis-Chalmers and such Subsidiaries from other taxable years and (b) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Allis-Chalmers shall be paid over to the appropriate taxing authority within 30 days of the Parent’s receipt of such Tax Payments or refunded to Allis-Chalmers.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Allis-Chalmers or any of its Restricted Subsidiaries issued (a) in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above collectively, a “Refinancing”) any other Indebtedness of Allis-Chalmers or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so Refinanced (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(3)	if the Indebtedness being Refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the notes and is subordinated in right of payment to the notes or the Subsidiary Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being Refinanced; and

(4)	such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or (b) Allis-Chalmers.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
      “Registration Rights Agreement” means (1) with respect to the notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among Allis-Chalmers, the Initial Guarantors, RBC Capital Markets Corporation and Morgan Keegan & Company, Inc. and (2) with respect to any additional notes, any registration rights agreement between Allis-Chalmers and the other parties thereto relating to the registration by Allis-Chalmers of such additional notes under the Securities Act.
      “Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.
      “SEC” means the United States Securities and Exchange Commission.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subordinated Indebtedness” means Indebtedness of Allis-Chalmers or a Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Guarantor, as applicable.
      “Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “Subsidiary Guarantee” means a Guarantee of the notes by a Subsidiary of Allis-Chalmers in accordance with the provisions of the indenture.
      “Unrestricted Subsidiary” means any Subsidiary of Allis-Chalmers that is designated by the Board of Directors of Allis-Chalmers as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
       The following is a discussion of the material United States federal income tax considerations applicable to the exchange of old notes for new notes in the exchange offer and of owning and disposing of the notes. This discussion applies only to holders of the notes who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.
      In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates; financial institutions; insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities.
      This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. We encourage partners of partnerships holding notes to consult their tax advisors. In addition, this discussion does not address any state, local or foreign income or other tax consequences.
      This discussion is based on U.S. federal income tax law, including the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning and disposing of notes as described in this discussion.
      We encourage you to consult your own tax advisor regarding the particular U.S. federal, state, local and foreign income and other tax consequences of the exchange offer and of owning and disposing of the notes that may be applicable to you.
The Exchange Offer
      An exchange of old notes for new notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders will not recognize any taxable gain or loss as a result of the exchange offer and will have the same tax basis and holding period in the new notes as they had in the old notes immediately before the exchange.

U.S. Holders
      You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income, or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Payments of Interest
      Generally, interest on the notes will be taxable as ordinary interest income at the time it is paid or accrues in accordance with your method of accounting for U.S. federal income tax purposes. Special rules governing the treatment of discount and premium are described below.

Discount and Premium
      If you acquired a note at a discount, you may be subject to the “market discount” rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a note and partial principal payments on a note are treated as ordinary income to the extent of accrued market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a note that has market discount.
      If you acquired a note at a premium over the sum of all amounts payable thereafter on the note that are treated as “stated redemption price at maturity,” within the meaning of the Code, you may elect to offset the premium against interest income over the remaining term of the note in accordance with the “premium amortization” provisions of the Code.
      The rules concerning discounts and premiums are complex, and we encourage you to consult your own tax advisor to determine how, and to what extent, any discount or premium will be included in your income or amortized, and as to the desirability, mechanics and consequences of making any elections in connection therewith in connection with your particular circumstances.

Sale or Other Disposition of Notes
      When you sell or otherwise dispose of a note in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between your adjusted tax basis in the note and the amount realized on the sale or other disposition (which does not include for this purpose any amount attributable to accrued interest, which will be taxable in the manner described under “— U.S. Holders — Payments of Interest”).
      Gain or loss realized on the sale or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. You are encouraged to consult your own tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are individuals, and losses, the deductibility of which is subject to limitations.

Information Reporting and Backup Withholding
      Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. These amounts generally must be reported to the Internal Revenue Service, or IRS. In general, “backup withholding” (currently at a rate of 28%) may apply to any payments made to you of interest on your notes, and to payment of the proceeds of a sale or other disposition of your notes before maturity, if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is timely provided to the IRS.
Non-U.S. Holders
      The following summary applies to you if you are a non-U.S. holder. You generally are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner (other than a partnership) of notes that is not a U.S. holder, as described above.

Taxation of Interest
      Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments of interest on the notes under the “portfolio interest” exemption of the Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our shares;

•	you are not a controlled foreign corporation that is related to us within the meaning of the Code; and

•	the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and either (1) you certify to the applicable payor or its agent, under penalties of perjury, that you are not a U.S. holder and provide your name and address on IRS Form W-8BEN (or a suitable substitute form) or (2) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the note, certifies under penalties of perjury that a IRS Form W-8BEN (or a suitable substitute form) has been received from you by it or by a financial institution between it and you and furnishes the payor with a copy of the form or the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with applicable U.S. Treasury regulations.
      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide a properly executed IRS Form W-8BEN or successor form claiming an exemption from or a reduction of withholding under the benefit of a U.S. income tax treaty, or you provide a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States.

Gain on Disposition of Notes
      You generally will not be subject to U.S. federal income and withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a note unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption or other taxable disposition and specific other conditions are present, or

•	the gain is effectively connected with your conduct of a U.S. trade or business, or, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” you maintain. Please read “— Non-U.S. Holders — Income Effectively Connected with a U.S. Trade or Business.”

Income Effectively Connected with a U.S. Trade or Business
      If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, or, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed under the caption “— Non-U.S. Holders — Taxation of Interest”, if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to the payor on or before any payment date to claim the exemption.
      In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Information Reporting and Backup Withholding
      Payments made to you of interest on the notes and amounts, if any, withheld from such payments will be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments of interest and principal on the notes if you have provided the required certification that you are a non-U.S. holder as described in “— Non-U.S. Holders — Taxation of Interest” above or otherwise established an exemption, provided that the payor does not have actual knowledge or reason to know that you are a U.S. holder or that the conditions of any other exemptions are not in fact satisfied.
      The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. Payments of the proceeds of a sale of your notes effected through a U.S. office of a broker will be subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person as defined in the Code;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption.
      We encourage you to consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
       Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for old notes unless you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired old notes directly from us; or

•	a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;
provided that you acquire the new notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes. Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.
      To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. In addition, until                 , 2006, all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by brokers-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to this exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
      Each broker-dealer must acknowledge and agree that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.
LEGAL MATTERS
       The validity of the notes offered in the exchange offer will be passed upon for us by Andrews Kurth LLP, Houston, Texas.
EXPERTS
       The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the year ended December 31, 2003 included in this prospectus have been audited by Gordon, Hughes and Banks, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Delta Rental Service, Inc. and schedules and notes thereto included in this prospectus have been audited by Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Capcoil Tubing Services, Inc. and schedules and notes thereto included in this prospectus have been audited by Curtis Blakely & Co., PC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of W.T. Enterprises, Inc. and schedules and notes thereto included in this prospectus have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      The financial statements of Specialty Rental Tools Inc. included in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent auditors, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of DLS Drilling, Logistics and Services Corporation as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been included herein in reliance upon the report of Sibille (formerly Finsterbusch Pickenhayn Sibille), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Allis-Chalmers Energy Inc.
Houston, Texas
      We have audited the accompanying consolidated balance sheets of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
March 21, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Allis-Chalmers Energy Inc.
Houston, Texas
      We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2003 of Allis-Chalmers Energy Inc. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
      We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its consolidated operations and cash flows for the year ended December 31, 2003 of Allis-Chalmers Energy Inc., in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 2 to the consolidated financial statements, the Company restated the consolidated financial statements as of and for the year ended December 31, 2003.

/s/ GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado
March 3, 2004, except as to Note 11 which date is
June 10, 2004 and Notes 2 and 17 which date is February 10, 2005 and
Note 2 which date is August 5, 2005.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2005	2004

	(In thousands, except
	for share amounts)
ASSETS
Cash and cash equivalents	$1,920	$7,344
Trade receivables, net of allowance for doubtful accounts of $383 and $265 at December 31, 2005 and 2004, respectively	26,964	12,986
Inventory	5,945	2,373
Lease receivable, current	—	180
Prepaid expenses and other	823	1,495

Total current assets	35,652	24,378
Property and equipment, at costs net of accumulated depreciation of $9,996 and $5,251 at December 31, 2005 and 2004, respectively	80,574	37,679
Goodwill	12,417	11,776
Other intangible assets, net of accumulated amortization of $3,163 and $2,036 at December 31, 2005 and 2004, respectively	6,783	5,057
Debt issuance costs, net of accumulated amortization of $299 and $828 at December 31, 2005 and 2004, respectively	1,298	685
Lease receivable, less current portion	—	558
Other assets	631	59

Total assets	$137,355	$80,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$5,632	$5,541
Trade accounts payable	9,018	5,694
Accrued salaries, benefits and payroll taxes	1,271	615
Accrued interest	289	470
Accrued expenses	4,350	1,852
Accounts payable, related parties	60	740

Total current liabilities	20,620	14,912
Accrued postretirement benefit obligations	335	687
Long-term debt, net of current maturities	54,937	24,932
Other long-term liabilities	588	129

Total liabilities	76,480	40,660
Commitments and Contingencies Minority interest	—	4,423
Stockholders’ Equity
Preferred stock, $0.01 par value (25,000,000 shares authorized, none issued)	—	—
Common stock, $0.01 par value (100,000,000 shares authorized;16,859,988 issued and outstanding at December 31, 2005 and 20,000,000 shares authorized and 13,611,525 issued and outstanding at December 31, 2004)	169	136
Capital in excess of par value	58,889	40,331
Retained earnings (deficit)	1,817	(5,358)

Total stockholders’ equity	60,875	35,109

Total liabilities and stockholders’ equity	$137,355	$80,192

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2005	2004	2003

		(Restated)	(Restated)
	(In thousands, except
	per share amounts)
Revenues	$105,344	$47,726	$32,724
Cost of revenues
Direct costs	69,889	32,598	21,977
Depreciation	4,874	2,702	2,052

Gross margin	30,581	12,426	8,695
General and administrative expense	15,928	7,135	5,285
Amortization	1,787	876	884
Post-retirement medical costs	(352)	188	(99)

Income from operations	13,218	4,227	2,625
Other income (expense):
Interest expense	(4,397)	(2,808)	(2,467)
Settlement on lawsuit	—	—	1,034
Gain on sale of interest in AirComp	—	—	2,433
Other	186	304	15

Total other income (expense)	(4,211)	(2,504)	1,015

Income before minority interest and income taxes	9,007	1,723	3,640
Minority interest in income of subsidiaries	(488)	(321)	(343)
Provision for income taxes	(1,344)	(514)	(370)

Net income	7,175	888	2,927
Preferred stock dividend	—	(124)	(656)

Net income attributed to common stockholders	$7,175	$764	$2,271

Income per common share — basic	$0.48	$0.10	$0.58

Income per common share — diluted	$0.44	$0.09	$0.50

Weighted average number of common shares outstanding:
Basic	14,832	7,930	3,927

Diluted	16,238	9,510	5,850

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital in	Retained
			Excess of	Earnings
	Shares	Amount	Par Value	(Deficit)	Total

	(In thousands, except share amounts)
Balances, December 31, 2002	3,926,668	$39	$10,143	$(9,173)	$1,009
Net income (restated)	—	—	—	2,927	2,927
Effect of consolidation of AirComp	—	—	955	—	955
Accrual of preferred dividends	—	—	(350)	—	(350)

Balances, December 31, 2003, as restated	3,926,668	39	10,748	(6,246)	4,541
Net income	—	—	—	888	888
Issuance of common stock:
Acquisitions	1,868,466	19	8,592	—	8,611
Private placement	6,081,301	61	15,600	—	15,661
Services	17,000	—	99	—	99
Conversion of preferred stock	1,718,090	17	4,278	—	4,295
Issuance of stock purchase warrants	—	—	1,138	—	1,138
Accrual of preferred dividends	—	—	(124)	—	(124)

Balances, December 31, 2004	13,611,525	136	40,331	(5,358)	35,109
Net income	—	—	—	7,175	7,175
Issuance of common stock:
Acquisitions	411,275	4	1,746	—	1,750
Secondary public offering	1,761,034	18	15,441	—	15,459
Stock options and warrants exercised	1,076,154	11	1,371	—	1,382

Balances, December 31, 2005	16,859,988	$169	$58,889	$1,817	$60,875

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2005	2004	2003

			(Restated)
	(In thousands)
Cash Flows from Operating Activities:
Net income	$7,175	$888	$2,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,874	2,702	2,052
Amortization	1,787	876	884
Write-off of deferred financing fees due to refinancing	653	—	—
Issuance of stock options for services	—	14	—
Amortization of discount on debt	9	350	516
(Gain) on change in PBO liability	(352)	—	(125)
(Gain) on settlement of lawsuit	—	—	(1,034)
(Gain) on sale of interest in AirComp	—	—	(2,433)
Minority interest in income of subsidiaries	488	321	343
(Gain) loss on sale of property	(669)	—	82
Changes in working capital:
(Increase) in accounts receivable	(10,437)	(2,292)	(4,414)
(Increase) in due from related party	—	(7)	—
(Increase) in other current assets	(2,143)	(612)	(1,260)
Decrease (increase) in other assets	(936)	(19)	1
Decrease in lease deposit	—	—	525
Increase in accounts payable	2,373	1,140	2,251
(Decrease) increase in accrued interest	324	299	(126)
(Decrease) increase in accrued expenses	(97)	(276)	397
(Decrease) increase in other long-term liabilities	86	(141)	—
Increase in accrued salaries,benefits and payroll taxes	443	19	1,293

Net cash provided by operating activities	3,578	3,262	1,879
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(36,888)	(4,459)	—
Purchase of property and equipment	(17,767)	(4,603)	(5,354)
Proceeds from sale of property and equipment	1,579	—	843

Net cash used in investing activities	(53,076)	(9,062)	(4,511)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	56,251	8,169	14,127
Payments on long-term debt	(28,202)	(13,259)	(10,826)
Payments on related party debt	(1,522)	(246)	(246)
Net borrowings on lines of credit	2,527	689	1,138
Proceeds from issuance of common stock	15,459	16,883	—
Proceeds from exercise of options and warrants	1,382	—	—
Debt issuance costs	(1,821)	(391)	(408)

Net cash provided by financing activities	44,074	11,845	3,785

Net increase (decrease) in cash and cash equivalents	(5,424)	6,045	1,153
Cash and cash equivalents at beginning of year	7,344	1,299	146

Cash and cash equivalents at end of year	$1,920	$7,344	$1,299

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of Business and Summary of Significant Accounting Policies

Organization of Business
      Allis-Chalmers Energy Inc. (“Allis-Chalmers” or “We”) was incorporated in Delaware in 1913. OilQuip Rentals, Inc. (“OilQuip”), an oil and gas rental company, was incorporated on February 4, 2000 to find and acquire acquisition targets to operate as subsidiaries.
      On February 6, 2001, OilQuip, through its subsidiary, Mountain Compressed Air Inc. (“Mountain Air”), a Texas corporation, acquired certain assets of Mountain Air Drilling Service Co., Inc, whose business consisted of providing equipment and trained personnel in the Four Corners area of the southwestern United States. Mountain Air primarily provided compressed air equipment and related products and services and trained operators to companies in the business of drilling for natural gas. On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers Energy Inc. In the merger, all of OilQuip’s outstanding common stock was converted into 2.0 million shares of Allis-Chalmers’ common stock. For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes, OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers.
      On February 6, 2002, we acquired 81% of the outstanding stock of Allis-Chalmers Tubular Services Inc. (“Tubular”), formerly known as Jens’ Oilfield Service, Inc., which supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. On February 2, 2002, we also purchased substantially all of the outstanding common stock and preferred stock of Strata Directional Technology, Inc. (“Strata”), which provides high-end directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.
      In July 2003, through its subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I L.L.C. (“M-I”), a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp LLC (“AirComp”). The assets contributed by Mountain Air were recorded at Mountain Air’s historical cost of $6.3 million, and the assets contributed by M-I were recorded at fair market value of $10.3 million. We originally owned 55% and M-I originally owned 45% of AirComp. As a result of our controlling interest and operating control, we consolidated AirComp in our financial statements. AirComp is in the compressed air drilling services segment.
      On September 23, 2004, we acquired 100% of the outstanding stock of Safco-Oil Field Products, Inc. (“Safco”) for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.
      On September 30, 2004, we acquired the remaining 19% of Tubular’ in exchange for 1.3 million shares of our common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance.
      On November 10, 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. collectively (“Diamond Air”) for $4.6 million in cash and

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the assumption of approximately $450,000 of accrued liabilities. We contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.
      On December 10, 2004, we acquired Downhole Injection Services, LLC (“Downhole”) for approximately $1.1 million in cash, 568,466 shares of common stock and payment or assumption of $950,000 of debt. Downhole is headquartered in Midland, Texas, and provides chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.
      On April 1, 2005, we acquired 100% of the outstanding stock of Delta Rental Service, Inc. (“Delta”) for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools.
      On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc. (“Capcoil”) for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells.
      On July 11, 2005, we acquired the compressed air drilling assets of W.T. Enterprises, Inc. (“W.T.”), based in South Texas, for $6.0 million in cash. The equipment includes compressors, boosters, mist pumps and vehicles.
      On July 11, 2005, we acquired from M-I its 45% interest in AirComp and subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued to M-I a $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp.
      Effective August 1, 2005, we acquired 100% of the outstanding capital stock of Target Energy Inc. (“Target”) for $1.3 million in cash and forgiveness of a lease receivable of approximately $0.6 million. The results of Target are included in our directional and horizontal drilling segment as their Measure While Drilling equipment is utilized in that segment.
      On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc. for approximately $15.6 million. These assets are located in Corpus Christi, Texas; Kilgore, Texas; Lafayette, Louisiana and Houma, Louisiana.

Vulnerabilities and Concentrations
      We provide oilfield services in several regions, including the states of Texas, Utah, Louisiana, Colorado, Oklahoma, and New Mexico, the Gulf of Mexico and southern portions of Mexico. The nature of our operations and the many regions in which we operate subject us to changing economic, regulatory and political conditions. We are vulnerable to near-term and long-term changes in the demand for and prices of oil and natural gas and the related demand for oilfield service operations.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes.

Principles of Consolidation
      The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries. Our subsidiaries at December 31, 2005 are Oil Quip, Mountain Air, Tubular, Strata, AirComp, Safco, Downhole, Delta, Capcoil and Target. All significant inter-company transactions have been eliminated.

Revenue Recognition
      We provide rental equipment and drilling services to our customers at per day and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. Proceeds from customers for the cost of oilfield rental equipment that is involuntarily damaged or lost in-hole are reflected as revenues. We recognized revenue from damaged or lost in-hole of $970,000, $41,000 and $252,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition In Financial Statements (“SAB No. 104”), provides guidance on the SEC staff’s views on the application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

Allowance for Doubtful Accounts
      Accounts receivable are customer obligations due under normal trade terms. We sell our services to oil and natural gas exploration and production companies. We perform continuing credit evaluations of its customers’ financial condition and although we generally does not require collateral, letters of credit may be required from customers in certain circumstances.
      We record an allowance for doubtful accounts based on specifically identified amounts that are determined uncollectible. We have a limited number of customers with individually large amounts due at any given date. Any unanticipated change in any one of these customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2005 and 2004, we had recorded an allowance for doubtful accounts of $383,000 and $265,000 respectively. Bad debt expense was $219,000, $104,000 and $136,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Cash Equivalents
      We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Inventories
      Inventories are stated at the lower of cost or market. Cost is determined using the first — in, first — out (“FIFO”) method or the average cost method, which approximates FIFO, and includes the cost of materials, labor and manufacturing overhead.

Property and Equipment
      Property and equipment is recorded at cost less accumulated depreciation. Certain equipment held under capital leases are classified as equipment and the related obligations are recorded as liabilities.
      Maintenance and repairs, which do not improve or extend the life of the related assets, are charged to operations when incurred. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.
      The cost of property and equipment currently in service is depreciated over the estimated useful lives of the related assets, which range from three to twenty years. Depreciation is computed on the straight-line method for financial reporting purposes. Capital leases are amortized using the straight-line method over the estimated useful lives of the assets and lease amortization is included in depreciation expense. Depreciation expense charged to operations was $4.9 million, $2.7 million and $2.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Goodwill, Intangible Assets and Amortization
      Goodwill, including goodwill associated with equity method investments, and other intangible assets with infinite lives are not amortized, but tested for impairment annually or more frequently if circumstances indicate that impairment may exist. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.
      We perform impairment tests on the carrying value of our goodwill on an annual basis as of December 31st for each of our reportable segments. As of December 31, 2005 and 2004, no evidence of impairment exists.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets
      Long-lived assets, which include property, plant and equipment and other intangible assets, and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The impairment loss is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.

Financial Instruments
      Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying value of cash and cash equivalents and accounts receivable and payable approximate fair value due to their short-term nature. We believe the fair values and the carrying value of our debt would not be materially different due to the instruments’ interest rates approximating market rates for similar borrowings at December 31, 2005 and 2004.

Concentration of Credit and Customer Risk
      Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We transact our business with several financial institutions. However, the amount on deposit in two financial institutions exceeded the $100,000 federally insured limit at December 31, 2005 by a total of $2.0 million. Management believes that the financial institutions are financially sound and the risk of loss is minimal.
      We sell our services to major and independent domestic and international oil and gas companies. We perform ongoing credit valuations of our customers and provide allowances for probable credit losses where appropriate. In 2005, none of our customers accounted for more than 10% of our consolidated revenues. In the year ended December 31, 2004, Matyep in Mexico represented 10.8%, and Burlington Resources represented 10.1% of our consolidated revenues, respectively. In the year ended December 31, 2003, Matyep, Burlington Resources, Inc., and El Paso Energy Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our consolidated revenues. Revenues from Matyep represented 94.5%, 98.0% and 100% of our international revenues in 2005, 2004 and 2003, respectively.

Debt Issuance Costs
      The costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method, which approximates the interest method, over the maturity periods of the related debt.

Income Taxes
      We use the liability method for determining our income taxes, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expected to be in effect when taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.
      Deferred income taxes are provided for the estimated income tax effect of temporary differences between financial and tax bases in assets and liabilities. Deferred tax assets are also provided for certain tax credit carryforwards. A valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation
      We account for our stock-based compensation using Accounting Principle Board Opinion No. 25 (“APB No. 25”). Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting For Stock-Based Compensation (“SFAS 123”). We also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost has been recognized under APB No. 25. Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, our net income/(loss) and net income/(loss) per share for the years ended December 31, 2005, 2004, and 2003 would have been decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

		For the Years Ended December 31,

		2005	2004	2003

			(Restated)	(Restated)
Net income attributed to common stockholders as reported:		$7,175	$764	$2,271
Less total stock based employee compensation expense determined under fair value based method for all awards net of tax related effects		(4,284)	(1,072)	(2,314)

Pro-forma net income (loss) attributed to common stockholders		$2,891	$(308)	$(43)

Net income/(loss) per common share:
Basic	As reported	$0.48	$0.10	$0.58
	Pro forma	$0.19	$(0.04)	$(0.01)
Diluted	As reported	$0.44	$0.09	$0.50
	Pro forma	$0.18	$(0.04)	$(0.01)

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Options were granted in 2005, 2004 and 2003. See Note 12 for further disclosures regarding stock options. The following assumptions were applied in determining the pro forma compensation costs:

	For the Years Ended December 31,

	2005	2004	2003

Expected dividend yield	—	—	—
Expected price volatility	84.28%	89.76%	265.08%
Risk-free interest rate	5.6%	7.00%	6.25%
Expected life of options	7 years	7 years	7 years
Weighted average fair value of options granted at market value	$5.02	$3.19	$2.78

Segments of an Enterprise and Related Information
      We disclose the results of our segments in accordance with SFAS No. 131, Disclosures About Segments Of An Enterprise And Related Information(“SFAS No. 131”). We designate the internal organization that is used by management for allocating resources and assessing performance as the source of our reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers Please see Note 18 for further disclosure of segment information in accordance with SFAS No. 131.

Pension and Other Post Retirement Benefits
      SFAS No. 132, Employer’s Disclosures About Pension And Other Post Retirement Benefits (“SFAS No. 132”), requires certain disclosures about employers’ pension and other post retirement benefit plans and specifies the accounting and measurement or recognition of those plans. SFAS No. 132 requires disclosure of information on changes in the benefit obligations and fair values of the plan assets that facilitates financial analysis. Please see Note 3 for further disclosure in accordance with SFAS No. 132.

Income Per Common Share
      We compute income per common share in accordance with the provisions of SFAS No. 128, Earnings Per Share (“SFAS No. 128”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. For periods through April 12, 2004, preferred dividends are deducted from net income and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share) are excluded from diluted earnings per share.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of basic and diluted earnings per share are as follows (in thousands, except per share amounts):

	For the Years Ended December 31,

	2005	2004	2003

		(Restated)	(Restated)
Numerator:
Net income available for common stockholders	$7,175	$764	$2,271
Plus income impact of assumed conversions:
Preferred stock dividends/interest	—	124	656

Net income applicable to common stockholders plus assumed conversions	$7,175	$888	$2,927

Denominator:
Denominator for basic earnings per share — weighted average shares outstanding	14,832	7,930	3,927
Effect of potentially dilutive common shares:
Convertible preferred stock and employee and director stock options	1,406	1,580	1,923

Weighted average shares outstanding and assumed conversions	16,238	9,510	5,850

Basic earnings per share	$0.48	$0.10	$0.58

Diluted earnings per share	$0.44	$0.09	$0.50

Reclassification
      Certain prior period balances have been reclassified to conform to current year presentation.

New Accounting Pronouncements
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in the method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. We will adopt the provisions of SFAS No. 154 as of January 1, 2006 and do not expect that its adoption will have a material impact on our results of operations or financial condition.
      In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation, and focuses on accounting for share-based payments for services by employer to employee. The statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. We will adopt SFAS No. 123R as of January 1, 2006 and will use the

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, stock option awards that are granted, modified or settled after January 1, 2006 will be measured and accounted for in accordance with SFAS No. 123R. Compensation cost for awards granted prior to, but not vested, as of January 1, 2006 would be based on the grant date attributes originally used to value those awards for pro forma purposes under SFAS No. 123. We believe that the adoption of this standard will result in an expense of approximately $3.2 million, or a reduction in diluted earnings per share of approximately $0.18 per share. This estimate assumes no additional grants of stock options beyond those outstanding as of December 31, 2005. This estimate is based on many assumptions including the level of stock option grants expected in 2006, our stock price, and significant assumptions in the option valuation model including volatility and the expected life of options. Actual expenses could differ from the estimate.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. We are required to adopt provisions of SFAS 151, on a prospective basis, as of January 1, 2006. We do not believe the adoption of SFAS 151 will have a material impact on our future results of operations.
Note 2 — Restatement

Earnings Per Share
      We understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of SFAS No. 128. The effect of the restatement is to reduce weighted average basic and diluted shares outstanding for the three and nine months ended September 30, 2004. Consequently, weighted average basic and diluted earnings per share for the three and nine months ended September 30, 2004 were increased.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated earnings per share calculation for all affected periods reflecting the above adjustments to our results as previously restated (see following section), is presented below (amounts in thousands, except per share amounts):

	Three Months Ended March 31, 2005

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.09	$0.02	$0.11
Weighted average number of common shares outstanding:
Diluted	17,789	(3,094)	14,695

	Year Ended December 31, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.07	$0.02	$0.09
Weighted average number of common shares outstanding:
Diluted	11,959	(2,449)	9,510

	Three Months Ended September 30,
	2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — basic	$0.04	$0.02	$0.06
Income per common share — diluted	$0.04	$0.01	$0.05
Weighted average number of common shares outstanding:
Basic	11,599	(3,301)	8,298
Diluted	14,407	(4,579)	9,828

	Three Months Ended June 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.04	$0.01	$0.05
Weighted average number of common shares outstanding:
Diluted	10,237	(2,618)	7,619

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended March 31, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.05	$0.03	$0.08
Weighted average number of common shares outstanding:
Diluted	5,762	478	6,240

	Year Ended December 31, 2003

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.39	$0.11	$0.50
Weighted average number of common shares outstanding:
Diluted	5,761	89	5,850

	Three Months Ended September 30,
	2003

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.60	$(0.01)	$0.59
Weighted average number of common shares outstanding:
Diluted	5,761	208	5,969

AirComp Acquisition
      In connection with the formation of AirComp LLC in 2003, we, along with M-I L.L.C. contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. We originally accounted for the formation of AirComp as a joint venture. However in February 2005, we determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, Business Combinations and recorded the sale of an interest in a subsidiary, in accordance with SEC Staff Accounting Bulletin No. 51, Accounting for Sales of Stock by a Subsidiary. Consequently, we restated our financial statements for the quarter ended September 30, 2003, for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, to reflect the following adjustments:

Increase in Book Value of Fixed Assets.
      Under joint venture accounting, we originally recorded the value of the assets contributed by M-I to AirComp at M-I’s historical cost of $6.9 million. Under purchase accounting, we increased the recorded value of the assets contributed by M-I by approximately $3.3 million to $10.3 million to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, we established negative goodwill which reduced fixed assets in the amount of $1.6 million. The negative goodwill was amortized by us over the lives of the related fixed assets. Under purchase accounting, we increased fixed assets by $1.6 million to reverse the negative goodwill previously recorded and reversed

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amortization expenses recorded in 2004. Therefore, the cost of fixed assets was increased by a total of $4.9 million at the time of acquisition. As a result of the increase in fixed assets and the reversal of amortization of negative goodwill, depreciation expense increased by $98,000 for the year ended December 31, 2003.

Increase in Minority Interest and Capital in Excess of Par Value.
      Under purchase accounting, minority interest was increased by $1.5 million, which was partially offset by minority interest expense of $44,000 for the year ended December 31, 2003. Under purchase accounting, the capital in excess of par was increased by $955,000.
      A restated consolidated balance sheet, reflecting the above adjustments follows (in thousands):

	At December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Assets
Cash and cash equivalents	$1,299	$—	$1,299
Trade receivables, net	8,823	—	8,823
Lease receivable, current	180	—	180
Prepaid expenses and other	887	—	887

Total current assets	11,189	—	11,189
Property and equipment, net	26,339	4,789	31,128
Goodwill	7,661	—	7,661
Other intangible assets, net	2,290	—	2,290
Debt issuance costs, net	567	—	567
Lease receivable, less current portion	787	—	787
Other	40	—	40

Total Assets	$48,873	$4,789	$53,662

Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$3,992	$—	$3,992
Trade accounts payable	3,133	—	3,133
Accrued salaries, benefits and payroll taxes	591	—	591
Accrued interest	152	—	152
Accrued expenses	1,761	—	1,761
Accounts payable, related parties	787	—	787

Total current liabilities	10,416	—	10,416
Accrued postretirement benefit obligations	545	—	545
Long-term debt, net of current maturities	28,241	—	28,241
Other long-term liabilities	270	—	270
Redeemable warrants	1,500	—	1,500
Redeemable convertible preferred stock and dividends	4,171	—	4,171

Total Liabilities	45,143	—	45,143
Commitments and contingencies Minority interests	2,523	1,455	3,978

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	At December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Stockholders’ Equity
Common stock	39	—	39
Capital in excess of par value	9,793	955	10,748
Accumulated (deficit)	(8,625)	2,379	(6,246)

Total Stockholders’ Equity	1,207	3,334	4,541

Total Liabilities and Stockholders’ Equity	$48,873	$4,789	$53,662

Increase in Net Income.
      Under joint venture accounting, no gain or loss was recognized in connection with the formation of AirComp. Under purchase accounting, we recorded a $2.4 million non-operating gain in the third quarter of 2003.
      As a result of the increase in fixed assets, depreciation expense was increased for the year ended December 31, 2003 by $98,000 and minority interest expense decreased by $44,000, resulting in a reduction in net income attributable to common stockholders of $54,000. However, as a result of recording the non-operating gain, net income attributed to common stockholders increased by $2.4 million for the year ended December 31, 2003.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated consolidated income statement reflecting the above adjustments follows (in thousands, except per share amounts):

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Revenue	$32,724	$—	$32,724
Cost of revenues
Direct costs	21,977	—	21,977
Depreciation	1,954	98	2,052

Gross margin	8,793	(98)	8,695
General and administrative expense	5,285	—	5,285
Amortization	884	—	884

Income (loss) from operations	2,624	(98)	2,526
Other income (expense):
Interest, net	(2,464)	—	(2,464)
Settlement on lawsuit	1,034	—	1,034
Gain on sale of stock in a subsidiary	—	2,433	2,433
Other	111	—	111

Total other income (expense)	(1,319)	2,433	1,114

Net income before minority interest and income taxes	1,305	2,335	3,640
Minority interest in income of subsidiaries	(387)	44	(343)
Provision for foreign income tax	(370)	—	(370)
Net income	548	2,379	2,927
Preferred stock dividend	(656)	—	(656)

Net income (loss) attributed to common stockholders	$(108)	$2,379	$2,271

Net income per common share — basic	$(0.03)		$0.58

Net income per common share — diluted	$(0.03)		$0.39

Weighted average number of common shares outstanding:
Basic	3,927		3,927

Diluted	5,761		5,761

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated consolidated statement of cash flows reflecting the adjustments follows (in thousands):

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Cash Flows From Operating Activities:
Net income	$548	$2,379	$2,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,838	98	2,936
Amortization of discount on debt	516	—	516
(Gain) on change PBO liability	(125)	—	(125)
(Gain) on settlement of lawsuit	(1,034)	—	(1,034)
(Gain) on sale of interest in AirComp	—	(2,433)	(2,433)
Minority interest in income of subsidiaries	387	(44)	343
Loss on sale of property	82	—	82
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(4,414)	—	(4,414)
(Increase) in other current assets	(1,260)	—	(1,260)
Decrease in other assets	1	—	1
Decrease in lease deposit	525	—	525
Increase in accounts payable	2,251	—	2,251
(Decrease) in accrued interest	(126)	—	(126)
Increase in accrued expenses	397	—	397
Increase in accrued employee benefits and payroll taxes	1,293	—	1,293

Net cash provided by operating activities	1,879	—	1,879
Cash Flows From Investing Activities:
Purchase of equipment	(5,354)	—	(5,354)
Proceeds from sale of equipment	843	—	843
Net cash used by investing activities	(4,511)	—	(4,511)

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	14,127	—	14,127
Repayments of long-term debt	(10,826)	—	(10,826)
Repayments on related party debt	(246)	—	(246)
Borrowing on lines of credit	30,537	—	30,537
Repayments on lines of credit	(29,399)	—	(29,399)
Debt issuance costs	(408)	—	(408)

Net cash provided by financing activities	3,785	—	3,785

Net decrease in cash and cash equivalents	1,153	—	1,153
Cash and cash equivalents at beginning of the year	146	—	146

Cash and cash equivalents at end of the period	$1,299	$—	$1,299

Supplemental information:
Interest paid	$2,341	$—	$2,341
      In addition, the 2004 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2004. The effect of the restatement on the individual quarterly financial statements is as follows (in thousands, except per share amounts):

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2004	2004	2004

Net income (loss) attributed to common stockholders
Previously reported	$501	$434	$576
Adjustment — depreciation expense	(139)	(79)	(79)
Adjustment — minority interest expense	22	22	22

Restated	$384	$377	$519

Net income (loss) per share, basic
Previously reported	$0.13	$0.07	$0.05
Total adjustments	(0.03)	(0.01)	(0.01)

Restated	$0.10	$0.06	$0.04

      In addition, the accompanying 2003 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2003. An adjustment was recorded in the fourth quarter of 2003 to reflect a change in estimate of the recoverability of foreign taxes paid in 2002 and 2003. The effect of the significant fourth quarter

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
adjustment on the individual quarterly financial statements is as follows (in thousands, except per share amounts):

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2003	2003	2003

Net income (loss) attributed to common stockholders
Previously reported	$(183)	$(330)	$1,136
Adjustment — gain on sale of stock in a subsidiary	—	—	2,433
Adjustment — depreciation expense	—	—	(49)
Adjustment — minority interest expense	—	—	22
Adjustment — foreign tax expense	(158)	(92)	(93)

Restated	$(341)	$(422)	$3,449

Net income (loss) per share, basic and diluted
Previously reported	$(0.05)	$(0.08)	$0.29
Total adjustments	(0.04)	(0.03)	0.58

Restated	$(0.09)	$(0.11)	$0.87

Note 3 — Post Retirement Benefit Obligations

Medical And Life
      Pursuant to the Plan of Reorganization that was confirmed by the Bankruptcy Court after acceptances by our creditors and stockholders and was consummated on December 2, 1988, we assumed the contractual obligation to Simplicity Manufacturing, Inc. (SMI) to reimburse SMI for 50% of the actual cost of medical and life insurance claims for a select group of retirees (SMI Retirees) of the prior Simplicity Manufacturing
      Division of Allis-Chalmers. The actuarial present value of the expected retiree benefit obligation is determined by an actuary and is the amount that results from applying actuarial assumptions to (1) historical claims-cost data, (2) estimates for the time value of money (through discounts for interest) and (3) the probability of payment (including decrements for death, disability, withdrawal, or retirement) between today and expected date of benefit payments. As of December 31, 2005, 2004 and 2003, we have post-retirement benefit obligations of $335,000, $687,000 and $545,000, respectively.

401(k) Savings Plan
      On June 30, 2003, we adopted the 401(k) Profit Sharing Plan (the “Plan”). The Plan is a defined contribution savings plan designed to provide retirement income to our eligible employees. The Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. It is funded by voluntary pre-tax contributions from eligible employees who may contribute a percentage of their eligible compensation, limited and subject to statutory limits. The Plan is also funded by

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
discretionary matching employer contributions from us. Eligible employees cannot participate in the Plan until they have attained the age of 21 and completed six-months of service with us. Each participant is 100% vested with respect to the participants’ contributions while our matching contributions are vested over a three-year period in accordance with the Plan document. Contributions are invested, as directed by the participant, in investment funds available under the Plan. Matching contributions of approximately $114,000, $35,000 and $10,000 were paid in 2005, 2004 and 2003, respectively.
Note 4 — Acquisitions
      In July 2003, through our subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I, a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form AirComp, a Texas limited liability company. The assets contributed by Mountain Air were recorded at Mountain Air’s historical cost of $6.3 million, and the assets contributed by M-I were recorded at a fair market value of $10.3 million. We originally owned 55% and M-I originally owned 45% of AirComp. As a result of our controlling interest and operating control, we consolidated AirComp in our financial statements. AirComp comprises the compressed air drilling services segment.
      In September 2004, we acquired 100% of the outstanding stock of Safco for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.
      In September 2004, we acquired the remaining 19% of Tubular in exchange for 1.3 million shares of our common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen (1.3 million) multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders’ equity. On the balance sheet, the $1.9 million minority interest in Tubular was eliminated. The balance of the contribution of $4.4 million was allocated as follows: In June 2004, we obtained an appraisal of the fixed assets of Tubular which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million and the fixed assets appraised value was $4.3 million over the book value. We increased the value of our fixed assets by 19% of the amount of the excess of the appraised value over the book value, or $.8 million. The remaining balance of $3.6 million was allocated to goodwill.
      In November 2004, AirComp acquired substantially all the assets of Diamond Air for $4.6 million in cash and the assumption of approximately $450,000 of accrued liabilities. We contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Goodwill of $375,000 and other intangible assets of $2.3 million were recorded in connection with the acquisition. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.
      In December 2004, we acquired Downhole for approximately $1.1 million in cash, 568,466 shares of our common stock and the assumption of approximately $950,000 of debt. Goodwill of $442,000 and other intangible assets of $795,000 were recorded in connection with the acquisition. Downhole provides economical chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On April 1, 2005, we acquired 100% of the outstanding stock of Delta for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. The purchase price was allocated to fixed assets and inventory. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools.
      On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells. Goodwill of $184,000 and other identifiable intangible assets of $1.4 million were recorded in connection with the acquisition.
      On July 11, 2005, we acquired the compressed air drilling assets of W.T., based in South Texas, for $6.0 million in cash. The equipment includes compressors, boosters, mist pumps and vehicles. Goodwill of $82,000 and other identifiable intangible assets of $1.5 million were recorded in connection with the acquisition.
      On July 11, 2005, we acquired from M-I its 45% interest in AirComp and subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued to M-I a $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp
      Effective August 1, 2005, we acquired 100% of the outstanding capital stock of Target for $1.3 million in cash and forgiveness of a lease receivable of approximately $0.6 million. The purchase price was allocated to the fixed assets of Target and resulted in the recording of a $0.8 million deferred tax liability. The results of Target are included in our directional and horizontal drilling segment as their Measure While Drilling equipment is utilized in that segment.
      On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc. for approximately $15.6 million. These assets are located in Corpus Christi, Texas; Kilgore, Texas; Lafayette, Louisiana and Houma, Louisiana.
      The acquisitions were accounted for using the purchase method of accounting. The results of operations of the acquired entities since the date of acquisition are included in our consolidated income statement.
      The following unaudited pro forma consolidated summary financial information for the year ended December 31, 2005 illustrates the effects of the acquisitions of Delta, Capcoil, W.T. and the minority interest in AirComp as if the acquisitions had occurred as of January 1, 2005, based on the historical results of the acquisitions. The following unaudited pro forma consolidated summary financial information for the years ended December 31, 2004 and 2003 illustrates the effects of the acquisitions of Diamond Air, Downhole, Delta, Capcoil, W.T. and the minority interest in AirComp as if the acquisitions had occurred as of beginning of the period, based on the historical results of the acquisitions (unaudited) (in thousands, except per share amounts):

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,

	2005	2004	2003

Revenues	$110,383	$70,988	$52,588
Operating income	$14,143	$8,233	$4,276
Net income	$8,180	$4,000	$2,459
Net income per common share
Basic	$0.55	$0.46	$0.53
Diluted	$0.50	$0.48	$0.48
Note 5 — Inventories
      Inventories are comprised of the following (in thousands):

	December 31,	December 31,
	2005	2004

Hammer bits
Finished goods	$1,402	$857
Work in process	787	385
Raw materials	233	151

Total hammer bits	2,422	1,393
Hammers	584	417
Drive pipe	666	—
Rental supplies	64	—
Chemicals	201	254
Coiled tubing and related inventory	1,145	309
Shop supplies and related inventory	863	—

Total inventory	$5,945	$2,373

Note 6 — Property and Other Intangible Assets
      Property and equipment is comprised of the following at December 31 (in thousands):

	Depreciation
	Period	2005	2004

Land	—	$27	$27
Building and improvements	15-20 years	637	633
Transportation equipment	3-7 years	7,772	4,854
Machinery and equipment	3-20 years	77,002	36,411
Furniture, computers, software and leasehold improvements	3-7 years	2,073	1,005
Construction in progress — equipment	N/A	3,059	—

Total		90,570	42,930
Less: accumulated depreciation		(9,996)	(5,251)

Property and equipment, net		$80,574	$37,679

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The net book value of equipment recorded under capital leases was $908 and $0 at December 31, 2005 and 2004, respectively.
      Intangible assets are as follows at December 31 (in thousands):

	Amortization
	Period	2005	2004

Intellectual property	20 years	$1,009	$1,009
Non-compete agreements	3-5 years	4,630	2,856
Patent	15 years	496	496
Other intangible assets	3-10 years	3,811	2,732

Total		$9,946	$7,093
Less: accumulated amortization		(3,163)	(2,036)

Intangibles assets, net		$6,783	$5,057

	2005			2004

	Gross	Accumulated	Current Year	Gross	Accumulated	Current Year
	Value	Amortization	Amortization	Value	Amortization	Amortization

Intellectual property	$1,009	$293	$54	$1,009	$239	$56
Non-compete agreements	4,630	1,916	884	2,856	1,032	300
Patent	496	39	33	496	6	6
Other intangible assets	3,811	915	277	2,732	759	420

Total	$9,946	$3,163	$1,248	$7,093	$2,036	$782

      Future amortization of intangible assets at December 31, 2005 is as follows (in thousands):

	Intangible Amortization by Period

	Years Ended December 31,

					2010 and
	2006	2007	2008	2009	Thereafter

Intellectual property	$55	$55	$55	$55	$496
Non-compete agreements	1,043	804	480	327	60
Patent	33	33	33	33	325
Other intangible assets	395	370	359	359	1,413

Total Intangible Amortization	$1,526	$1,262	$927	$774	$2,294

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 7 — Income Taxes
      The income tax provision consists of the following (in thousands):

	Years Ended December 31,

	2005	2004	2003

Current Provision
Federal	$123	$—	$—
State	595	—	—
Foreign	626	514	370

	$1,344	$514	$370

      We are required to file a consolidated U.S. federal income tax return. We pay foreign income taxes in Mexico related to Allis-Chalmers Tubular Services’ Mexico revenues. There are approximately $1.6 million of U.S. foreign tax credits available to us and of that amount, the available U.S. foreign tax credits may or may not be recoverable by us depending upon the availability of taxable income in future years and therefore, have not been recorded as an asset as of December 31, 2005. Our foreign tax credits begin to expire in the year 2007.
      The following table reconciles the U.S. statutory tax rate to our actual tax rate:

	Years Ended December 31,

	2005	2004	2003

Income tax expense based on the U.S. statutory tax rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	6.1	—	—
Foreign income at other than U.S. rate	7.3	36.6	11.2
Valuation allowances	(98.7)	(209.4)	28.6
Nondeductible items, permanent differences and other	67.1	175.4	(62.6)

Effective tax rate	15.8%	36.6%	11.2%

      Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. A valuation allowance is established for deferred tax assets when management, based upon available information, considers it more likely than not that a benefit from such assets will not be realized. We have recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities as we were unable to determine that it is more likely than not that the deferred tax asset will be realized.
      The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a “change of ownership” as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the our utilization of our net operating loss and tax credit carry forwards, and could be triggered by a public offering or by subsequent sales of securities by us or our stockholders.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred income tax assets and the related allowance as of December 31, were as follows (in thousands):

	2005	2004

Deferred non-current income tax assets:
Net future (taxable) deductible items	$384	$533
Net operating loss carry forwards	5,656	4,894
A-C Reorganization Trust claims	29,098	30,112

Total deferred non-current income tax assets	35,138	35,539
Valuation allowance	(27,131)	(30,367)

Net deferred non-current income taxes	$8,007	$5,172
Deferred non-current income tax liabilities Depreciation	$(8,007)	$(5,172)

Net deferred income tax assets	$—	$—

      Net operating loss carry forwards for tax purposes at December 31, 2005 and 2004 were estimated to be $16.6 million and $14.5 million, respectively, expiring through 2024.
      Net future tax-deductible items relate primarily to timing differences. Our 1988 Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain stockholders. We transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1988. Payments made by us to the A-C Reorganization Trust did not generate tax deductions for us upon the transfer but generate deductions for us as the A-C Reorganization Trust makes payments to holders of claims.
      The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the product liability trust did not generate current tax deductions for us upon the payment but generate deductions for us as the product liability trust makes payments to liquidate claims or incurs other expenses.
      We believe the above-named trusts are grantor trusts and therefore we include the income or loss of these trusts in our income or loss for tax purposes, resulting in an adjustment of the tax basis of net operating and capital loss carry forwards. The income or loss of these trusts is not included in our results of operations for financial reporting purposes.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 8 — Debt
      Our long-term debt consists of the following: (in thousands)

	December 31,

	2005	2004

Bank term loans	$42,090	$13,373
Revolving line of credit	6,400	3,873
Subordinated note payable to M-I LLC	4,000	4,818
Subordinated seller note	3,031	4,000
Seller note	850	1,600
Notes payable under non-compete agreements	698	664
Notes payable to former directors	96	402
Notes payable to former shareholders	—	49
Real estate loan	548	—
Vendor financing	—	1,164
Equipment & vehicle installment notes	1,939	530
Capital lease obligations	917	—

Total debt	60,569	30,473
Less: short-term debt and current maturities	5,632	5,541

Long-term debt obligations	$54,937	$24,932

      As of December 31, 2005 and 2004, our debt was approximately $60.6 million and $30.5 million, respectively. Our weighted average interest rate for all of our outstanding debt was approximately 7.5% at December 31, 2005 and 7.3% at December 31, 2004.
      Maturities of debt obligations at December 31, 2005 are as follows (in thousands):

	Debt	Capital Leases	Total

Year Ending:
December 31, 2006	$5,158	$474	$5,632
December 31, 2007	49,620	443	50,063
December 31, 2008	4,267	—	4,267
December 31, 2009	69	—	69
December 31, 2010	538	—	538
Thereafter	—	—	—

Total	$59,652	$917	$60,569

Bank loans and line of credit agreements
      On July 11, 2005, we replaced our previous credit agreement with a new agreement that provided for the following senior secured credit facilities:

•	A $13.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivable plus 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on inventory). This line of credit was used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit. Outstanding borrowings under this line of credit were $6.4 million at a margin above prime and LIBOR rates plus margin averaging approximately 8.1% as of December 31, 2005.

•	Two term loans totaling $42.0 million. Outstanding borrowings under these term loans were $42.0 million as of December 31, 2005. These loans were at LIBOR rates plus a margin which averages approximately 7.8%.
      We borrowed against the July 2005 facilities to refinance our prior credit facility and the AirComp credit facility, to fund the acquisition of M-I’s interest in AirComp and the air drilling assets of W.T. and to pay transaction costs related to the refinancing and the acquisitions. We incurred debt retirement expense of $1.1 million related to the refinancing. This amount includes prepayment penalties and the write-off of deferred financing fees of the previous financing, which has been included in interest expense in the consolidated statement of operations.
      Borrowings under the July 2005 credit facilities were to mature in July 2007. Amounts outstanding under the term loans as of July 2006 were to be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year, we were to be required to prepay the remaining balance of the term loans by 75% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on borrowings was based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate, and there was a 0.5% fee on the undrawn portion of the revolving line of credit. The margin over LIBOR was to increase by 1.0% in the second year. The credit facilities were secured by substantially all of our assets and contain customary events of default and financial and other covenants, including limitations on our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets.
      All amounts outstanding under our July 2005 credit agreement were paid off with the proceeds of our senior notes offering in January 2006. We executed an amended and restated credit agreement which provides a $25.0 million revolving line of credit (See Note 22).
      Prior to July 11, 2005, we had a credit agreement dated December 7, 2004 that provided for the following credit facilities:

•	A $10.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivables, as defined. Outstanding borrowings under this line of credit were $2.4 million as of December 31, 2004.

•	A term loan in the amount of $6.3 million to be repaid in monthly payments of principal of $105,583 per month. We were also required to prepay this term loan by an amount equal to 20% of receipts from our largest customer in Mexico. Proceeds of the term loan were used to prepay the term loan owed by Tubular Services and to prepay the 12% $2.4 million subordinated note and retire its related warrants. The outstanding balance was $6.3 million as of December 31, 2004.

•	A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility were payable monthly over four years beginning in January 2006. Availability of this capital

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenditure term loan facility was subject to security acceptable to the lender in the form of equipment or other acquired collateral. There were no outstanding borrowings as of December 31, 2004.
      These credit facilities were to mature on December 31, 2007 and were secured by liens on substantially all of our assets. The agreement governing these credit facilities contained customary events of default and financial covenants. It also limited our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Interest accrued at an adjustable rate based on the prime rate and was 6.25% as of December 31, 2004. We paid a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.
      In connection with the acquisition of Tubular and Strata in 2002, we issued a 12% secured subordinated note in the original amount of $3.0 million. In connection with this subordinated note, we issued redeemable warrants valued at $1.5 million, which were recorded as a discount to the subordinated debt and as a liability. The discount was amortized over the life of the subordinated note beginning February 6, 2002 as additional interest expense of which $350,000 and $300,000 were recognized in the years ended December 31, 2004 and December 31, 2003, respectively. The debt was recorded at $2.7 million at December 31, 2003, net of the unamortized portion of the put obligation. On December 7, 2004, we prepaid the $2.4 million balance of the 12% subordinated note and retired the $1.5 million of warrants, with a portion of the proceeds from our $6.3 million bank term loan.
      Prior to July 11, 2005, our AirComp subsidiary had the credit facilities described below. These credit facilities were repaid in connection with our acquisition of the minority interest in AirComp and the refinancing of our bank credit facilities described above.

•	A $3.5 million bank line of credit. Interest accrued at an adjustable rate based on the prime rate. We paid a 0.5% per annum fee on the undrawn portion. Borrowings under the line of credit were subject to a borrowing base consisting of 80% of eligible accounts receivable. The balance at December 31, 2004 was $1.5 million.

•	A $7.1 million term loan that accrued interest at an adjustable rate based on either LIBOR or the prime rate. Principal payments of $286,000 plus interest were due quarterly, with a final maturity date of June 27, 2007. The balance at December 31, 2004 was $6.8 million.

•	A “delayed draw” term loan facility in the amount of $1.5 million to be used for capital expenditures. Interest accrued at an adjustable rate based on either the LIBOR or the prime rate. Quarterly principal payments were to commence on March 31, 2006 in an amount equal to 5.0% of the outstanding balance as of December 31, 2005, with a final maturity of June 27, 2007. There were no borrowings outstanding under this facility as of December 31, 2004.
      The AirComp credit facilities were secured by liens on substantially all of AirComp’s assets. The agreement governing these credit facilities contained customary events of default and required that AirComp satisfy various financial covenants. It also limited AirComp’s ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. We guaranteed 55% of the obligations of AirComp under these facilities.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Tubular had two bank term loans with a remaining balance totaling $90,000 and $263,000 at December 31, 2005 and 2004, with interest accruing at a floating interest rate based on prime plus 2.0%. The interest rate was 9.25% and 7.25% at December 31, 2005 and 2004. Monthly principal payments are $13,000 plus interest. The maturity date of one of the loans, with a balance of $60,000, was September 17, 2006, while the second loan, with a balance of $30,000, had a final maturity of January 12, 2007. The balances of these two loans were repaid in full in January 2006 with the proceeds from our senior notes offering.

Notes payable and real estate loan
      AirComp had a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party had the right to cause AirComp to sell its assets (or the other party may buy out such party’s interest), and in such event this note (including accrued interest) was due and payable. The note was also due and payable if M-I sells its interest in AirComp or upon a termination of AirComp. At December 31, 2004, $376,000 of interest was included in accrued interest. On July 11, 2005, we acquired from M-I its 45% equity interest in AirComp and the subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued a new $4.0 million subordinated note bearing interest at 5% per annum. The subordinated note issued to M-I requires quarterly interest payments and the principal amount is due October 9, 2007. Contingent upon a future equity offering, the subordinated note is convertible into up to 700,000 shares of our common stock at a conversion price equal to the market value of the common stock at the time of conversion.
      Tubular had a subordinated note payable to Jens Mortensen, the seller of Tubular and one of our directors, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest was payable quarterly and the final maturity of the note is January 31, 2006. The subordinated note was subordinated to the rights of our bank lenders. The balance outstanding for this note at December 31, 2005 and 2004 was $3.0 and $4.0 million, respectively. The balance of this subordinated note was repaid in full in January 2006 with proceeds from our senior notes offering.
      As part of the acquisition of Mountain Air in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the holders of the note $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. (See Note 16). At December 31, 2005 and 2004 the outstanding amounts due were $500,000 and $1.6 million, including accrued interest.
      In connection with the purchase of Delta, we issued to the sellers a note in the amount of $350,000. The note bears interest at 2% and the principal and accrued interest is due on April 1, 2006.
      In connection with the purchase of Tubular, we agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. In connection with the purchase of Safco, we also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We are required to make annual payments of $50,000 through September 30, 2007. In connection with the purchase of

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Capcoil, we agreed to pay a total of $500,000 to two management employees in exchange for non-compete agreements. We are required to make annual payments of $110,000 through May 2008. Total amounts due under non-compete agreements at December 31, 2005 and 2004 were $698,000 and $664,000, respectively.
      In 2000 we compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At December 31, 2005 and 2004, the principal and accrued interest on these notes totaled approximately $96,000 and $402,000, respectively.
      Our subsidiary, Downhole, had notes payable to two former shareholders totaling $49,000. We were required to make monthly payments of $8,878 through June 30, 2005. At December 31, 2005 and 2004, the amounts outstanding were $0 and $49,000.
      We also have a real estate loan which is payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The loan has a floating interest rate based on prime plus 2.0%. The outstanding principal balance was $548,000 at December 31, 2005. The balance of this loan was prepaid in full in January 2006 with proceeds from our senior notes offering.

Other debt
      In December 2003, Strata, our directional drilling subsidiary, entered into a financing agreement with a major supplier of downhole motors for repayment of motor lease and repair cost totaling $1.7 million. The agreement provided for repayment of all amounts not later than December 30, 2005. Payment of interest was due monthly and principal payments of $582,000 were due on April 2005 and December 2005. The interest rate was fixed at 8.0%. As of December 31, 2005 and 2004, the outstanding balance was $0 and $1.2 million.
      We have various equipment financing loans with interest rates ranging from 5% to 11.5% and terms ranging from 2 to 5 years. As of December 31, 2005 and 2004, the outstanding balances for equipment financing loans were $1.9 million and $530,000, respectively. We also have various capital leases with terms that expire in 2008. As of December 31, 2005 and 2004, amounts outstanding under capital leases were $917,000 and $0, respectively. In January 2006, we prepaid $350,000 of the outstanding equipment loans with proceeds from our senior notes offering.
Note 9 — Commitments and Contingencies
      We have placed orders for capital equipment totaling $6.8 million to be received and paid for through 2006. Of this amount, $3.1 million is for six measurement while drilling kits and ancillary equipment for our directional drilling segment and $3.7 million is for two new capillary tubing units and two new coil tubing units for our production services segment. Of the $6.8 million in orders, we are firmly committed to approximately $4.4 million as the balance may be subject to cancellation with minimal loss of prior cash deposits, if any.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We rent office space on a five-year lease which expires November 2009. We also rent certain other facilities and shop yards for equipment storage and maintenance. Facility rent expense for the years ended December 31, 2005, 2004 and 2003 was $987,000, $577,000, and $370,000, respectively.
      At December 31, 2005, future minimum rental commitments for all operating leases are as follows (in thousands):

Years Ending:
December 31, 2006	$926
December 31, 2007	833
December 31, 2008	629
December 31, 2009	446
December 31, 2010	44
Thereafter	—

Total	$2,878

Note 10 — Stockholders’ Equity
      In connection with the formation of AirComp in July 2003, we eliminated $955,000 of our negative investment in the assets contributed to AirComp. Under purchase accounting, we recognized a $955,000 increase in stockholders equity. For the year ended December 31, 2003, we accrued $350,000 of dividends payable to the Preferred Stock holders. No dividends were declared or paid.
      On March 3, 2004, we entered into an agreement with an investment banking firm whereby they would provide underwriting and fundraising activities on our behalf. In exchange for their services, the investment banking firm received a stock purchase warrant to purchase 340,000 shares of common stock at an exercise price of $2.50 per share. The warrant was exercised in August of 2005. The fair value of the total warrants issued in connection with the fundraising activities was established in accordance with the Black-Scholes valuation model and as a result, $641,000 was added to stockholders’ equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 89.7%; risk free interest rate of 7.00%; and expected life of five years.
      During 2004, we issued two warrants (“Warrants A and B”) for the purchase of 233,000 total shares of our common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of our common stock at an exercise price of $5.00 per share (“Warrant C”) in connection with their subordinated debt financing. Warrants A and B were redeemed for a total of $1,500,000 on December 7, 2004. The fair value of Warrant C was established in accordance with the Black-Scholes valuation model and as a result, $47,000 was added to stockholders’ equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5.00%; and expected life of four years.
      On April 2, 2004, we completed the following transactions:

•	In exchange for an investment of $2.0 million, we issued 620,000 shares of our common stock for a purchase price equal to $2.50 per share, and issued warrants to purchase 800,000 shares of our common stock at an exercise price of $2.50 per share, expiring on April 1, 2006, to an investor group (the “Investor Group”) consisting of entities affiliated with Donald and

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Christopher Engel and directors Robert Nederlander and Leonard Toboroff. The aggregate purchase price for the common stock was $1.55 million and the fair value for the warrants was $450,000.

•	Energy Spectrum converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock. Energy Spectrum was granted the preferred stock in connection with the Strata acquisition.
      On August 10, 2004, we completed the private placement of 3,504,667 shares of our common stock at a price of $3.00 per share. Our net proceeds, after selling commissions and expenses, were approximately $9.6 million. We issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.
      On September 30, 2004, we completed the private placement of 1,956,634 shares of our common stock at a price of $3.00 per share. Our net proceeds, after selling commission and expenses, were approximately $5.3 million. We issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.
      On September 30, 2004, we issued 1.3 million shares of common stock to Jens Mortensen, a former director, in exchange for his 19% interest in Tubular. As a result of this transaction, we own 100% of Tubular. The total value of the consideration paid to Jens was $6.4 million, which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders equity.
      On December 10, 2004, we acquired Downhole for approximately $1.1 million in cash, 568,466 shares of our common stock and payment or assumption of $950,000 of debt. Approximately $2.2 million, the value of the common stock issued to Downhole’s sellers based on the closing price of our common stock issued at the date of the acquisition, was added to stockholders’ equity.
      As of January 1, 2005, in relation to the acquisition of Downhole, we executed a business development agreement with CTTV Investments LLC, an affiliate of ChevronTexaco Inc., whereby we issued 20,000 shares of our common stock to CTTV and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon our subsidiaries receiving certain levels of revenues in 2005 from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole, which we acquired in 2004. Based on the terms of the agreement, no additional shares were issued in 2005.
      On April 1, 2005, we acquired 100% of the outstanding stock of Delta, for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. Approximately $1.0 million, the value of the common stock issued to Delta’s sellers based on the closing price of our common stock issued at the date of the acquisition, was added to stockholders’ equity.
      On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Approximately $750,000, the value of the common stock issued to Capcoil’s sellers

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
based on the closing price of our common stock issued at the date of the acquisition, was added to stockholders’ equity.
      In August 2005, our stockholders approved an amendment to our certificate of incorporation to increase the authorized number of shares of our common stock from 20 million to 100 million and to increase our authorized preferred stock from 10 million shares to 25 million shares and, we completed a secondary public offering in which we sold 1,761,034 shares for approximately $15.5 million, net of expenses.
      We also had options and warrants exercised during 2005. Those exercises resulted in 1,076,154 shares of our common stock being issued for $1.4 million.
Note 11 — Reverse Stock Split
      We effected a reverse stock split on June 10, 2004. As a result of the reverse stock split, every five shares of our common stock was combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of our stockholders from 6,070 to approximately 2,140. All share and related amounts presented have been retroactively adjusted for the stock split.
Note 12 — Stock Options
      In 2000, we issued stock options and promissory notes to certain current and former directors as compensation for services as directors (See Note 8), and our Board of Directors granted stock options to these same individuals. Options to purchase 4,800 shares of our common stock were granted with an exercise price of $13.75 per share. These options vested immediately and may be exercised any time prior to March 28, 2010. As of December 31, 2005, none of the stock options had been exercised. No compensation expense has been recorded for these options that were issued with an exercise price equal to the fair value of the common stock at the date of grant.
      On May 31, 2001, the Board granted to Leonard Toboroff, one of our directors, an option to purchase 100,000 shares of our common stock at $2.50 per share, exercisable for 10 years from October 15, 2001. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the merger, including providing financial advisory services, assisting in OilQuip’s capital structure and assisting OilQuip in finding strategic acquisition opportunities. We recorded compensation expense of $500,000 for the issuance of the option for the year ended December 31, 2001.
      The 2003 Incentive Stock Plan, as amended, permits us to grant to our key employees and outside directors various forms of stock incentives, including, among others, incentive and non-qualified stock options and restricted stock. Stock incentive terms are not to be in excess of ten years. As disclosed in Note 1, we account for our stock-based compensation using APB No. 25. We have adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost has been recognized for these options.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of our stock option activity and related information is as follows:

	December 31, 2005		December 31, 2004		December 31, 2003

	Shares	Weighted	Shares		Shares
	Under	Avg. Exercise	Under	Weighted Avg.	Under	Weighted Avg.
	Option	Price	Option	Exercise Price	Option	Exercise Price

Beginning balance	1,215,000	$3.20	973,300	$2.78	104,800	$3.00
Granted	1,695,000	6.44	248,000	4.85	868,500	2.75
Canceled	(15,300)	3.33	(6,300)	2.78	—	—
Exercised	(33,833)	2.80	—	—	—	—

Ending balance	2,860,867	$5.10	1,215,000	$3.20	973,300	$2.78

      The following table summarizes additional information about our stock options outstanding as of December 31, 2005:

		Weighted Average
	Shares Under	Remaining	Options
Exercise Price	Option	Contractual Life	Exercisable	Exercise Price

$ 2.50	100,000	5.79 years	100,000	$2.50
$ 2.75	829,067	7.96 years	829,067	$2.75
$ 3.86	920,000	9.09 years	306,667	$3.86
$ 4.85	259,000	8.73 years	172,667	$4.85
$ 4.87	154,000	9.40 years	51,333	$4.87
$10.85	594,000	9.96 years	198,000	$10.85
$13.75	4,800	4.24 years	4,800	$13.75

$ 5.11	2,860,867	8.82 years	1,662,534	$4.22

Note 13 — Stock Purchase Warrants
      In conjunction with the Mountain Air purchase by OilQuip in February of 2001, Mountain Air issued a common stock warrant for 620,000 shares to a third-party investment firm that assisted us in its initial identification and purchase of the Mountain Air assets. The warrant entitles the holder to acquire up to 620,000 shares of common stock of Mountain Air at an exercise price of $.01 per share over a nine-year period commencing on February 7, 2001.
      We issued two warrants (“Warrants A and B”) for the purchase of 233,000 total shares of our common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of our common stock at an exercise price of $5.00 per share (“Warrant C”) in connection with our subordinated debt financing for Mountain Air in 2001. Warrants A and B were paid off on December 7, 2004. Warrant C is still outstanding at December 31, 2005.
      On February 6, 2002, in connection with the acquisition of substantially all of the outstanding stock of Strata, we issued a warrant for the purchase of 87,500 shares of our common stock at an exercise price of $0.75 per share over the term of four years. The warrants were exercised in August of 2005.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with the Strata Acquisition, on February 19, 2003, we issued Energy Spectrum an additional warrant to purchase 175,000 shares of our common stock at an exercise price of $0.75 per share. The warrants were exercised in August of 2005.
      In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants were exercised in August 2005.
      In April 2004, we issued warrants to purchase 20,000 shares of common stock at an exercise price of $0.75 per share to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit Inc. The warrants were exercised in August 2005.
      In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise of $2.50 per share, expiring on April 1, 2006. A total of 486,557 of these warrants were exercised in 2005.
      In May 2004, we issued a warrant to purchase 3,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey R. Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants were exercised in May 2004. Mr. Freedman was also granted 16,000 warrants in May of 2004 exercisable at $4.65 per share. These warrants were exercised in November of 2005.
      Warrants for 4,000 shares of our common stock at an exercise price of $4.65 were also issued in May 2004 and remain outstanding as of December 31, 2005.
Note 14 — Lease Receivable
      In June 2002, our subsidiary, Strata, sold its measurement-while-drilling assets to a third party for $1.3 million. Under the terms of the sale, we would receive at least $15,000 per month for thirty-six months. After thirty-six months, the purchaser had the option to pay the remaining balance or continue paying a minimum of $15,000 per month for twenty-four additional months. After the expiration of the additional twenty-four months, the purchaser would repay any remaining balance. This transaction had been accounted for as a direct financing lease with the nominal residual gain from the asset sale deferred into income over the life of the lease. In August of 2005, we acquired 100% of the outstanding stock of the buyer and the balance of the lease receivable was part of the consideration of the acquisition. During the years ended December 31, 2005, 2004 and 2003, we received a total of $146,000, $229,000, and $251,000, respectively, in payments from the third party related to this lease.
Note 15 — Related Party Transactions
      In July 2005, we entered into a lease of a yard in Buffalo, Texas which is part owned by our Chief Operating Officer, David Wilde. The monthly rent is $3,500.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Alya H. Hidayatallah, the daughter of our Chairman and Chief Executive Officer, Munawar H. Hidayatallah, has served as our Vice President-Planning and Development since April 2005. In 2005, we paid Ms. Hidayatallah a salary at a rate of $80,000 per annum.
      At December 31, 2005 and 2004, we owed our Chief Executive Officer, $0 and $175,000, respectively, related to deferred compensation. In March and April of 2005 we paid all amounts due Mr. Hidayatallah.
      Until December 2004, our Chief Executive Officer and Chairman, Munawar H. Hidayatallah and his wife were personal guarantors of substantially all of the financing extended to us by commercial banks. In December 2004, we refinanced most of our outstanding bank debt and obtained the release of certain guarantees. After the refinancing, Mr. Hidayatallah continued to guarantee the Tubular $4.0 million subordinated seller note until July 2005. We paid Mr. Hidayatallah an annual guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah. These fees aggregated to $7,250 during 2005 and were paid quarterly, in arrears, based upon the average amount of debt outstanding in the prior quarter.
      In April 2004, we entered into an oral consulting agreement with Leonard Toboroff, one of our directors, pursuant to which we pay him $10,000 per month to advise us regarding financing and acquisition opportunities.
      Jens Mortensen, one of our former directors, is the former owner of Tubular and held a 19% minority interest in Tubular until September 30, 2004. He was also the holder of a $4.0 million subordinated note payable issued by Tubular and at December 31, 2005 was owed $60,000 in accrued interest and $267,000 related to a non-compete agreement. (See Note 8). The subordinated note was repaid in January of 2006 (See Note 22) and the accrued interest was paid in January 2006. Mr. Mortensen, formerly the sole proprietor of Tubular, owns a shop yard which he leases to Jens’ on a monthly basis. Lease payments made under the terms of the lease were $16,800, $28,800 and $28,800 for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $0, $167,000 and $173,000 of equipment and other supplies to Tubular for the years ended December 31, 2005, 2004 and 2003, respectively.
      As described in Note 8, several of our former directors were issued promissory notes in 2000 in lieu of compensation for services. Our current maturities of long-term debt includes $96,000 and $402,000 as of December 31, 2005 and 2004, respectively, relative to these notes.
Note 16 — Settlement of Lawsuit
      In June 2003, our subsidiary, Mountain Air, filed a lawsuit against the former owners of Mountain Air Drilling Service Company for breach of the asset purchase agreement pursuant to which Mountain Air acquired Mountain Air Drilling Services Company, alleging that the sellers stored hazardous materials on the property leased by us without our consent and violated the non-compete clause in the asset purchase agreement. On July 15, 2003, we entered into a settlement agreement with the sellers. As of the date of the agreement, we owed the sellers a total of $2.6 million including $2.2 million in principal and approximately $363,000 in accrued interest. As part of the settlement agreement, the note payable to the sellers was reduced from $2.2 million to $1.5 million and the due date of the note

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
payable was extended from February 6, 2006 to September 30, 2007. The lump-sum payment due the sellers at that date was $1.9 million. We recorded a one-time gain on the reduction of the note payable to the sellers of $1.0 million in the third quarter of 2003. The gain was calculated by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million the amount due in September 2007. In March 2005, we reached an agreement with the sellers to settle an action brought by the sellers under the note. Under the terms of the agreement, we paid $1.0 million in April of 2005 and will pay $350,000 on June 1, 2006 and the remaining $150,000 on June 1, 2007, in settlement of all claims.
Note 17 — Gain on Sale of Interest in a Subsidiary
      In July 2003, through the subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I to form a Texas limited liability company named AirComp. Both companies contributed assets with a combined value of $16.6 million to AirComp. The contributed assets from Mountain Air were contributed at a historical book value of approximately $6.3 million and the assets contributed by M-I were contributed at a fair market value of approximately $10.3 million. Prior to the formation of AirComp, we owned 100% of Mountain Air and after the formation of AirComp, Mountain Air owned 55% and M-I owned 45% of the business combination. The business combination was accounted for as a purchase and we recorded a one-time non-operating gain on the sale of the 45% interest in the subsidiary of approximately $2,433,000. The gain was calculated after recording the assets contributed by M-I of approximately $10.3 million less the subordinated note issued to M-I in the amount of approximately $4.8 million, recording minority interest of approximately $2,049,000 and an increase in equity of $955,000 in accordance with Staff Accounting Bulletin No. 51 (“SAB 51”). We have not recorded any deferred income taxes because the increase in assets and gain is a permanent timing difference. We have adopted a policy that any gain or loss in the future incurred on the sale in the stock or an interest of a subsidiary would be recognized as such in the income statement.
Note 18 — Segment Information
      At December 31, 2005, we had five operating segments including: Directional Drilling Services (Strata and Target), Compressed Air Drilling Services (AirComp), Casing and Tubing Services (Tubular), Rental Tools (Safco and Delta) and Production Services (Downhole and Capcoil). All of the segments provide services to the energy industry. The revenues, operating income (loss), depreciation and

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amortization, capital expenditures and assets of each of the reporting segments plus the Corporate function are reported below for (in thousands):

	Years Ended December 31,

	2005	2004	2003

			(Restated)
Revenues:
Directional drilling services	$43,901	$24,787	$16,008
Compressed air drilling services	25,662	11,561	6,679
Casing and tubing services	20,932	10,391	10,037
Rental tools	5,059	611	—
Production services	9,790	376	—

Total revenues	$105,344	$47,726	$32,724

Operating Income (Loss):
Directional drilling services	$7,389	$3,061	$1,103
Compressed air drilling services	5,612	1,169	17
Casing and tubing services	4,994	3,217	3,628
Rental tools	1,300	(71)	—
Production services	(99)	4	—
General corporate	(5,978)	(3,153)	(2,123)

Total income from operations	$13,218	$4,227	$2,625

Depreciation and Amortization Expense:
Directional drilling services	$887	$466	$275
Compressed air drilling services	1,946	1,329	1,139
Casing and tubing services	2,006	1,597	1,413
Rental tools	492	40	—
Production services	912	26	—
General corporate	418	120	109

Total depreciation and amortization expense	$6,661	$3,578	$2,936

Capital Expenditures:
Directional drilling services	$2,922	$1,552	$1,066
Compressed air drilling services	7,008	1,399	2,093
Casing and tubing services	5,207	1,285	2,176
Rental tools	435	232	—
Production services	1,514	106	—
General corporate	681	29	19

Total capital expenditures	$17,767	$4,603	$5,354

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,

	2005	2004	2003

			(Restated)
Goodwill:
Directional drilling services	$4,168	$4,168	$4,168
Compressed air drilling services	3,950	3,510	3,493
Casing and tubing services	3,673	3,673	—
Rental tools	—	—	—
Production services	626	425	—
General corporate	—	—	—

Total goodwill	$12,417	$11,776	$7,661

	As of December 31,

	2005	2004	2003

Assets:
Directional drilling services	$20,960	$14,166	$11,529
Compressed air drilling services	46,045	29,147	22,735
Casing and tubing services	45,351	21,197	18,191
Rental tools	8,034	1,291	—
Production services	12,282	5,806	—
General corporate	4,683	8,585	1,207

Total assets	$137,355	$80,192	$53,662

	Years Ended December 31,

	2005	2004	2003

Revenues:
United States	$98,583	$42,466	$28,995
International	6,761	5,260	3,729

Total	$105,344	$47,726	$32,724

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 19 — Supplemental Cash Flows Information (in thousands)

	Years Ended December 31,

	2005	2004	2003

	(Restated)
Interest paid	$3,924	$2,159	$2,341

Income taxes paid	$676	$514	$370

Other non-cash investing and financing transactions:
Sale of property & equipment in connection with direct financing lease (Note 14)
(Gain) on settlement of debt	$—	$—	$(1,034)
Amortization of discount on debt	—	—	442
Purchase of equipment financed through assumption of debt or accounts payable	592	—	906

	$592	$—	$314

AirComp formation:
Issuance of debt to joint venture by M-I	$—	$—	$(4,818)
Contribution of property, plant and equipment by M-I to joint venture	—	—	10,268
Increase in minority interest	—	—	(2,063
(Gain) on sale of stock in a subsidiary	—	—	(2,433)
Difference of our investment cost basis in AirComp and their share of underlying equity of net assets of AirComp	—	—	(954)

Net cash paid in connection with the joint venture	$—	$—	$—

Non-cash investing and financing transactions in connection with acquisitions:
Fair value of net assets acquired	$—	$(4,867)	$—
Goodwill and other intangibles	—	(3,839)	—
Value of common stock, issued	1,750	2,177	—
Value of minority interest contribution	—	2,070	—

	$1,750	$(4,459)	$—

Acquisition of the remaining 19% of Jens:
Fair value of net assets acquired	$—	$(813)	$—
Goodwill and other intangibles	—	(3,676)	—
Value of common stock issued	—	6,434	—
Value of minority interest retirement	—	(1,945)	—

	$—	$—	$—

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 20 — Quarterly Results (Unaudited)
(in thousands, except per share amounts)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Restated)
Year 2005
Revenues	$19,334	$23,588	$28,908	$33,514
Operating income	2,247	2,914	3,524	4,533
Net income	1,567	1,769	1,293	2,546
Preferred stock dividend	—	—	—	—

Net income attributed to common shares	$1,567	$1,769	$1,293	$2,546

Income per common share:
Basic	$0.12	$0.13	$0.09	$0.15

Diluted	$0.11	$0.12	$0.08	$0.14

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Restated)
Year 2004
Revenues	$9,661	$11,422	$11,906	$14,737
Operating income	1,030	1,150	1,237	810
Net income (loss)	472	413	515	(512)
Preferred stock dividend	(88)	(36)	—	—

Net income (loss) attributed to common shares	$384	$377	$515	$(512)

Income (loss) per common share:
Basic	$0.10	$0.06	$0.06	$(0.04)

Diluted	$0.08	$0.05	$0.05	$(0.04)

Note 21 — Legal Matters
      We are named from time to time in legal proceedings related to our activities prior to our bankruptcy in 1988; however, we believe that we were discharged from liability for all such claims in the bankruptcy and believe the likelihood of a material loss relating to any such legal proceeding is remote.
      We are involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.
Note 22 — Subsequent Events
      In January of 2006, we acquired 100% of the outstanding stock of Specialty Rental Tools, Inc. (“Specialty”) for $96.0 million in cash. Specialty, located in Lafayette, Louisiana, is engaged in the

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
rental of high quality drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. During the nine months ended September 30, 2005, Specialty generated aggregate revenues of $21.8 million.
      In January of 2006, we closed on a private offering, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, of $160.0 million principal amount of our 9.0% senior notes due 2014, which we refer to as our senior notes. The proceeds of the offering were used to fund the acquisition of Specialty, to repay existing debt and for general corporate purposes.
      In January of 2006, we amended and restated our July 2005 credit agreement to increase our borrowing capacity by exchanging the existing two year $55.0 million facility for a new four year $25.0 million facility. We refer to the July 2005 credit agreement, as so amended and restated, as our credit agreement. All amounts outstanding under the previous $55.0 million credit facility were repaid with proceeds from the issuance of our senior notes. The credit agreement’s interest rate is based on a margin over LIBOR or the prime rate, and there is a 0.5% fee for the undrawn portion. The credit facility is secured by a first priority lien on substantially all of our assets.
      In January 2006, with proceeds from the sale of our senior notes we also prepaid the $3.0 million subordinated seller note due to Jens Mortensen, the $548,000 real estate loan and $430,000 in various outstanding term and equipment loans.
      In February of 2006, David Groshoff resigned from our Board of Directors and the Audit Committee. Mr. Groshoff served on our Board since 1999, initially under an agreement on behalf of the Pension Benefit Guaranty Corporation, which is a client of Mr. Groshoff’s employer. That agreement permitted the PBGC to appoint a member to our Board so long as the PBGC held a minimum number of shares of our stock. The PBGC sold all its holdings in our stock in August 2005. As an investment management employee of JPMorgan Asset Management, Mr. Groshoff is subject to his employer’s policies which generally prohibit employees from serving on public company boards of directors without a meaningful client interest in such companies. In light of the PBGC’s sale of our stock, these policies required Mr. Groshoff’s resignation from our Board. In March 2006, Robert Nederlander was appointed to the Audit Committee to replace Mr. Groshoff.
      Through March 13, 2006, we received proceeds of approximately $784,000 from the exercise of 313,000 warrants.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands, except for share and per share amounts)

	June 30,	December 31,
	2006	2005

	(Unaudited)
ASSETS
Cash and cash equivalents	$6,208	$1,920
Trade receivables, net	49,114	26,964
Inventory	9,897	5,945
Prepaid expenses and other	2,655	823

Total current assets	67,874	35,652
Property and equipment, net	185,750	80,574
Goodwill	12,417	12,417
Other intangible assets, net	7,131	6,783
Debt issuance costs, net	6,187	1,298
Other assets	1,327	631

Total assets	$280,686	$137,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$4,059	$5,632
Trade accounts payable	9,616	9,018
Accrued salaries, benefits and payroll taxes	2,270	1,271
Accrued interest	6,654	289
Accrued income taxes	1,686	668
Accrued expenses	6,095	3,682
Accounts payable, related parties	—	60

Total current liabilities	30,380	20,620
Accrued postretirement benefit obligations	319	335
Long-term debt, net of current maturities	165,957	54,937
Other long-term liabilities	749	588

Total liabilities	197,405	76,480
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value (25,000,000 shares authorized, no shares issued)	—	—
Common stock, $0.01 par value (100,000,000 shares authorized; 18,516,714 issued and outstanding at June 30, 2006 and 16,859,988 issued and outstanding at December 31, 2005)	185	169
Capital in excess of par value	67,261	58,889
Retained earnings	15,835	1,817

Total stockholders’ equity	83,281	60,875

Total liabilities and stockholders’ equity	$280,686	$137,355

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Revenues	$60,470	$23,588	$107,498	$42,922
Cost of revenues
Direct costs	31,966	15,691	59,081	28,476
Depreciation	3,828	1,092	7,158	2,006

Total cost of revenues	35,794	16,783	66,239	30,482

Gross margin	24,676	6,805	41,259	12,440
General and administrative	8,139	3,465	15,482	6,459
Amortization	666	426	1,273	820

Income from operations	15,871	2,914	24,504	5,161
Other income (expense):
Interest	(3,797)	(645)	(7,425)	(1,166)
Other	(6)	10	20	158

Total other income (expense)	(3,803)	(635)	(7,405)	(1,008)

Net income before minority interest and income taxes	12,068	2,279	17,099	4,153
Minority interest in income of subsidiaries	—	(344)	—	(488)
Provision for income taxes	(2,474)	(166)	(3,081)	(329)

Net income	$9,594	$1,769	$14,018	$3,336

Net income per common share:
Basic	$0.53	$0.13	$0.80	$0.24
Diluted	$0.50	$0.12	$0.74	$0.22
Weighted average shares outstanding:
Basic	18,050	13,967	17,578	13,800
Diluted	19,140	15,103	19,000	14,900
The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months
	Ended June 30,

	2006	2005

Cash Flows from Operating Activities:
Net income	$14,018	$3,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,158	2,006
Amortization	1,273	820
Imputed interest	355	—
Stock option expense	1,778	—
Provision for bad debts	279	—
Minority interest in income of subsidiaries	—	488
Loss on sale of property and equipment	119	—
Changes in operating assets and liabilities, net of acquisitions:
(Increase) in trade receivable	(13,581)	(3,024)
(Increase) in inventory	(1,499)	(1,090)
Decrease in other current assets	278	201
(Increase) in other assets	(663)	(375)
(Decrease) increase in accounts payable	(1,517)	610
Increase in accrued interest	6,365	35
Increase (decrease) in accrued expenses	1,818	(296)
Increase in accrued salaries, benefits and payroll taxes	657	172
Increase in other long-term liabilities	145	6

Net Cash Provided By Operating Activities	16,983	2,889

Cash Flows from Investing Activities:
Acquisition of businesses, net of cash received	(106,564)	(7,088)
Proceeds from sale of property and equipment	1,814	—
Purchase of property and equipment	(14,246)	(5,463)

Net Cash Used In Investing Activities	(118,996)	(12,551)

Cash Flows from Financing Activities:
Proceeds from exercises of options and warrants	4,960	—
Proceeds from long-term debt	161,412	5,210
Proceeds from line of credit	5,000	—
Repayments on long-term debt	(45,291)	—
Repayments on related party debt	(3,031)	—
Repayments on line of credit	(11,400)	—
Debt issuance costs	(5,349)	(199)

Net Cash Provided By Financing Activities	106,301	5,011

Net change in cash and cash equivalents	4,288	(4,651)
Cash and cash equivalents at beginning of year	1,920	7,344

Cash and cash equivalents at end of period	$6,208	$2,693

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Note 1 — Nature of Business and Summary of Significant Accounting Policies
Nature of Operations
      We are a multi-faceted oilfield service company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. We operate in five sectors of the oil and natural gas service industry: directional drilling services; rental tools; casing and tubing services; compressed air drilling services; and production services.
      We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The price we charge for our services depends upon several factors, including the level of oil and natural gas drilling activity and the competitive environment in the particular geographic regions in which we operate. Contracts are awarded based on price, quality of service and equipment and general reputation and experience of our personnel. The principal operating costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel, depreciation and general and administrative expenses.
Basis of Presentation
      Our unaudited consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. We believe that the presentations and disclosures herein are adequate to make the information not misleading. The unaudited consolidated condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods. These unaudited consolidated condensed financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.
      Certain reclassifications have been made to the prior year’s consolidated condensed financial statements to conform with the current period presentation.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes.
      In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the provisions of FIN 48 and have not yet determined the impact, if any, on our financial statements.
Note 2 — Acquisitions
      Effective April 1, 2006, we acquired 100% of the outstanding stock of Rogers Oil Tools, Inc., or Rogers, based in Lafayette, Louisiana, for a total consideration of approximately $13.7 million, which includes $11.3 million in cash, $1.6 million in our common stock and a $750,000 three-year promissory note. In addition, we purchased all the patents and proprietary technology that Tommie L. Rogers, Rogers’ founder and Chief Executive Officer, developed at Rogers. Rogers provides service for tubing tongs and casing tongs and rents and sells specialized automated power tongs to the snubbing and well control markets. Rogers also rents and sells drill pipe tongs, accessories, hydraulic power units and hydraulic tong positioners. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$4,520
Property and equipment	9,866
Intangible assets	1,131

Total assets acquired	15,517

Current liabilities	1,717
Other long-term liabilities	100

Total liabilities assumed	1,817

Net assets acquired	$13,700

      Approximately $380,000 of costs were incurred in relation to the Rogers acquisition. Rogers’ historical property and equipment values were increased by approximately $8.4 million based on third-party valuations. Intangible assets include $981,000 assigned to patents and $150,000 assigned to non-compete based on third-party valuations and employment contracts. The intangibles have a weighted-average useful life of 9 years.
      Effective January 1, 2006, we acquired 100% of the outstanding stock of Specialty Rental Tools, Inc., or Specialty, for $96.0 million in cash. The results of Specialty’s operations have been included in the consolidated financial statements since that date. Specialty, located in Lafayette, Louisiana, is engaged in the rental of high quality drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
For the year ended December 31, 2005, Specialty had revenues of $32.7 million. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Accounts receivable	$7,167

Other current assets	425

Property and equipment	90,540

Total assets acquired	98,132

Current liabilities	2,058
Long-term debt	74

Total liabilities assumed	2,132

Net assets acquired	$96,000

      Approximately $453,000 of costs were incurred in relation to the Specialty acquisition. Specialty’s historical property and equipment values were increased by approximately $71.5 million based on third-party valuations.
      On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc. for approximately $15.6 million. These assets are located in Corpus Christi, Texas; Kilgore, Texas; Lafayette, Louisiana and Houma, Louisiana.
      Effective August 1, 2005, we acquired 100% of the outstanding capital stock of Target Energy Inc., or Target, for $1.3 million in cash and forgiveness of a lease receivable of approximately $0.6 million. The purchase price was allocated to the fixed assets of Target. The results of Target are included in our directional and horizontal drilling segment as their measurement while drilling, or MWD, equipment is utilized in that segment.
      On July 11, 2005, we acquired the compressed air drilling assets of W.T. Enterprises, Inc., or WT, based in South Texas, for $6.0 million in cash. The equipment includes compressors, boosters, mist pumps and vehicles. Goodwill of $82,000 and other identifiable intangible assets of $1.5 million were recorded in connection with the acquisition.
      On July 11, 2005, we acquired from M-I its 45% interest in AirComp L.L.C., or AirComp, and a subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued to M-I a $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp.
      On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc., or Capcoil, for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells. Goodwill of $184,000 and other identifiable intangible assets of $1.4 million were recorded in connection with the acquisition.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      On April 1, 2005, we acquired 100% of the outstanding stock of Delta Rental Service, Inc., or Delta, for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. The purchase price was allocated to fixed assets and inventory. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools.
      These acquisitions were accounted for using the purchase method of accounting. The results of operations of the acquired entities since the date of acquisition are included in our consolidated condensed income statement. The following unaudited pro forma consolidated summary financial information illustrates the effects of the acquisition of Rogers, Specialty, WT, the minority interest in AirComp, Capcoil and Delta as if the acquisitions had occurred as of January 1, 2005, based on the historical statements of operations (in thousands, except per share amounts).

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

Revenues	$60,470	$35,572	$109,583	$65,567
Operating income	15,871	7,369	24,510	10,834
Net income	9,594	4,307	13,910	5,322
Net income per common share:
Basic	$0.53	$0.31	$0.79	$0.37
Diluted	$0.50	$0.28	$0.73	$0.35
Note 3 — Stock-Based Compensation
      We adopted SFAS No. 123R, Share-Based Payment, effective January 1, 2006. This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values. Compensation cost for awards granted prior to, but not vested, as of January 1, 2006 would be based on the grant date attributes originally used to value those awards for pro forma purposes under SFAS No. 123. We adopted SFAS No. 123R using the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, we record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining vesting periods of those awards with no change in historical reported earnings. We estimated forfeiture rates for the first six months of 2006 based on our historical experience.
      The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest is the related U.S. Treasury yield curve for periods within the expected term of the option at the time of grant. The dividend yield on our common stock is assumed to be zero as we have historically not paid dividends and have no current plans to do so in the future. The expected volatility is based on historical volatility of our common stock.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      Prior to January 1, 2006, we accounted for our stock-based compensation using Accounting Principle Board Opinion No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of SFAS No. 123, Accounting For Stock-Based Compensation. We also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost was recognized under APB No. 25. Our net income for the three and six months ended June 30, 2006 includes approximately $836,000 and $1,778,000 of compensation costs related to share-based payments. As of June 30, 2006 there is $2.3 million of unrecognized compensation expense related to non-vested stock option grants. We expect approximately $1.5 million to be recognized over the remainder of 2006 and approximately $860,000 to be recognized in 2007.
      A summary of our stock option activity and related information as of June 30, 2006 is as follows:

		Weighted	Weighted-
	Shares	Average	Average	Aggregate
	Under	Exercise	Contractual	Intrinsic Value
	Option	Price	Life (Years)	(millions)

Balance at beginning of period	2,860,867	$5.10
Granted	—	—
Canceled	(38,333)	4.52
Exercised	(1,217,999)	3.43

Outstanding at end of period	1,604,535	6.39	8.74	$11.6

Exercisable at end of period	782,702	5.34	8.46	$6.5

      The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the closing price of our common stock on the last trading day of the second quarter of 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on June 30, 2006. The total intrinsic value of options exercised during the three and six months ended June 30, 2006 was $15.6 and $16.2 million, respectively. The total cash received from option exercises during the three and six months ended June 30, 2006 was $4.0 and $4.2 million, respectively.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      No options were granted in the first six months of 2006. The following summarizes the assumptions used in the June 30, 2005 Black-Scholes model:

	For the Three	For the Six
	Months Ended	Months Ended
	June 30, 2005	June 30, 2005

Expected dividend yield	—	—
Expected price volatility	89.91%	98.65%
Risk-free interest rate	6.25%	6.63%
Expected life of options	7 years	7 years
Weighted average fair value of options
granted at market value	$4.01	$3.12
      The following table illustrates the pro-forma effect on net income and net income per share for the three and six months ended June 30, 2005 had we applied the fair value recognition provisions of SFAS No. 123R (in thousands, except per share amounts):

		Three Months	Six Months

		Ended June 30,

		2005	2005

Net income: As reported		$1,769	$3,336
Less total stock based employee compensation expense determined under fair value based method for all awards net of tax related effects		(836)	(1,505)

Pro forma net income		$933	$1,831

Net income per share:
Basic	As reported	$0.13	$0.24

	Pro forma	$0.07	$0.13

Diluted	As reported	$0.12	$0.22

	Pro forma	$0.06	$0.12

Note 4 — Income Per Common Share
      We compute income per common share in accordance with the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share) are excluded from diluted earnings per share.
      The components of basic and diluted earnings per share are as follows (in thousands, except per share amounts):

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

Numerator:
Net income	$9,594	$1,769	$14,018	$3,336

Denominator:
Basic earnings per share — weighted average shares outstanding	18,050	13,967	17,578	13,800
Effect of potentially dilutive common shares:
Warrants and employee and director stock options	1,090	1,136	1,422	1,100

Diluted earnings per share — weighted average shares
Outstanding and assumed conversions	19,140	15,103	19,000	14,900

Net income per share — basic	$0.53	$0.13	$0.80	$0.24

Net income per share — diluted	$0.50	$0.12	$0.74	$0.22

Note 5 — Goodwill and Intangible Assets
      In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and indefinite-lived intangible assets are not permitted to be amortized. Goodwill and indefinite-lived intangible assets remain on the balance sheet and are tested for impairment on an annual basis, or when there is reason to suspect that their values may have been diminished or impaired. Goodwill and indefinite-lived intangible assets listed on the balance sheet totaled $12.4 million at June 30, 2006 and December 31, 2005. Based on impairment testing performed during 2005 pursuant to the requirements of SFAS No. 142, these assets were not impaired.
      Intangible assets with definite lives continue to be amortized over their estimated useful lives. Definite-lived intangible assets that continue to be amortized under SFAS No. 142 relate to our purchase of customer-related and marketing-related intangibles. These intangibles have useful lives ranging from five to ten years. Amortization of intangible assets for the three and six months ended June 30, 2006 were $429,000 and $813,000, respectively, compared to $441,000 and $607,000, respectively for the same periods last year. At June 30, 2006, intangible assets totaled $7.1 million, net of $3.4 million of accumulated amortization.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
Note 6 — Inventory
      Inventory is comprised of the following (in thousands):

	June 30,	December 31,
	2006	2005

Hammer bits
Finished goods	$1,507	$1,402
Work in process	1,616	787
Raw materials	2,429	233

Total hammer bits	5,552	2,422
Hammers	801	584
Drive pipe	572	666
Rental supplies	355	64
Chemicals	132	201
Coiled tubing and related inventory	1,278	1,145
Shop supplies and related inventory	1,207	863

Total inventory	$9,897	$5,945

Note 7 — Debt
Our long-term debt consists of the following: (in thousands)

	June 30,	December 31,
	2006	2005

Senior notes	$160,000	$—
Bank term loans	—	42,090
Revolving line of credit	—	6,400
Subordinated note payable to M-1 LLC	4,000	4,000
Subordinated seller note	—	3,031
Seller notes	900	850
Notes payable under non-compete agreements	443	698
Notes payable to former directors	32	96
Real estate loan	—	548
Equipment and vehicle installment notes	2,417	1,939
Insurance premium financing	1,553	—
Capital lease obligations	671	917

Total debt	170,016	60,569
Less: short-term debt and current maturities	4,059	5,632

Long-term debt obligations	$165,957	$54,937

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
Senior notes, bank loans and line of credit agreements
      On January 18, 2006, we closed on a private offering, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, of $160.0 million aggregate principal amount of our senior notes. The notes are due January 15, 2014 and bear interest at 9.0%. The proceeds were used to fund the acquisition of Specialty, to repay existing debt and for general corporate purposes.
      Prior to January 18, 2006, we were party to a July 2005 credit agreement that provided for the following senior secured credit facilities:

•	A $13.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivable plus 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based on inventory). This line of credit was to be used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit. Outstanding borrowings under this line of credit were $6.4 million at a margin above prime and LIBOR rates plus margin averaging approximately 8.1% as of December 31, 2005.

•	Two term loans totaling $42.0 million. Outstanding borrowings under these term loans were $42.0 million as of December 31, 2005. These loans were at LIBOR rates plus a margin which averages approximately 7.8% at December 31, 2005.
      Borrowings under the July 2005 credit facilities were to mature in July 2007. Amounts outstanding under the term loans as of July 2006 were to be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year, we were to be required to prepay the remaining balance of the term loans by 75% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on borrowings was based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate, and there was a 0.5% fee on the undrawn portion of the revolving line of credit. The margin over LIBOR was to increase by 1.0% in the second year.
      All amounts outstanding under our July 2005 credit agreement were paid off with the proceeds of our senior notes offering on January 18, 2006. On January 18, 2006, we also executed an amended and restated credit agreement which provides for a $25.0 million revolving line of credit with a maturity of January 2010. Our January 2006 amended and restated credit agreement contains customary events of default and financial covenants and limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Our obligations under the January 2006 amended and restated credit agreement are secured by substantially all of our assets.
Notes payable and real estate loan
      On July 11, 2005, we acquired from M-I its 45% equity interest in AirComp and the subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued a new $4.0 million subordinated note bearing interest at 5% per annum. The subordinated note issued to M-I requires quarterly interest payments and the principal amount is due October 9, 2007. Contingent upon a future equity offering, the subordinated note is convertible into up

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
to 700,000 shares of our common stock at a conversion price equal to the market value of the common stock at the time of conversion. This note was repaid from the proceeds of our offering of $95.0 million of 9.0% senior notes, which we completed in August 2006.
      As of December 31, 2005, Allis-Chalmers Tubular Services Inc., or Tubular, had a subordinated note outstanding and payable to Jens Mortensen, the seller of Tubular and one of our former directors, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest was payable quarterly and the final maturity of the note was January 31, 2006. The subordinated note was subordinated to the rights of our bank lenders. The balance of this subordinated note was repaid in full in January 2006 with proceeds from our senior notes offering.
      As part of the acquisition of Mountain Compressed Air Inc., or Mountain Air, in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the holders of the note $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. At June 30, 2006 and December 31, 2005 the outstanding amounts due were $150,000 and $500,000, respectively.
      In connection with the purchase of Delta, we issued to the sellers a note in the amount of $350,000. The note bore interest at 2% and the principal and accrued interest was repaid on its maturity of April 1, 2006. In connection with the acquisition of Rogers, we issued to the seller a note in the amount of $750,000. The note bears interest at 5% and is due April 3, 2009.
      In connection with the purchase of Tubular, we agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. In connection with the purchase of Safco-Oil Field Products, Inc., or Safco, we also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We are required to make annual payments of $50,000 through September 30, 2007. In connection with the purchase of Capcoil, we agreed to pay a total of $500,000 to two management employees in exchange for non-compete agreements. We are required to make annual payments of $110,000 through May 2008. Total amounts due under these non-compete agreements at June 30, 2006 and December 31, 2005 were $443,000 and $698,000, respectively.
      In 2000 we compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At June 30, 2006 and December 31, 2005, the principal and accrued interest on these notes totaled approximately $32,000 and $96,000, respectively.
      We also had a real estate loan which was payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The loan had a floating interest rate based on prime plus 2.0%. The outstanding principal balance was $548,000 at December 31, 2005. The balance of this loan was repaid in full in January 2006 with proceeds from our senior notes offering.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
Other debt
      We have various equipment financing loans with interest rates ranging from 5% to 8.2% and terms ranging from 2 to 5 years. As of June 30, 2006 and December 31, 2005, the outstanding balances for equipment financing loans were $2.4 million and $1.9 million, respectively. In April 2006, we obtained an insurance premium financing in the amount of $1.9 million with a fixed interest rate of 5.6%. Under terms of the agreement, amounts outstanding are paid over a 10 month repayment schedule. The outstanding balance of this note was approximately $1.6 million as of June 30, 2006. We also have various capital leases with terms that expire in 2008. As of June 30, 2006 and December 31, 2005, amounts outstanding under capital leases were $671,000 and $917,000, respectively. In January 2006, we prepaid $350,000 of the outstanding equipment loans with proceeds from our senior notes offering.
Note 8 — Stockholders’ Equity
      We issued 125,285 shares of our common stock in relation to the Roger’s acquisition (see Note 2). We also had options and warrants exercised in the first six months of 2006, which resulted in 1,531,441 shares of our common stock being issued for approximately $5.0 million. We recognized approximately $1.8 million of compensation expense related to stock options in the first six months of 2006 that was recorded as additional paid in capital (see Note 3).
Note 9 — Supplemental Cash Flow Information

	For the Six
	Months Ended
	June 30,

	2006	2005

Cash paid for interest and income taxes:
Interest	$832	$1,166
Income taxes	$2,063	$329
Noncash activities:
Insurance premium financed	$1,933	$—
Common stock issued for acquisition of
business	$1,650	$—
Note payable issued for acquisition of
business	$750	$—
Non-compete payable in the future	$150	$—
Note 10 — Segment Information
      At June 30, 2006, we had five operating segments including Directional Drilling Services (Strata and Target), Rental Tools, Casing and Tubing Services (Tubular Service and Rogers), Compressed Air Drilling Services (AirComp) and Production Services. All of the segments provide services to the energy

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
industry. The revenues, operating income (loss), depreciation and amortization, capital expenditures and assets of each of the reporting segments, plus the corporate function, are reported below (in thousands):

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

Revenues
Directional drilling services	$18,315	$10,934	$33,369	$20,835
Rental tools	12,707	1,566	23,128	1,940
Casing and tubing services	14,569	3,933	24,028	7,493
Compressed air drilling services	10,949	4,866	20,048	9,047
Production services	3,930	2,289	6,925	3,607

	$60,470	$23,588	$107,498	$42,922

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

Operating Income (Loss):
Directional drilling services	$4,367	$1,495	$6,972	$3,373
Rental tools	7,308	405	12,306	326
Casing and tubing services	4,314	1,354	6,165	2,679
Compressed air drilling services	3,204	1,002	5,441	1,529
Production services	341	36	618	(2)
General corporate	(3,663)	(1,378)	(6,998)	(2,744)

	$15,871	$2,914	$24,504	$5,161

Depreciation and Amortization:
Directional drilling services	$359	$207	$648	$357
Rental tools	1,715	176	3,386	265
Casing and tubing services	1,069	468	1,768	908
Compressed air drilling services	731	422	1,415	870
Production services	299	189	592	325
General corporate	321	56	622	101

	$4,494	$1,518	$8,431	$2,826

Capital Expenditures:
Directional drilling services	$707	$937	$3,405	$1,200
Rental tools	417	7	1,101	7
Casing and tubing services	4,373	217	5,500	1,857
Compressed air drilling services	792	1,147	3,016	1,926
Production services	365	253	1,046	290
General corporate	6	174	178	183

	$6,660	$2,735	$14,246	$5,463

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

	As of

	June 30,	December 31,
	2006	2005

Goodwill:
Directional drilling services	$4,168	$4,168
Rental tools	—	—
Casing and tubing services	3,673	3,673
Compressed air drilling services	3,950	3,950
Production services	626	626
General corporate	—	—

	$12,417	$12,417

Assets:
Directional drilling services	$28,496	$20,960
Rental tools	105,994	8,034
Casing and tubing services	67,984	45,351
Compressed air drilling services	49,502	46,045
Production services	13,853	12,282
General corporate	14,857	4,683

	$280,686	$137,355

	For the		For the
	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Revenues:
United States	$58,572	$21,832	$103,662	$39,393
International	1,898	1,756	3,836	3,529

	$60,470	$23,588	$107,498	$42,922

Note 11 — Legal Matters
      We are named from time to time in legal proceedings related to our activities prior to our bankruptcy in 1988. However, we believe that we were discharged from liability for all such claims in the bankruptcy and believe the likelihood of a material loss relating to any such legal proceeding is remote.
      We are also involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.
Note 12 — Subsequent Events
      On August 8, 2006, we entered into an amendment to our amended and restated credit agreement dated as of January 18, 2006. The amendment, among other things, amends the credit agreement to (a) allow us to (i) issue and sell $95.0 million aggregate principal amount of our 9.0% senior notes due 2014 and (ii) issue and sell 3,450,000 shares of our common stock, (b) allow us to use the net proceeds

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
from the senior notes offering and the public offering to purchase all the outstanding capital stock of DLS Drilling Logistics and Services Corporation, or DLS, (c) exclude certain existing indebtedness and investments of DLS and investments and indebtedness related to the DLS Acquisition from the covenants contained in the Credit Agreement and (d) increase the amount of permitted lease obligations and capital expenditures.
      On August 8, 2006, we priced a public offering of 3.0 million shares of our common stock at $14.50 per share. We have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares to cover over-allotments, if any. On August 14, 2006, we closed the common stock offering and the underwriters elected to exercise the over-allotment option in full.
      We also priced a private offering of $95.0 million aggregate principal amount of 9.0% senior notes on August 8, 2006. The notes were sold to investors at a price of 100% of the principal amount thereof, plus accrued interest from July 15, 2006. Fixed interest on the notes will be payable on January 15 and July 15 of each year, beginning on January 15, 2007 and the notes mature on January 15, 2014. The sale of the notes closed on August 14, 2006.
      On August 14, 2006, we completed the acquisition of all of the outstanding capital stock of DLS. The purchase price of DLS consisted of $93.7 million in cash, 2.5 million shares of our common stock and approximately $8.6 million of assumed debt. DLS currently operates a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia.
      In May of 2006, we filed a registration statement for the offering of common stock described above to fund a portion of the cash purchase price of DLS. We ultimately raised approximately $47.0 million from such registered stock offering and applied all such amount toward the cash component of the purchase price of DLS. In August 2006, we also raised approximately $92.7 million through the issuance of additional 9.0% senior notes, and we applied a portion of such amount to the payment of the remainder of the cash component of the purchase price for DLS.
      As part of the DLS acquisition, Carlos Alberto Bulgheroni and Alejandro Pedro Bulgheroni have joined our board of directors, filling vacancies created by the resignations of Jens H. Mortensen, Jr. and Thomas O. Whitener, Jr.

INDEPENDENT AUDITORS’ REPORT
To the Stockholders
Delta Rental Service, Inc.
Scott, Louisiana
      We have audited the accompanying Balance Sheets of Delta Rental Service, Inc. (a Louisiana corporation) as of December 31, 2004 and 2003 and the related Statements of Income, Retained Earnings and Cash Flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Rental Service, Inc. as of December 31, 2004 and 2003 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/	WRIGHT, MOORE, DEHART,

DUPUIS & HUTCHINSON, L.L.C.

Certified Public Accountants
Lafayette, Louisiana
March 23, 2005

DELTA RENTAL SERVICE, INC.
BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS
Cash	$891,338	$705,553
Accounts Receivable	1,095,587	713,929
Prepaid Insurance	13,838	14,067
Prepaid Income Taxes	—	51,411
Current Deferred Tax Asset	—	77,595

Employee Advances
Total Current Assets	2,000,763	1,562,555

PROPERTY AND EQUIPMENT
Office Equipment	33,624	32,407
Rental Equipment	3,699,987	3,341,816
Transportation Equipment	144,260	144,260
Yard Equipment	77,211	77,211

Total	3,955,082	3,595,694
Less: Accumulated Depreciation	(2,610,143)	(2,307,864)

Net Property and Equipment	1,344,939	1,287,830
OTHER ASSETS
Cash Surrender Value of Life Insurance	38,261	35,446

Total Other Assets	38,261	35,446

TOTAL ASSETS	$3,383,963	$2,885,831

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$53,949	$40,829
Payroll Liabilities Payable	17,157	16,063
Sales Tax Payable	12,308	3,487
Accrued Interest Expense	3,734	4,244
Income Taxes Payable	92,448	—
Current Portion of Stockholder Loan	93,994	87,674

Total Current Liabilities	273,590	152,297

LONG-TERM LIABILITIES
Stockholder Loan (Less Current Portion)	547,784	641,775
Long-Term Deferred Tax Liability	353,147	311,762

Stockholder Loan
Total Long-Term Liabilities	900,931	953,537

Total Liabilities	1,174,521	1,105,834

STOCKHOLDERS’ EQUITY
Common Stock (No Par Value, 300,000 Shares Authorized, 27,083 Shares Issued and 8,333 Outstanding)	27,083	27,083
Additional Paid-In Capital	64,574	64,574
Retained Earnings	3,117,785	2,688,340
Less: Treasury Stock (18,750 Shares at Cost)	(1,000,000)	(1,000,000)

Total Stockholders’ Equity	2,209,442	1,779,997

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,383,963	$2,885,831

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31,

	2004	2003

REVENUES	$3,249,338	$2,662,091
COST OF REVENUES
Direct	796,194	766,196

GROSS PROFIT	2,453,144	1,895,895
ADMINISTRATIVE EXPENSES
General and Administrative	1,798,414	1,926,173
Depreciation	30,061	31,678

Total Administrative Expenses	1,828,475	1,957,851

INCOME (LOSS) FROM OPERATIONS	624,669	(61,956)

OTHER INCOME (EXPENSES)
Interest Expense	(48,503)	(61,177)
Interest Income	4,064	2,234
Life Insurance Dividends	930	930
Gain on Sale of Assets	113,435	354,382

Total Other Income (Expenses)	69,926	296,369

INCOME BEFORE PROVISION FOR INCOME TAXES	694,595	234,413

PROVISION FOR INCOME TAXES
Current	146,170	—
Deferred	118,980	134,274

Total Income Tax Provision	265,150	134,274

NET INCOME	$429,445	$100,139

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF RETAINED EARNINGS

	Twelve Months Ended
	December 31,

	2004	2003

BEGINNING BALANCE	$2,688,340	$2,588,201
NET INCOME	429,445	100,139

ENDING BALANCE	$3,117,785	$2,688,340

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$429,445	$100,139
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	346,615	308,587
Gain on Sale of Assets	(113,435)	(354,382)
Change in Assets and Liabilities:
Accounts Receivable	(381,658)	(7,963)
Prepaid Expenses	51,640	62,610
Accounts Payable and Accrued Expenses	114,973	(29,129)
Deferred Taxes	118,980	134,274

Total Adjustments	137,115	113,997

Net Cash Provided By Operating Activities	566,560	214,136

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(480,371)	(781,152)
Proceeds from Sale of Assets	190,082	522,911
Cash Surrender Value — Life Insurance	(2,815)	(2,816)

Net Cash Used In Investing Activities	(293,104)	(261,057)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Treasury Stock Note	—	(506,036)
Proceeds From Long-Term Debt	—	—
Proceeds From Stockholder Note Payable	—	450,000
Principal Payments Stockholder Note Payable	(87,671)	(20,550)

Net Cash Used in Financing Activities	(87,671)	(76,586)

NET INCREASE (DECREASE) IN CASH	185,785	(123,507)
CASH AT BEGINNING OF YEAR	705,553	829,060

CASH AT END OF YEAR	$891,338	$705,553

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$49,013	$84,650

Income Taxes Paid	$2,311	$37,460

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS
(A)     Summary of Significant Accounting Policies
      NATURE OF BUSINESS — Delta Rental Service, Inc. (the Company) is incorporated in the State of Louisiana. The Company leases pipe, tubulars and other equipment to the service companies of the petroleum exploration and production industry. The Company’s facility is located in Scott, Louisiana, and leases equipment to companies primarily in the Louisiana Gulf Coast Region.
      REPORTING PERIOD — The Company typically reports its financial position and results of operations based on its federal income tax fiscal year end of March 31. The accompanying financial statements present the Company’s financial position as of December 31, and the results of operations and cash flows for the twelve months ended December 31.
      INCOME TAXES — Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of accrued taxes plus deferred taxes related primarily to the differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.
      PROPERTY AND EQUIPMENT — Property and equipment of the Company are stated at cost. Expenditures for property and equipment which substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred.
      Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets for financial reporting purposes. For income tax purposes, depreciation is computed by use of the Modified Accelerated Cost Recovery System (MACRS).
      CASH AND CASH EQUIVALENTS — The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2004 and 2003.
      USE OF ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      ACCOUNTS RECEIVABLE — The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.
      ADVERTISING — Advertising costs are charged to operations when incurred. Advertising expense for the twelve month periods ended December 31, 2004 and 2003 was $3,272 and $1,884, respectively.

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(B)     Concentration of Credit Risk
      The Company maintains cash balances at two separate financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. Balances in excess of insured limits at December 31, 2004 and 2003 were $692,208 and $507,438 respectively.
(C)     Accounts Receivable
      The balance in Accounts Receivable is comprised of billed invoices as well as unbilled rentals which crossed accounting periods. The breakdown of accounts receivable at December 31, is as follows:

	2004	2003

Billed Accounts Receivable	$699,442	$407,556
Accrued Unbilled Revenue	396,145	306,373

Total	$1,095,587	$713,929

(D)     Income Taxes
      Income tax expense consists of the following at December 31:

	2004	2003

Current
Federal	$128,548	$—
States	17,622	—

Total Current Income Tax Expense	146,170	—
Deferred	118,980	134,274

Total Income Tax Expense	$265,150	$134,274

      The effective tax on pre-taxable income is approximately 34 percent federal and 6 percent for the various states. The primary reason for the difference between the effective tax rates and the statutory marginal rates is due to various book to tax timing differences, and non-deductible expenses for income tax purposes.
      Deferred income taxes are a result of timing differences between book and taxable incomes as well as net operating loss carryforwards. The major timing differences for deferred income taxes at December 31 are as follows:

	2004	2003

Depreciation Timing Difference	$882,867	$779,405
Net Operating Loss Carry-Forward	—	(163,311)
Charitable Contribution Carryover	—	(30,678)

	882,867	585,416
Blended Federal and State Rates	40%	40%

Deferred Income Tax Liability (Net)	$353,147	$234,167

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      These amounts have been presented in the Company’s financial statements as follows:

	2004	2003

Current Deferred Tax Asset	$—	$(77,595)
Long-Term Deferred Tax Liability	353,147	311,762

Total	$353,147	$234,167

(E)     Employee Benefit Plans
      The Company adopted a profit sharing retirement plan for its employees effective April 1, 1979. The plan was restated to update its terms, provisions and conditions effective April 1, 2003. The restated plan continues to be for the exclusive benefit of the employees of the Company. An employee is eligible to participate upon the completion of one year of eligible service and the attainment of age 21. The Company determines annually the amount of current or accumulated profits to be contributed to the plan. The plan vests one hundred percent (100%) after six or more years of continuing service.
      Contributions to the plan for the twelve months ended December 31, 2004 and 2003 were $147,744 and $133,382 respectively.
(F)     Note Payable Stockholder
      The Company has a note payable to the stockholder dated August 29, 2003, payable in monthly installments of $3,955, bearing interest at 6.982% per annum, due August 1, 2010. The balance at December 31, 2004 and 2003 is $641,778 and $729,449, respectively.
      Future maturities on this note are as follows:

Twelve Months Ending December 31,
2005	$93,994
2006	100,772
2007	108,038
2008	115,827
2009	124,178
Later	98,969

Total	$641,778

(G)     Compensated Absences
      Employees of the Company are entitled to paid vacation and paid sick days, depending on length of service. No unused vacation or sick leave is payable to an employee upon separation. The Company’s policy is to recognize the costs of compensated absences when actually paid to employees. Accordingly, no accruals have been made.

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(H)     Related Party Transactions
      The Company’s operations are conducted in a facility owned by its stockholders. The Company entered into a formal lease agreement for the facilities on June 6, 2000. The lease agreement requires rental payments of $6,000 per month and expires on June 30, 2005. For the twelve month periods ended December 31, 2004 and 2003, $72,000 per period was paid to the stockholders for rent.
      Minimum future lease payments under the lease are as follows:

Twelve Months Ending December 31,
2005	$36,000

Total	$36,000

(I)     Major Customers
      Customers comprising ten percent (10%) or more of the Company’s revenues or accounts receivable balances for the periods ended December 31 are as follows:
      For the twelve months ended December 31, 2003:

			Percentage of
	Sales	Percentage of	Total Accounts
	Amount	Total Revenue	Receivable

Customer A	$488,589	18.35%	14.39%
Customer B	$401,265	15.07%	9.85%
Customer C	$296,570	11.14%	11.71%
Customer D	$269,963	10.14%	9.61%
      For the year ended December 31, 2004:

			Percentage of
	Sales	Percentage of	Total Accounts
	Amount	Total Revenue	Receivable

Customer A	$549,678	16.92%	14.31%
Customer B	$528,474	16.26%	22.51%
Customer C	$329,160	10.13%	6.40%
Customer D	$308,133	9.48%	13.15%
(J)     Subsequent Events
      Subsequent to the balance sheet date, but prior to the date of this report, the Company’s stockholders entered into a purchase agreement whereby they have agreed to sale all of their interest in the Company to a third-party. The sale is scheduled to close in April, 2005.

DELTA RENTAL SERVICE, INC.
BALANCE SHEET
(unaudited)

March 31,
2005

ASSETS
CURRENT ASSETS
Cash	$169,154
Accounts Receivable	936,156
Prepaid Insurance	—
Prepaid Income Taxes	—
Current Deferred Tax Asset	160,349

Employee Advances

Total Current Assets	1,265,659

PROPERTY AND EQUIPMENT
Office Equipment	33,624
Rental Equipment	3,739,342
Transportation Equipment	144,180
Yard Equipment	77,211

Total	3,994,357
Less: Accumulated Depreciation	(2,652,825)

Net Property and Equipment	1,341,532

OTHER ASSETS
Cash Surrender Value of Life Insurance	—

Total Other Assets	—

TOTAL ASSETS	$2,607,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$31,630
Payroll Liabilities Payable	398
Sales Tax Payable	7,433
Accrued Insurance Payable	19,447
Accrued Interest Expense	—
Accrued Profit Sharing Payable	—
Income Taxes Payable	374,492
Note Payable — Insurance	—
Current Portion of Stockholder Loan	—

Total Current Liabilities	433,400

LONG-TERM LIABILITIES
Stockholder Loan (Less Current Portion)	—
Long-Term Deferred Tax Liability	373,153

Total Long-Term Liabilities	373,153

Total Liabilities	806,553

STOCKHOLDERS’ EQUITY
Common Stock (No Par Value, 300,000 Shares Authorized, 27,083 Shares Issued and 8,333 Outstanding)	27,083
Additional Paid-In Capital	64,574
Retained Earnings	2,708,981
Less: Treasury Stock (18,750 Shares at Cost)	(1,000,000)

Total Stockholders’ Equity	1,800,638
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,607,191

DELTA RENTAL SERVICE, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

REVENUES	$820,769	$744,811
COST OF REVENUES
Direct	203,271	265,230

GROSS PROFIT	617,498	479,581
ADMINISTRATIVE EXPENSES
General and Administrative	984,505	1,106,656
Depreciation	7,578	7,465

Total Administrative Expenses	992,083	1,114,121

LOSS FROM OPERATIONS	(374,585)	(634,540)

OTHER INCOME (EXPENSES)
Interest Expense	(10,937)	(13,166)
Interest Income	2,896	364
Gain on Sale of Assets	115,519	36,850

Total Other Income (Expenses)	107,478	24,048

LOSS BEFORE PROVISION FOR INCOME TAXES	(267,107)	(610,492)

PROVISION (BENEFIT) FOR INCOME TAXES
Current	—	—
Deferred	141,697	(221,825)

Total Income Tax Provision (Benefit)	141,697	(221,825)

NET LOSS	$(408,804)	$(388,667)

DELTA RENTAL SERVICE, INC.
STATEMENT OF RETAINED EARNINGS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

BEGINNING BALANCE	$3,117,785	$2,688,340
NET LOSS	(408,804)	(388,667)

ENDING BALANCE	$2,708,981	$2,299,673

DELTA RENTAL SERVICE, INC.
STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(408,804)	$(388,667)
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	94,220	83,854
Gain on Sale of Assets	(115,519)	(36,850)
Change in Assets and Liabilities:
Accounts Receivable	159,431	(97,326)
Prepaid Expenses	13,838	(10,933)
Accounts Payable and Accrued Expenses	253,804	256,078
Deferred Taxes	(140,343)	(221,825)

Total Adjustments	265,431	(27,002)

Net Cash Used In Operating Activities	(143,373)	(415,669)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(151,956)	(40,557)
Proceeds from Sale of Assets	176,662	44,440
Cash Surrender Value — Life Insurance	38,261	(473)

Net Cash Used In Investing Activities	62,967	3,410

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments Stockholder Note Payable	(641,778)	(21,349)
Net Cash Used in Financing Activities	(641,778)	(21,349)

NET DECREASE IN CASH	(722,184)	(433,608)
CASH AT BEGINNING OF PERIOD	891,338	705,553

CASH AT END OF PERIOD	$169,154	$271,945

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$7,203	$13,166

Income Taxes Paid	$—	$—

Non-Cash Financing of Insurance Premiums	$—	$30,351

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors
Capcoil Tubing Services, Inc.
P.O. Box 2280 Kilgore, Texas
      We have audited the balance sheets of Capcoil Tubing Services, Inc. (a Texas corporation), as of December 31, 2004 and 2003, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capcoil Tubing Services, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CURTIS BLAKELY & CO., PC

Kilgore, Texas
March 16, 2005

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$348,674	$45,857
Accounts Receivable	538,658	818,736
Inventory	386,685	384,431
Prepaid Expenses	107,703	92,306

TOTAL CURRENT ASSETS	1,381,720	1,341,330

PROPERTY AND EQUIPMENT:
Furniture, Fixtures and Equipment	11,343	5,870
Software	3,127	3,127
Production Equipment	2,078,897	1,709,196
Vehicles	172,720	107,442
Production Equipment Under Construction	94,332	-0-

TOTAL PROPERTY AND EQUIPMENT	2,360,419	1,825,635
Less: Accumulated Depreciation	(433,800)	(221,451)

NET PROPERTY AND EQUIPMENT	1,926,619	1,604,184

OTHER ASSETS:
Organizational Costs	12,057	18,085

TOTAL ASSETS	$3,320,396	$2,963,599

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current Portion of Long-term Debt	$445,924	$431,452
Current Portion of Obligation Under Capital Lease	447	-0-
Current Portion of Long-term Debt — Related Party	22,824	-0-
Accounts Payable — Trade	383,762	891,508
Accrued Interest Payable	4,018	-0-
Accrued Wages	6,400	-0-
Short-term Borrowings	430,314	422,321
Short-term Borrowings — Related Party	130,000	-0-

TOTAL CURRENT LIABILITIES	1,423,689	1,745,281

LONG-TERM DEBT, LESS CURRENT MATURITIES:
Long-term Debt	471,451	451,262
Long-term Debt — Related Party	31,213	-0-
Obligation Under Capital Lease	2,880	-0-

TOTAL LONG-TERM DEBT	505,544	451,262

TOTAL LIABILITIES	1,929,233	2,196,543

STOCKHOLDERS’ EQUITY:
Common Stock — $1 Par Value
100,000 Shares Authorized
1,000 Shares Issued and Outstanding	600,000	600,000
Additional Paid-in Capital	50,000	50,000
Retained Earnings	741,163	117,056

TOTAL STOCKHOLDERS’ EQUITY	1,391,163	767,056

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,320,396	$2,963,599

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

	Years Ended December 31,

	2004	2003

REVENUE	$5,774,442	$5,478,666
Cost of Sales and Services	4,371,316	4,523,702

Gross Profit	1,403,126	954,964

OPERATING EXPENSES:
General and Administrative	159,677	131,254
Depreciation	35,456	24,648
Insurance	228,112	186,125
Lease Expense	29,250	27,000
Salaries — Administration	126,520	89,287
Taxes	126,222	68,838
Interest	73,782	51,380

TOTAL OPERATING EXPENSES	779,019	578,532

NET INCOME	624,107	376,432
RETAINED EARNINGS (DEFICIT) — BEGINNING OF PERIOD	117,056	(259,376)

RETAINED EARNINGS — END OF PERIOD	$741,163	$117,056

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$624,107	$376,432
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	218,375	170,317
Change in Assets and Liabilities:
Accounts Receivable	280,078	(595,486)
Inventory	(428,090)	298,810
Prepaids	(15,395)	(32,465)
Accounts Payable and Accruals	(42,242)	95,417

TOTAL ADJUSTMENTS	12,726	(63,407)

NET CASH PROVIDED BY OPERATING ACTIVITIES	636,833	313,025

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(462,998)	(541,551)

NET CASH USED IN INVESTING ACTIVITIES	(462,998)	(541,551)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of Short-term Borrowings	(101,736)	(124,513)
Payments of Long-term Debt	(519,383)	(377,668)
Payments of Capital Lease Obligation	(89)	-0-
Proceeds From Short-term Debt Borrowing	239,729	223,578
Proceeds From Long-term Debt Borrowing	510,461	441,265
Proceeds From Additional Paid-in Capital	-0-	50,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	128,982	212,662

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	302,817	(15,864)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	45,857	61,721

CASH AND CASH EQUIVALENTS AT END OF YEAR	$348,674	$45,857

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 —	Summary of Significant Accounting Policies:
Basis of Presentation
      The Corporation began business in 2001, and is engaged in the business of oil and gas well servicing. The Corporation currently provides coil tubing services with capabilities from 1/4” capillary tubing to 1” coil tubing. Services include the ability to deliver and inject nitrogen into wells. Most of the work is service work related to existing wells in the field, but some work is performed in relation to drilling activity.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates. Among other things, estimates are used in accounting for depreciation.
Revenue Recognition
      Revenues and expenses are recorded when services are rendered and expenses are incurred and collectibility is reasonably assured. Customers are billed as services are rendered.
Cash and Cash Equivalents
      For purposes of the Statement of Cash Flows, the Corporation considers cash and cash equivalents to include cash on hand and demand deposits.
Accounts Receivable
      Trade receivables are reported in the balance sheets at outstanding principal less any allowances for doubtful accounts. Trade receivables are short-term and interest is not accrued. Trade receivables are written off at the time they are deemed uncollectible. An allowance for uncollectible trade receivables is recorded when deemed appropriate based on a review of aged receivables and expected recoveries. The allowance for doubtful accounts was $-0- at December 31, 2004 and 2003.
Inventory
      Inventories, which consist principally of (i) products which are consumed in the Corporation’s services provided to customers, (ii) spare parts for equipment used in providing these services and (iii) manufactured components and attachments for equipment used in providing services, are stated primarily at the lower of weighted-average cost or market. Cost primarily represents invoice costs. The Corporation regularly reviews inventory quantities on hand.
Property and Equipment
      Property and equipment is stated substantially at original cost. Additions, replacements, and renewals of property determined to be units of property are charged to the property and equipment accounts. The replacement of property and equipment determined not to be a unit of property and the cost of maintenance and repairs are charged to operating expense. Property and equipment is stated at

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
cost and when sold or retired, a gain or loss is recognized. Depreciation expense is computed using the straight-line composite method based on estimated service lives of the various classes of depreciable property.
      Property and equipment are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset’s carrying value to determine if any impairment exists pursuant to the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value.
Internal Use Software
      In accordance with Statement of Position (SOP) 98-1, the Corporation capitalizes software developed or obtained for internal use. These capitalized costs are included in property and equipment. Initial operating system software is amortized over the life of the associated hardware. Application software is amortized over a useful life of three years.
Asset Retirement Obligations
      Effective January 1, 2003, the Corporation adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. The Corporation has no legal obligation to remove assets. Therefore, the adoption of SFAS No. 143 did not have a material effect on the Corporation’s financial statements.
Income Taxes
      The Corporation is a Subchapter S Corporation under the Internal Revenue Code. The taxable income or losses of the Corporation are includable in the tax return of the stockholder for federal income tax purposes. The Corporation is subject to state income tax.
      Deferred state income taxes should be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. However, management considers their amount to be immaterial and thus deferred state income taxes are not recorded on the Corporation’s financial statements.

Note 2 —	Organizational Costs:
      Organizational costs represent the unamortized balance of organizational costs. The organizational costs were incurred in 2001 and are being amortized over 5 years. Amortization for both 2004 and 2003 totaled $6,028.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 3 —	Property and Equipment:
      Net property and equipment at December 31, 2004 and 2003 was composed of the following:

	Depreciation
	Rate (%)	2004	2003

Furniture, fixtures, and equipment	20%	$11,343	$5,870
Software	33%	3,127	3,127
Production equipment	10% – 20%	2,078,897	1,709,196
Vehicles	20%	172,720	107,442
Production equipment under construction	N/A	94,332	-0-

Total Property and Equipment		2,360,419	1,825,635
Less: Accumulated Depreciation		(433,800)	(221,451)

Net Property and Equipment		$1,926,619	$1,604,184

      Substantially all of the plant is pledged as security for long-term debt to various lenders.
      Depreciation expense was $212,347 and $164,289 for the years ended December 31, 2004 and 2003, respectively, of which $182,919 and $145,669 was included in cost of sales in 2004 and 2003.

Note 4 —	Capital Lease Obligations:
      The Corporation leases office equipment with a lease term through October 2007. This obligation has been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at an interest rate of 20 percent. Capitalized costs of $3,416, less accumulated depreciation of $-0-at December 31, 2004, are included in property and equipment in the accompanying financial statements. Depreciation expense for this equipment for 2004 was $-0-.
      Obligation under capital leases consist of the following:

		2004

Total		$3,327
Less:	Current portion	(447)

	Long-Term Portion	$2,880

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments are as follows for the year ended December 31, 2004:

2004

2005	$1,072
2006	1,072
2007	1,072
2008	1,072
2009	894

5,182
Less: Amount representing interest	(1,855)

Present Value of Future Minimum Lease payments	$3,327

Note 5 — Short-Term Borrowings:
      Short-term borrowings at December 31, 2004 and 2003 are comprised of the following:

Creditor	Terms	Collateral	2004	2003

Texas Bank & Trust	$350,000 line-of-credit expiring December 2005 bearing interest at prime (5.25 percent at December 31, 2004).	Equipment	$349,923	$350,000
Texas Bank & Trust	$375,000 line of credit expiring December 2004 bearing interest at prime.	Equipment	-0-	3,029
AICCO, Inc.	Due $11,760 per month through July 2005 including interest at 7.15 percent.	None	80,391	-0-
AICCO, Inc.	Due $10,114 per month through July 2004 including interest at 6.50 percent.	None	-0-	69,292

Total Short-Term Borrowings			$430,314	$422,321

Note 6 — Short-Term Borrowings — Related Party:
      Short-term borrowings from related parties at December 31, 2004 and 2003 are comprised of the following:

Creditor	Terms	Collateral	2004	2003

M Bar Ranch, L.P.	$130,000 promissory note, interest of 8 percent and principal due at maturity date — August 2005.	None	$130,000	$-0-
      A stockholder of the corporation holds an interest in M Bar Ranch, L.P.
      Interest expense of $4,018 has been accrued on this short-term borrowing at December 31, 2004.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 7 — Long-Term Notes Payable:
      Long-term notes payable to unrelated parties are comprised of the following:

Creditor	Terms	Collateral	2004	2003

Texas Bank & Trust	Due $6,048 per month through August 2006, including interest at prime (5.25% at December 2004).	Equipment - Accounts	$117,138	$183,232
Texas Bank & Trust	Due $7,037 per month through March 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	176,501	251,566
Texas Bank & Trust	Due $7,000 per month through March 2006, including interest at prime (5.25% at December 2004).	Equipment - Accounts	101,957	179,620
Texas Bank & Trust	Due $30,000 per month through June 2004, including interest at prime (Pd in full at December 2004).	Equipment - Accounts	-0-	171,541
Texas Bank & Trust	Due $7,407 per month through March 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	191,125	-0-
Texas Bank & Trust	Due $6,100 per month through October 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	195,082	-0-
Navistar	Due $1,055 per month through November 2005, including interest at 9.95 percent.	Equipment	11,046	22,004
Navistar	Due $1,055 per month through November 2005, including interest at 9.95 percent.	Equipment	11,046	21,075
Navistar	Due $998 per month through June 2007, including interest at 11.50 percent.	Equipment	24,405	-0-
Ford Motor Credit	Due $738 per month through May 2006, including interest at 2.90 percent.	Vehicle	12,275	20,641
Ford Motor Credit	Due $1,112 per month through August 2006, including interest at 5.50 percent.	Vehicle	21,211	33,035
Ford Motor Credit	Due $1,173 per month through July 2007, including interest at 2.90 percent.	Vehicle	35,007	-0-
Ford Motor Credit	Due $730 per month through August 2007, including interest at 7.25 percent.	Vehicle	20,582	-0-

Total Long-Term Notes Payable			917,375	882,714
Current Maturities			(445,924)	(431,452)

Long-Term Notes Payable,
Net of Current Maturities			$471,451	$451,262

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Payments on the notes are due monthly in the approximate amount of $40,453. The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

2005	$445,924
2006	349,064
2007	122,387

Total	$917,375

Note 8 — Long-Term Note Payable — Related Party:

Creditor	Terms	Collateral	2004	2003

M Bar Ranch, L.P.	Due $2,194 per month through March 2007, including interest at 8.00 percent.	Vehicle	$54,037	$-0-
Current Maturities			(22,824)	-0-

Long-Term Note Payables — Related Party, Net of Current Maturities			$31,213	$-0-

      The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

2005	$22,824
2006	24,719
2007	6,494

Total	$54,037

      Interest of $3,779 and principal of $8,986 was paid to the related party on the note in 2004.
Note 9 — Operating Leases:
      The Corporation has various cancelable and noncancelable operating leases for building space, storage facilities and equipment. The noncancelable lease expired March 2005, but was renewed through March 2007.
      Future minimum rental payments for the next five years are as follows:

2005	$27,000
2006	27,000
2007	5,625
      Rental expense under operating leases was $29,250 in 2004 and $27,000 in 2003.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 10 — Related Party Transactions:
      The Corporation has received loans from affiliates and owners. These transactions are described in previous footnotes to these financial statements.
Note 11 — Concentration of Credit Risk:
      Financial instruments that potentially subject the Corporation to significant concentrations of credit risk consists primarily of cash equivalents and trade accounts receivable. The estimated fair value of such financial instruments at December 31, 2004 and 2003 approximate their carrying value as reflected in the balance sheet. At December 31, 2004, the Corporation had deposits in checking accounts which exceed federally insured limits by $248,674. The Corporation has not experienced any material credit losses on its financial instruments.
      Revenues from one customer represent 32 percent and 47 percent of total revenues in 2004 and 2003, respectively. A second customer represented 14 percent of total revenues in 2004. No other customers or entity accounted for more than 10 percent of 2004 or 2003 revenues.
      A majority of the Corporation’s trade receivables are derived from large oil and gas production companies. Concentration of credit risk with respect to receivables is considered to be limited due to its customer base. However, 30 percent of trade receivables is due from one customer at December 31, 2004. The Corporation performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral to secure accounts receivable. The Corporation is exposed to credit loss in the event of nonperformance by customers on trade receivables. The Corporation does not anticipate significant nonperformance by customers on trade receivables.
      The Corporation’s sales are concentrated primarily in east Texas and northern Louisiana.
Note 12 — Additional Cash Flow Information:

	2004	2003

Cash paid during the year:
Interest	$69,764	$51,380
Note 13 — Significant Noncash Transactions:
      The Corporation purchased equipment and vehicles in 2004 and 2003 and incurred $97,620 and $92,463, respectively, in debt relative to these purchases.
Note 14 — Subsequent Event:
      Effective April 1, 2005, the stockholders of the Corporation signed a letter of intent to sell their interests in the Corporation to Allis-Chalmers Energy, Inc.
      Effective January 1, 2005, the Corporation revoked its S Corporation election for federal tax purposes and will be taxed as a C Corporation.

INDEPENDENT AUDITOR’S REPORT ON ADDITIONAL INFORMATION
To the Stockholders
of Capcoil Tubing Services, Inc.
      Our report on our audits of the basic financial statements of Capcoil Tubing Services, Inc. for December 31, 2004 and 2003, appears on page F-81. These audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information on pages F-94 and F-95 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ CURTIS BLAKELY & CO., PC

Longview, Texas
March 16, 2005

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS WITH ADDITIONAL INFORMATION

	Year Ended December 31,

	2004	2003

REVENUE	$5,774,442	$5,478,666
COST OF SALES AND SERVICES:
Inventory Purchases	2,684,319	3,400,025
Wages	854,041	546,858
Contract Services	153,192	152,432
Location Expenses	84,709	58,027
Repairs and Maintenance	132,846	70,024
Depreciation	182,919	145,669
Fuel and Oil	114,112	74,836
Freight	14,432	11,646
Sales Commissions	15,352	323
Sales Expense	13,307	10,827
Supplies	61,494	28,165
Other Expenses	12,082	6,676
Equipment Leases and Rentals	48,511	18,194

TOTAL COST OF GOODS SOLD	4,371,316	4,523,702

GROSS PROFIT	1,403,126	954,964

GENERAL AND ADMINISTRATIVE:
Accounting	41,794	22,456
Telephone	26,939	19,842
Auto	17,955	15,203
Consulting	15,100	15,012
Advertising and Promotional	12,715	6,847
License and Fees	10,719	7,110
Office Supplies	7,818	7,644
Utilities	7,582	6,397
Janitorial	5,542	2,953
Office Expense	4,248	3,332
Postage	4,084	4,556
Other General and Administrative	1,643	829
Meals	1,393	1,899
Contract Service — Office	1,145	16,779
Contributions	1,000	395

TOTAL GENERAL AND ADMINISTRATIVE	159,677	131,254

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS WITH ADDITIONAL INFORMATION

	Year Ended
	December 31,

	2004	2003

DEPRECIATION AND AMORTIZATION:
Depreciation Expense	29,428	18,620
Amortization Expense	6,028	6,028

TOTAL DEPRECIATION AND AMORTIZATION	35,456	24,648

INSURANCE EXPENSE:
Insurance — General	119,039	118,023
Insurance — Health	65,583	40,792
Insurance — Workmen’s Compensation	41,445	25,265
Insurance — Keyman Life	2,045	2,045

TOTAL INSURANCE	228,112	186,125

LEASE OF BUILDINGS AND STORAGE FACILITIES	29,250	27,000

SALARIES — ADMINISTRATIVE
Salaries — Officers	89,115	77,769
Salaries — Office Employees	37,405	11,518

TOTAL SALARIES — ADMINISTRATIVE	126,520	89,287

TAX EXPENSE:
Taxes — Payroll	78,536	52,205
Taxes — Property	43,495	13,926
Taxes — Other	2,501	1,832
Taxes — State Franchise	1,690	875

TOTAL TAX EXPENSE	126,222	68,838

INTEREST	73,782	51,380

TOTAL OPERATING EXPENSES	779,019	578,532

NET INCOME	$624,107	$376,432

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEET
As of March 31, 2005
(unaudited)

ASSETS
Current Assets
Cash in Bank — TB&T	183,614.45
Accounts Receivable	1,021,133.53
Inventory	334,309.46
Prepaid Expenses	79,136.57

Total Current Assets	1,618,194.01
Property and Equipment Equipment	2,474,765.35
Accumulated Depreciation	(492,780.50)

Net Property and Equipment	1,981,984.85
Other Assets Organization Costs	2,242.25
Startup Costs	27,898.75
Accumulated Amortization	(19,590.00)
Deposits	10,875.00

Total Other Assets	21,426.00

Total Assets	3,621,604.86

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	449,217.60
Payroll Taxes Payable	3,448.71
Sales Tax Payable	44,997.92
Accrued Interest Payable	4,017.53
Salaries Payable	16,143.77
Current Income Taxes Payable	94,000.00
N/ P — Insurance	46,139.99
N/ P — M-BAR Ranch	130,000.00
N/ P TB&T LOC	349,923.29
Current Maturities of L-T	467,915.64

Total Current Liabilities	1,605,804.45
Long-Term Liabilities N/ P — FMC	135,292.77
N/ P — Navistar	39,147.38
N/ P — TB&T	686,059.55
N/ P — M-BAR	48,500.43
N/ P — IKON RICOH	3,258.52
Current Maturities of L-T	(467,915.64)

Total Long-Term Liabilities	444,343.01

Total Liabilities	2,050,147.46
Deferred Income Taxes	6,898.00
Stockholders’ Equity Capital Stock	600,000.00
Contribution to Capital	50,000.00
Retained Earnings	914,559.40

Total Stockholders’ Equity	1,564,559.40

Total Liabilities and Stockholders’ Equity	3,621,604.86

CAPCOIL TUBING SERVICES, INC.
STATEMENT OF INCOME AND RETAINED EARNINGS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

Revenue
Sales — Service	622,283.61	355,661.68
Sales — Materials	911,615.67	1,190,200.66

Total Revenue	1,533,899.28	1,545,862.34
Cost of Goods Sold	950,535.70	1,131,968.64

Gross Profit	583,363.58	413,893.70
Operating Expenses Contract Services	3,007.50	8,548.13
Insurance	61,206.10	57,193.97
Lease	59,372.36	24,618.30
Supplies	28,500.98	14,705.44
Taxes	26,077.65	16,749.81
Accounting & Legal	28,478.91	13,481.21
Advertising & Promotional	844.43	882.50
Amortization	1,506.00	1,506.00
Bank Charges	128.60	129.20
Commission — Salesman	4,000.00	0.00
Consulting	4,200.00	3,300.00
Depreciation	9,240.66	5,926.17
Dues & Subscriptions	1,189.39	0.00
Employee — Medical	978.22	436.06
Freight	8,259.61	340.00
Interest	20,360.28	18,007.80
License & Fees	150.46	1,364.98
Maint & Repairs — General	98.51	815.40
Meals & Entertainment	0.00	101.85
Office Expense	3,326.71	964.16
Postage	1,117.54	999.49
Janitorial	1,300.00	1,340.75
Salaries — Officers	21,000.00	21,000.00
Salaries — Office	8,830.06	5,805.94
Sales Expense	3,679.23	2,649.54
Telephone	8,483.66	4,296.17
Uniforms	824.89	0.00
Utilities	1,610.44	1,828.06
Waste Water	714.00	475.00
Travel	0.00	246.75
Truck Expense	583.27	218.00

Total Operating Expenses	309,069.46	207,930.68

Income/(Loss) Before Income Taxes	274,294.12	205,963.02
Income Taxes	(100,898.00)	0.00
Other Income	0.00	1,000.00

Net Income (Loss)	173,396.12	206,963.02

Retained Earnings at Beginning of Period	741,163.28	117,056.14

Retained Earnings at End of Period	914,559.40	324,019.16

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF CASH FLOWS
Three Months Ended March 31,
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

Cash flows from operating activities:
Net income (loss)	$173,396	$206,963
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization expense	51,247	44,236
Changes in working capital:
Decrease (increase) in accounts receivable	(482,476)	69,545
Decrease (increase) in other current assets	80,942	163,895
Decrease (increase) in other assets	(10,875)	(375)
(Decrease) increase in accounts payable	65,456	(306,063)
(Decrease) increase in accrued expenses	138,998	21,643
(Decrease) increase in other long-term liabilities	6,898	—
(Decrease) increase in accrued employee benefits and payroll taxes	13,193	67

Net cash provided by operating activities	36,779	199,911
Cash flows from investing activities:
Purchase of equipment	(105,107)	(35,739)

Net cash provided (used) by investing activities	(105,107)	(35,739)
Cash flows from financing activities:
Repayments of long-term debt	(96,732)	(161,241)
Proceeds from issuance of long-term debt	—	307,399
Net cash provided (used) by financing activities	(96,732)	146,158

Net increase (decrease) in cash and cash equivalents	(165,060)	310,330
Cash and cash equivalents at beginning of year	348,674	45,857

Cash and cash equivalents at end of period	$183,614	$356,187

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders
of W.T. Enterprises, Inc.
      We have audited the accompanying balance sheets of W.T. Enterprises, Inc. (a Texas Corporation) (the Company) as of March 31, 2005, and December 31, 2004 and 2003 and the related statements of income, stockholders’ equity, and cash flows for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of W.T. Enterprises, Inc. as of March 31, 2005 and December 31, 2004 and 2003, and the results of its operations and its cash flows for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
June 10, 2005

W.T. ENTERPRISES, INC.
BALANCE SHEETS
March 31, 2005, December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$123,093	$49,695	$39,821
Accounts receivable	359,875	418,290	446,646
Unbilled receivables	129,325	101,400	47,000
Related party receivable (Note 2)	7,967	9,673	15,991
Prepaid income taxes	—	—	3,507
Prepaid expenses	10,497	11,593	11,697

Total Current Assets	630,757	590,651	564,662

Property and Equipment:
Transportation equipment	137,555	137,555	137,555
Machinery and equipment	1,905,235	1,867,336	1,248,414
Office furniture and equipment	7,131	7,131	7,131
Accumulated depreciation	(748,646)	(677,475)	(428,031)

Total Property and Equipment	1,301,275	1,334,547	965,069

Total Assets	$1,932,032	$1,925,198	$1,529,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt (Note 4)	$283,194	$312,414	$235,137
Short-term notes payable (Note 3)	54,601	86,765	149,995
Accounts payable	82,369	117,928	129,895
Accrued expenses	131,188	62,726	63,514
Deferred income taxes (Note 9)	68,644	72,204	33,425

Total Current Liabilities	619,996	652,037	611,966

Long-Term Debt (Note 4)	89,959	153,675	279,349
Deferred income taxes (Note 9)	136,593	132,577	78,565

Total Liabilities	846,548	938,289	969,880

Stockholders’ Equity:
Common stock, par value $10 100 shares issued and outstanding	1,000	1,000	1,000

Retained earnings	1,084,484	985,909	558,851

Total stockholders’ equity	1,085,484	986,909	559,851

Total liabilities and stockholders’ equity	$1,932,032	$1,925,198	$1,529,731

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2005
and Years Ended December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

Revenue
Service revenue	$926,906	$3,862,005	$2,415,266
Other income	—	—	2,800

Total revenue	926,906	3,862,005	2,418,066

Expenses
Service-related expenses	552,472	2,514,373	1,582,313
Selling, general, and administrative expenses	150,499	514,211	459,186
Depreciation and amortization	71,171	249,444	174,386
Interest expense	8,656	44,344	27,604

Total expenses	782,798	3,322,372	2,243,489

Operating income	144,108	539,633	174,577

Other income
Gain (loss) on sale of assets	—	—	6,723
Interest income	93	585	905

Income before income taxes	144,201	540,218	182,205
Federal and state income taxes (Note 9)	45,626	113,160	37,121

Net income	$98,575	$427,058	$145,084

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2005 and
The Years Ended December 31, 2004 and 2003

	Common	Paid-in	Retained
	Stock	Capital	Earnings	Total

Balance, January 1, 2003	$1,000	$—	$413,767	$414,767
Net Income	—	—	145,084	145,084
Dividends paid	—	—	—	—

Balance, December 31, 2003	1,000	—	558,851	559,851
Net Income	—	—	427,058	427,058
Dividends paid	—	—	—	—

Balance, December 31, 2004	1,000	—	985,909	986,909
Net Income	—	—	98,575	98,575
Dividends paid	—	—	—	—

Balance, March 31, 2005	$1,000	$—	$1,084,484	$1,085,484

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and
The Years Ended December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

Cash flows from operating activities:
Net income	$98,575	$427,058	$145,084
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	71,171	249,444	174,386
Gain (loss) on sale of property, plant, and equipment	—	—	(6,723)
Deferred income taxes	457	92,791	37,121
Change in operating assets and liabilities:
Accounts receivable	30,490	(26,044)	(309,046)
Prepaid expenses	1,096	104	(858)
Prepaid income tax	—	3,507	(3,507)
Accounts payable	(35,559)	(11,967)	81,718
Accrued payroll and employee benefits	29,696	(14,467)	31,379
Income tax payable	38,764	13,679	(2,076)

Net Cash Provided (Used) by Operating Activities	234,690	734,105	147,478

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	—	—	25,000
Principal payments received on shareholder loans	1,707	6,318	5,695
Capital expenditures on property, plant, and equipment	(37,899)	(406,618)	(220,385)

Net Cash Provided (Used) by Investing Activities	(36,192)	(400,300)	(189,690)

Cash flows from financing activities:
Repayment of long-term debt	(92,936)	(322,686)	(190,748)
Proceeds from issuance of long-term debt	—	160,000	155,105
Repayment of short-term debt	(32,164)	(1,550,165)	(479,550)
Proceeds from issuance of short-term debt	—	1,388,920	561,260

Net Cash Provided (Used) by Financing Activities	(125,100)	(323,931)	46,067

Net Increase (Decrease) in Cash and Cash Equivalents	73,398	9,874	3,855
Cash and Cash Equivalents at Beginning of Year	49,695	39,821	35,966

Cash and Cash Equivalents at End of Year	$123,093	$49,695	$39,821

Supplemental Schedule of Noncash Investing and Financing Activities:
Purchase of equipment financed with debt proceeds	$—	$212,303	$378,396

Cash paid for interest	$8,954	$44,045	$27,022

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2005, December 31, 2004 and 2003

Note 1:	Summary of Significant Accounting Policies
      Nature of Operations. W.T. Enterprises, Inc. (the Company), is primarily engaged in the business of providing compressed air for the drilling of oil and gas wells in the state of Texas. The work is generally performed under fixed price per day contracts.
      Cash and Cash Equivalents. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.
      Trade Accounts Receivable. Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Trade receivables are considered fully collectible and therefore no allowance for doubtful accounts has been provided.
      Unbilled Receivables. Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates, usually within one month.
      Property, plant and equipment. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the straight line method. Estimated useful lives for equipment and transportation equipment range from three to seven years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.
      Revenue Recognition. Revenue is recognized in the financial statements in the period the services were provided.
      Advertising Costs. Advertising costs are expensed as incurred.
      Income Taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. The Company files its income tax returns on the cash basis of accounting. The Company’s temporary differences relate primarily to accounts receivable, accounts payable and accrued expenses and property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2:	Related-Party Transactions
      A summary of amounts due from shareholders follows:

		December 31,
	March 31,
	2005	2004	2003

Note receivables from shareholders, due upon demand, bearing interest of 0%, unsecured	$7,967	$9,673	$15,991

      The Company leases equipment and a storage facility from shareholders under informal month-to-month operating leases. Rental expense for these leases totaled $8,700, $34,800 and $6,000 for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, respectively.

Note 3:	Pledged Assets and Short-Term Notes Payable
      Short-term notes payable are collateralized by equipment and receivables and as of March 31, 2005 and December 31, 2004 and 2003 consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

Note payable, FNB, $150,000 line of credit, 6.0 to 6.25% interest rate	$—	$—	$103,850
Note payable, FNB, $53,485, 6.0 to 7.75% interest rate	—	—	24,299
Note payable, FNB, $53,485, 6.25 to 8.75% interest rate	—	—	21,846
Note payable, FNB, $46,145, 6.0 to 7.25% interest rate	13,380	21,106	—
Note payable, CAT Financial, $98,013, 6.7% interest rate	41,221	65,659	—

	$54,601	$86,765	$149,995

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 4:	Pledged Assets and Long-Term Debt
      Long-term debt and the related assets pledged thereon as of March 31, 2005, and December 31, 2004 and 2003, consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

Various notes payable to banks and financing companies for vehicles and equipment, due in installments through March, 2008 at fixed interest rates ranging from 0.0% to 8.75%, collateralized by vehicles, equipment and accounts receivable	$138,594	$160,674	$250,893
Various notes payable to banks and financing companies for vehicles and equipment, due in installments through March, 2007 at variable interest rates ranging from 4.15% to 7.25%, collateralized by vehicles, equipment and accounts receivable	234,559	305,415	263,593

Subtotal	373,153	466,089	514,486
Less current maturities	283,194	312,414	235,137

Total Long-term debt	$89,959	$153,675	$279,349

      As of March 31, 2005, principal payments required to amortize the debt are summarized below:

Year Ending March 31,

2006	$283,194
2007	79,845
2008	10,114

$373,153

Note 5:	Leases
      The Company has two non-cancelable operating leases for compressor equipment, which expire on November 30, 2005. The company also leases compressor equipment on various cancelable leases. Future minimum lease payments payable under non-cancelable operating lease are due as follows:

Year Ending March 31,

2006	$144,000

      Rental expense for all operating leases totaled $186,936, $912,594, and $472,272 for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, respectively.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 6:	Stockholders’ Equity
      At March 31, 2005, December 31, 2004 and 2003, the number of authorized and issued common stock and related par value and dividends paid are as follows:

		December 31,
	March 31,
	2005	2004	2003

Common stock authorized	100	100	100
Common stock issued	100	100	100
Common stock outstanding	100	100	100
Common stock, per share par value	$10	$10	$10
Cash dividends paid on common stock	—	—	—

Note 7:	Dependence on Key Customers
      For the three months ended March 31, 2005 and for the years ended December 31, 2004 and December 31, 2003 the Company’s revenues were almost entirely attributable to one customer. As of March 31, 2005 approximately 85% of the Company’s accounts receivable were attributable to this one customer.

Note 8:	Subsequent Events
      The Company’s management is currently negotiating the sale of substantially all the Company’s assets. The anticipated sales date is June 30, 2005. The estimated sales price of the assets is substantially in excess of their book value. Upon consummation of the sale, the Company will exercise options to purchase equipment, currently under operating leases, for $550,000 and then include this equipment in the assets the Company sells.
      Subsequent to March 31, 2005 the Company purchased approximately $240,000 of equipment, which was 100% financed through short-term bank loans.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 9:	Income Tax Matters
      Net deferred tax liabilities as of March 31, 2005, December 31, 2004 and 2003 consist of the following components:

		December 31,
	March 31,
	2005	2004	2003

Deferred Tax Liabilities:
Property and equipment	$136,593	$132,577	$78,565
Cash basis receivables	95,394	101,340	96,261
Prepaid expenses	2,047	2,261	2,281

	234,034	236,178	177,107

Deferred Tax Assets:
Net operating loss carryforward	—	—	31,099
Cash basis accounts payable and accrued expenses	28,797	31,397	34,018

	28,797	31,397	65,117

Net deferred tax liabilities	$205,237	$204,781	$111,990

      Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.
      As of March 31, 2005 and December 31, 2004 and 2003, the deferred tax amounts mentioned above have been classified on the accompanying balance sheets as follows:

		December 31,
	March 31,
	2005	2004	2003

Current liabilities	$68,644	$72,204	$33,425
Noncurrent liabilities	136,593	132,577	78,566

	$205,237	$204,781	$111,991

      The provision for income taxes charged to operation for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 consists of the following:

		December 31,
	March 31,
	2005	2004	2003

Current tax expense	$45,169	$51,469	$—
Deferred tax expense	457	92,790	37,121
Benefit of operating loss carryforward	—	(31,099)	—

	$45,626	$113,160	$37,121

      For the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 the difference between the expected tax expense that would result from applying domestic federal statutory rates to pretax income and the provision for income tax expense is due mainly to the lower average graduated tax rate expected to apply to the estimated taxable income in the years the temporary differences reverse as well as the accrual of state income taxes.

W.T. ENTERPRISES, INC.
BALANCE SHEET
June 30, 2005
(unaudited)

ASSETS
Current Assets
Cash	$153,254.16
Trade Receivables	422,900.00
Trade Receivables-WIP	111,225.00
Loans to Shareholder	6,242.36
Prepaid Expense	19,120.50

Total Current Assets		$712,742.02
Property and Equipment
Transportation Equipment	178,238.71
Machinery & Equipment	2,140,792.13
Office Furniture & Equipment	7,131.34
Accumulated Depreciation	(829,395.00)

Net Property and Equipment		1,496,767.18

Total Assets		$2,209,509.20

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$85,265.16
Accrued Expenses	114,569.38
Income Tax Payable	80,329.09
Deferred Income Taxes	71,781.00
Notes Payable	246,301.98
Current Portion of L.T. Debt	206,298.26

Total Current Liabilities		$804,544.87
Deferred Income Tax		158,816.00
Long-Term Debt, Net of Current Portion		16,014.91
Stockholders’ Equity
Common Stock, $10 Par Value	1,000.00
Retained Earnings	1,229,133.42

Total Stockholders’ Equity		1,230,133.42

Total Liabilities & Stockholders’ Equity		$2,209,509.20

W.T. ENTERPRISES, INC.
STATEMENT OF INCOME AND RETAINED EARNINGS
(unaudited)

	Six Months Ended		Six Months Ended
	Jun. 30, 2005	Pct	Jun. 30, 2004	Pct

Revenue
Service Revenue	$1,949,131.25	100.00	$1,839,365.00	100.00

Total Revenue	1,949,131.25	100.00	1,839,365.00	100.00
Cost of Revenue	1,257,348.70	64.51	1,421,254.04	77.27

Gross Profit	691,782.55	35.49	418,110.96	22.73
Operating Expenses	328,061.99	16.83	269,719.48	14.66

Income From Operations	363,720.56	18.66	148,391.48	8.07
Other Income (Expense)
Interest Income	168.77	0.01	343.36	0.02
Interest Expense	(16,139.41)	(0.83)	(24,819.02)	(1.35)

Total Other Income (Expense)	(15,970.64)	(0.82)	(24,475.66)	(1.33)

Income Before Taxes	347,749.92	17.84	123,915.82	6.74
Income Taxes
Current Income Tax	78,710.75	4.04
Deferred Income Taxes	25,816.00	1.32	23,830.00	1.30

	104,526.75	5.36	23,830.00	1.30

Net Income	243,223.17	12.48	100,085.82	5.44

Beginning Retained Earnings	985,910.25		558,852.46

Ending Retained Earnings	$1,229,133.42		$658,938.28

W.T. ENTERPRISES, INC.
SCHEDULE OF COST OF REVENUE & OPERATING EXPENSES
For the Period Ended June 30, 2005 and 2004
(unaudited)

	Six Months Ended		Six Months Ended
	Jun. 30, 2005	Pct	Jun. 30, 2004	Pct

Cost of Revenue
Contract Air	191,500.00	9.83	352,300.00	19.15
Freight & Trucking	11,529.98	0.59	13,788.47	0.75
Auto Expense	57,800.36	2.97	57,554.74	3.13
Depreciation	148,285.00	7.61	110,875.00	6.03
Fuel	0.00	0.00	12,906.32	0.70
Insurance	27,634.49	1.42	21,697.12	1.18
Laundry/ Uniforms	1,365.96	0.07	5,223.46	0.28
Maintenance & Repairs	95,822.66	4.92	73,610.05	4.00
Equipment Rental	141,320.17	7.25	175,289.72	9.53
Subcontracting — Other	2,942.50	0.15	1,800.00	0.10
Supplies	104,745.30	5.37	139,860.66	7.60
Taxes	34,631.08	1.78	33,779.21	1.84
Travel	2,666.50	0.14	0.00	22.97
Wages	437,054.70	22.42	422,569.29	22.97

Total Cost of Revenue	$1,257,348.70	64.51	$1,421,254.04	77.27

Operating Expenses
Advertising & Promotional	0.00	0.00	454.56	0.02
Bank Charges	0.00	0.00	632.62	0.03
Contract Labor	0.00	0.00	924.00	0.05
Car & Truck Expense	3,400.29	0.17	0.00	0.05
Contributions	2,250.00	0.12	1,000.00	0.05
Depreciation	3,635.00	0.19	3,341.00	0.18
Dues & Subscriptions	71.70	0.00	170.40	0.01
Insurance	21,057.11	1.08	20,040.54	1.09
Laundry & Uniforms	1,748.23	0.09	0.00	1.09
Life Insurance	288.00	0.01	269.00	0.01
Medical Reimbursement	0.00	0.00	3,621.06	0.20
Meals & Entertainment	7,604.96	0.39	1,441.28	0.08
Office Expense	936.47	0.05	1,510.61	0.08
Professional fees	5,171.03	0.27	1,054.00	0.06
Rent	6,026.48	0.31	6,938.15	0.38
Repairs & Maintenance	154.20	0.01	0.00	0.38
Supplies	497.90	0.03	40.00	0.00
Taxes	19,904.64	1.02	11,195.41	0.61
Travel	6,104.48	0.31	1,564.70	0.09
Utilities & Telephone	13,329.50	0.68	8,322.15	0.45
Wages	43,482.00	2.23	8,322.15	0.45
Salaries-Officers	192,400.00	9.87	207,200.00	11.26

Total Operating Expenses	$328,061.99	16.83	$269,719.48	14.66

W.T. ENTERPRISES, INC.
STATEMENT OF CASH FLOWS
For the Period Ended June 30, 2005 and 2004
(unaudited)

	6 Months Ended	6 Months Ended
	Jun. 30, 2005	Jun. 30, 2004

Cash Flow from Operating Activities
Net Income (Loss)	$242,223.17	$100,085.82
Adjustments to Reconcile Cash Flow
Depreciation	151,920.00	114,216.00
Deferred Income Tax	25,816.00	23,830.00
Decrease (Increase) in Current Assets
Trade Receivables	(4,610.00)	56,721.00
Trade Receivable WIP	(9,825.00)	(30,025.00)
Loans to Shareholder	3,432.23	2,959.58
Prepaid Expense	(7,527.57)	(321.51)
Prepaid Income Taxes	0.00	894.00
Increase (Decrease) in Current Liabilities
Accounts Payable	(32,662.73)	(19,411.84)
Accrued Expenses	65,522.20	2,781.13
Credit Cards Payable	66,650.50	10,690.02

Total Adjustments	258,714.63	162,333.38

Cash Provided (Used) by Operations	501,937.80	262,419.20
Cash Flow From Investing Activities
Sales (Purchases) of Assets
Machinery & Equipment	(314,139.87)	(397,016.47)

Cash Provided (Used) by Investing	(314,139.87)	(397,016.47)
Cash Flow From Financing Activities
Cash (Used) or provided by:
Short-Term Debt	159,537.27	42,475.87
Long-Term Debt	(243,775.81)	137,312.81

Cash Provided (Used) by Financing	(84,238.54)	179,788.68

Net Increase (Decrease) in Cash	103,559.39	45,191.41
Cash at Beginning of Period	49,694.77	39,821.42

Cash at End of Period	$153,254.16	$85,012.83

See accompanying accountant’s compilation report

INDEPENDENT AUDITORS’ REPORT
To the Shareholder
Specialty Rental Tools, Inc.
Broussard, Louisiana
      We have audited the accompanying balance sheets of Specialty Rental Tools, Inc. (the “Company”) as of December 31, 2005, 2004 and 2003, and the related statements of income, shareholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note J to the financial statements, the accompanying financial statements have been restated.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialty Rental Tools, Inc. as of December 31, 2005, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
      Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule I is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
March 10, 2006, except for Note J, as to which the date is July 14, 2006.

SPECIALTY RENTAL TOOLS, INC.
BALANCE SHEETS

	December 31,

	2005	2004	2003

	(Restated)
ASSETS

Current Assets
Cash and cash equivalents	$17,476,515	$11,038,970	$9,097,762
Trade receivables, net	7,253,603	5,437,713	3,206,942
Inventory	347,978	256,888	181,368
Prepaid expenses and other	63,266	82,256	66,910

Total Current Assets	25,141,362	16,815,827	12,552,982
Property and Equipment, net	19,045,776	12,285,735	9,103,656

Total Assets	$44,187,138	$29,101,562	$21,656,638

LIABILITIES AND SHAREHOLDER’S EQUITY

Liabilities
Current Liabilities
Accounts payable	$1,379,752	$1,217,857	$1,280,641
Accrued liabilities	608,797	291,195	260,650
Current portion of notes payable	3,084,046	1,488,466	1,021,530

Total Current Liabilities	5,072,595	2,997,518	2,562,821
Notes Payable, less current portion	429,184	1,566,536	—

Total Liabilities	5,501,779	4,564,054	2,562,821
Commitments and Contingencies	—	—	—
Shareholder’s Equity
Common stock	155,655	155,655	155,655
Treasury stock, at cost	(736,000)	(736,000)	(736,000)
Retained earnings	39,265,704	25,117,853	19,674,162

Total Shareholder’s Equity	38,685,359	24,537,508	19,093,817

Total Liabilities and Shareholder’s Equity	$44,187,138	$29,101,562	$21,656,638

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
STATEMENTS OF INCOME

	Year Ended December 31,

	2005	2004	2003

	(Restated)
Revenues, Net	$32,708,504	$19,345,433	$17,662,475
Expenses
Cost of sales	5,103,071	2,954,085	3,166,356
General and administrative	7,232,127	5,218,634	4,857,507
Depreciation	3,447,210	2,434,682	2,543,332

Total Expenses	15,782,408	10,607,401	10,567,195

Income from Operations	16,926,096	8,738,032	7,095,280
Other Income (Expense)
Interest income	136,597	46,173	66,282
Interest expense	(184,856)	(11,987)	(58,442)
Other, net	72,515	(76,917)	(95,327)

Total Other Income (Expense)	24,256	(42,731)	(87,487)

Net Income	$16,950,352	$8,695,301	$7,007,793

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
STATEMENTS OF SHAREHOLDER’S EQUITY
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Common Stock
			Treasury	Retained
	Shares	Amount	Stock	Earnings	Total

Balance, January 1, 2003	225	$155,655	$(736,000)	$25,467,954	$24,887,609
Net income	—	—	—	7,007,793	7,007,793
Distributions	—	—	—	(12,801,585)	(12,801,585)

Balance, December 31, 2003	225	155,655	(736,000)	19,674,162	19,093,817
Net income	—	—	—	8,695,301	8,695,301
Distributions	—	—	—	(3,251,610)	(3,251,610)

Balance, December 31, 2004	225	155,655	(736,000)	25,117,853	24,537,508
Net income	—	—	—	16,950,352	16,950,352
Distributions	—	—	—	(2,802,501)	(2,802,501)

Balance, December 31, 2005 (Restated)	225	$155,655	$(736,000)	$39,265,704	$38,685,359

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004	2003

	(Restated)
Cash Flows from Operating Activities
Net income	$16,950,352	$8,695,301	$7,007,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,447,210	2,434,682	2,543,332
Gain on sale of assets	(1,865,949)	(1,098,488)	(332,431)
Changes in operating assets and liabilities:
Receivables	(1,815,890)	(2,230,771)	777,986
Inventory	(91,090)	(75,520)	78,267
Prepaid expenses and other	18,990	(15,346)	(14,604)
Accounts payable	161,895	(62,784)	43,879
Accrued liabilities	317,602	30,545	10,519

Net cash provided by operating activities	17,123,120	7,677,619	10,114,741
Cash Flows from Investing Activities
Purchase of property and equipment	(11,429,761)	(5,796,433)	(921,949)
Proceeds from sale of property and equipment	3,135,857	1,334,493	1,088,038

Net cash provided by (used in) investing activities	(8,293,904)	(4,461,940)	166,089
Cash Flows from Financing Activities
Distributions to shareholder	(2,802,501)	(3,251,610)	(12,801,585)
Proceeds from notes payable	3,000,000	3,000,000	—
Repayment of notes payable	(2,589,170)	(1,022,861)	(1,493,440)

Net cash used in financing activities	(2,391,671)	(1,274,471)	(14,295,025)

Net Increase (Decrease) in Cash and Cash Equivalents	6,437,545	1,941,208	(4,014,195)
Cash and cash equivalents — Beginning of year	11,038,970	9,097,762	13,111,957

Cash and cash equivalents — End of year	$17,476,515	$11,038,970	$9,097,762

Supplemental Cash Flow Information
Cash paid for interest	$184,856	$11,987	$58,442

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, 2004 AND 2003
Note A — Nature of Operations
      Specialty Rental Tools, Inc. (the “Company”) leases drill pipe, tubing, handling equipment, pressure control equipment, drill collars and other oilfield equipment to both major and independent petroleum exploration and production companies for use in drilling, completion and work-over operations. The Company is located in Broussard, Louisiana, and leases equipment to companies throughout the Gulf Coast Region. The Company was incorporated in the State of Louisiana in December 1978.
Note B — Summary of Significant Accounting Policies
      Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
      Revenue Recognition: Rental equipment is leased to customers at per day and per job contractual rates. Net revenues are determined by deducting sales discounts from gross sales. Payments from customers for the cost of oilfield rental equipment that is damaged or lost-in-hole are reflected as revenues with the carrying value of the related equipment charged to cost of sales.
      Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.
      Accounts Receivable: The Company uses the allowance method to account for uncollectible accounts receivable. The Company establishes an allowance for doubtful accounts based on factors surrounding credit risk of debtors, historical factors and other related information. The allowance for doubtful accounts was $55,994, $35,087 and $38,266 at December 31, 2005, 2004 and 2003, respectively.
      Concentrations of Credit and Other Risks: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivables. The Company maintains its cash in bank deposits with a financial institution. These accounts exceed federally insured limits. Deposits in the United States are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. The Company monitors the financial condition of the financial institution and has not experienced any losses on such accounts.
      The Company is not party to any financial instruments which would have off-balance sheet credit or interest rate risk.
      Inventory: Inventory consists primarily of supplies and materials used to repair and maintain rental equipment. Inventory is valued using the first-in, first-out method and stated at the lower of cost or market.
      Property and Equipment: Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 39 years. Expenditures for major renewals and betterments, which extend the original

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred and are often billed back to customers as allowed by rental contracts. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations.
      The Company periodically evaluates the recoverability of the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.
      Income Taxes: The Company’s shareholder has elected to be taxed as a small business corporation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, federal income tax is the responsibility of the individual shareholder, and no provision for federal income tax is included in the accompanying financial statements.
      Advertising: The Company’s policy is to expense advertising costs as incurred and amounted to approximately $254,000, $196,000 and $245,000 for years ended December 31, 2005, 2004 and 2003, respectively.
      Major Customers: For the year ended December 31, 2005, 51% of the Company’s revenues were generated from two unrelated customers, and trade receivables from those customers totaled $2,869,316 at December 31, 2005. For the year ended December 31, 2004, 43% of the Company’s revenues were generated from one unrelated customer, and trade receivables from this customer were $2,665,365 at December 31, 2004. For the year ended December 31, 2003, 50% of the Company’s revenues were generated from two unrelated customers.
Note C — Property and Equipment
      Property and equipment consists of the following:

	Estimated	December 31,
	Useful
	Lives	2005	2004	2003

Rental equipment	7 - 10 years	$37,346,425	$27,390,801	$23,338,565
Automobiles	5 years	508,535	410,094	330,734
Furniture and fixtures	5 - 7 years	12,369	12,369	1,835
Leasehold improvements	15 - 39 years	161,091	161,091	105,426

		38,028,420	27,974,355	23,776,560
Less: accumulated depreciation		(18,982,644)	(15,688,620)	(14,672,904)

		$19,045,776	$12,285,735	$9,103,656

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note D — Notes Payable
      Notes payable consist of the following:

	December 31,

	2005	2004	2003

Note payable to bank (1)	$—	$—	$1,021,530
Note payable to bank (2)	1,531,520	3,000,000	—
Note payable to bank (3)	1,907,252	—	—
Note payable to GMAC (4)	34,869	55,002	—
Note payable to Ford Credit (5)	39,589	—	—

	3,513,230	3,055,002	1,021,530
Less: current portion	3,084,046	1,488,466	1,021,530

Total notes payable — long-term	$429,184	$1,566,536	$—

      Future maturities of long-term debt as of December 31, 2005 are as follows:

Year Ending December 31,

2006	$3,084,046
2007	421,199
2008	7,985

$3,513,230

(1) Note Payable to Bank
      In August 2002, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bore interest at a rate of prime less 1% and was payable in installments over 24 months. The Company repaid the note in August 2004.

(2) Note Payable to Bank
      In December 2004, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bears interest at a rate of 4.2% per annum and is being repaid through monthly principal and interest payments totaling $130,617. Under the terms of the note payable agreement, the note was due in December 2006. The Company repaid the note in January 2006.

(3) Note Payable to Bank
      In February 2005, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bears interest at a rate of 4.2% per annum and is being repaid through monthly principal and interest payments totaling $130,818. Under the terms of the note payable agreement, the note was due in March 2007. The Company repaid the note in January 2006.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(4) Note Payable to GMAC
      In October 2004, the Company financed the purchase of a vehicle through a $56,333 note payable agreement with GMAC. The note is non-interest bearing and is being repaid through monthly principal payments of $1,565. The note is due in November 2007.

(5) Note Payable to Ford Credit
      In June 2005, the Company financed the purchase of a vehicle through a $47,398 note payable agreement with Ford Credit. The note bears interest at a rate of 0.9% per annum and is being repaid through monthly principal and interest payments totaling $1,335. The note is due in June 2008.
Note E — Shareholder’s Equity
      Common Stock: The Company is authorized to issue 10,000 shares of common stock that has no par value. As of December 31, 2005, 2004 and 2003, the Company had 2,500 shares issued and 225 common shares outstanding.
      Treasury Stock: The Company has repurchased common stock as treasury stock. As of December 31, 2005, 2004 and 2003, the Company owned 2,275 shares of treasury stock.
Note F — Profit Sharing Plan
      The Company sponsors a profit sharing plan (the “Plan”) which covers all eligible employees. Company contributions to the Plan are discretionary. The Plan vests one hundred percent (100%) after six or more years of continuing service. During the years ended December 31, 2005, 2004 and 2003, the Company made contributions of approximately $175,000, $163,000 and $155,000 respectively, to the Plan.
Note G — Related Party Transactions
      The Company paid the shareholder $648,000, $288,000 and $144,000 for the years ended December 31, 2005, 2004 and 2003, respectively, for rent expense on the Company’s operating facilities in Broussard, Louisiana.
Note H — Non-Cash Investing and Financing Activities
      The following non-cash transaction took place during the year ended December 31, 2005:

•	The Company acquired an automobile for $47,398, which was funded through a note payable instrument.
      The following non-cash transaction took place during the year ended December 31, 2004:

•	The Company acquired an automobile for $56,333, which was funded through a note payable instrument.
Note I — Subsequent Events
      On January 18, 2006 the Company was acquired by Allis-Chalmers Energy, Inc. through a 100% stock purchase agreement for $96.0 million in cash. The Company’s financial statements have not been modified as a result of this transaction.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      On January 16, 2006 the Company repaid the outstanding balance of Note 2 and Note 3 as stated in Note D of the financial statements.
Note J — Restatement
      At December 31, 2005 the Company had accrued approximately $12,400,000 in bonuses payable to certain employees upon acquisition of the Company by Allis-Chalmers Energy, Inc. The employee bonuses were contingent upon the acquisition of the Company, which was not consummated until January 18, 2006, therefore no liability existed as of December 31, 2005. Accordingly, the Company restated its financial statements to reverse the accrual of approximately $12,400,000 at December 31, 2005.
      A restated balance sheet at December 31, 2005, a restated statement of income, and restated statement of cash flows for the year ended December 31, 2005, reflecting the above adjustment is presented below.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005

	As Reported	Adjustments	As Restated

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$17,476,515	$—	$17,476,515
Trade receivables, net	7,253,603	—	7,253,603
Inventory	347,978	—	347,978
Prepaid expenses and other	63,266	—	63,266

TOTAL CURRENT ASSETS	25,141,362	—	25,141,362

PROPERTY AND EQUIPMENT, net	19,045,776	—	19,045,776

TOTAL ASSETS	$44,187,138	$—	$44,187,138

LIABILITIES AND SHAREHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$1,379,752	$—	$1,379,752
Accrued liabilities	13,008,797	(12,400,000)	608,797
Current portion of notes payable	3,084,046	—	3,084,046

TOTAL CURRENT LIABILITIES	17,472,595	(12,400,000)	5,072,595

NOTES PAYABLE, less current portion	429,184	—	429,184

TOTAL LIABILITIES	17,901,779	(12,400,000)	5,501,779

COMMITMENTS AND CONTINGENCIES	—	—	—

SHAREHOLDER’S EQUITY
Common stock	155,655	—	155,655
Treasury stock, at cost	(736,000)	—	(736,000)
Retained earnings	26,865,704	12,400,000	39,265,704

TOTAL SHAREHOLDERS’ DEFICIT	26,285,359	12,400,000	38,685,359

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$44,187,138	$—	$44,187,138

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005

	As Reported	Adjustments	As Restated

REVENUES, NET	$32,708,504	$—	$32,708,504
EXPENSES
Cost of sales	5,103,071	—	5,103,071
General and administrative	19,632,127	(12,400,000)	7,232,127
Depreciation	3,447,210	—	3,447,210

TOTAL EXPENSES	28,182,408	(12,400,000)	15,782,408

INCOME FROM OPERATIONS	4,526,096	12,400,000	16,926,096
OTHER INCOME (EXPENSE)
Interest income	136,597	—	136,597
Interest expense	(184,856)	—	(184,856)
Other, net	72,515	—	72,515

TOTAL OTHER INCOME (EXPENSE)	24,256	—	24,256

NET INCOME	$4,550,352	$12,400,000	$16,950,352

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005

	As Reported	Adjustments	As Restated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,550,352	$12,400,000	$16,950,352
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,447,210	—	3,447,210
Gain on sale of assets	(1,865,949)	—	(1,865,949)
Changes in operating assets and liabilities:
Receivables	(1,815,890)	—	(1,815,890)
Inventory	(91,090)	—	(91,090)
Prepaid Expenses and other	18,990	—	18,990
Accounts Payable	161,895	—	161,895
Accrued liabilities	12,717,602	(12,400,000)	317,602

NET CASH PROVIDED BY OPERATING ACTIVITIES	17,123,120	—	17,123,120

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(11,429,761)	—	(11,429,761)
Proceeds from sale of property and equipment	3,135,857	—	3,135,857

NET CASH USED IN INVESTING ACTIVITIES	(8,293,904)	—	(8,293,904)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to shareholder	(2,802,501)	—	(2,802,501)
Proceeds from notes payable	3,000,000	—	3,000,000
Repayment of notes payable	(2,589,170)	—	(2,391,671)

NET CASH USED IN FINANCING ACTIVITIES	(2,391,671)	—	(2,391,671)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,437,545	—	6,437,545

CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	11,038,970	—	11,038,970

CASH AND CASH EQUIVALENTS — END OF YEAR	$17,476,515	$—	$17,476,515

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$186,856	$—	$186,856

SPECIALTY RENTAL TOOLS, INC.
SCHEDULE I — SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES

	Year Ended December 31,

	2005	2004	2003

	(Restated)
Salaries and wages	$2,808,822	$2,449,073	$2,340,807
Retirement plan expenses	174,863	163,261	155,409
Selling expenses	486,323	325,595	292,420
Shop supplies	774,694	500,783	571,038
Shop maintenance	321,111	43,691	46,767
Rent	648,000	288,257	180,000
Insurance	461,198	404,886	345,318
Automobile expenses	242,276	161,549	145,333
Advertising	253,624	196,037	244,695
Taxes, licenses and other	565,751	377,022	415,390
Bad debt expense, net of recoveries	103,609	81,389	(59,220)
Office expense	57,424	49,648	26,814
Uniforms	25,555	17,971	19,800
Utilities	88,091	115,565	69,006
Dues and subscriptions	8,083	7,375	8,956
Professional fees	211,563	34,739	52,112
Other	1,140	1,793	2,862

Total	$7,232,127	$5,218,634	$4,857,507

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Shareholders of
DLS Drilling, Logistics & Services Corporation
We have audited the accompanying consolidated balance sheets of DLS Drilling, Logistics & Services Corporation as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DLS Drilling, Logistics & Services Corporation as of December 31, 2005 and 2004, and the consolidated results of their operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with generally accepted accounting principles in the United States of America.
Buenos Aires, Argentina
March 2, 2006, except in respect of Note 22 for which the date is June 9, 2006.
Sibille
/s/ Ariel S. Eisenstein
Partner

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
CONSOLIDATED BALANCE SHEETS
Amounts expressed in thousands of US Dollars

	December 31,	December 31,
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents (Note 4)	731	1,496
Accounts receivable (Note 5)	26,826	19,970
Parts and supplies (Note 6)	16,640	16,110
Prepaid expenses and other current assets (Note 7)	4,069	4,713
Assets of discontinued operations (Note 22)	7,276	—

Total Current Assets	55,542	42,289

Non-Current Assets
Property, plant and equipment, net (Note 8)	110,510	97,799
Assets of discontinued operations	—	12,659
Investments	2	2

Total Non-Current Assets	110,512	110,460

TOTAL	166,054	152,749

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable and accrued expenses (Note 9)	13,522	12,209
Short-term debt (Note 10)	8,690	19,430
Payroll and accrued taxes (Note 11)	7,976	6,948
Other liabilities (Note 12)	9,188	1,816

Total Current Liabilities	39,376	40,403

Non-Current Liabilities
Other liabilities (Note 12)	782	14,167
Long-term debt (Note 13)	29,640	12,846
Deferred income tax liability (Note 14)	696	526

Total Non-Current Liabilities	31,118	27,539

TOTAL LIABILITIES	70,494	67,942

Stockholders’ Equity
Common stock (Note 3)	42,963	42,963
Additional paid-in capital (Note 3)	31,606	27,466
Retained earnings	20,991	14,378

TOTAL STOCKHOLDERS’ EQUITY	95,560	84,807

TOTAL	166,054	152,749

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Amounts expressed in thousands of US Dollars

	Year Ended December 31,

	2005	2004	2003

Sales and Other Operating Revenues (Note 15)	129,849	112,272	96,084
Operating Costs and Expenses (Note 16)	(113,351)	(98,366)	(83,727)

Gross Profit	16,498	13,906	12,357
General and Administrative Expenses	(3,933)	(3,430)	(3,140)

Operating Income	12,565	10,476	9,217
Net Financial Expenses (Note 16)	(5,394)	(4,585)	(4,030)
Other Income (Expenses) (Note 16)	7,127	1,000	(166)

Income from Continuing Operations Before Income Tax	14,298	6,891	5,021
Income Tax (Note 14)	(3,547)	(3,030)	(3,907)

Income from Continuing Operations	10,751	3,861	1,114
Loss on Discounted Operations, net of Income Tax Benefit of $2,228, $705, and $0, respectively (Note 22)	(4,138)	(1,309)	0

Net Income	6,613	2,552	1,114

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Amounts expressed in thousands of US Dollars

				Accumulated
	Common Stock			other
			Paid-in	comprehensive	Retained
Description	Shares	Amount	Capital	income	Earnings	Total

2003
Opening Balance	42,963,374	42,963	27,466	—	10,712	81,141
Net income for fiscal year 2003					1,114	1,114

Balance as of December 31, 2003	42,963,374	42,963	27,466	—	11,826	82,255

2004
Net income for fiscal year 2004					2,552	2,552

Balance as of December 31, 2004	42,963,374	42,963	27,466	—	14,378	84,807

2005
Contribution of additional paid-in-capital	—	—	4,140	—	—	4,140
Net income for fiscal year 2005					6,613	6,613

Balance as of December 31, 2005	42,963,374	42,963	31,606	—	20,991	95,560

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts expressed in thousands of US Dollars

	Year Ended December 31,

	2005	2004	2003

Net Income	6,613	2,552	1,114
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income tax	524	320	3,907
Depreciation, depletion and amortization	9,420	9,475	7,173
Loss on discontinued operations	4,138	1,309	—
Changes in assets and liabilities
(Increase) decrease in parts and supplies	(530)	91	(400)
Increase in accounts receivable trade	(6,856)	(2,041)	(6,697)
Decrease (increase) prepaid expenses and other current assets, net of deferred income tax	290	719	(2,120)
Increase in trade accounts payable and accrued expenses, payroll and accrued taxes and current other liabilities	4,629	6,347	4,783

Net cash provided by operations	18,228	18,772	7,760

Investment activities
Disposal (purchase) of investments	—	13	(10)
Proceeds from the sale of property, plant and equipment	64	160	—
Additions to property, plant and equipment	(22,195)	(12,184)	(12,640)

Net cash used in investment activities	(22,131)	(12,011)	(12,650)

Financing
Contribution of additional paid-in capital	4,140	—	—
New long – term debt	14,500	5,065	5,290
Net new short – term debt	—	2,912	—
Financing from customers and other liabilities	(6,073)	14,166	—
Net decrease in short – term debt and long-term debt	(8,446)	(12,894)	(733)

Net cash provided by financing activities	4,121	9,249	4,557

Cash flows from discontinued operations
Net cash used in operations	—	—	—
Net cash used in investments activities	(983)	(14,673)	—
Net cash used in financing activities	—	—	—

Net cash used in discontinued operations	(983)	(14,673)	—

(Decrease) increase in cash and cash equivalents	(765)	1,337	(333)
Cash and cash equivalents at the beginning of the year	1,496	159	492

Cash and cash equivalents at the end of the year	731	1,496	159

Income tax paid	—	—	—
Interest paid	920	1,873	467
See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts expressed in thousands of US Dollars
Note 1.     The Company
      DLS Drilling, Logistics & Services Corporation (“DLS” or, including its subsidiaries and branch, the “Company”), incorporated under the laws of the British Virgin Islands in September 1993, is involved in drilling and oil field services.
      In addition, the Company made certain investments in oil and natural gas exploration activities (see Note 22).
      DLS’s shareholders are Bridas International Holdings Ltd., Bridas Central Company Ltd. and Associated Petroleum Investors Limited, which hold 40%, 40% and 20%, respectively of DLS’s capital stock.
      The Company has conducted and continues to conduct significant transactions with related parties as explained in Note 17.
Note 2.     Significant accounting policies and presentation

2.1. Accounting policies
      The consolidated financial statements of DLS are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The financial statements presented herein were prepared on a consistent basis applying the significant accounting policies described in this note. Certain reclassifications have been made to prior presentations to be consistent with the current period classification. Also, these financial statements reflect certain reclassifications to present the oil and gas operations on a discontinued operations basis as a consequence of the transaction described in Note 22.
      The management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses to prepare these financial statements in conformity with US GAAP. Actual results may differ in some cases from those estimates. These estimates include, but are not limited to, the allowance for uncollectible accounts, recoverability of the investment in long-term assets and the fair value of the Company’s investment in unproved oil and gas properties.

2.2. Basis of presentation
      The consolidated financial statements include the financial statements of DLS Drilling, Logistics & Services Corporation and its subsidiary and branch. All intercompany balances and transactions have been eliminated in these consolidated financial statements.
      DLS had the following subsidiary and branch:

		Stock
Company	Main Activity	Ownership	Voting Rights

DLS Argentina Ltd. (1)	Oil Field Services	99.99%	99.99%
DLS Bolivia Branch	Oil Field Services	100.00%

(1)	DLS Argentina Ltd. has a branch in Argentina (DLS Argentina Limited Sucursal Argentina).

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)

2.3. Cash and cash equivalents
      Cash and cash equivalents include checking account deposits, time deposits with original maturities of three months or less and cash on hand. For the purposes of the consolidated statements of cash flows the company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

2.4. Parts and supplies
      Inventories of materials, supplies, spare parts, drilling fluids and others are stated at purchase cost. Goods in transit on which ownership has passed to the Company are valued at purchase cost. These values do not exceed those prevailing in the market.

2.5. Property, plant and equipment
      Property, plant and equipment are carried at cost. Major renewals and improvements are capitalized and depreciated over the respective asset’s remaining useful life. Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations. Interest is capitalized on construction-in-progress, if any, at the interest rate on debt incurred for construction or at the weighted average cost of debt outstanding during the period of construction.
      Depreciation is provided using the working days method for drilling rigs and the straight-line method based upon expected useful lives of the rest of the items determined for each class of asset. Estimated useful lives of the assets are as follows:

Drilling rigs	5840 working days
Rig equipment	5 years
Workover rigs	16 years
Pulling rigs	10 years
Trucks and transportation equipment	4 years
Buildings	10 years
Trailers and facilities	4 years
Other	3 to 5 years
      Net property, plant and equipment does not exceed recoverable values based on estimates of future operations. The Company adopted Statement of Financial Accounting Standard Nr.144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, issued by the Financial Accounting Standards Board (“FASB”) in August 2001. This standard addresses the accounting for the recognition and measurement of impairment losses for long-lived assets (including oil and gas properties accounted for under the

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)
successful efforts method of accounting and certain amortizable intangibles to be held and used or disposed of, see Note 22).
      The Company performs a review for impairment when circumstances suggest there is a need for such a review. The Company groups and evaluates other property, plant and equipment for impairment based on the ability to identify separate cash flows generated therefrom.

2.6. Foreign currency remeasurement
      The Company has designated the U.S. dollar as the functional currency for its operations because it contracts with customers, purchases equipment and finances capital using the U.S. dollar. Certain monetary assets and liabilities denominated in currencies other than the U.S. dollar are remeasured at period end historical exchange rates and all foreign currency monetary, gains or losses are reflected in each year’s results of operations and are included in Financial Expenses, net on the Statement of Income. (See Note 16).

2.7. Revenue recognition
      The Company recognizes revenue as services are performed based upon contracted dayrates and the number of operating days during the year. Revenue from turnkey contracts is based on percentage of completion of the services at each balance sheet date. Mobilization fees received and costs incurred in connection with a customer contract to mobilize a rig from one geographic area to another are deferred and recognized on a straight-line basis over the term of such contract. Costs incurred to mobilize a rig without a contract are expensed as incurred.

2.8. Compensated absences and additional salaries
      The Company accrues the liability for future compensation to employees for vacations and annual additional salaries (13th month payment) vested during the year.

2.9. Concentration of credit risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents in other high quality financial instruments. The Company limits the amount of credit exposure to any one financial institution. The Company’s customer base consists primarily of major integrated international oil companies, as well as smaller independent oil and gas producers. Management believes the credit quality of its customers is generally high. The Company provides allowances for potential credit losses when necessary.

2.10. Conditions affecting ongoing operations
      The Company’s current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)
companies. The demand for contract drilling and related services is influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations and local and international political and economic conditions. There can be no assurance that current levels of exploration and production expenditures of oil and gas companies will be maintained or that demand for the Company’s services will reflect the level of such activities.

2.11. Income tax
      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards Nr. 109 (“SFAS 109”), “Accounting for Income Tax”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income for the period that includes the enactment date.
      The consolidated entity domiciled in Argentina is subject to Argentine income tax at a nominal rate of 35% except for the activities carried out in the province of Tierra del Fuego, which are exempt. The entity domiciled in Bolivia is subject to Bolivian income tax at a nominal rate of 25%. Income earned by DLS is not subject to taxation.
Note 3.     Stockholders’ equity
      At December 31, 2005, 2004 and 2003, the authorized share capital of DLS was USD 70,000, of which USD 42,963 had been issued and was outstanding, represented by 42,963,374 shares. Each share has a par value of one U.S. Dollar and is entitled to one vote. The shares are identical in all respects. During 2005, the Company received contribution of additional paid in capital in the aggregate amount of USD 4,140. This contribution of additional paid in capital was made by the shareholders in the same proportion to their ownership interest. No additional common shares were issued.
Note 4.     Cash and cash equivalents

	December 31

	2005	2004

Cash on hand and in banks	331	1,496
Time deposits	400	—

	731	1,496

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 5.     Accounts receivable

	December 31

	2005	2004

Trade	26,826	19,970

	26,826	19,970

      No allowance for potential credit loss was deemed necessary as of December 31, 2005 and 2004 based on an evaluation of outstanding customer balances at each date.
Note 6.     Parts and supplies

Drilling fluids	1,741	1,541
Materials, supplies, spare parts and others	13,916	13,165
Goods in transit	983	1,404

	16,640	16,110

Note 7.     Prepaid expenses and other current assets

Prepaid taxes	2,073	1,857
Minimum presumed income tax	—	791
Deferred tax asset	309	663
Prepaid expenses	1,036	1,402
Deferred mobilization costs	651	—

	4,069	4,713

Note 8.     Property, plant and equipment

Drilling activities:
Drilling rigs	91,585	81,227
Rig equipment	17,372	15,594
Workover rigs	15,549	11,622
Rig held for future use(1)	10,752	10,752
Pulling rigs	7,324	6,459
Trucks and transportation equipment	3,559	3,456
Buildings	2,826	2,073
Trailers and facilities	1,359	1,258
Other	8,599	7,241

	158,925	139,682
Accumulated depreciation	(48,415)	(41,883)

Net property, plant and equipment	110,510	97,799

(1)	Carried at cost, which is lower than estimated fair market value.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 9.     Trade accounts payable and accrued expenses

	December 31

	2005	2004

Trade creditors	11,724	10,999
Accrued expenses	1,798	1,210

	13,522	12,209

Note 10.     Short-term debt

Short term debt	—	1,006
Portion of long term debt maturing within one year	8,690	18,424

	8,690	19,430

      Short term debt for USD 1,006 at December 31, 2004 accrued interest at an average 4.35% annual rate.
Note 11.     Payroll and accrued taxes

	December 31

	2005	2004

Payroll	5,203	4,149
Taxes	2,773	2,799

	7,976	6,948

Note 12.     Other liabilities

Current
Customer financing of rig purchases	1,850	1,715
Note payable	7,177	—
Other	161	101

Total	9,188	1,816

Non-Current
Customer financing of rig purchases	782	2,591
Note payable	—	11,576

Total	782	14,167

      These liabilities are denominated in U.S. dollars, except for USD 161 and USD 101 which were denominated in Argentine pesos as of December 31, 2005 and 2004, respectively. The amounts of USD 2,632 and USD 4,306 accrued interest at a 8% p.a. rate in the years ended December 31, 2005 and 2004, respectively. The amounts of USD 7,177 and USD 11,576 accrued interest at a 6% p.a. rate in the years ended December 31, 2005 and 2004, respectively. The remaining other liabilities —current (USD 161 and USD 101 at each year end) did not bear interest.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 12.     Other liabilities (continued)
      Other liabilities — non current as of December 31, 2005 become due in 2007.
Note 13.     Long-term debt

	December 31

	2005	2004

3,49 % loan agreement due 2005(1)	—	2,028
4,51% loan agreement due 2005(1)	—	4,032
10,78% loan agreement due 2005(2)	—	1,128
10,78% loan agreement due 2006(2)	1,110	1,106
6,31% loan agreement due 2006(1)	2,142	1,676
6,31% loan agreement due 2008(1)	2,376	1,676
5,51% loan agreement due 2009(1)	1,500	800
6,156% loan agreement due 2010(1)	700	—
5,67% loan agreement due 2011(1)	350	—
10,78% loan agreement due 2007(2)	733	746
3,49% loan agreement due 2007(1)	2,376	1,676
6% loan agreement due 2005(1)	—	11,236
6% loan agreement due 2006(1)	5,438	5,166
6% loan agreement due 2007(1)	7,163	—
6% loan agreement due 2008(1)	7,514	—
6% loan agreement due 2009(1)	6,928	—

Subtotal	38,330	31,270
Less: Long-term debt maturing within one year	8,690	18,424

	29,640	12,846

(1)	Denominated in US dollars

(2)	Denominated in Argentine pesos

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 13.     Long-term debt (continued)
      Future maturities of long-term debt as of December 31, 2005 were as follows:

2006	8,690
2007	10,272
2008	9,890
2009	8,428
2010	700
Thereafter	350

Total long term debt	38,330

Note 14.     Income tax
      The components of the income tax expense from continuing operations for each year were as follows:

	Year ended December 31

	2005	2004	2003

Current	(3,023)	(2,710)	—
Deferred	(524)	(320)	(3,907)

Total	(3,547)	(3,030)	(3,907)

      A reconciliation between the income tax expense and income tax from continuing operations computed by applying the statutory rate to income from continuing operations before income taxes is summarized as follows:

		Percent of		Percent of		Percent of
		Pre-tax		Pre-tax		Pre-tax
	2005	Income	2004	Income	2003	Income

Income from continuing operations before income tax	14,298		6,891		5,021

Theoretical income tax (*)	4,941	34.6%	2,358	34.2%	1,722	34.3%

Non taxable income(**)	(2,333)	–16.3%	(573)	–8.3%	—
Non taxable-exempt operation	—		—		424	8.4%
Foreign exchange remeasurement	939	6.6%	1,245	18.1%	1,761	35.1%

Income tax expense	3,547	24.8%	3,030	44.0%	3,907	77.8%

(*)	The theoretical income tax rate applied represents the weighted average of 35% of Argentine income tax and 25% of Bolivian income tax.

(**)	Taxable income generated by the Company’s operations in the Province of Tierra de Fuego are exempt from Argentine income tax.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 14.     Income tax (continued)
      The loss on discontinued operations is presented net of the related tax effect (see Note 22).
      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at each year end are as follows:

	December 31

	2005	2004

Deferred tax asset:
Exchange losses deferred for tax purposes	309	663

Total deferred tax asset	309	663

Deferred tax liability:
Depreciation of property, plant and equipment	696	526

Total deferred tax liability	696	526

Note 15.     Sales and other operating revenues

	Year ended December 31

	2005	2004	2003

By type of service provided
Drilling	71,617	68,805	54,779
Workover	25,848	19,592	19,059
Pulling	13,545	9,752	16,078
Mud Services	18,506	13,426	5,862
Other Revenues	333	697	306

	129,849	112,272	96,084

By location
Argentina	126,716	102,339	89,443
Bolivia	3,133	9,933	6,641

	129,849	112,272	96,084

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 15.     Sales and other operating revenues (continued)
      Sales to significant customers were as follows:

	Year ended December 31

	2005	2004	2003

Pan American Energy LLC (see Notes 17 and 18)	71,928	57,326	47,565
Repsol YPF S.A.	19,741	17,454	26,631
Sales to other customers	38,180	37,492	21,888

	129,849	112,272	96,084

Note 16.     Detail of expenses

	Year ended December 31

	2005	2004	2003

Operating costs and expenses
Payroll and related taxes	39,290	29,599	23,155
Fuel, lubricants & materials	29,708	29,256	25,234
Third party services	20,898	17,264	18,961
Depreciation	9,420	9,475	7,173
Repairs and maintenance	4,506	4,064	2,857
Fleet expenses	3,415	2,794	1,837
Insurance	1,102	1,280	1,081
Other expenses	5,012	4,634	3,429

	113,351	98,366	83,727

	Year ended December 31

	2005	2004	2003

Net Financial expenses
Interest expenses	2,713	1,836	1,462
Interest income	(78)	(2)	(10)
Other financing charges	2,287	2,478	2,085
Foreign currency losses	472	273	493

	5,394	4,585	4,030

Other Income (Expenses)
Commissions earned (Note 17)	7,217	2,104	0
Other	(90)	(1,104)	(166)

	7,127	1,000	(166)

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 16.     Detail of expenses (continued)
      Between July 2004 and December 2005, the Company earned commissions for the assistance provided by DLS management to a related party (see Note 17) in securing significant contracts with certain unrelated parties. The commissions were calculated as a percentage of the actual revenue generated by such contracts and accrued over the term of the contracts. This is a non-recurring income.
Note 17.     Certain agreement and transactions with related parties
      DLS and Pan American Energy LLC, or PAE, a company that is approximately 40% owned by an affiliate of the current owners of DLS, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin (see Note 18.1). In 2005, 2004 and 2003 Company billed PAE a net aggregate of approximately USD 71,298 USD 57,326 and USD 47,565 respectively in respect of drilling and related services provided by DLS; services rendered to PAE represented approximately 55%, 51% and 50% of DLS’s revenue in those years. Also under the strategic agreement, DLS borrowed from PAE the amount of USD 5,545 during 2004 to purchase rigs to be used in drilling services to this customer. This loan bears interest at a 8% p.a. rate.
      In 2005, 2004 and 2003 the Company paid an aggregate amount of approximately USD 6,741 USD 5,771 and USD 4,439 respectively, to Tanus Argentina S.A., a related party, for the purchase of drilling fluids (see Note 18.3).
      In 2005 the Company acquired drilling rigs from Compañía de Perforaciones Río Colorado S.A., a related party, for USD 15,140.
      The Company received certain financing loans from a related party, Hudson Global Strategies Limited, in the normal course of business. The outstanding balance as of December 31, 2005, 2004 and 2003 was USD 27,043 USD 16,402 and USD 20,773 respectively. These loans bear interest at a 6% p.a. rate.
      In 2004 the Company purchased from Barrancas Sur S.A., a related party, a 90% interest in exploratory blocks General Lamadrid and Juarez for oil and gas exploration.
      Executive and other services such as data processing, rent and miscellaneous administrative and technical services were entered into by the Company with related parties. In 2005, 2004 and 2003 the Company paid to such related parties an aggregate amount of approximately USD 1,171 USD 1,186 and USD 1,714 respectively, in respect of said items.
      In 2005 and 2004, the Company earned commissions from Interoil Services Enterprise Limited, a related party, in the amount of USD 7,217 and USD 2,104, respectively.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 17.     Certain agreement and transactions with related parties (continued)
      The following table summarizes the outstanding balances at each year end, arising from the transactions described above.

	Year ended December 31

	2005	2004	2003

Accounts receivable trade	5,076	9,681	8,283
Trade accounts payable and accrued expenses	1,073	2,095	888
Short term debt	5,437	11,237	5,207
Long term debt	21,605	5,166	15,566
Other liabilities — current	9,027	1,715	—
Other liabilities non — current	782	14,167	—
Note 18.     Commitments and contingencies
     18.1.     PAE contract
      DLS and PAE, a related party, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin. The completion and repair of all wells in the area is also part of the agreement. The strategic agreement expires in June 2008. PAE represented approximately 55% of DLS’ revenue in 2005. PAE may terminate the agreement without cause on 60 days’ notice or in the case of a spin-off or merger of DLS that is not consented to by PAE. There is no provision allowing early termination by DLS and there are no change of control provisions. In accordance with the strategic agreement, DLS shall ensure the availability of at least three drilling rigs, eight workover rigs and five pulling rigs in order to meet PAE’s drilling plans but, in turn, PAE will provide DLS a sufficient number of drilling locations to keep all such rigs and associated equipment working during the term of the strategic agreement, provided that there are no material changes in the price of oil or adverse results of the production forecasts. The drilling rigs rates under the agreement are subject to an efficiency factor for drilling depths up to 2,700 meters. The agreement incorporates a standard drilling time in hours for a typical drilling prospect up to 2,700 meters. Drilling beyond 2,700 meters or drilling prospects with non-standard procedures are at agreed upon hourly rates plus reimbursable materials and expenses.

18.2. Drilling fluid contract
      DLS entered into a drilling service contract with Repsol-YPF. The term of the contract is three years and comprises 50% of all drilling and fluid services required by the customer in the Neuquen basin where Repsol-YPF is drilling with approximately 20 rigs. DLS derives 15% of its revenues from this contract.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 18.     Commitments and contingencies (continued)

18.3. Source of drilling fluids
      DLS purchases a wide variety of drilling fluids as well as components made by other manufacturers and suppliers for use in its operations. The products used by DLS are manufactured by other parties. DLS is not dependent on any single source of supply for any of its raw materials; however, DLS has a long-term agreement with Tanus, a supplier of chemical specialties used in mud service, from which DLS agreed to purchase through 2009 the chemicals it uses to provide mud services. DLS may terminate these agreement without cause on six month’s notice.

18.4. Litigation
      The Company is routinely involved in other litigation, claims and disputes incidental to its business, related to its labor agreements, which at times involves claims, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Note 19.     Leases
      The Company leases space used for the executive offices of the branch in Argentina of DLS Argentina Limited. This lease is for an initial three-year term expiring in 2007. It has been classified as an operating lease. The approximate minimum annual rental commitment estimated at December 31, 2005 is USD 70 for each of the next three years. The total rental expense associated with this lease for the years ended December 31, 2005, 2004 and 2003 was USD 63 USD 72 and USD 59, respectively.
Note 20.     Fair value of financial instruments
      The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2005. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	Carrying	Fair
	amount	value

Cash and cash equivalents	731	731
Accounts receivable	26,826	26,826
Accounts payable	13,522	13,522
Short-term debt	8,690	8,690
Long-term debt	29,640	29,640
Other liabilities	9,970	9,970

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 20.     Fair value of financial instruments (continued)
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	Cash and cash equivalents, trade accounts receivable, other assets, short term debt, trade accounts payable, accrued expenses: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Long-term debt: The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s bankers.
Note 21.     New accounting pronouncements
      SFAS No. 151, Inventory Costs, was issued by the Financial Accounting Standards Board (FASB) in November 2004. This statement amends Accounting Research Bulletin No. 43, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials should be recognized as current-period charges, and it also requires that allocation of fixed production overheads be based on the normal capacity of the related production facilities. The provisions of this statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The provisions of this statement are applied prospectively. The Company expects that the adoption of this statement will not have a material impact on its financial position or results of operations in the future.
      FASB issued in December 2004 SFAS No. 153, Exchanges of Non-monetary Assets, An Amendment of APB Opinion No. 29. This statement addresses the measurement of exchanges of non-monetary assets and eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The provisions of this statement are applied prospectively. The Company expects that the adoption of this statement will not have a material impact on its financial position or results of operations in the future.
      In May 2005, FASB issued the SFAS No. 154, Accounting Changes and Error Corrections. This statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Change in Interim Financial Statements, and changes the requirements for the accounting and reporting of a change in an accounting principle. The adoption of this statement did not have any effect on the Company’s consolidated financial statements.
      On April 4, 2005, FASB adopted Staff Position FSP FAS 19-1 that amends SFAS No. 19 Financial Accounting and Reporting by Oil and Gas Producing Companies, to permit the continued capitalization of exploratory well costs beyond one year if (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project. The guidance in the FSP is required to be applied prospectively as from the third quarter of 2005. The adoption of this FSP did not have any impact on the Company’s 2005 results of operations.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 21.     New accounting pronouncements (continued)
      In September 2005, the Emerging Issue Task Force (“EITF”) concluded in Issue 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, that two or more exchange transactions involving inventory with the same counterparty that are entered into in contemplation of one another should be combined for purposes of evaluating the effect of APB Opinion 29, Accounting for Non-monetary Transactions. Additionally, the EITF reached a consensus that a non-monetary exchange where an entity transfers finished goods inventory in exchange for the receipt of raw materials or work-in-progress inventory within the same line of business should generally be recognized by the entity at fair value. The consensus in this issue should be applied to transactions completed in reporting periods beginning after March 15, 2006, whether pursuant to arrangements that were in place at the date of initial application of the consensus or arrangements executed subsequent to that date. The Company expects that the adoption of this EITF will not have a material impact on its financial position or results of operations in the future.
Note 22.     Discontinued operations
      On June 30, 2004, the Company purchased a 90% interest in exploratory blocks General Lamadrid and Juarez for oil and gas exploration. The purchase price was USD 13,694. The Company allocated USD 13,279 to unproved properties and USD 415 to construction work in progress. Subsequent exploration expenditures were capitalized in 2005 and 2004 in the amount of USD 983 and USD 979 respectively, and dry hole expense of USD 1,420 and USD 382 was incurred, respectively. The Company recorded an impairment charge of the unproved properties in the amount of USD 4,946 and USD 1,632 in the years ended December 31, 2005 and 2004, respectively. In March 2006, the Company entered into an agreement to sell its interest in the exploratory block to Barrancas Sur S.A. and received proceeds equal to the book value of the oil and gas properties as of the date of sale. The assets related to these oil & gas activities are presented as “Assets of discontinued operations” on the consolidated balance sheet, while the related expenses are presented as “Loss from discontinued operations” (net of income tax) on the consolidated statements of income.
      In connection with its oil & gas exploratory assets, the Company follows the successful efforts method of accounting. Costs of property acquisitions, successful exploratory wells and support equipment and facilities are capitalized. Costs of capitalized oil and gas properties would be amortized using the units of production method. As of December 31, 2005, the Company did not generate any sales of oil or gas and all activities to date have been exploratory in nature. Unsuccessful exploratory wells are expensed when determined to be non-productive. Overhead and all exploration cost other than exploratory drilling are charged against income as incurred.

	December 31

Assets of discontinued operations	2005	2004

Oil and gas unproved properties	6,701	11,647
Oil and gas construction work in progress	575	1,012

	7,276	12,659

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 22.     Discontinued operations (continued)

	Year Ended December 31

Loss on discontinued operations	2005	2004	2003

Dry hole expense	(1,420)	(382)	—
Impairment charges on unproved properties	(4,946)	(1,632)	—
Income tax benefits on discontinued operations	2,228	705	—

	(4,138)	(1,309)	—

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS
Amounts expressed in thousands of US Dollars

	June 30,	December 31,
	2006	2005

	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents (Note 4)	492	731
Accounts receivable (Note 5)	29,244	26,826
Parts and supplies (Note 6)	16,608	16,640
Prepaid and other current assets (Note 7)	6,307	4,069
Assets of discontinued operations (Note 3)	—	7,276

Total Current Assets	52,651	55,542

Non-Current Assets
Property, plant and equipment, net (Note 8)	108,593	110,510
Investments	2	2

Total Non-Current Assets	108,595	110,512

TOTAL	161,246	166,054

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable and accrued expenses (Note 9)	17,270	13,522
Short-term debt (Note 10)	8,861	8,690
Payroll and accrued taxes (Note 11)	12,593	7,976
Other liabilities (Note 12)	2,105	9,188

Total Current Liabilities	40,829	39,376

Non-Current Liabilities
Other liabilities (Note 12)	—	782
Long-term debt (Note 13)	17,453	29,640
Deferred income tax liability	749	696

Total Non-Current Liabilities	18,202	31,118

TOTAL LIABILITIES	59,031	70,494

Stockholders’ Equity
Common stock (Note 22)	42,963	42,963
Additional paid-in capital (Note 22)	31,606	31,606
Retained earnings	27,646	20,991

TOTAL STOCKHOLDERS’ EQUITY	102,215	95,560

TOTAL	161,246	166,054

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME
Amounts expressed in thousands of US Dollars

	Six Months
	Ended June 30,

	2006	2005

Sales and Other Operating Revenues (Note 15)	82,019	61,085
Operating Costs and Expenses (Note 16)	(68,490)	(54,970)

Gross Profit	13,529	6,115
General and Administrative Expenses	(2,205)	(2,009)

Operating Income	11,324	4,106
Net Financial Expenses (Note 16)	(2,748)	(2,155)
Other (Expenses) Income (Note 16)	(784)	3,299

Income from Continuing Operations Before Income Tax	7,792	5,250
Income Tax (Note 14)	(3,512)	(2,074)

Income from Continuing Operations	4,280	3,176
Income from Discontinued Operations, net of Income Tax Benefit of $2,375 (Note 3)	2,375	—

Net Income	6,655	3,176

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
UNAUDITED INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
Amounts expressed in thousands of US Dollars

				Accumulated
	Common Stock			Other
			Paid-in	Comprehensive	Retained
Description	Shares	Amount	Capital	Income	Earnings	Total

2005
Opening balance	42,963,374	42,963	27,466	—	14,378	84,807
Net income for the six months ended June 30, 2005	—	—	—	—	3,176	3,176

Balance as of June 30, 2005	42,963,374	42,963	27,466	—	17,554	87,983

2006
Opening balance	42,963,374	42,963	31,606	—	20,991	95,560
Net income for the six months ended June 30, 2006	—	—	—	—	6,655	6,655

Balance as of June 30, 2006	42,963,374	42,963	31,606	—	27,646	102,215

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
UNAUDITED INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
Amounts expressed in thousands of US Dollars

	Six Months Ended
	June 30,

	2006	2005

Net Income	6,655	3,176
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income tax	210	275
Income from discontinued operations	(2,375)	—
Depreciation, depletion and amortization	5,490	4,486
Net gain on the sale of property, plant and equipment	(34)	24
Changes in assets and liabilities
Decrease in parts and supplies	32	545
Decrease (increase) in accounts receivable trade	(2,418)	(1,695)
Increase in prepaid expenses and other current assets, net of deferred income tax	(22)	(1,935)
Increase in trade accounts payable and accrued expenses, payroll and accrued taxes and current other liabilities	502	4,175

Net cash provided by operations	8,040	9,051

Investment activities
Purchase of investments	—	(10)
Proceeds from the sale of property, plant and equipment	798	27
Additions to property, plant and equipment	(4,337)	(4,057)

Net cash used in investment activities	(3,539)	(4,040)

Financing
Net decrease in Short-term debt and Long-term debt	(12,016)	(5,447)

Net cash used in financing activities	(12,016)	(5,447)

Cash flow from discontinued operations
Net cash provided by operations	—	—
Net cash provided by investment activities	7,276	—
Net cash provided by financing activities	—	—

Net cash provided by discontinued operations	7,276	—

Decrease in cash and cash equivalents	(239)	(436)
Cash and cash equivalents at the beginning of the period	731	1,496

Cash and cash equivalents at the end of the period	492	1,060

Income tax paid	—	—
Interest paid	2,648	1,155
See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS
Amounts expressed in thousands of US Dollars

Note 1.	The Company
      DLS Drilling, Logistics & Services Corporation (“DLS” or, including its subsidiaries and branch, the “Company”), incorporated under the laws of the British Virgin Islands in September 1993, is involved in drilling and oil field services.
      In addition, the Company made certain investments in oil and natural gas exploration activities (now discontinued, see Note 3).
      DLS’s shareholders are Bridas International Holdings Ltd., Bridas Central Company Ltd. and Associated Petroleum Investors Limited, which hold 40%, 40% and 20%, respectively of DLS’s capital stock. (See Note 23)
      The Company has conducted and continues to conduct significant transactions with related parties as explained in Note 17.

Note 2.	Significant accounting policies and presentation

2.1. Accounting policies
      The unaudited interim consolidated financial statements of DLS are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The financial statements presented herein were prepared on a consistent basis applying the significant accounting policies described in this note. The balance sheet as of December 31, 2005 presented for comparative purposes and related notes reflect certain reclassifications to present the oil and gas operations on a discontinued operations basis as a consequence of the transaction described in Note 3.
      In the opinion of management, the unaudited interim consolidated financial statements included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the Company’s financial position, results of operations and cash flow for the interim periods presented. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for a full year or any other interim period.
      The management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses to prepare these financial statements in conformity with US GAAP. Actual results may differ in some cases from those estimates. These estimates include, but are not limited to, the allowance for uncollectible accounts, recoverability of the investment in long-term assets and the fair value of the Company’s investment in unproved oil and gas properties.

2.2. Basis of presentation
      The consolidated financial statements include the financial statements of DLS Drilling, Logistics & Services Corporation and its subsidiary and branch. All intercompany balances and transactions have been eliminated in these consolidated financial statements.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)
      DLS had the following subsidiary and branch:

		Stock
Company	Main Activity	Ownership	Voting Rights

DLS Argentina Ltd. (1)	Oil Field Services	99.99%	99.99%
DLS Bolivia Branch	Oil Field Services	100.00%

(1)	DLS Argentina Ltd. has a branch in Argentina (DLS Argentina Limited Sucursal Argentina)

2.3. Cash and cash equivalents
      Cash and cash equivalents include checking account deposits, time deposits with original maturities of three months or less and cash on hand. For the purposes of the unaudited interim consolidated statements of cash flows the company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

2.4. Parts and supplies
      Inventories of materials, supplies, spare parts, drilling fluids and others are stated at purchase cost. Goods in transit on which ownership has passed to the Company are valued at purchase cost. These values do not exceed those prevailing in the market.

2.5. Property, plant and equipment
      Property, plant and equipment are carried at cost. Major renewals and improvements are capitalized and depreciated over the respective asset’s remaining useful life. Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations. Interest is capitalized on construction-in-progress, if any, at the interest rate on debt incurred for construction or at the weighted average cost of debt outstanding during the period of construction.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)
      Depreciation is provided using the working days method for drilling rigs and the straight-line method based upon expected useful lives of the rest of the items determined for each class of asset. Estimated useful lives of the assets are as follows:

Drilling rigs	5840 working days
Rig equipment	5 years
Workover rigs	16 years
Pulling rigs	10 years
Trucks and transportation equipment	4 years
Buildings	10 years
Trailers and facilities	4 years
Other	3 to 5 years
      Net property, plant and equipment does not exceed recoverable values based on estimates of future operations. The Company adopted Statement of Financial Accounting Standard Nr.144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, issued by the Financial Accounting Standards Board (“FASB”) in August 2001. This standard addresses the accounting for the recognition and measurement of impairment losses for long-lived assets (including oil and gas properties accounted for under the successful efforts method of accounting and certain amortizable intangibles to be held and used or disposed of — See Note 3.)
      The Company performs a review for impairment when circumstances suggest there is a need for such a review. The Company groups and evaluates other property, plant and equipment for impairment based on the ability to identify separate cash flows generated therefrom.

2.6. Foreign currency remeasurement
      The Company has designated the U.S. dollar as the functional currency for its operations because it contracts with customers, purchases equipment and finances capital using the U.S. dollar. Certain monetary assets and liabilities denominated in currencies other than the U.S. dollar are remeasured at period end historical exchange rates and all foreign currency monetary, gains or losses are reflected in each period’s results of operations and are included under financial expenses, net on the Unaudited Interim Consolidated Statement of Income (See Note 16).

2.7. Revenue recognition
      The Company recognizes revenue as services are performed based upon contracted dayrates and the number of operating days during the year. Revenue from turnkey contracts is based on percentage of completion of the services at each balance sheet date. Mobilization fees received and costs incurred in connection with a customer contract to mobilize a rig from one geographic area to another are deferred

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)
and recognized on a straight-line basis over the term of such contract. Costs incurred to mobilize a rig without a contract are expensed as incurred.

2.8. Compensated absences and additional salaries
      The Company accrues the liability for future compensation to employees for vacations and annual additional salaries (13th month payment) vested during the year.

2.9. Concentration of credit risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents in other high quality financial instruments. The Company limits the amount of credit exposure to any one financial institution. The Company’s customer base consists primarily of major integrated international oil companies, as well as smaller independent oil and gas producers. Management believes the credit quality of its customers is generally high. The Company provides allowances for potential credit losses when necessary.

2.10. Conditions affecting ongoing operations
      The Company’s current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for contract drilling and related services is influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations and local and international political and economic conditions. There can be no assurance that current levels of exploration and production expenditures of oil and gas companies will be maintained or that demand for the Company’s services will reflect the level of such activities.

2.11. Income tax
      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards Nr. 109 (“SFAS 109”), “Accounting for Income Tax”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.
      The consolidated entity domiciled in Argentina is subject to Argentine income tax at a nominal rate of 35% except for the activities carried out in the province of Tierra del Fuego, which are exempt. The entity domiciled in Bolivia is subject to Bolivian income tax at a nominal rate of 25%. Income earned by DLS is not subject to taxation.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 3.	Discontinued operations
      From mid-2004 through March 2006, the Company participated in certain oil and gas exploration activities. On June 30, 2004, the Company purchased a 90% interest in exploratory blocks General Lamadrid and Juarez for oil and gas exploration. The purchase price was USD 13,694. The Company allocated USD 13,279 to unproved properties and USD 415 to construction work in progress. Subsequent exploration expenditures were capitalized in 2005 and 2004 in the amount of USD 983 and USD 979 respectively, net of dry hole expense of USD 1,420 and USD 382, respectively. The Company recorded an impairment charge of the unproved properties in the amount of USD 4,946 and USD 1,632 in the years ended December 31, 2005 and 2004, respectively.
      The Company followed the successful efforts method of accounting. Costs of property acquisitions, successful exploratory wells and support equipment and facilities were capitalized. Costs of capitalized oil and gas properties would be amortized using the units of production method. The Company did not generate any sales of oil or gas and all activities were exploratory in nature. Unsuccessful exploratory wells were expensed when determined to be non-productive. Overhead and all exploration cost other than exploratory drilling were charged against income as incurred. The Company disposed of its interest in oil and gas exploration activities in March 2006 and received proceeds equal to the book value of the oil and gas properties as of the date of sale (see Note 17).
Income from discontinued operations

	Six Months
	ended June 30

	2006	2005

Pretax income from discontinued operations
Gain/ Loss on sale of discontinued operations	—	—
Income tax benefit	2,375	—

Income from discontinued operations	2,375	—

Assets of discontinued operations

	June 30	December 31
	2006	2005

Oil and gas unproved properties	—	6,701
Oil and gas construction work in progress	—	575

	—	7,276

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 4.	Cash and cash equivalents

	June 30	December 31
	2006	2005

Cash on hand and in banks	492	331
Time deposits	—	400

	492	731

Note 5.	Accounts receivable

Trade	29,244	26,826

	29,244	26,826

      No allowance for potential credit losses was deemed necessary as of June 30, 2006 and December 31, 2005 based on an evaluation of outstanding customer balances at each date.

Note 6.	Parts and supplies

Drilling fluids	1,763	1,741
Materials, supplies, spare parts and others	13,206	13,916
Goods in transit	1,639	983

	16,608	16,640

Note 7.	Prepaid expenses and other current assets

Prepaid taxes	1,537	2,073
Deferred tax asset	2,525	309
Prepaid expenses	2,245	1,036
Deferred mobilization costs	—	651

	6,307	4,069

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 8.	Property, plant and equipment

	June 30,	December 31,
	2006	2005

Drilling activities:
Drilling rigs	93,515	91,585
Rig equipment	18,593	17,372
Workover rigs	16,056	15,549
Rig held for future use(1)	10,752	10,752
Pulling rigs	7,309	7,324
Trucks and transportation equipment	3,954	3,559
Buildings	2,073	2,826
Trailers and facilities	1,456	1,359
Other	8,674	8,599

	162,382	158,925
Accumulated depreciation	(53,789)	(48,415)

Net property, plant and equipment	108,593	110,510

(1)	Carried at cost, which is lower than estimated fair market value.

Note 9.	Trade accounts payable and accrued expenses

Trade creditors	14,819	11,724
Accrued expenses	2,451	1,798

	17,270	13,522

Note 10.	Short-term debt

Portion of long term debt maturing within one year	8,861	8,690

	8,861	8,690

Note 11.	Payroll and accrued taxes

Payroll	6,904	5,203
Taxes	5,689	2,773

	12,593	7,976

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 12.	Other liabilities

	June 30,	December 31,
	2006	2005

Current
Customer financing of rig purchases	1,442	1,850
Note payable	—	7,177
Other	663	161

Total	2,105	9,188

Non-Current
Customer financing of rig purchases	—	782

Total	—	782

      These liabilities are denominated in US dollars, except for USD 663 and USD 161 which were denominated in Argentine pesos as of June 30, 2006 and December 31, 2005, respectively. The amounts of USD 1,442 and USD 2,632 accrued interest at a 8% p.a. rate in the period ended on June 30, 2006 and the year ended December 31, 2005, respectively. The amount of USD 7,177 accrued interest at a 6% p.a. rate and was retired of the Company subsequent to December 31, 2005. The remaining other liabilities — current (USD 663 and USD 161 as of June 30, 2006 and December 31, 2005, respectively) did not bear interest.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 13.	Long-term debt

	June 30,	December 31,
	2006	2005

10.78% loan agreement due 2006(2)	—	1,110
6.31% loan agreement due 2006(1)	1,313	2,142
6.31% loan agreement due 2007(1)	2,376	—
6.31% loan agreement due 2008(1)	2,376	2,376
5.51% loan agreement due 2009(1)	1,500	1,500
6.56% loan agreement due 2010(1)	700	700
6.56% loan agreement due 2011(1)	350	350
10.78% loan a agreement due 2007(2)	—	733
3.49% loan agreement due 2007(1)	—	2,376
6% loan agreement due 2006(1)	2,787	5,438
6% loan agreement due 2007(1)	4,524	7,163
6% loan agreement due 2008(1)	3,253	7,514
6% loan agreement due 2009(1)	7,135	6,928

Subtotal	26,314	38,330
Less: Long-term debt maturing within one year	8,861	8,690

	17,453	29,640

(1)	Denominated in US dollars

(2)	Denominated in Argentine pesos
      Future maturities of long-term debt as of June 30, 2006 were as follows:

2006 and 2nd quarter 2007	8,861
2007	2,139
2008	5,629
2009	8,635
2010	700
Thereafter	350

Total long term debt	26,314

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 14.	Income tax
      The components of the income tax expense from continuing operations were as follows:

	Six months ended June 30

	2006	2005

Current	(3,302)	(1,799)
Deferred	(210)	(275)

Total	(3,512)	(2,074)

      The Company’s consolidated effective income tax rate for continuing operations for the six months ended June 30, 2006 was 45.1% as compared to 39.5% for the corresponding period in 2005. The lower rate in 2005 was principally the result of higher income in zero tax jurisdictions.
      The results from discontinued operations are presented net of the related tax effect (See Note 3).
      A reconciliation between the income tax expense and income tax computed by applying the statutory rate to income from continuing operations before income taxes is summarized as follows:

		Percent of		Percent of
		Pre-tax		Pre-tax
	2006	income	2005	income

Income from continuing operations before income tax	7,792	100%	5,250	100%
Theoretical income tax(*)	2,644	33.9%	1,799	34.3%

Non taxable result — exempt operation-	618	7.9%	(819)	-15.6%
Non taxable income(**)	(37)	-0.5%	(30)	-0.6%
Foreign exchange remeasurement	287	3.7%	1,124	21.4%

Income tax expense from continuing operations	3,512	45.1%	2,074	39.5%

(*)	The theoretical income tax rate applied represents the weighted average of 35% of Argentine income tax and 25% of Bolivian income tax for continuing operations.

(**)	Taxable income generated by the Company’s operations in the province of Tierra del Fuego are exempt from Argentine income tax for continuing operations.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 15.	Sales and other operating revenues

	Period ended June 30

	2006	2005

By type of service provided
Drilling	48,270	36,040
Workover	16,468	11,870
Pulling	7,565	6,331
Mud Services	9,629	6,759
Other Revenues	87	85

	82,019	61,085

By location
Argentina	79,467	58,635
Bolivia	2,552	2,450

	82,019	61,085

Sales to significant customers were as follows:
Pan American Energy LLC (see Notes 17 and 18)	50,996	34,349
Repsol YPF S.A.	11,874	9,027
Sales to other customers	19,149	17,709

	82,019	61,085

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 16.	Detail of expenses

	Period ended June 30

	2006	2005

Operating costs and expenses
Payroll and related taxes	23,872	18,280
Fuel, lubricants & materials	17,800	15,607
Third party services	14,292	10,420
Depreciation	5,490	4,486
Repairs and maintenance	1,718	1,985
Fleet expenses	1,410	1,419
Insurance	749	697
Other expenses	3,159	2,076

	68,490	54,970

Net Financial Expenses
Interest expense	1,181	1,252
Interest income	(6)	(1)
Other financing charges	1,198	903
Foreign currency losses	375	1

	2,748	2,155

Other (Expenses) Income
Commissions earned	—	3,384
Other	(784)	(85)
	(784)	3,299

      Between July 2004 and December 2005, the Company earned commissions for the assistance provided by DLS management to a related party (see Note 17) in securing significant contracts with certain unrelated parties. The commissions were calculated as a percentage of the actual revenue generated by such contracts and accrued over the term of the contracts. This was a non-recurring income.

Note 17.	Certain agreements and transactions with related parties
      DLS and Pan American Energy LLC, or PAE, a company that is approximately 40% owned by an affiliate of the current owners of DLS, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin (see Note 18.1). In the periods ended June 30, 2006 and 2005 Company billed PAE a net aggregate of approximately USD 50,996 and USD 34,349 respectively in respect of drilling and related services provided by DLS; services rendered to PAE represented approximately 62% and 56% of DLS’s revenue

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 17.     Certain agreements and transactions with related parties (continued)
in those periods. Also under the strategic agreement, DLS borrowed from PAE the amount of USD 5,545 during 2004 to purchase rigs to be used in drilling services to this customer. This loan bears interest at a 8% p.a. rate.
      In the periods ended June 30, 2006 and 2005 the Company paid an aggregate amount of approximately USD 4,193 and USD 3,348 respectively, to Tanus Argentina S.A., a related party, for the purchase of drilling fluids (see Note 18.3).
      In 2005 the Company acquired drilling rigs from Compañía de Perforaciones Río Colorado S.A., a related party, for USD 15,140.
      The Company received certain financing loans from a related party, Hudson Global Strategies Limited, in the normal course of business. The outstanding balance as of June 30, 2006 and as of December 31, 2005 was USD 17,700 and USD 27,043 respectively. These loans bear interest at a 6% p.a. rate.
      In 2004 the Company purchased from Barrancas Sur S.A., a related party, a 90% interest in exploratory blocks General Lamadrid and Juarez for oil and gas exploration. In March 2006, the Company entered into an agreement to sell its interest in the exploratory block to its co-owner Barrancas Sur S.A. The transfer was made at book value on the date of sale. In 2006 the Company sold real property in the amount of USD 750 to a related party.
      Executive and other services such as data processing, rent and miscellaneous administrative and technical services were entered into by the Company with related parties. In the periods ended June 2006 and 2005 the Company paid to such related parties an aggregate amount of approximately USD 573 and USD 777 respectively, in respect of said items.
      In the period ended June 30, 2005, the Company earned commissions from Interoil Services Enterprise Limited, a related party, in the amount of USD 3,384.
      The following table summarizes the outstanding balances at each period and year end, arising from the transactions described above.

	June 30,	December 31,
	2006	2005

Accounts receivable trade	17,715	5,076
Trade accounts payable and accrued expenses	472	1,073
Short term debt	6,361	5,437
Long term debt	17,339	21,605
Other liabilities — current	1,442	9,027
Other liabilities — non-current	—	782

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 18.	Commitments and contingencies

18.1. PAE contract
      DLS and PAE, a related party, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin. The completion and repair of all wells in the area is also part of the agreement. The strategic agreement expires in June 2008. PAE represented approximately 62% and 56% of DLS’s revenue in the periods ended June 30, 2006 and 2005, respectively. PAE may terminate the agreement without cause on 60 days’ notice or in the case of a spin-off or merger of DLS that is not consented to by PAE. There is no provision allowing early termination by DLS and there are no change of control provisions. In accordance with the strategic agreement, DLS shall ensure the availability of at least three drilling rigs, eight workover rigs and five pulling rigs in order to meet PAE’s drilling plans but, in turn, PAE will provide DLS a sufficient number of drilling locations to keep all such rigs and associated equipment working during the term of the strategic agreement, provided that there are no material changes in the price of oil or adverse results of the production forecasts. The drilling rigs rates under the agreement are subject to an efficiency factor for drilling depths up to 2,700 meters. The agreement incorporates a standard drilling time in hours for a typical drilling prospect up to 2,700 meters. Drilling beyond 2,700 meters or drilling prospects with non-standard procedures are at agreed upon hourly rates plus reimbursable materials and expenses.

18.2. Drilling fluid contract
      DLS entered into a drilling service contract with Repsol-YPF. The term of the contract is three years and comprises 50% of all drilling and fluid services required by the customer in the Neuquen basin where Repsol-YPF is drilling with approximately 20 rigs. DLS derived 14% and 15% of its revenues from this contract, in the six month periods ended on June 30, 2006 and 2005, respectively.

18.3. Source of drilling fluids
      DLS purchases a wide variety of drilling fluids as well as components made by manufacturers and suppliers for use in its operations. The products used by DLS are manufactured by other parties. DLS is not dependent on any single source of supply for any of its raw materials; however, DLS has a long-term agreement with Tanus, a supplier of chemical specialties used in mud service, from which DLS agreed to purchase through 2009 the chemicals it uses to provide mud services. DLS may terminate these agreement without cause on six months’ notice.

18.4. Litigation
      The Company is routinely involved in other litigation, claims and disputes incidental to its business, related to its labor agreements, which at times involves claims, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 19.	Leases
      The Company leases space used for the executive offices of the branch in Argentina of DLS Argentina Limited. This lease is for an initial three-year term expiring in 2007. It has been classified as an operating lease. The approximate minimum annual rental commitment estimated at June 30, 2006 is USD 70 for each of the next three years. The total rental expense associated with this lease for the periods ended June 30, 2006 and 2005 was USD 36 and USD 32, respectively.

Note 20.	Fair value of financial instruments
      The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at June 30, 2006. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	Carrying	Fair
	amount	value

Cash and cash equivalents	492	492
Accounts receivable	29,244	29,244
Accounts payable	17,270	17,270
Short-term debt	8,861	8,861
Long-term debt	17,453	17,453
Other liabilities	2,105	2,105
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	Cash and cash equivalents, trade accounts receivable, other assets, short term debt, trade accounts payable, accrued expenses: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Long-term debt: The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s bankers.

Note 21.	New accounting pronouncements
      SFAS No. 151, Inventory Costs, was issued by the Financial Accounting Standards Board (FASB) in November 2004. This statement amends Accounting Research Bulletin No. 43, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials should be recognized as current-period charges, and it also requires that allocation of fixed production overheads be based on the normal capacity of the related production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, and applied prospectively. The adoption of this statement did not have a material impact on its financial position or results of operations in the future.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 21.     New accounting pronouncements (continued)
      FASB issued in December 2004 SFAS No. 153, Exchanges of Non-monetary Assets, An Amendment of APB Opinion No. 29. This statement addresses the measurement of exchanges of non-monetary assets and eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The provisions of this statement are applied prospectively. The adoption of this statement did not have a material impact on its financial position or results of operations in the future.
      In May 2005, FASB issued the SFAS No. 154, Accounting Changes and Error Corrections. This statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Change in Interim Financial Statements, and changes the requirements for the accounting and reporting of a change in an accounting principle. The adoption of this statement did not have any effect on the Company’s consolidated financial statements.
      On April 4, 2005, FASB adopted Staff Position FSP FAS 19-1 that amends SFAS No. 19 Financial Accounting and Reporting by Oil and Gas Producing Companies, to permit the continued capitalization of exploratory well costs beyond one year if (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project. The guidance in the FSP is required to be applied prospectively as from the third quarter of 2005. The adoption of this FSP did not have any impact on the Company’s 2005 results of operations.
      In September 2005, the Emerging Issue Task Force (“EITF”) concluded in Issue 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, that two or more exchange transactions involving inventory with the same counterparty that are entered into in contemplation of one another should be combined for purposes of evaluating the effect of APB Opinion 29, Accounting for Non-monetary Transactions. Additionally, the EITF reached a consensus that a non-monetary exchange where an entity transfers finished goods inventory in exchange for the receipt of raw materials or work-in-progress inventory within the same line of business should generally be recognized by the entity at fair value. The consensus in this issue should be applied to transactions completed in reporting periods beginning after March 15, 2006, whether pursuant to arrangements that were in place at the date of initial application of the consensus or arrangements executed subsequent to that date. The adoption of this EITF did not have a material impact on its financial position or results of operations in the future.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 21.     New accounting pronouncements (continued)
compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The adoption of this Statement on January 1, 2006 did not have any effect on its financial positions or results of operations.
      On February 16, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133 and No. 140 and allows financial instruments that have embedded derivatives that otherwise would require bifurcation from the host to be accounted for as a whole, if the holder irrevocably elects to account for the whole instrument on a fair value basis. Subsequent changes in the fair value of the instrument would be recognized in earnings. The provisions of this Statement effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any material impact on the Company’s financial position or the results of its operations.

Note 22.	Stockholders’ equity
      At June 30, 2006, and December 31, 2005, the authorized share capital of DLS was USD 70,000, of which USD 42,963 had been issued and was outstanding, represented by 42,963,374 shares. Each share has a par value of one U.S. Dollar and is entitled to one vote. The shares are identical in all respects. During 2005, the Company received a contribution of additional paid in capital in the aggregate amount of USD 4,140. This contribution of additional paid in capital was made by the shareholders in the same proportion to their ownership interest. No additional common shares were issued.

Note 23.	Subsequent events
      On August 14, 2006, Allis Chalmers Energy Inc. completed the acquisition of all of the outstanding capital stock of DLS. The terms and conditions of the transaction are set forth in the S-1 registration statement filed by Allis Chalmers Energy Inc. with the Securities and Exchange Commission (U.S.).

UNAUDITED PRO FORMA AS ADJUSTED
CONSOLIDATED FINANCIAL INFORMATION
Introduction
      Our unaudited pro forma as adjusted balance sheet as of June 30, 2006 reflects the following transactions as if they occurred on June 30, 2006 (in thousands):

•	Our acquisition of DLS, for the consideration described above under “DLS’ Business,” including the assumption of $8.6 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers, as adjusted for the August 2006 offering of our 9.0% senior notes and the sale of an additional 3.5 million shares of our common stock to fund a portion of the cash component of the purchase price for this acquisition. The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed as if the acquisition occurred on June 30, 2006 (in thousands):

Current assets	$52,651
Property and equipment	150,851
Other long-term assets	2

Total assets acquired	203,504

Current liabilities	31,968
Long-term debt	8,614
Other long term liabilities	27,000

Total liabilities assumed	67,582

Net assets acquired	$135,922

We expect to incur approximately $4.6 million of acquisition costs in connection with this acquisition. DLS historical property and equipment values are expected to be increased by approximately $42.3 million based on third-party valuations. We do not expect any material differences from the preliminary allocation of the purchase price and actual purchase price allocation.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the six months ended June 30, 2006 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Rogers, which closed on April 3, 2006. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$4,520
Property and equipment	9,886
Intangible assets	1,131

Total assets acquired	15,517

Current liabilities	1,717
Other long term liabilities	100

Total liabilities assumed	1,756

Net assets acquired	$13,700

We paid the purchase price with $11.3 million in cash (of which we borrowed $5.0 million under our line of credit), a $750,000 seller financed note and 125,285 newly issued shares of our common stock, which had a value of $1.7 million. We incurred approximately $341,000 of acquisition costs in connection with the Rogers acquisition. Rogers’ historical property and equipment book values were increased by approximately $8.4 million based on third-party valuations. Intangible assets include $981,000 assigned to patents and $150,000 assigned to a non-compete agreement based on third-party valuations and an employment contract. The intangibles have a weighted-average useful life of 11 years.

•	our acquisition of DLS for the consideration described above under “DLS’ Business,” including the assumption of $8.6 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price therefor;

•	the sale of $95.0 million aggregate principal amount of notes in August 2006; and

•	our issuance of an additional 3.5 million shares of our common stock in order to fund a portion of the cash component of the purchase price for the pending DLS acquisition. The pro forma treats the shares as having been issued at a price of $14.50 per share.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the year ended December 31, 2005 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Delta Rental Service, Inc., which closed on April 1, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$1,327
Property and equipment	5,529
Intangible assets	150

Total assets acquired	7,006

Current liabilities	633
Long-term debt	523

Total liabilities assumed	1,156

Net assets acquired	$5,850

We paid the purchase price with approximately $4.5 million in cash, newly issued shares of our common stock valued at approximately $1.0 million and two promissory notes totaling $350,000 in principal amount. We incurred approximately $28,000 of acquisition costs in connection with the Delta acquisition. Delta’s historical property and equipment values were increased by approximately $4.2 million based on third-party valuations. The fair value of the $150,000 non-compete intangible asset was based on the related employment contract and has a useful life of 3 years.

•	Our acquisition of Capcoil Tubing Services, Inc., which closed on May 2, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$1,706
Property and equipment	2,908
Other long-term assets	11
Intangible assets	1,389
Goodwill	184

Total assets acquired	6,198

Current liabilities	847
Long-term debt	1,851

Total liabilities assumed	2,698

Net assets acquired	$3,500

We paid the purchase price with approximately $2.7 million in cash and newly issued shares of our common stock valued at approximately $750,000. We incurred approximately $26,000 of acquisition costs in connection with the Capcoil acquisition. Capcoil’s historical property and equipment book values were increased by approximately $1.0 million based on third-party valuations. Intangible assets include $1.0 million assigned to non-compete agreements included in employment contracts and $364,000 assigned to customer lists based on third-party valuations. The intangibles have a weighted-average useful life of 5 years.

•	Our acquisition of the assets of W.T. Enterprises, Inc., which closed on July 11, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired at the date of acquisition (in thousands):

Property and equipment	4,500
Intangible assets	1,481
Goodwill	82

Total assets acquired	$6,063

We paid the purchase price with borrowings under our line of credit. We incurred approximately $63,000 of acquisition costs in connection with the W.T. Enterprises, Inc. acquisition. W.T. Enterprises, Inc.’s historical property and equipment book values were increased by approximately $3.0 million based on third-party valuations. Intangible assets include $600,000 assigned to non-compete agreements and $881,000 assigned to customer lists based on third-party valuations. The intangibles have a weighted-average useful life of 8 years.

•	Our acquisition of the minority interest in AirComp LLC from M-I LLC and a subordinated note in the principal amount of $4.8 million, which closed on July 11, 2005. We paid the purchase price with $7.1 million in cash from borrowings under our line of credit and the issuance of a new $4.0 million 5% subordinated note.

•	Our acquisition of Specialty, which closed on January 18, 2006. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Accounts receivable	$7,167
Other current assets	425
Property and equipment	90,540

Total assets acquired	98,132

Current liabilities	2,058
Long-term debt	74

Total liabilities assumed	2,132

Net assets acquired	$96,000

We paid the purchase price with net proceeds from our issuance of 9% senior notes in January 2006. We incurred approximately $453,000 of acquisition costs in connection with the Specialty acquisition. Specialty’s historical property and equipment book values were increased by approximately $71.5 million based on third-party valuations.

•	our issuance of $160.0 million aggregate principal amount of 9% senior notes in January 2006;

•	our acquisition of Rogers, which closed on April 3, 2006, for $11.3 million in cash (of which we borrowed $5.0 million under our debt facility), the issuance of a $750,000 three year promissory note and the issuance of 125,285 shares of our common stock;

•	our acquisition of DLS for the consideration described above under “DLS’ Business,” including the assumption of $8.6 million of DLS’ indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for DLS;

•	our sale of $95.0 million aggregate principal amount of notes in August 2006; and

•	our issuance of an additional 3.5 million shares of our common stock in order to fund a portion of the cash component of the purchase price for the DLS acquisition. The pro forma treats the shares as having been issued at a price of $14.50 per share.
      However, the pro forma as adjusted statement of operations information presented below does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005.
      Adjustments for the above-listed transactions on an individual basis are presented in the notes to the unaudited pro forma as adjusted financial statements.
      Certain information normally included in the financial statements prepared in accordance with GAAP has been condensed or omitted in accordance with the rules and regulations of the SEC. The unaudited pro forma as adjusted financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes thereto appearing elsewhere herein. The unaudited pro forma as adjusted consolidated condensed financial statements do not purport to be indicative of the results of operations or financial position that we actually would have achieved if the transactions had been consummated on the dates indicated, nor do they project our results of operations or financial position for any future period or date.

ALLIS-CHALMERS ENERGY INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2006
(In thousands)

	Allis-		DLS		Financing		Allis-
	Chalmers	DLS	Pro Forma		Pro Forma		Chalmers
	Consolidated	Historical	Adjustments		Adjustments		Consolidated

ASSETS
Cash and cash equivalents	$6,208	$492	$(97,772	)AA	$135,236	AB	$44,164
Trade receivables, net	49,114	29,244	—		—		78,358
Inventories	9,897	16,608	—		—		26,505
Prepaids and other	2,655	6,307	—		—		8,962

Total Current Assets	67,874	52,651	(97,772)		135,236		157,989
Property and equipment, net	185,750	108,593	42,258	AC	—		336,601
Goodwill	12,417	—	—		—		12,417
Other intangibles, net	7,131	—	—		—		7,131
Debt issuance costs, net	6,187	—	—		2,538	AD	8,725
Other assets	1,327	2	—		—		1,329

Total Assets	$280,686	$161,246	$(55,514)		$137,774		$524,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$4,059	$8,861	$(6,361	)AE	$—		$6,559
Trade accounts payable	9,616	17,270	—		—		26,886
Accrued employee benefits	2,270	12,593	—		—		14,863
Accrued interest	6,654	—	—		—		6,654
Accrued expenses	7,781	2,105	—		—		9,886

Total Current Liabilities	30,380	40,829	(6,361)		—		64,848
Accrued postretirement benefit obligations	319	—	—		—		319
Long-term debt, net of current maturities	165,957	17,453	(11,339	)AE	91,000	AF	263,071
Other long-term liabilities	749	749	26,251	AG	—		27,749

Total liabilities	197,405	59,031	8,551		91,000		355,987

STOCKHOLDERS’ EQUITY
Common stock	185	42,963	(42,938	)AH	35	AI	245
Capital in excess of par value	67,261	31,606	6,519	AH	46,739	AI	152,125
Retained earnings	15,835	27,646	(27,646	)AH	—		15,835

Total Stockholders’ Equity	83,281	102,215	(64,065)		46,774		168,205

Total Liabilities and Stockholders’ Equity	$280,686	$161,246	$(55,514)		$137,774		$524,192

See notes to unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(In thousands, except per share data)

	Allis-		Rogers			DLS				Allis-
	Chalmers	Rogers	Purchase		DLS	Purchase		Offering		Chalmers
	Consolidated	Historical	Adjustments		Historical	Adjustments		Adjustments		Consolidated

Revenues	$107,498	$2,085	$—		$82,019	—		—		$191,602
Cost of revenues	66,239	1,105	121	A	68,490	(462	) B	—		135,493

Gross profit	41,259	980	(121)		13,529	462		—		56,109
General and administrative expense	16,755	820	33	C	2,205	—		158	D	19,971

Income (loss) from operations	24,504	160	(154)		11,324	462		(158)		36,138
Other income
Interest income	—	2	—		—	—		—		2
Interest expense	(7,425)	—	(109	) E	(2,748)	913	F	(3,976	) G	(13,345)
Other	20	(7)	—		(784)	—		—		(771)

Income (loss) before taxes	17,099	155	(263)		7,792	1,375		(4,134)		22,024
Taxes	(3,081)	—	—	H	(3,512)	303	I	—	H	(6,290)

Income (loss) from continuing operations	14,018	155	(263)		4,280	1,678		(4,134)		15,734
Discontinued operations	—	—	—		2,375	—		—		2,375

Net income (loss)	$14,018	$155	$(263)		$6,655	$1,678		$(4,134)		$18,109

Pro forma net income per common share
Basic
Continuing operations	$0.80									$0.67
Discontinued operations	—									0.10

	$0.80									$0.77

Diluted
Continuing operations	$0.74									$0.63
Discontinued operations	—									$0.09

	$0.74									$0.72

Weighted average shares outstanding
Basic	17,578		63	J		2,500	J	3,450	K	23,591

Diluted	19,000		63	J		2,500	J	3,450	K	25,013

See Notes to Unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(In thousands, except per share data)

	Allis-		Delta			Capcoil		W.T.	W.T. ENT		MI
	Chalmers	Delta	Purchase		Capcoil	Purchase		ENT	Purchase		Purchase
	Consolidated	Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments

Revenues	$105,344	$821	$—		$2,161	$—		$2,057	$—		$—
Cost of revenues	74,763	211	82	A	1,458	132	A	1,331	187	A	—

Gross profit	30,581	610	(82)		703	(132)		726	(187)		—
General and
administrative expense	17,363	985	—		421	28	L	342	75	L	—

Income (loss) from
operations	13,218	(375)	(82)		282	(160)		384	(262)		—
Other income
Interest income	—	3	—		—	—		—	—		—
Interest expense	(4,397)	(11)	—		(26)	—		(17)	—		21	O
Other	186	116	—		—	—		—	—		—

Income (loss) before taxes	9,007	(267)	(82)		256	(160)		367	(262)		21
Minority interest	(488)	—	—		—	—		—	—		488	R
Taxes	(1,344)	(142)	142	H	(87)	87	H	(111)	111	H	—	H

Net income (loss) from continuing operations	7,175	(409)	60		169	(73)		256	(151)		509
Discontinued operations	—	—	—		—	—		—	—		—

Net income (loss) attributed to common shares	$7,175	$(409)	$60		$169	$(73)		$256	$(151)		$509

Pro forma net income (loss) per common share
Basic
Continuing operations	$0.48
Discontinued operations	—

	$0.48

Diluted
Continuing operations	$0.44
Discontinued operations	—

	$0.44

Weighted average shares outstanding
Basic	14,832		55	S		62	S

Diluted	16,238		55	S		62	S

See Notes to Unaudited pro forma consolidated financial statements.

		Specialty					Rogers			DLS				Allis-
	Specialty	Purchase		Debt		Rogers	Purchase		DLS	Purchase		Offering		Chalmers
	Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Consolidated

Revenues	$32,709	$—		$—		$8,376	$—		$129,849	$—		$—		$281,317
Cost of revenues	8,550	5,564	A	—		4,420	499	A	113,351	637	B	—		211,185

Gross profit	24,159	(5,564)		—		3,956	(499)		16,498	(637)		—		70,132
General and administrative expense	7,232	(386	)M	700	N	2,527	138	L	3,933	—		317	D	33,675

Income (loss) from operations	16,927	(5,178)		(700)		1,429	(637)		12,565	(637)		(317)		36,457
Other income
Interest income	136	—		—		53	—		—	—		—		192
Interest expense	(185)	(8,640	)P	(1,363	)Q	—	(438	)E	(5,394)	2,178	F	(7,950	) G	(26,222)
Other	72	—				237	—		7,127	—		—		7,738

Income (loss) before taxes	16,950	(13,818)		(2,063)		1,719	(1,075)		14,298	1,541		(8,267)		18,165
Minority interest	—	—		—		—	—		—	—		—		—
Taxes	—	—	H	—	H	—	—	H	(3,547)	(1,997	)I	—	H	(6,888)

Net income (loss) from continuing operations	16,950	(13,818)		(2,063)		1,719	(1,075)		10,751	(456)		(8,267)		11,277
Discontinued operations	—	—				—	—		(4,138)	—		—		(4,138)

Net income (loss)	$16,950	$(13,818)		$(2,063)		$1,719	$(1,075)		$6,613	$(456)		$(8,267)		$7,139

Pro forma net income (loss) per common share
Basic
Continuing operations														$0.54
Discontinued operations														(0.20)

														$0.34

Diluted
Continuing operations														$0.50
Discontinued operations														(0.18)

														$0.32

Weighted average shares outstanding
Basic							125	J		2,500	J	3,450	K	21,024

Diluted							125	J		2,500	J	3,450	K	22,430

See Notes to Unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS
       The following pro forma adjustments have been made to the historical financial statements:

AA)	Reflects the cash needed to complete the acquisition.

AB)	Reflects the cash raised from the August 2006 offering of our 9.0% senior notes and the concurrent offering, issuance and sale of 3.5 million shares of our common stock.

AC)	Reflects the step-up in the basis of the fixed assets as a result of the acquisition to the lower of fair market value or actual cost.

AD)	Fees and expenses related to the offering, issuance and sale of $95.0 million of senior notes in the August 2006 offering.

AE)	Reflects the repayment of debt of the acquisitions prior to the acquisition.

AF)	Reflects the proceeds of the sale of $95.0 million of senior notes in the August 2006 offering, and the repayment of a $4.0 million subordinated note with proceeds from the August 2006 notes offering.

AG)	Reflects deferred taxes on the acquisition due to differences between the book and tax basis of acquired assets.

AH)	Reflects the elimination of DLS’ stockholders’ equity and the issuance of 2.5 million shares in the DLS acquisition, as the stock component of the purchase price.

AI)	Reflects the additional stock issued in connection with our concurrent offering of an additional 3.5 million shares of common stock to fund a portion of the cash component of the purchase price for the DLS acquisition, net of expenses.

A)	Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets.

B)	Reflects the impact on depreciation expense as a result of the step-up in basis of fixed assets and a longer estimated life on DLS assets.

C)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisition of Rogers.

D)	Reflects the amortization on the financing fees related to the offering, issuance and sale of $95.0 million of senior notes in the August 2006 notes offering.

E)	Reflects the interest expense related to cash borrowed to affect the acquisitions. In conjunction with the Rogers acquisition, we issued a $750,000 note to the seller bearing interest at 5% fixed and we borrowed $5.0 million under our line of credit. We assumed an 8% interest rate for this $5.0 million borrowing which is our current borrowing rate under our committed line of credit. Each 0.125% of change in this interest rate would affect interest expense by $6,250 per annum.

F)	Reflects the elimination of interest expense due to historical debt not being assumed or replaced. Approximately $8.6 million of existing debt for DLS will remain outstanding after

ALLIS-CHALMERS ENERGY INC
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

the acquisition. The interest rate assumed on the $8.6 million of DLS debt was 6.21%, which was the actual average interest rate on this debt as of June 30, 2006. Each 0.125% change in this interest rate would affect interest expense by $10,770 per annum. The interest expense category for DLS’ historical financials also includes other bank fees and other financial expenses of approximately $1.6 million at June 30, 2006 and $2.7 million at December 31, 2005.

G)	Reflects the interest expense related to the offering, issuance and sale of $95.0 million of senior notes in the August 2006 notes offering bearing interest at 9.0% offset by reduction of interest on existing debt that were repaid in conjunction with the offerings. We repaid our $4.0 million, 5% subordinated note with a portion of the net proceeds of the August 2006 notes offering. We also repaid the $5.0 million of indebtedness borrowed for the Rogers acquisition under our revolving line of credit with proceeds of the August 2006 notes offering.

H)	A statutory tax rate of 35% was applied to the adjustments, but since Allis-Chalmers has a net operating loss carryforward no tax expense was recorded. In addition, the Allis-Chalmers net operating loss position offset the historical tax liabilities of acquired companies. The net operating loss carryforward, after the historical results for Allis-Chalmers for the year ended December 31, 2005, is approximately $15.4 million.

I)	Income taxes for DLS were computed at the Argentinian statutory rate of 35%. Allis-Chalmers has no net operating losses in Argentina to offset the tax liability.

J)	Reflects the issuance of shares of our common stock as part of the acquisition price for Rogers and DLS. The Rogers acquisition, completed April 1, 2006, included consideration of $1,650,000 in stock which equated to 125,285 shares of our common stock. The stock component of the purchase price for the DLS acquisition is comprised of 2.5 million shares of our common stock.

K)	Reflects the issuance of shares of our common stock as a result of our concurrent offering of an additional 3.5 million shares of common stock to fund a portion of the cash component of the purchase price for the DLS acquisition. The pro forma treats the shares as having been issued at a price of $14.50 per share.

L)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisitions of Capcoil, W. T. Enterprises and Rogers.

M)	Reflects decreased rent expense of $386,000 that will result from the acquisition of Specialty. We entered into a new lease for the Specialty yard with the seller. Entering into this lease was required by the purchase agreement and was a condition to the closing of the Specialty acquisition.

N)	Reflects the amortization on the financing fees related to the $160.0 million senior notes offering in January 2006.

O)	To acquire M-I’s 45% interest in AirComp we issued a new note for $4.0 million to replace a note for $4.8 million, both notes bore interest at 5.0%.

ALLIS-CHALMERS ENERGY INC
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

P)	Reflects the interest expense on the $96.0 million of the $160.0 million of senior notes issued in January 2006 used to complete the acquisition of Specialty. The senior notes have a fixed interest rate of 9%.

Q)	Reflects the interest expense related to the proceeds of the $160.0 million senior notes offering in January 2006 in excess of cash needed for the Specialty acquisition. The senior notes have a fixed interest rate of 9%.

R)	Reflects the elimination of the 45% minority interest position of M-I.

S)	Reflects the issuance of shares of our common stock as part of the acquisition price for Delta, and Capcoil. The Delta acquisition included consideration of $1.0 million in our common stock, the Capcoil acquisition included consideration of $765,000 in common stock.

$255,000,000
Allis-Chalmers Energy Inc.
Offer to Exchange
All Outstanding 9.0% Senior Notes due 2014
for
9.0% Senior Notes due 2014

PROSPECTUS

EXCHANGE AGENT
WELLS FARGO BANK, N.A.
By Registered or Certified Mail:
Wells Fargo Bank, N.A.
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480-1517
Attn: Corporate Trust Operations
By Regular Mail/ Hand/ Overnight Delivery:
Wells Fargo Bank, N.A.
Sixth and Marquette
MAC N9303-121
Minneapolis, MN 55479
Attn: Corporate Trust Operations
For Assistance Call:
800-344-5128
Fax Number (for eligible institutions only):
612-667-4927
      UNTIL                      , 2006, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.
                     , 2006

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.  Indemnification of Directors and Officers.
      The registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and its by-laws provide for the indemnification by the registrant of each director, officer and employee of the registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
      In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
      The registrant’s Certificate of Incorporation provides that a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.
      The registrant has entered into separate but identical indemnity agreements (the “Indemnity Agreements”) with each director of the registrant and certain officers of the registrant (the

“Indemnitees”). Pursuant to the terms and conditions of the Indemnity Agreements, the registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.
      (b) Financial Statement Schedules. No financial statement schedules are included in Part II of this registration statement because the information required to be set forth herein is not applicable or is shown in our consolidated financial statements or the notes thereto.

Item 22.	Undertakings.
      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on this 29th day of September, 2006.

ALLIS-CHALMERS ENERGY INC.

By:	/s/ Theodore F. Pound III

Theodore F. Pound III

General Counsel and Secretary

     Pursuant to requirements of the Securities Act, this amendment has been signed on September 29, 2006 by the following persons in the capacities indicated.

* Munawar H. Hidayatallah Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	* David Wilde President and Chief Operating Officer

* Victor M. Perez Chief Financial Officer (Principal Financial Officer)	* Bruce Sauers Chief Accounting Officer (Principal Accounting Officer)

Ali H. M. Afdhal Director	Alejandro P. Bulgheroni Director

Carlos A. Bulgheroni Director	* Jeffrey R. Freedman Director

* Victor F. Germack Director	* John E. McConnaughy, Jr. Director

* Robert E. Nederlander Director	* Leonard Toboroff Director

*By: /s/ Theodore F. Pound III Theodore F. Pound III Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, each of the co-registrants set forth below (the “Guarantors”) has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on this 29th day of September, 2006.

AIRCOMP L.L.C.
ALLIS-CHALMERS GP, LLC
ALLIS-CHALMERS PRODUCTION
SERVICES, INC.
ALLIS-CHALMERS RENTAL TOOLS, INC.
ALLIS-CHALMERS TUBULAR SERVICES, INC.
MOUNTAIN COMPRESSED AIR, INC.
OILQUIP RENTALS, INC.
ROGERS OIL TOOL SERVICES, INC.
STRATA DIRECTIONAL TECHNOLOGY, INC.
TARGET ENERGY, INC.

By:	/s/ Theodore F. Pound III

Name: Theodore F. Pound III
Title: Vice President and Secretary

ALLIS-CHALMERS MANAGEMENT, LP

By: Allis-Chalmers GP, LLC, its sole general partner

By:	/s/ Theodore F. Pound III

Name: Theodore F. Pound III
Title: Vice President and Secretary

ALLIS-CHALMERS LP, LLC

By:	*

Name: Jeffrey R. Freedman
Title: Vice President and Secretary

*By:	/s/ Theodore F. Pound III

Theodore F. Pound III

Attorney-in-fact
      Pursuant to the requirements of the Securities Act, this amendment has been signed on September 29, 2006 by the following persons in the capacities indicated.

In their collective capacity as the board of directors of: ALLIS-CHALMERS TUBULAR SERVICES, INC.

*	/s/ Theodore F. Pound III
Munawar H. Hidayatallah, Director	Theodore F. Pound III, Director

In their collective capacity as the board of directors of each of the following Guarantors:
ALLIS-CHALMERS PRODUCTION SERVICES, INC.
ALLIS-CHALMERS RENTAL TOOLS, INC.
STRATA DIRECTIONAL TECHNOLOGY, INC.
TARGET ENERGY, INC.

*	/s/ Theodore F. Pound III
Munawar H. Hidayatallah, Director	Theodore F. Pound III, Director

*

David Wilde,
Director

In his capacity as the sole member of the board of directors of each of the following Guarantors: MOUNTAIN COMPRESSED AIR, INC. OILQUIP RENTALS INC.

*
Munawar H. Hidayatallah Director

In their collective capacity as the board of directors of: ROGERS OIL TOOL SERVICES, INC.

*	/s/ Theodore F. Pound III
Munawar H. Hidayatallah, Director	Theodore F. Pound III, Director

In their collective capacity as all of the managers of each of the following Guarantors: AIRCOMP L.L.C. ALLIS-CHALMERS GP, LLC

*	/s/ Theodore F. Pound III
Munawar H. Hidayatallah, Manager	Theodore F. Pound III, Manager

*
David Wilde, Manager

In their collective capacity as all of the managers of: ALLIS-CHALMERS LP, LLC

*	*
Jeffrey R. Freedman, Manager	Leonard Toboroff, Manager

In its capacity as the sole general partner of: ALLIS-CHALMERS MANAGEMENT, LP Allis-Chalmers GP, LLC, sole general partner

By: /s/ Theodore F. Pound III Theodore F. Pound III Vice President and Secretary

*By: /s/ Theodore F. Pound III Theodore F. Pound III Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description

2.1	First Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, dated September 14, 1988, which includes the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 (incorporated by reference to Registrant’s Current Report on Form 8-K dated December 1, 1988).
2.2	Agreement and Plan of Merger dated as of May 9, 2001 by and among Registrant, Allis-Chalmers Acquisition Corp. and OilQuip Rentals, Inc. (incorporated by reference to Registrant’s Current Report on Form 8-K filed May 15, 2001).
2.3	Stock Purchase Agreement dated February 1, 2002 by and between Registrant and Jens H. Mortensen, Jr. (incorporated by reference to Registrant’s Current Report on Form 8-K filed February 21, 2002).
2.4	Shareholders Agreement dated February 1, 2002 by and among Jens’ Oilfield Service, Inc., a Texas corporation, Jens H. Mortensen, Jr., and Registrant (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
2.5	Stock Purchase Agreement dated February 1, 2002 by and among Registrant, Energy Spectrum Partners LP, and Strata Directional Technology, Inc. (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
2.6	Joint Venture Agreement dated June 27, 2003 by and between Mountain Compressed Air, Inc. and M-I L.L.C. (incorporated by reference to Registrant’s Current Report on Form 8-K filed July 16, 2003).
2.7	Stock Purchase Agreement dated as of December 20, 2005 between the Registrant and Joe Van Matre (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).
2.8	Stock Purchase Agreement, dated as of April 27, 2006, by and among Bridas International Holdings Ltd., Bridas Central Company Ltd., Associated Petroleum Investors Limited, and the Registrant. (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)
3.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
3.2	Certificate of Designation, Preferences and Rights of the Series A 10% Cumulative Convertible Preferred Stock ($.01 Par Value) of Registrant (incorporated by reference to Registrant’s Current Report on Form 8-K filed February 21, 2002).
3.3	Amended and Restated By-laws of Registrant (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
3.4	Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on June 9, 2004 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
3.5	Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on January 5, 2005 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed January 11, 2005).
4.1	Specimen Stock Certificate of Common Stock of Registrant (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.2	Registration Rights Agreement dated as of March 31, 1999, by and between Allis-Chalmers Corporation and the Pension Benefit Guaranty Corporation (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).
4.3	Option Agreement dated October 15, 2001 by and between Registrant and Leonard Toboroff (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.4	Warrant Purchase Agreement dated February 1, 2002 by and between Allis-Chalmers Corporation and Wells Fargo Energy Capital, Inc., including form of warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed February 21, 2002).

Exhibit		Description

4	.5†	2003 Incentive Stock Plan (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).
4	.6†	Form of Option Certificate issued pursuant to 2003 Incentive Stock Plan (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).
4.7		Form of warrant issued to Investors pursuant to Stock and Warrant Purchase Agreement dated April 2, 2004 by and among Registrant and Donald Engel, Christopher Engel, Engel Defined Benefit Plan, RER Corp. and Leonard Toboroff (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.8		Registration Rights Agreement dated April 2, 2004 by and between Registrant and the Stockholder signatories thereto (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.9		Warrant dated May 19, 2004, issued to Jeffrey R. Freedman (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
4.10		Amendment to 2003 Stock Option Plan (incorporated by reference to Quarterly Report of Form 10-Q for the quarter ended September 30, 2005).
4.11		Indenture dated as of January 18, 2006 by and among the Registrant, the Guarantors named therein and Wells Fargo Bank, N.A., as trustee (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 24, 2006).
4.12		Form of 9.0% Senior Note due 2014 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 24, 2006).
4.13		Registration Rights Agreement dated as of January 18, 2006, by and among Allis-Chalmers Energy Inc., the Guarantor parties thereto and the Initial Purchaser parties thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 24, 2006).
4.14		Registration Rights Agreement dated as of August 14, 2006, by and among Allis-Chalmers Energy Inc., the Guarantor parties thereto and the Initial Purchaser party thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 14, 2006).
5	.1**	Opinion of Andrews Kurth LLP regarding the legality of the securities being registered hereby.
8	.1**	Opinion of Andrews Kurth LLP regarding material U.S. federal income tax matters.
9.1		Shareholders Agreement dated February 1, 2002 by and among Registrant and the stockholder and warrant holder signatories thereto (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.1		Amended and Restated Retiree Health Trust Agreement dated September 14, 1988 by and between Registrant and Wells Fargo Bank (incorporated by reference to Exhibit C-1 of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant’s Current Report on Form 8-K dated December 1, 1988).
10.2		Amended and Restated Retiree Health Trust Agreement dated September 18, 1988 by and between Registrant and Firstar Trust Company (incorporated by reference to Exhibit C-2 of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant’s Current Report on Form 8-K dated December 1, 1988).
10.3		Reorganization Trust Agreement dated September 14, 1988 by and between Registrant and John T. Grigsby, Jr., Trustee (incorporated by reference to Exhibit D of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant’s Current Report on Form 8-K dated December 1, 1988).
10.4		Product Liability Trust Agreement dated September 14, 1988 by and between Registrant and Bruce W. Strausberg, Trustee (incorporated by reference to Exhibit E of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant’s Current Report on Form 8-K dated December 1, 1988).
10	.5†	Allis-Chalmers Savings Plan (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 1988).
10	.6†	Allis-Chalmers Consolidated Pension Plan (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 1988).

Exhibit		Description

10.7		Agreement dated as of March 31, 1999 by and between Registrant and the Pension Benefit Guaranty Corporation (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).
10.8		Letter Agreement dated May 9, 2001 by and between Registrant and the Pension Benefit Guarantee Corporation (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed on May 15, 2002).
10.9		Termination Agreement dated May 9, 2001 by and among Registrant, the Pension Benefit Guarantee Corporation and others (incorporated by reference to Registrant’s Current Report on Form 8-K filed on May 15, 2002).
10	.10†	Option Agreement dated October 15, 2001 by and between Registrant and Leonard Toboroff (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
10	.11†	Employment Agreement dated July 1, 2003 by and between AirComp LLC and Terry Keane (incorporated by reference to Registrant’s Current Report on Form 8-K filed July 16, 2003).
10.12		Letter Agreement dated February 13, 2004 by and between Registrant and Morgan Joseph & Co., Inc. (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10	.13†	Employment Agreement dated as of April 1, 2004 by and between Registrant and Munawar H. Hidayatallah (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10	.14†	Employment Agreement dated as of April 1, 2004 by and between Registrant and David Wilde (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.15		Fifth Amendment to Credit Agreement dated as of April 6, 2004 by and between Strata Directional Technology, Inc., and Wells Fargo Credit Inc. (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.16		Third Amendment to Credit Agreement dated as of April 6, 2004 by and between Jens’ Oilfield Service, Inc. and Wells Fargo Credit Inc. (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.17		Letter Agreement dated June 8, 2004 by and between the Registrant and Morgan Keegan & Company, Inc. (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10	.18†	Employment Agreement dated July 26, 2004 by and between the Registrant and Victor M. Perez (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10.19		Stock Purchase Agreement dated August 10, 2004 (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10.20		Amendment to Stock Purchase Agreement dated August 10, 2004 (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10.21		Letter Agreement relating to Stock Purchase Agreement dated August 5, 2004 (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10.22		Addendum to Stock Purchase Agreement dated September 24, 2004 (incorporated by reference to Registrant’s Current Report on Form 8-K filed on September 30, 2004).
10	.23†	Employment Agreement dated October 11, 2004, by and between the Registrant and Theodore F. Pound III (incorporated by reference to Registrant’s Current Report on Form 8-K filed on October 15, 2004).
10.24		Asset Purchase Agreement dated November 10, 2004 by and among AirComp LLC, a Delaware limited liability company, Diamond Air Drilling Services, Inc., a Texas corporation, Marquis Bit Co., L.L.C., a New Mexico limited liability company, Greg Hawley and Tammy Hawley, residents of Texas and Clay Wilson and Linda Wilson, residents of New Mexico (incorporated by reference to the Current Report on Form 8-K filed on November 15, 2004).

Exhibit		Description

10.25		Amended and Restated Credit Agreement dated as of December 7, 2004, by and between AirComp LLC and Wells Fargo Bank, NA (incorporated by reference to Registrant’s Current Report on Form 8-K filed on December 13, 2004).
10.26		Purchase Agreement and related Agreements by and among Allis-Chalmers Corporation, Chevron USA, Inc., Dale Redman and others dated December 10, 2004 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 16, 2004).
10.27		Stock Purchase Agreement dated April 1, 2005 by and among the Registrant, Thomas Whittington, Sr., Werlyn R. Bourgeois and SAM and D, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 5, 2005).
10.28		Stock Purchase Agreement effective May 1, 2005, by and among the Registrant, Wesley J. Mahone, Mike T. Wilhite, Andrew D. Mills and Tim Williams (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 6, 2005).
10.29		Purchase Agreement dated July 11, 2005 by and among the Registrant, Mountain Compressed Air, Inc. and M-I, L.L.C. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 15, 2005).
10.30		Asset Purchase Agreement dated July 11, 2005 by and among AirComp LLC, W.T. Enterprises, Inc. and William M. Watts (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 15, 2005).
10.31		First Amendment to Stockholder Agreement by and among the Registrant and the Stockholders named therein (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 5, 2005).
10.32		Asset Purchase Agreement by and between Patterson Services, Inc. and Allis-Chalmers Tubular Services, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 8, 2005).
10.33		Purchase Agreement dated as of January 12, 2006 by and among the Registrant, the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 24, 2006).
10.34		Purchase Agreement dated as of August 14, 2006 by and among the Registrant, the Guarantors named therein and the Initial Purchaser named therein (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 14, 2006).
10.35		Amended and Restated Credit Agreement dated as of January 18, 2006 by and among the Registrant, as borrower, Royal Bank of Canada, as administrative agent and collateral agent, RBC Capital Markets, as lead arranger and sole bookrunner, and the lenders party thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 24, 2006).
10.36		Stock Purchase Agreement dated December 20, 2005, by and between Allis-Chalmers Energy, Inc. and Joe Van Matie (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 22, 2006).
10	.37†	Allis-Chalmers Energy Inc. 2006 Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 18, 2006).
10	.38†	Form of Employee Restricted Stock Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 18, 2006).
10	.39†	Form of Employee Nonqualified Stock Option Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 18, 2006).
10	.40†	Form of Employee Incentive Stock Option Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 18, 2006).
10	.41†	Form of Non-Employee Director Restricted Stock Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 18, 2006).
10	.42†	Form of Non-Employee Director Nonqualified Stock Option Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 18, 2006).
12	.1***	Statement of computation of ratio of earnings to fixed charges.

Exhibit		Description

16.1		Letter from Gordon Hughes & Banks LLP dated October 5, 2004 to the Securities and Exchange Commission (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 6, 2004).
21.1		Subsidiaries of Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).
23	.1**	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP.
23	.2**	Consent of Gordon, Hughes and Banks, LLP.
23	.3**	Consent of Wright, Moore, Dehart, Dupuis & Hutchinson, LLC.
23	.4**	Consent of Curtis Blakely & Co., PC.
23	.5**	Consent of Accounting & Consulting Group, LLP.
23	.6**	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP.
23	.7**	Consent of Sibille (formerly Finsterbusch Pickenhayn Sibille).
23	.8**	Consent of Andrews Kurth LLP (included in Exhibit 5.1 and Exhibit 8.1).
24	.1***	Powers of Attorney.
25	.1***	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A.
99	.1***	Form of Letter of Transmittal.
99	.2***	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.3***	Form of Notice of Guaranteed Delivery.
99	.4***	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.5***	Form of Letter to Clients.
99	.6***	Form of Exchange Agent Agreement.

**	Filed herewith.

***	Previously filed.

†	Compensation plan or arrangement.